As filed with the Securities and Exchange Commission on June 2, 2006
Registration No. 333-131874

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PROASSURANCE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	6331	63-1261433
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

100 Brookwood Place
Birmingham, Alabama 35209
(205) 877-4400
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

A. Derrill Crowe
100 Brookwood Place
Birmingham, Alabama 35209
(205) 877-4400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies To:

JACK P. STEPHENSON, JR., ESQ.	JEFFREY B. BARTELL, ESQ.
BURR & FORMAN LLP	QUARLES & BRADY LLP
420 NORTH 20TH STREET, SUITE 3100	ONE SOUTH PINCKNEY STREET, SUITE 600
BIRMINGHAM, ALABAMA 35203	MADISON, WISCONSIN 53703
(205) 458-5201	(608) 283-2432

Approximate date of commencement of proposed sale of the securities to the public:  As soon as practicable after this Registration Statement becomes effective and upon completion of the merger as described in the proxy statement-prospectus included herein.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement-prospectus is not complete and may be changed. ProAssurance may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement-prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 2, 2006

PROXY STATEMENT FOR THE SPECIAL MEETING OF
SHAREHOLDERS OF PHYSICIANS INSURANCE COMPANY OF WISCONSIN, INC.
and
PROSPECTUS OF PROASSURANCE CORPORATION

MERGER PROPOSED — YOUR VOTE IS IMPORTANT

The boards of directors of Physicians Insurance Company of Wisconsin, Inc., which we refer to as PIC Wisconsin, and ProAssurance Corporation, which we refer to as ProAssurance, have unanimously approved an agreement to combine the two companies. Under the Agreement and Plan of Merger dated as of December 8, 2005, as amended on February 14, 2006, which we refer to as the merger agreement, by and among PIC Wisconsin, ProAssurance and its wholly-owned subsidiary Physicians Merger Company, PIC Wisconsin will merge with Physicians Merger Company, and PIC Wisconsin will survive the merger as a wholly-owned subsidiary of ProAssurance. The board of directors of PIC Wisconsin believes that the merger presents an attractive opportunity to combine with a leading medical malpractice insurance group that will have significantly greater financial strength and stability than PIC Wisconsin would have on its own.

Under the terms of the merger agreement, each share of PIC Wisconsin common stock will be converted into not less than 83.738 nor more than 125.628 shares of ProAssurance common stock pursuant to the following exchange ratio:

•	If the average price of a share of ProAssurance common stock at the effective time of the merger is more than $59.71 per share, a share of PIC Wisconsin common stock will be converted into 83.738 shares of ProAssurance common stock in which event the implied value of a share of PIC Wisconsin common stock will be more than $5,000;

•	If the average price of a share of ProAssurance common stock at the effective time of the merger is no more than $59.71 and no less than $39.80 per share, a share of PIC Wisconsin common stock will be converted into a number of ProAssurance shares determined by dividing $5,000 by the average price of a share of ProAssurance common stock at the effective time of the merger, so that the implied value of a share of PIC Wisconsin common stock will be fixed at $5,000; or

•	If the average price of a share of ProAssurance common stock at the effective time of the merger is less than $39.80 per share, a share of PIC Wisconsin common stock will be converted into 125.628 shares of ProAssurance common stock in which event the implied value of a share of PIC Wisconsin common stock will be less than $5,000.

For purposes of determining the exchange ratio, the average price of a share of ProAssurance common stock at the effective time of the merger will be equal to the arithmetic average of the last reported sale price of a share of ProAssurance common stock as reported by the New York Stock Exchange, which we refer to as the NYSE, on the ten trading days preceding the effective time of the merger. The last sale price of a share of ProAssurance common stock on December 7, 2005 (the last trading day prior to the public announcement of the merger) was $49.30 and on May 31, 2006 was $47.21. The shares of PIC Wisconsin common stock are not publicly traded. You should obtain a current market quotation for ProAssurance common stock. ProAssurance common stock is listed on the NYSE under the symbol “PRA”.

The merger will generally be tax free to the shareholders of PIC Wisconsin except for taxes on cash received instead of fractional shares of ProAssurance common stock and cash received by PIC Wisconsin shareholders who exercise their dissenters’ rights. The merger will also be tax free to PIC Wisconsin and ProAssurance and their respective subsidiaries.

ProAssurance and PIC Wisconsin cannot complete the merger unless the shareholders of PIC Wisconsin approve it. PIC Wisconsin will hold a special meeting of its shareholders on July 26, 2006 to vote on the approval and adoption of the merger agreement and the merger. Your vote is important. Whether or not you plan to attend the meeting, please take the time to submit your proxy in accordance with the voting instructions contained in this proxy statement-prospectus. If you do not vote, it will have the same effect as voting against the merger agreement and the merger. Please read this proxy statement-prospectus carefully because it contains important information about the merger. In particular, you should carefully consider the discussion in the section titled “Risk Factors” beginning on page 11.

Neither the SEC nor any state securities commission has approved or disapproved the securities to be issued in the merger or determined if this proxy statement-prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

This document is a proxy statement that PIC Wisconsin is using to solicit proxies for use at its special meeting of shareholders. It is also a prospectus relating to the shares of the ProAssurance common stock proposed to be issued in connection with the merger.

The date of this proxy statement-prospectus is June   , 2006, and it is first being mailed to the shareholders of PIC Wisconsin on or about June   , 2006.

References to Additional Information

This proxy statement-prospectus incorporates important business and financial information about ProAssurance from other documents that are not included in or delivered with this proxy statement-prospectus. This information is available to you without charge upon your written or oral request. You can obtain documents related to ProAssurance that are incorporated by reference in this proxy statement-prospectus through the SEC’s web site at http://www.sec.gov or by requesting them in writing or by telephone from ProAssurance by contacting:

Frank B. O’Neil
100 Brookwood Place
Birmingham, Alabama 35209
(205) 877-4400

If you would like to request documents, please do so by July 19, 2006 to receive them before PIC Wisconsin’s special meeting.

See “Where You Can Find More Information” on page 85.

PHYSICIANS INSURANCE COMPANY OF WISCONSIN, INC.
1002 DEMING WAY
MADISON, WISCONSIN 53744

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON WEDNESDAY, JULY 26, 2006

To the Shareholders of Physicians Insurance Company of Wisconsin, Inc.:

Notice is hereby given that a special meeting of the shareholders of Physicians Insurance Company of Wisconsin, Inc. will be held on Wednesday, July 26, 2006, at 10:00 a.m., local time, at the offices of Physicians Insurance Company of Wisconsin, Inc., 1002 Deming Way, Madison, Wisconsin 53744, for the following purposes:

1. Merger Proposal.  To approve and adopt the Agreement and Plan of Merger dated as of December 8, 2005, as amended on February 14, 2006, which we refer to as the merger agreement, by and among PIC Wisconsin, ProAssurance Corporation and its wholly-owned subsidiary Physicians Merger Company, and the related merger of PIC Wisconsin with Physicians Merger Company. Upon completion of the merger, PIC Wisconsin will be the surviving corporation in the merger and will be a wholly owned subsidiary of ProAssurance, and shareholders of PIC Wisconsin will have the right to receive shares of ProAssurance common stock based on an exchange ratio that values each share of PIC Wisconsin common stock at $5,000 (subject to adjustment).

2. Adjournment.  To approve a proposal to adjourn the special meeting to permit further solicitation of proxies, if necessary, in the event that there is an insufficient number of votes to approve and adopt the merger agreement and the merger.

3. Other Matters.  To transact such other business within the preceding purposes as may properly come before the special meeting or any adjournments or postponements thereof.

The boards of directors of PIC Wisconsin and ProAssurance have unanimously approved and adopted the merger agreement and the merger. Among other conditions, the merger agreement and the merger must also be approved and adopted at the special meeting of PIC Wisconsin’s shareholders by the affirmative vote of a majority of all the votes entitled to be cast thereon. The board of directors of PIC Wisconsin has fixed the close of business on June 6, 2006 as the record date for determining the shareholders entitled to notice of, and to vote at, the special meeting or any adjournments or postponements thereof. The attached proxy statement-prospectus gives you detailed information about the merger and the other proposals and includes a copy of the merger agreement as Appendix A. You should read these documents carefully.

Directors and officers of PIC Wisconsin will be present at the special meeting to answer questions and to discuss the proposed merger. You are welcome and urged to attend the special meeting. The PIC Wisconsin board of directors unanimously recommends that PIC Wisconsin shareholders vote “FOR” the approval and adoption of the merger agreement and the merger.

By Order of the Board of Directors

/s/  Christopher J. Brady
Christopher J. Brady
Secretary

Madison, Wisconsin
June   , 2006

YOUR VOTE IS VERY IMPORTANT

     Whether or not you plan to attend the special meeting in person, we urge you to date, sign and return promptly the enclosed proxy card in the accompanying envelope or by fax to the number shown on the proxy card.

     This proxy is solicited on behalf of the board of directors of Physicians Insurance Company of Wisconsin, Inc. Your immediate attention is appreciated. No postage is necessary if mailed in the United States.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following are some questions that you, as a shareholder of PIC Wisconsin, may have regarding the merger and the other matters being considered at the special meeting of shareholders and the answers to those questions. PIC Wisconsin and ProAssurance urge you to read carefully the remainder of this proxy statement-prospectus because the information in this section does not provide all of the information that might be important to you with respect to the merger and the other matters being considered at the special meeting of shareholders. Additional important information is also contained in the appendices to and the documents incorporated by reference in this proxy statement-prospectus.

Q:	WHY DO PROASSURANCE AND PIC WISCONSIN WANT TO MERGE?

A:	ProAssurance and PIC Wisconsin want to merge because the merger will benefit their respective shareholders, policyholders and employees. The merger will give PIC Wisconsin shareholders increased liquidity and an opportunity to participate as stockholders of a larger insurance group that is the fourth largest writer of medical professional liability insurance in the United States. For ProAssurance, the merger will provide additional marketing opportunities for its professional liability insurance.

Q:	WHAT WILL I RECEIVE IN THE MERGER?

A:	You will have the right to receive shares of ProAssurance common stock for each share of PIC Wisconsin common stock you own at the effective time of the merger. The number of shares of ProAssurance common stock that you will be entitled to receive for each of your shares of PIC Wisconsin common stock will not be less than 83.738 shares nor more than 125.628 shares with the actual number of shares to be determined using the following exchange ratio that is based on the average price (as discussed below) of a share of ProAssurance common stock at the effective time of the merger:

•   If the average price of a share of ProAssurance common stock at the effective time of the merger is more than $59.71 per share, a share of PIC Wisconsin common stock will be converted into 83.738 shares of ProAssurance common stock in which event the implied value of a share of PIC Wisconsin common stock will be more than $5,000;

•   If the average price of a share of ProAssurance common stock at the effective time of the merger is no more than $59.71 and no less than $39.80 per share, a share of PIC Wisconsin common stock will be converted into a number of ProAssurance shares determined by dividing $5,000 by the average price of a share of ProAssurance common stock at the effective time of the merger, so that the implied value of a share of PIC Wisconsin common stock will be fixed at $5,000; or

•   If the average price of a share of ProAssurance common stock at the effective time of the merger is less than $39.80 per share, a share of PIC Wisconsin common stock will be converted into 125.628 shares of ProAssurance common stock in which event the implied value of a share of PIC Wisconsin common stock will be less than $5,000.

The average price of a share of ProAssurance common stock at the effective time of the merger will be equal to the arithmetic average of the last reported sale price of a share of ProAssurance common stock as reported by the NYSE on the ten trading days preceding the effective time of the merger. The exchange ratio is intended to provide an implied value of $5,000 for a share of PIC Wisconsin common stock if at the effective time of the merger the average price of a share of ProAssurance common stock is within a 20% range of the average price of a share of ProAssurance common stock as reported by the NYSE on the ten trading days preceding the date of the execution of the merger agreement, which was $49.76. If the average price is outside the range, the number of shares of ProAssurance common stock to be received for a share of PIC Wisconsin common stock will be fixed and the implied value of a share of PIC Wisconsin common stock will be greater or less than $5,000, as the case may be.

The following table illustrates the number of shares of ProAssurance common stock that a holder of a share of PIC Wisconsin common stock will be entitled to receive in the merger and the implied value of such ProAssurance shares assuming varying average prices for ProAssurance common stock at the effective time of the merger. The table assumes that a share of ProAssurance common stock has a value equal to the stated average prices and that fractional shares will be paid based on the stated average prices. You should bear in mind that the value of ProAssurance common stock is subject to market fluctuations, and therefore, the value of a share of ProAssurance common stock at the effective time of the merger and after the merger may differ from the average price used to establish the exchange ratio. This table uses hypothetical ProAssurance common stock prices:

	Average Price of a Share of ProAssurance Common Stock
	at the Effective Time of the Merger:
	$65.00	$60.00	$55.00	$50.00	$45.00	$40.00	$35.00

Number of Shares:	83.738	83.738	90.909	100.000	111.111	125.000	125.628
Value:	$5,443	$5,024	$5,000	$5,000	$5,000	$5,000	$4,397

As of December 7, 2005 (the last trading day prior to the public announcement of the merger), the last reported sale price for a share of ProAssurance common stock was $49.30. The last reported sale price on May 31, 2006 was $47.21. You should obtain current market prices for shares of ProAssurance common stock. ProAssurance common stock is listed on the NYSE under the symbol “PRA”. PIC Wisconsin common stock is not publicly traded.

Q:	WHAT RISKS SHOULD I CONSIDER BEFORE I VOTE ON THE MERGER?

A:	You should review the section titled “Risk Factors” beginning on page 11.

Q:	WHAT ARE THE TAX CONSEQUENCES OF THE MERGER TO ME?

A:	ProAssurance and PIC Wisconsin have structured the merger so that you, as a holder of PIC Wisconsin common stock, will not recognize any gain or loss for federal income tax purposes on the exchange of PIC Wisconsin shares for shares of ProAssurance common stock in the merger except to the extent that you receive cash in lieu of fractional shares of ProAssurance common stock and the cash received exceeds your tax basis in your PIC Wisconsin shares exchanged for such cash. At the closing, PIC Wisconsin and ProAssurance are to receive separate opinions confirming, subject to certain assumptions, these tax consequences. See “Material Federal Income Tax Consequences” beginning on page 55.

Your tax consequences will depend on your personal situation. You should consult your tax advisor for a full understanding of the consequences of the merger to you.

Q:	HOW DOES THE PIC WISCONSIN BOARD OF DIRECTORS RECOMMEND THAT I VOTE ON THE MERGER AGREEMENT AND THE MERGER?

A:	The board of directors of PIC Wisconsin unanimously recommends that you vote “FOR” the approval and adoption of the merger agreement and the merger.

Q:	WHY IS MY VOTE IMPORTANT?

A:	The failure of a PIC Wisconsin shareholder to vote by proxy or in person will have the same effect as a vote against the proposal to approve and adopt the merger agreement and the merger. The approval and adoption of the merger agreement and the merger requires the affirmative vote of a majority of the votes that record holders of the outstanding shares of PIC Wisconsin common stock are entitled to cast on the merger agreement and the merger at the special meeting. In addition, if you do not return your proxy card or attend the meeting in person, then it will be more difficult for PIC Wisconsin to obtain the necessary quorum to hold its special meeting.

Q:	WHAT DO I NEED TO DO NOW?

A:	After you have carefully read the information contained in and incorporated by reference in this proxy statement-prospectus, indicate on your proxy card how you want your shares to be voted. Then complete, sign, date and mail your proxy card in the enclosed postage paid return envelope as soon as possible. This will enable your shares to be represented and voted at the PIC Wisconsin special meeting. You may also return your proxy card via fax to the number shown on the proxy card.

Q:	CAN I CHANGE MY VOTE?

A:	Yes. You can change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways. First, you can send a written notice to the Corporate Secretary of PIC Wisconsin stating that you revoke your proxy. Second, you can complete and submit a new proxy card, dated a later date than the first proxy card. Third, you can attend the special meeting and vote in person. However, your attendance at the special meeting will not, by itself, revoke your proxy.

Q:	SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A:	No. After the merger is completed you will be sent a letter of transmittal and instructions for exchanging your shares of PIC Wisconsin common stock for shares of ProAssurance common stock you will be entitled to receive in the merger. At that time, you should follow the instructions in the letter of transmittal, complete and sign it, and send your stock certificates and the letter of transmittal to the address specified in the letter of transmittal.

Q:	WHEN DO YOU EXPECT TO COMPLETE THE MERGER?

A:	ProAssurance and PIC Wisconsin are working to complete the merger as quickly as possible, but must first obtain the approval of PIC Wisconsin shareholders at the special meeting that PIC Wisconsin will hold for its shareholders to vote on the merger agreement and the merger. ProAssurance and PIC Wisconsin currently expect to complete the merger early in the third quarter of 2006.

Q:	WHOM SHOULD I CALL IF I HAVE OTHER QUESTIONS ABOUT THE SPECIAL MEETING?

A:	If you have more questions, you should contact:

Physicians Insurance Company of Wisconsin, Inc.

Attention: David L. Maurer
1002 Deming Way
Madison, Wisconsin 53744
Telephone: (608) 831-8331; (800) 279-8331

v

SUMMARY

This summary highlights selected information from this proxy statement-prospectus. It does not contain all the information that may be important to you. For a more complete understanding of the merger and a more complete description of the legal terms of the merger, you should read this entire proxy statement-prospectus carefully, as well as the additional documents referenced in this proxy statement-prospectus, including the merger agreement which is attached as Appendix A. PIC Wisconsin does not publish financial statements under generally accepted accounting principles, which are referred to as GAAP, and instead uses statutory accounting principles, which are referred to as SAP. All references in this proxy statement-prospectus to financial statements or financial information concerning PIC Wisconsin and its subsidiaries will mean financial statements or financial information calculated in accordance with SAP.

Information about ProAssurance, PIC Wisconsin and Physicians Merger Company.

ProAssurance Corporation
100 Brookwood Place
Birmingham, Alabama 35209
(205) 877-4400

ProAssurance is an insurance holding company primarily for property and casualty insurance companies. ProAssurance’s insurance subsidiaries sell professional liability insurance to physicians, dentists and other health care providers and facilities, as well as lawyers and law firms, principally in the southeast, midwest and mid-Atlantic. At March 31, 2006, ProAssurance had consolidated total assets of approximately $3.8 billion and consolidated stockholders’ equity of approximately $892.3 million.

Physicians Insurance Company of Wisconsin, Inc.
1002 Deming Way
Madison, Wisconsin 53744
(608) 831-8331; (800) 279-8331

PIC Wisconsin is an insurance company that sells professional liability insurance to physicians and groups of physicians, dentists and hospitals principally in the State of Wisconsin and other midwestern states. At December 31, 2005, PIC Wisconsin had total assets of approximately $287.3 million and policyholders’ surplus of approximately $76.2 million. PIC Wisconsin had earnings for the year ended December 31, 2004 of approximately $3.1 million and had a loss for the year ended December 31, 2005 of approximately $8.6 million. The loss resulted primarily from a substantial increase by PIC Wisconsin in its reserves, which was made in connection with PIC Wisconsin’s annual review of its reserve levels.

A more complete discussion of PIC Wisconsin’s business is included in the proxy statement-prospectus under the section titled “Description of PIC Wisconsin’s Business” on page 82.

Physicians Merger Company
100 Brookwood Place
Birmingham, Alabama 35209
(205) 877-4400

Physicians Merger Company is a wholly-owned subsidiary of ProAssurance. Physicians Merger Company was formed on February 10, 2006, solely for the purposes of effecting the merger with PIC Wisconsin and the transactions contemplated by the merger agreement, and has not conducted any other business operations and has no assets other than a nominal amount of paid-in capital.

Special meeting of the shareholders of PIC Wisconsin (page 19).

Date, time, place and purpose of the meeting.  PIC Wisconsin will hold its special meeting of shareholders on July 26, 2006, at 10:00 a.m., local time, at the offices of PIC Wisconsin, 1002 Deming Way,

Madison, Wisconsin 53744. At the PIC Wisconsin special meeting, PIC Wisconsin shareholders will be asked to:

•	approve and adopt the merger agreement and the merger;

•	vote upon an adjournment of the PIC Wisconsin special meeting, if necessary, to solicit additional proxies if there are not sufficient votes for the foregoing proposal; and

•	transact any other business that may properly be brought before the PIC Wisconsin special meeting or any adjournments or postponements thereof.

Record date; shares entitled to vote.  PIC Wisconsin’s board of directors has established June 6, 2006, as the record date for the meeting of the shareholders. As of the record date, there were           shares of PIC Wisconsin common stock outstanding and each share is entitled to one vote at the special meeting.

Vote required; recommendation of the board of directors.  The approval and adoption of the merger agreement and the merger requires the affirmative vote of a majority of the votes that record holders of the outstanding shares of PIC Wisconsin common stock are entitled to cast on the merger agreement and the merger at the special meeting. Assuming a quorum is present, the affirmative vote of a majority of the shares represented at the meeting and entitled to vote thereon is required to approve the proposal to adjourn the special meeting, if necessary, for the purpose of soliciting additional proxies. PIC Wisconsin’s board of directors has unanimously approved and adopted the merger agreement and the merger and unanimously recommends that the shareholders of PIC Wisconsin vote “FOR” the proposal to approve and adopt the merger agreement and the merger and “FOR” the proposal to adjourn the meeting to permit further solicitation of proxies in the event that there is an insufficient number of votes to approve and adopt the merger agreement and the merger. As of the record date, the directors and executive officers of PIC Wisconsin and their affiliates beneficially owned           shares or approximately     % of the outstanding shares of PIC Wisconsin common stock, and all such persons have indicated their intention to vote their shares in favor of the proposal to approve and adopt the merger agreement and the merger.

The proposed merger (page 42).

Pursuant to the merger agreement, PIC Wisconsin will merge with Physicians Merger Company, a newly formed subsidiary of ProAssurance, and PIC Wisconsin will survive the merger as a wholly-owned subsidiary of ProAssurance. A copy of the merger agreement is attached as Appendix A to this proxy statement-prospectus and is incorporated by reference.

The merger consideration (page 43).

You will have the right to receive shares of ProAssurance common stock for each share of PIC Wisconsin common stock you own at the effective time of the merger. The number of shares of ProAssurance common stock that you will be entitled to receive for each of your shares of PIC Wisconsin common stock will not be less than 83.738 shares nor more than 125.628 shares with the actual number of shares to be determined using an exchange ratio based on the average price (as discussed below) of a share of ProAssurance common stock at the effective time of the merger.

•	If the average price of a share of ProAssurance common stock at the effective time of the merger is more than $59.71 per share, a share of PIC Wisconsin common stock will be converted into 83.738 shares of ProAssurance common stock in which event the implied value of a share of PIC Wisconsin common stock will be more than $5,000;

•	If the average price of a share of ProAssurance common stock at the effective time of the merger is no more than $59.71 and no less than $39.80 per share, a share of PIC Wisconsin common stock will be converted into a number of ProAssurance shares determined by dividing $5,000 by the average price of a share of ProAssurance common stock at the effective time of the merger, so that the implied value of a share of PIC Wisconsin common stock will be fixed at $5,000; or

•	If the average price of a share of ProAssurance common stock at the effective time of the merger is less than $39.80 per share, a share of PIC Wisconsin common stock will be converted into 125.628 shares of ProAssurance common stock in which event the implied value of a share of PIC Wisconsin common stock will be less than $5,000.

The average price of a share of ProAssurance common stock at the effective time of the merger will be equal to the arithmetic average of the last reported sale price of a share of ProAssurance common stock as reported by the NYSE on the ten trading days preceding the effective time of the merger. The exchange ratio is intended to provide an implied value of $5,000 for a share of PIC Wisconsin common stock if at the effective time of the merger the average price of a share of ProAssurance common stock is within a 20% range of the average price of a share of ProAssurance common stock on the ten trading days preceding the execution of the merger agreement, which was $49.76. If at the effective time of the merger the average price is outside the range, the number of shares of ProAssurance common stock to be received for a share of PIC Wisconsin common stock will be fixed and the implied value of a share of PIC Wisconsin common stock will be greater or less than $5,000, as the case may be.

The following table illustrates the number of shares of ProAssurance common stock that a holder of a share of PIC Wisconsin common stock will be entitled to receive in the merger and the implied value of such ProAssurance shares assuming varying average prices for ProAssurance common stock at the effective time of the merger. The table assumes that a share of ProAssurance common stock has a value equal to the stated average prices and that fractional shares will be paid based on the stated average prices. You should bear in mind that the value of ProAssurance common stock is subject to market fluctuations, and therefore, the value of a share of ProAssurance common stock at the effective time of the merger and after the merger may differ from the average price used to establish the exchange ratio. This table uses hypothetical ProAssurance common stock prices:

	Average Price of a Share of ProAssurance Common Stock
	at the Effective Time of the Merger:
	$65.00	$60.00	$55.00	$50.00	$45.00	$40.00	$35.00

Number of Shares:	83.738	83.738	90.909	100.000	111.111	125.000	125.628
Value:	$5,443	$5,024	$5,000	$5,000	$5,000	$5,000	$4,397

You should obtain current market prices for shares of ProAssurance common stock. ProAssurance common stock is listed on the NYSE under the symbol “PRA”. PIC Wisconsin common stock is not publicly traded. The following table shows the last reported prices for ProAssurance as reported by the NYSE for the following dates:

•	December 7, 2005, the last trading date before the public announcement of the merger;

•	December 9, 2005, the first trading date after the public announcement of the merger;

•	May 31, 2006, shortly before the mailing of this proxy statement-prospectus; and

•	The high, low and average prices for the period from December 7, 2005, through May 31, 2006.

Closing ProAssurance
Share Price

December 7, 2005	$49.30
December 9, 2005	$50.63
May 31, 2006	$47.21
High (for period)	$53.08
Low (for period)	$46.16
Average (for period)	$50.20

You will not receive fractional shares of ProAssurance common stock in the merger. Instead you will receive, without interest, a cash payment equal to the fractional share interest you otherwise would have received, multiplied by the average price of a share of ProAssurance common stock at the effective time of the merger.

Shareholders will have dissenters’ rights (page 81).

PIC Wisconsin shareholders will have dissenters’ rights under Chapters 611 and 180 of the Wisconsin Statutes. PIC Wisconsin shareholders who desire to exercise their dissenters’ rights must follow the procedure set forth in these statutes. Failure to follow the statutory procedure will result in forfeiture of the right to dissent from the merger. The fair value of the shares subject to demand for payment under the dissenters’ rights statutes, which will be paid in cash, may be less than the implied per share value of the merger consideration. ProAssurance believes that the fair value of a share of PIC Wisconsin common stock is less than the implied per share value of the merger consideration because the merger consideration is payable in shares of ProAssurance common stock instead of cash. ProAssurance believes that the estimated fair value of the shares of PIC Wisconsin common stock that are subject to a demand for payment will approximate the statutory book value of such shares.

The merger will be accounted for as a purchase (page 41).

The merger will be treated as a purchase by ProAssurance of PIC Wisconsin under GAAP.

The merger will generally be tax-free to shareholders of PIC Wisconsin (page 55).

For United States federal income tax purposes, the merger has been structured as a “plan of reorganization”. As a PIC Wisconsin shareholder, you generally will not recognize any gain or loss upon the exchange of shares of PIC Wisconsin common stock solely for ProAssurance common stock for federal income tax purposes. However, you may recognize gain or loss with respect to the payment of cash in lieu of fractional shares of ProAssurance common stock to the extent the amount of cash exceeds your tax basis in the PIC Wisconsin common stock exchanged for such fractional shares. Additionally, if you exercise your dissenters’ rights and receive a cash payment in lieu of the merger consideration for your shares of PIC Wisconsin common stock, you will recognize gain or loss to the extent the cash payment exceeds your tax basis in your shares of PIC Wisconsin common stock.

Neither ProAssurance nor PIC Wisconsin (nor their respective subsidiaries) will recognize any gain or loss for United States federal income tax purposes in the merger. For a complete description of the material United States federal income tax consequences of the transaction, see “Material Federal Income Tax Consequences” on page 55.

The United States federal income tax consequences described above may not apply to some holders of PIC Wisconsin common stock, including certain holders specifically referred to on page 55. Your tax consequences will depend on your individual situation. Accordingly, you are strongly urged to consult your tax advisor for a full understanding of the particular tax consequences of the merger to you.

ProAssurance and PIC Wisconsin have received opinions from Burr & Forman LLP, Birmingham, Alabama, and Quarles & Brady LLP, Madison, Wisconsin, respectively, regarding the tax consequences of the merger summarized above. These opinions are based in part on customary assumptions and on representations that ProAssurance and PIC Wisconsin made to Burr & Forman LLP and Quarles & Brady LLP. The opinions are exhibits to the registration statement filed with the SEC in connection with this proxy statement-prospectus.

ProAssurance and PIC Wisconsin will not be obligated to complete the merger unless Burr & Forman LLP and Quarles & Brady LLP confirm these tax consequences on the closing date.

PIC Wisconsin’s board of directors unanimously recommends that you vote “FOR” the approval and adoption of the merger agreement and the merger (page 25).

PIC Wisconsin’s board of directors believes that the merger agreement and the merger are fair to and are in the best interests of PIC Wisconsin and its shareholders. The board of directors unanimously recommends that PIC Wisconsin shareholders vote “FOR” the approval and adoption of the merger agreement and the merger.

PIC Wisconsin’s and ProAssurance’s reasons for the merger (pages 25 and 35).

PIC Wisconsin’s board of directors.  PIC Wisconsin’s board of directors has approved and adopted the merger agreement and the merger and is proposing the merger because the merger with ProAssurance is a strategic combination that will bring greater financial strength and stability to PIC Wisconsin, its shareholders and its policyholders and will afford PIC Wisconsin shareholders with liquidity in the form of publicly traded shares of ProAssurance common stock.

ProAssurance’s board of directors.  ProAssurance’s board of directors has approved the merger because the merger is consistent with ProAssurance’s goal of building a larger and stronger professional liability insurance group and with ProAssurance’s history of expansion through combinations with other medical professional liability insurers that are closely related to the local physician community. The merger is also consistent with ProAssurance’s current plan for geographic expansion in the midwestern states.

PIC Wisconsin’s financial advisor has provided an opinion as to the fairness of the merger consideration from a financial point of view to the shareholders of PIC Wisconsin (page 28).

Cochran, Caronia & Co. (now known as Cochran Caronia Waller, LLC), which is referred to as Cochran, delivered its opinion to PIC Wisconsin’s board of directors that, as of the date of the fairness opinion and based upon and subject to the factors and assumptions set forth therein, the merger consideration offered to PIC Wisconsin’s shareholders pursuant to the merger agreement was fair from a financial point of view to PIC Wisconsin’s shareholders.

The full text of the written opinion of Cochran, dated December 8, 2005, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with its opinion, is attached as Appendix C. Cochran provided its opinion for the information and assistance of PIC Wisconsin’s board of directors in connection with its consideration of the merger. The Cochran opinion is not a recommendation as to how any holder of PIC Wisconsin common stock should vote on, or take any action with respect to, the merger. Pursuant to the terms of an engagement letter with Cochran, PIC Wisconsin has agreed to pay Cochran, upon consummation of the merger, a transaction fee of $1 million, of which $350,000 was paid upon the delivery of the Cochran opinion.

PIC Wisconsin’s directors and executive officers have interests in the merger that may differ from your interests (page 37).

Some of PIC Wisconsin’s directors and executive officers have interests in the merger other than their interests as shareholders. PIC Wisconsin’s board of directors knew about these additional interests and considered them when they approved and adopted the merger agreement and the merger.

PIC Wisconsin or certain of its subsidiaries are parties to agreements with certain officers that provide severance payments and certain other benefits upon termination of employment after the merger.

Other interests of directors and officers of PIC Wisconsin may include rights under equity compensation programs and awards, compensation for continued employment with ProAssurance after the merger, and rights to continued indemnification and insurance coverage for acts or omissions occurring prior to the merger.

In addition, ProAssurance is required to nominate one person designated by PIC Wisconsin to serve on the board of directors of ProAssurance after the merger. The board of directors of ProAssurance must nominate a person who is a physician and who will be considered to be an independent director under the criteria established by ProAssurance’s board of directors in accordance with the NYSE’s corporate governance requirements. PIC Wisconsin has designated William J. Listwan, M.D. to serve as a director of ProAssurance.

Those directors who are not employees of PIC Wisconsin and are not appointed as a director of ProAssurance will be retained by ProAssurance as consultants under consulting agreements which provide for compensation through June 30, 2007 at the rate of $2,000 per month for the vice chairman of PIC Wisconsin and $1,500 per month for all non-employee directors of PIC Wisconsin other than Dr. Listwan.

The parties must meet several conditions to complete the merger (page 52).

PIC Wisconsin’s and ProAssurance’s obligations to complete the merger depend on a number of conditions being met. These include:

•	the approval and adoption of the merger agreement and the merger by PIC Wisconsin’s shareholders;

•	the listing of the shares of ProAssurance common stock to be issued in the merger on the NYSE;

•	the filing of articles of merger with the appropriate governmental authorities;

•	the receipt of the approval of the Commissioner of Insurance in the State of Wisconsin as required by Wisconsin’s insurance laws and regulations;

•	the receipt of the required approvals of other federal and state regulatory authorities;

•	the absence of any government action or other legal restraint or prohibition that would prohibit the merger or make it illegal;

•	the absence of a material adverse effect suffered by either ProAssurance or PIC Wisconsin on a consolidated basis;

•	the absence of any inquiries, proceedings, claims or actions by any government or regulatory authority alleging violations of federal securities laws by PIC Wisconsin, its subsidiaries or any of their respective directors or officers;

•	the number of shares of PIC Wisconsin common stock whose holders exercise their right to dissent and obtain payment for their shares pursuant to their dissenters’ rights when added to the number of shares of PIC Wisconsin common stock repurchased from participants of the long term stock plan does not exceed 19.9% of the outstanding shares of PIC Wisconsin common stock;

•	the delivery of certain customary closing documents and other certificates;

•	the absence of certain events under PIC Wisconsin’s amended shareholder rights agreement;

•	the receipt of legal opinions that, for United States federal income tax purposes, the merger will be treated as a plan of reorganization and no gain or loss will be recognized by PIC Wisconsin shareholders who receive ProAssurance common stock in exchange for all of their PIC Wisconsin common stock (except with respect to any cash received for fractional interests or in lieu of the merger consideration as a result of the exercise of dissenters’ rights) and no gain or loss will be recognized by ProAssurance, PIC Wisconsin and their respective subsidiaries; and

•	the truth and accuracy of the representations and warranties of each party to the merger agreement, except as would not have or would not reasonably be expected to have a material adverse effect, and the performance by each party to the merger agreement in all material respects of all its obligations under the merger agreement.

Where the law permits, either PIC Wisconsin or ProAssurance could choose to waive a condition to the obligation to complete the merger even when that condition has not been satisfied. Neither ProAssurance nor PIC Wisconsin can be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed. Although the merger agreement allows either party to waive the receipt of the tax opinions as of the closing date of the merger, neither ProAssurance nor PIC Wisconsin currently anticipates doing so. If either ProAssurance or PIC Wisconsin waives the condition, you will be informed of this fact and asked to vote again on the merger agreement and the merger.

The parties must obtain regulatory approvals to complete the merger (page 40).

ProAssurance and PIC Wisconsin cannot complete the merger unless it is approved by the Commissioner of Insurance of the State of Wisconsin in accordance with the requirements of the insurance holding company laws and regulations of the State of Wisconsin. The Commissioner held a public hearing on May 12, 2006, and approved the merger by order dated May 17, 2006.

In addition, the merger is subject to review by antitrust regulatory authorities under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or HSR Act. Each of ProAssurance and PIC Wisconsin has filed notices with the Federal Trade Commission, or FTC, and the Antitrust Division of the United States Department of Justice, or DOJ, and has received early termination of the statutory waiting period.

PIC Wisconsin agreed when and how it can consider third party acquisition proposals (page 50).

PIC Wisconsin has agreed that it will not, directly or indirectly, initiate, entertain, solicit, encourage, engage in or participate in proposals from third parties regarding acquiring PIC Wisconsin or its businesses. However, if PIC Wisconsin receives an acquisition proposal from a third party, PIC Wisconsin can participate in negotiations with, and provide confidential information to, the third party and recommend the proposal to its shareholders if PIC Wisconsin’s board of directors concludes in good faith that the proposal is in furtherance of the best interests of its shareholders. If PIC Wisconsin’s board of directors has authorized, recommended, approved or entered into an agreement with any third party to effect an acquisition proposal, then PIC Wisconsin must pay to ProAssurance $2 million in liquidated damages and PIC Wisconsin can terminate the merger agreement.

Shareholder rights agreement (page 40).

PIC Wisconsin entered into a shareholder rights agreement on November 4, 2004, which is referred to as the rights agreement, to protect its shareholders from takeover attempts that are not acceptable to the board of directors of PIC Wisconsin. In general, the rights agreement allows PIC Wisconsin shareholders to acquire additional shares of PIC Wisconsin common stock after a person, group or company, unless exempted, acquires or agrees to acquire 15% or more of the outstanding PIC Wisconsin common stock. The rights agreement is intended to prevent an acquisition of PIC Wisconsin stock on terms that PIC Wisconsin’s board of directors determines are unfair or coercive to PIC Wisconsin and its shareholders. PIC Wisconsin amended the rights agreement to exempt ProAssurance, the merger agreement and the merger from application of the rights agreement, and to provide that the rights agreement will terminate in all respects immediately prior to the effective time of the merger. Until the effective time of the merger, however, the rights agreement remains in effect and may discourage acquisition proposals from parties other than ProAssurance.

The parties may terminate the merger agreement (page 53).

PIC Wisconsin and ProAssurance may mutually agree at any time to terminate the merger agreement without completing the merger, even if PIC Wisconsin’s shareholders have approved and adopted the merger agreement and the merger. Also, either PIC Wisconsin or ProAssurance may decide, without the consent of the other, to terminate the merger agreement:

•	if there is a final denial of a required regulatory approval;

•	if the merger is not completed on or before December 31, 2006;

•	if there is a continuing breach of any representation or warranty in the merger agreement by the other party that has had or is reasonably expected to have a material adverse effect and such breach continues after 45 days’ written notice to the breaching party, as long as the terminating party is not in material breach of any representation, warranty, covenant or other agreement in the merger agreement;

•	if PIC Wisconsin fails to obtain the shareholder vote required for the approval and adoption of the merger agreement and the merger;

•	if the other party discloses a material adverse effect or change to its disclosure schedule that has or would be likely to have a material adverse effect; or

•	if the Form S-4 registration statement has not been filed with the SEC on or before June 30, 2006, unless the failure to do so is due to the failure of the party seeking to terminate the merger agreement.

Also, ProAssurance may terminate the merger agreement if PIC Wisconsin’s board of directors:

•	fails to recommend approval and adoption of the merger agreement and the merger to its shareholders or withdraws, modifies or amends its recommendation in any respect materially adverse to ProAssurance;

•	authorizes, recommends, approves or proposes an acquisition proposal other than the merger; or

•	enters into an agreement with a third party regarding an acquisition proposal other than the merger.

If ProAssurance terminates the merger agreement as a result of PIC Wisconsin’s board of directors failing to recommend approval and adoption of the merger agreement and the merger or withdrawing or adversely modifying or amending its recommendation of the merger, PIC Wisconsin shall be obligated to pay liquidated damages in the amount of $2 million.

PIC Wisconsin may also terminate the merger agreement if its board of directors:

•	fails to recommend approval and adoption of the merger agreement and the merger to its shareholders or withdraws, modifies or amends its recommendation in any respect materially adverse to ProAssurance;

•	authorizes, recommends, approves or proposes an acquisition proposal other than the merger; or

•	enters into an agreement with a third party regarding an acquisition proposal other than the merger.

However, any decision by PIC Wisconsin’s board of directors to authorize, recommend, approve or propose an acquisition proposal other than the merger, or enter into an agreement with a third party regarding an acquisition proposal other than the merger will result in PIC Wisconsin’s obligation to pay to ProAssurance liquidated damages in the amount of $2 million.

As long as no termination event has occurred, both companies remain obligated to continue to use their reasonable best efforts to complete the merger until December 31, 2006.

The boards of directors of ProAssurance and PIC Wisconsin considered and believed it was appropriate to make the foregoing commitments for the limited period of time involved, especially in light of the regulatory process involved in transactions like these.

Whether or not the merger is completed, ProAssurance and PIC Wisconsin will each pay its own fees and expenses, except that (i) the parties will share the cost of the HSR Act filing fees in proportion to each party’s relative assets as of December 31, 2004, (ii) ProAssurance will pay all expenses and filing fees in connection with the Form A filing with the Commissioner of Insurance in Wisconsin, (iii) PIC Wisconsin will pay substantially all costs and expenses relating to printing and mailing this proxy statement-prospectus to PIC Wisconsin shareholders, and (iv) ProAssurance will pay all registration, filing and other fees paid to the SEC or NYSE in connection with the merger.

The parties may amend or waive merger agreement provisions (page 54).

ProAssurance and PIC Wisconsin may jointly amend the merger agreement, and each may waive its right to require the other party to follow particular provisions of the merger agreement. However, the parties may not amend the merger agreement after PIC Wisconsin’s shareholders approve and adopt the merger agreement and the merger if the amendment would change the amount or the form of the consideration to be delivered to PIC Wisconsin shareholders. If any amendment or waiver changes the amount or form of the consideration to be delivered to PIC Wisconsin shareholders after approval and adoption of the merger agreement and the merger has already been obtained, then such amendment or waiver would require further approval by PIC Wisconsin shareholders.

SELECTED CONDENSED CONSOLIDATED HISTORICAL FINANCIAL AND
OPERATING DATA OF PROASSURANCE CORPORATION

ProAssurance is providing the following financial information to aid you in your analysis of the financial aspects of the merger. ProAssurance derived this information from its audited financial statements for each of the years in the five year period ended December 31, 2005 and from its unaudited financial statements for the three month periods ended March 31, 2006 and 2005.

All information is presented in accordance with GAAP. The information is only a summary and you should read it in conjunction with ProAssurance’s historical financial statements and related notes contained in the annual and quarterly reports and other information that ProAssurance has filed with the SEC. This historical financial information has also been incorporated into this proxy statement-prospectus by reference. See “Where You Can Find More Information” on page 85.

	Three Months Ended
	March 31		Year Ended December 31
Selected Financial Data(1)	2006	2005	2005	2004	2003	2002	2001
	(Unaudited)		(In thousands except per share data)

Gross premiums written(2)	$182,187	$163,397	$572,960	$573,592	$543,323	$461,715	$315,698
Net premiums written(2)	172,632	152,643	521,343	535,028	497,659	389,901	238,867
Premiums earned(2)	152,748	140,002	596,557	555,524	509,260	412,656	310,222
Premiums ceded(2)	(10,318)	(11,274)	(53,316)	(35,627)	(49,389)	(78,460)	(61,208)
Net premiums earned(2)	142,430	128,728	543,241	519,897	459,871	334,196	249,014
Net investment income(2)	34,362	22,778	99,193	77,670	64,532	67,616	55,554
Net realized investment gains (losses)(2)	144	1,253	912	7,572	5,858	(6,099)	5,441
Other income(2)	1,255	1,213	4,604	2,419	5,580	6,388	4,176
Total revenues(2)	178,191	153,972	647,950	607,558	535,841	402,101	314,185
Net losses and loss adjustment expenses(2)	111,132	110,450	438,201	460,437	439,368	351,320	250,257
Income from continuing operations before cumulative effect of accounting change	27,835	14,596	80,026	43,043	15,345	(8,100)	5,362
Net income(3)	137,276	21,937	113,457	72,811	38,703	12,207	12,450
Income from continuing operations per share before cumulative effect of accounting change:(4)
Basic	$0.89	$0.50	$2.66	$1.48	$0.53	$(0.31)	$0.22
Diluted	$0.84	$0.48	$2.52	$1.44	$0.53	$(0.31)	$0.22
Net income per share:(3)(4)
Basic	$4.40	$0.75	$3.77	$2.50	$1.34	$0.47	$0.51
Diluted	$4.05	$0.71	$3.54	$2.37	$1.33	$0.46	$0.51
Weighted average number of common shares outstanding:(3)(4)
Basic	31,155	29,217	30,049	29,164	28,956	26,231	24,263
Diluted	34,050	32,070	32,908	31,984	30,389	26,254	24,267
Balance Sheet Data (at period end)
Total investments(2)(5)	$3,104,522	$2,217,332	$2,614,319	$2,145,609	$1,792,323	$1,446,342	$1,312,924
Total assets, continuing operations	3,852,908	2,841,584	3,341,600	2,743,295	2,448,088	2,214,564	1,913,606
Total assets	3,852,908	3,343,773	3,909,379	3,239,198	2,879,352	2,586,650	2,238,325
Reserve for losses and loss adjustment expenses(2)	2,276,697	1,881,995	2,224,436	1,818,636	1,634,749	1,492,140	1,317,980

	Three Months Ended
	March 31		Year Ended December 31
Selected Financial Data(1)	2006	2005	2005	2004	2003	2002	2001
	(Unaudited)		(In thousands except per share data)

Long-term debt(2)	167,314	151,554	167,240	151,480	104,789	72,500	82,500
Total liabilities from continuing operations	2,960,637	2,436,094	2,806,820	2,333,405	2,074,560	1,854,573	1,622,121
Total stockholders’ equity	892,271	611,659	765,046	611,019	546,305	505,194	413,231
Total stockholders’ equity per share of common stock outstanding	28.60	20.91	24.59	20.92	18.77	17.49	16.02

Common stock outstanding at end of period	31,194	29,252	31,109	29,204	29,105	28,877	25,789

(1)	Includes acquired entities since date of acquisition only. Professionals Group, Inc. was acquired June 27, 2001 and NCRIC Group, Inc. was acquired effective August 1, 2005. ProAssurance’s personal lines operations were acquired in the Professionals Group transaction, but were sold effective January 1, 2006, and are included in discontinued operations in all periods presented.

(2)	Excludes discontinued operations.

(3)	Net income for the year ended December 31, 2002 was increased by $1.7 million due to the adoption of SFAS 141 and 142. See Note 13 to ProAssurance’s consolidated financial statements. In accordance with SFAS 142, ProAssurance wrote off the unamortized balance of deferred credits that related to business combinations completed prior to July 1, 2001. The cumulative effect increased net income per share (basic and diluted) by $0.07 per share.

(4)	Diluted earnings per share and diluted weighted average number of shares outstanding for 2003 have been restated to reflect implementation of Emerging Issues Task Force 04-8, “The Effect of Contingently Convertible Debt on Diluted Earnings per Share”. The restatement reduced previously reported diluted net income per share by $0.01.

(5)	Real estate holdings are included in Total Assets but are not included in Total Investments. Rather than being considered components of net investment income, rental income is included in Other Income and real estate expenses are included as a part of underwriting, acquisition and insurance expenses. Prior to 2006, ProAssurance included its real estate holdings as a part of total investments and included rental income from real estate holdings, net of real estate related expenses, as components of net investment income. The above table presents all periods in a manner consistent with ProAssurance’s 2006 presentation. Due to the reclassification, amounts in the table for periods prior to 2006 do not agree to previously presented amounts. The reclassifications increased (decreased) amounts previously disclosed as shown in the following table, but had no effect on total assets, total liabilities, stockholders’ equity, income from continuing operations or net income.

	Three Months
	Ended
	March 31,	Year Ended December 31
	2005	2005	2004	2003	2002	2001
	(Unaudited)	(In thousands)

Net investment income	$371	$1,544	$1,323	$1,166	$769	$775
Other income	$236	$1,094	$1,078	$1,120	$1,428	$1,046
Total revenues	$607	$2,638	$2,401	$2,286	$2,197	$1,821

	March 31,	December 31
	2005	2005	2004	2003	2002	2001

Total investments	$(16,877)	$(16,623)	$(16,538)	$(14,962)	$(15,249)	$(15,636)

RISK FACTORS

In addition to the other information included and incorporated by reference in this proxy statement-prospectus, including the matters addressed in the section entitled “Forward-Looking Statements,” (page 85), you should carefully consider the risks set forth below before deciding whether to vote for the approval and adoption of the merger agreement and the merger. You should also read and consider other information in this proxy statement-prospectus and other documents incorporated by reference in this proxy statement-prospectus. See the section entitled “Where You Can Find More Information” beginning on page 85.

Risks relating to the merger.

PIC Wisconsin shareholders cannot be sure the ProAssurance common stock to be issued in the merger will have a value of $5,000.

The merger agreement provides that you will receive ProAssurance common stock having a value of $5,000 if the average price of a share of ProAssurance common stock in the ten trading days preceding the merger is within a 20% range around the average price of a share of ProAssurance common stock in the ten trading days preceding the date of the merger agreement, which was $49.76. Thus, PIC Wisconsin shareholders may receive more than $5,000 for each share of common stock if the average price of ProAssurance common stock is more than $59.71; conversely, PIC Wisconsin shareholders may receive less than $5,000 for each share of common stock if the average price of ProAssurance common stock is less than $39.80. Any change in the market price of ProAssurance common stock prior to completion of the merger will affect the number of ProAssurance shares you receive and may possibly affect the value that you receive upon completion of the merger. Share price changes may result from a variety of factors including general market and economic conditions, changes in ProAssurance’s operations and prospects and regulatory considerations. Many of these factors are beyond either ProAssurance’s or PIC Wisconsin’s control.

Accordingly, PIC Wisconsin shareholders who submit their proxies before the special meeting will not necessarily know or be able to calculate the number of shares of ProAssurance common stock that will be issued upon the completion of the merger or the value of such shares. Further, shares of ProAssurance common stock will be subject to market fluctuations after the merger and there can be no assurance that the value of a share of ProAssurance common stock after the merger will not be less than the average price used in determining the exchange ratio.

Combining PIC Wisconsin and ProAssurance may be more difficult, costly or time consuming than expected.

ProAssurance and PIC Wisconsin have operated, and until completion of the merger will continue to operate, independently. It is possible that the integration process could result in the loss of key employees or the disruption of each company’s ongoing business or inconsistencies in standards, procedures and policies that adversely affect each company’s ability to maintain relationships with customers and employees or to achieve the anticipated benefits of the merger.

ProAssurance and PIC Wisconsin must obtain several governmental consents to complete the merger which, if delayed, not granted or granted with burdensome conditions, may jeopardize or postpone the merger, result in additional expense or reduce the anticipated benefits of the transaction.

ProAssurance and PIC Wisconsin must obtain approvals and consents in a timely manner from several federal and state agencies prior to completion of the merger. If these approvals are not received, or are not on terms that satisfy the conditions set forth in the merger agreement, then the parties will not be obligated to complete the merger. The governmental agencies from which ProAssurance and PIC Wisconsin will seek these approvals have broad discretion in administering governing laws. As a condition to approval of the merger, agencies may impose requirements, limitations or costs that could negatively affect the way ProAssurance conducts business following the merger. These requirements, limitations or costs could jeopardize or delay completion of the merger. If ProAssurance and PIC Wisconsin agree to any material requirements, limitations or costs in order to obtain any approvals required to complete the merger, these requirements, limitations or additional costs could adversely affect ProAssurance’s ability to integrate the common aspects of the two companies’ operations or reduce the anticipated benefits of the merger. This could result in a material adverse affect on the business and results of operations of ProAssurance following the merger.

Failure to complete the merger could negatively impact the future business and financial results of PIC Wisconsin.

If the merger is not completed, the ongoing business of PIC Wisconsin may be adversely affected and PIC Wisconsin will be subject to several risks, including the following:

•	Management may be focused on the merger instead of pursuing other opportunities that could be beneficial to the company.

•	PIC Wisconsin will be required to pay certain costs relating to the merger such as legal, accounting, financial advisor and printing fees and expenses.

•	PIC Wisconsin may be required under certain circumstances to pay ProAssurance a termination fee of $2 million under the merger agreement.

The ability of PIC Wisconsin’s shareholders to benefit from a competing business combination is limited.

The merger agreement limits PIC Wisconsin’s ability to directly or indirectly initiate, entertain, solicit, encourage, engage in or participate in proposals from third parties regarding acquiring PIC Wisconsin or its businesses. In addition, if PIC Wisconsin’s board of directors has authorized, recommended, approved or entered into an agreement with any third party to effect an acquisition proposal, then PIC Wisconsin must pay to ProAssurance $2 million in liquidated damages.

In addition, PIC Wisconsin entered into a shareholder rights agreement to protect its shareholders from takeover attempts that are not acceptable to the board of directors of PIC Wisconsin. In general, the rights agreement allows PIC Wisconsin shareholders to acquire additional shares of PIC Wisconsin common stock after a person, group or company, unless exempted, acquires or agrees to acquire 15% or more of the outstanding PIC Wisconsin common stock. The rights agreement is intended to prevent an acquisition of PIC Wisconsin stock on terms that PIC Wisconsin’s board of directors determines are unfair or coercive to PIC Wisconsin and its shareholders. PIC Wisconsin amended the rights agreement to exempt ProAssurance, the merger agreement and the merger from application of the rights agreement, and to provide that the rights agreement will terminate in all respects immediately prior to the effective time of the merger. Until the effective time of the merger, however, the rights agreement remains in effect and may discourage acquisition proposals from parties other than ProAssurance.

The Internal Revenue Service may disagree with the parties’ description of the federal income tax consequences.

Neither ProAssurance nor PIC Wisconsin has applied for, or expects to obtain, a ruling from the Internal Revenue Service with respect to the federal income tax consequences of the merger. PIC Wisconsin and ProAssurance each received an opinion of its legal counsel as to certain anticipated federal income tax consequences as described under “Material Federal Income Tax Consequences”. Each such opinion is qualified in certain respects and is not binding on the Internal Revenue Service and is expected to be updated as of the closing date of the merger. No assurance can be given that the Internal Revenue Service will not challenge the favorable income tax consequences of the merger or that the opinion will be so updated. ProAssurance and PIC Wisconsin will vigorously contest any such challenge.

The PIC Wisconsin directors and officers have interests in the merger besides those of a shareholder.

The directors and officers of PIC Wisconsin have interests in the merger that are different from and in addition to your interests as PIC Wisconsin shareholders. You should be aware of these interests relating to the benefits available to PIC Wisconsin’s directors and officers in considering their support of the merger.

As discussed under “Proposal 1: The Merger — Interests of certain persons in the merger”, certain of the executive officers of PIC Wisconsin, including Mr. Montei, who is also a director, have been offered continued employment after the merger on terms that may be deemed more favorable than the current terms of employment. In addition, all of the PIC Wisconsin executive officers are covered by a change of control benefits policy that provides for payments in the event that their employment is terminated after a change of control of PIC Wisconsin. Additionally, stock awards that have been granted to officers that have not yet vested under PIC Wisconsin’s long term stock plan will immediately vest upon a change of control. Shares issued or to be issued pursuant to these stock awards may be purchased at a cash price of $5,000 at the option of the holder of the award or converted into shares of ProAssurance common stock using the exchange ratio. The merger will result in a change of control for purposes of such arrangements and other benefits.

Each of the non-employee directors of PIC Wisconsin will be offered a consulting agreement pursuant to which ProAssurance will pay a monthly consulting fee through June 30, 2007.

The merger agreement also provides that PIC Wisconsin may nominate one person who is a physician to serve on ProAssurance’s board of directors, and the nominee may be a director of PIC Wisconsin in which event the nominee would be entitled to compensation as a non-management director of ProAssurance and would not be offered the consulting agreement referred to above. PIC Wisconsin has nominated William J. Listwan, M.D. to serve on ProAssurance’s board of directors.

As a result, the PIC Wisconsin directors and officers are more likely to support the merger than if they did not hold these interests.

Substantial sales of ProAssurance common stock could adversely affect its market price.

A maximum of 2,480,050 shares of ProAssurance common stock will be issued to holders of PIC Wisconsin common stock upon completion of the merger, representing approximately 7.4% of the issued and outstanding common stock of ProAssurance. ProAssurance common stock issued in the merger will not be subject to any restrictions on transfer arising under the Securities Act of 1933, as amended, or Securities Act, except for shares issued to any PIC Wisconsin shareholder who may be deemed to be an “affiliate” of ProAssurance or PIC Wisconsin for purposes of Rule 145 under the Securities Act. The sale of a substantial amount of ProAssurance common stock after the merger could adversely affect its market price. It could also impair ProAssurance’s ability to raise money through the sale of more common stock or other forms of capital. In addition, the sale of authorized but unissued shares of ProAssurance common stock by ProAssurance could adversely affect its market price.

Holders of more than 19.9% of all the outstanding shares of PIC Wisconsin common stock may exercise their right to receive cash in the merger.

Under applicable Wisconsin law, PIC Wisconsin shareholders have dissenters’ rights in connection with the merger. Under the terms of PIC Wisconsin’s long term stock plan, holders of shares issued or to be issued pursuant to the plan may request that PIC Wisconsin repurchase the shares for cash as a result of the merger. It is a condition to the closing of the merger that holders of not more than 19.9% of all the outstanding shares of PIC Wisconsin common stock shall have exercised their right to obtain cash payment under the dissenters’ rights statutes and the long term stock plan.

Risks relating to ProAssurance’s business.

PIC Wisconsin shareholders should consider the following risk factors regarding the business of ProAssurance in their consideration of the merger and the merger agreement because they will own shares of ProAssurance stock upon completion of the merger. ProAssurance is a holding company for specialty property and casualty insurance subsidiaries that focus on writing professional liability insurance. For convenience, references to ProAssurance’s business include the insurance operations of its insurance subsidiaries.

ProAssurance’s results may be affected if actual insured losses differ from its loss reserves.

Significant periods of time often elapse between the occurrence of an insured loss, the reporting of the loss by the insured and payment of that loss. To recognize liabilities for unpaid losses, ProAssurance establishes reserves as balance sheet liabilities representing estimates of amounts needed to pay reported and unreported losses and the related loss adjustment expense. The process of estimating loss reserves is a difficult and complex exercise involving many variables and subjective judgments. As part of the reserving process, ProAssurance reviews historical data and consider the impact of various factors such as:

•	trends in claim frequency and severity;

•	changes in operations;

•	emerging economic and social trends;

•	inflation; and

•	changes in the regulatory and litigation environments.

This process assumes that past experience, adjusted for the effects of current developments and anticipated trends, is an appropriate, but not necessarily accurate, basis for predicting future events. There is no precise method for evaluating the impact of any specific factor on the adequacy of reserves, and actual results are likely to differ from original estimates.

ProAssurance’s loss reserves also may be affected by court decisions that expand liability on its policies after they have been issued and priced. In addition, a significant jury award, or series of awards, against one or more of its insureds could require ProAssurance to pay large sums of money in excess of its reserved amounts. ProAssurance’s policy to aggressively litigate claims against its insureds may increase the risk that it may be required to make such payments.

To the extent loss reserves prove to be inadequate in the future, ProAssurance would need to increase its loss reserves and incur a charge to earnings in the period the reserves are increased, which could have a material adverse impact on ProAssurance’s financial condition and results of operations and the price of its common stock.

If ProAssurance is unable to maintain a favorable financial strength rating, it may be more difficult for ProAssurance to write new business or renew its existing business.

Independent rating agencies assess and rate the claims-paying ability of insurers based upon criteria established by the agencies. Periodically the rating agencies evaluate ProAssurance to confirm that it continues to meet the criteria of previously assigned ratings. The financial strength ratings assigned by rating agencies to insurance companies represent independent opinions of financial strength and ability to meet policyholder obligations and are not directed toward the protection of investors. Ratings by rating agencies are not ratings of securities or recommendations to buy, hold or sell any security and are not applicable to the securities being offered by this proxy statement-prospectus.

ProAssurance’s principal operating subsidiaries hold favorable financial strength ratings with A.M. Best, Standard & Poor’s and other rating agencies. Financial strength ratings are used by agents and customers as an important means of assessing the financial strength and quality of insurers. If ProAssurance’s financial position deteriorates, it may not maintain its favorable financial strength ratings from the rating agencies. Further, ProAssurance cannot assure you that the merger will not result in a downgrade of its ratings. A downgrade or withdrawal of any such rating could limit or prevent ProAssurance from writing desirable business.

ProAssurance operates in a highly competitive environment.

The property and casualty insurance business is highly competitive. ProAssurance competes with large national property and casualty insurance companies, locally-based specialty companies, self-insured entities and alternative risk transfer arrangements (such as captive insurers and risk retention groups) whose activities are directed to limited markets. Competitors include companies with substantially greater financial resources than ProAssurance as well as companies that may have lower return on equity objectives than ProAssurance, such as mutual companies and other companies not owned by shareholders.

Competition in the property and casualty insurance business is based on many factors, including premiums charged and other terms and conditions of coverage, services provided, financial ratings assigned by independent rating agencies, claims services, reputation, perceived financial strength and the experience of the insurance company in the line of insurance to be written. Increased competition could adversely affect ProAssurance’s ability to attract and retain business at current premium levels and reduce the profits that would otherwise arise from operations.

ProAssurance’s revenues may fluctuate with insurance market conditions.

ProAssurance derives substantially all of its insurance premium revenue from medical malpractice risks. Between 2000 and 2004, premium rates increased significantly which improved ProAssurance’s operating results. ProAssurance believes competition has increased in the medical malpractice insurance industry in recent years. Should ProAssurance’s competitors become less disciplined in pricing, or more permissive in their terms, ProAssurance may lose customers who base their purchasing decisions primarily on price because its policy has been to charge adequate premiums on risks that meet its underwriting standards. ProAssurance cannot predict whether, when or how market conditions will change, or the manner in which, or the extent to which any such changes may adversely impact its results of operations.

ProAssurance’s revenues may fluctuate with interest rates and investment results.

ProAssurance generally relies on the positive performance of its investment portfolio to offset insurance losses and to contribute to its profitability. As its investment portfolio is primarily comprised of interest-earning assets, prevailing economic conditions, particularly changes in market interest rates, may significantly affect ProAssurance’s operating results. Changes in interest rates also can affect the value of ProAssurance’s interest-earning assets, which are principally comprised of fixed and adjustable-rate investment securities. Generally, the value of fixed-rate investment securities fluctuate inversely with changes in interest rates. Interest rate fluctuations could adversely affect ProAssurance’s GAAP stockholders’ equity, income and/or cash flows. ProAssurance’s total investments at March 31, 2006 were $3.1 billion, of which $2.5 billion was invested in fixed maturities. Unrealized pre-tax net investment losses on investments in fixed maturities were $39.5 million at March 31, 2006.

At March 31, 2006, ProAssurance held equity investments having a fair value of $10.1 million in an available-for-sale portfolio and held additional equity securities having a fair value of $5.5 million in a trading portfolio. The fair value of these securities fluctuates depending upon company specific and general market conditions. Any decline in the fair value of available-for-sale securities that ProAssurance determines to be other-than-temporary will reduce ProAssurance’s net income. Any changes in the fair values of trading securities, whether gains or losses, will be included in net income in the period changed.

Changes in healthcare could have a material impact on ProAssurance’s operations.

ProAssurance derives substantially all of its medical professional liability insurance premiums from physicians and other individual healthcare providers, physician groups and smaller healthcare facilities. Significant attention has been focused on reforming the healthcare industry at both the federal and state levels which could result in changes to how health care providers insure their medical malpractice risks. A broad range of healthcare reform measures has been suggested, and public discussion of such measures will likely continue in the future. Proposals have included, among others, spending limits, price controls, limiting increases in insurance premiums, limiting the liability of doctors and hospitals for tort claims, imposing liability on institutions rather than physicians, and restructuring the healthcare insurance system. ProAssurance cannot predict which, if any, reform proposals will be adopted, when they may be adopted or what impact they may have on ProAssurance. The adoption of certain of these proposals could materially adversely affect ProAssurance’s financial condition or results of operations.

In addition to regulatory and legislative efforts, there have been significant market driven changes in the healthcare environment. In recent years, a number of factors related to the emergence of managed care have negatively impacted or threatened to impact the medical practice and economic independence of medical professionals. Medical professionals have found it more difficult to conduct a traditional fee-for-service practice and many have been driven to join or contractually affiliate with larger organizations. Such change and consolidation may result in the elimination of, or a significant decrease in, the role of the physician in the medical malpractice insurance purchasing decision. It could also result in greater emphasis on the role of professional managers, who may seek to purchase insurance on a price competitive basis, and who may favor insurance companies that are larger and more highly rated than ProAssurance. In addition, such change and consolidation could reduce ProAssurance’s medical malpractice premiums as groups of insurance purchasers generally retain more risk or self insure.

The movement from traditional fee-for-service practice to the managed care environment may also result in an increase in the liability profile of ProAssurance’s insureds. The majority of ProAssurance’s insured physicians practice in primary care specialties such as internal medicine, family practice, general practice and pediatrics. In the managed care environment, these primary care physicians are being required to take on the role of “gatekeeper” and restrain the use of specialty care by controlling access to specialists and by performing certain procedures that would customarily be performed by specialists in a fee-for-service setting. These practice changes may result in an increase in the claims frequency and severity experienced by primary care physicians and by ProAssurance as their insurance carrier.

ProAssurance is a holding company and is dependent on dividends and other payments from its operating subsidiaries, which are subject to dividend restrictions.

ProAssurance is a holding company whose principal source of funds is cash dividends and other permitted payments from operating subsidiaries. If ProAssurance’s subsidiaries are unable to make payments to it, or are able to pay only limited amounts, ProAssurance may be unable to make payments on its indebtedness. The payment of dividends by these operating subsidiaries is subject to restrictions set forth in the insurance laws and regulations of their respective states of domicile as discussed under “Price Range of Common Stock and Dividends — Dividends” on page 57.

Regulatory requirements could have a material impact on ProAssurance’s operations.

ProAssurance’s insurance businesses are subject to extensive regulation by state insurance authorities in each state in which it operates. Regulation is intended for the benefit of policyholders rather than shareholders. In addition to the amount of dividends and other payments that can be made to a holding company by insurance subsidiaries, these regulatory authorities have broad administrative and supervisory power relating to:

•	licensing requirements;

•	trade practices;

•	capital and surplus requirements;

•	investment practices; and

•	rates charged to insurance customers.

These regulations may impede or impose burdensome conditions on rate increases or other actions that ProAssurance may want to take to enhance its operating results. In addition, ProAssurance may incur significant costs in the course of complying with regulatory requirements. Most states also regulate insurance holding companies like ProAssurance in a variety of matters such as acquisitions, changes of control and the terms of affiliated transactions.

Future legislative or regulatory changes may also adversely affect ProAssurance’s business operations.

The unpredictability of court decisions could have a material impact on ProAssurance’s operations.

The financial position of ProAssurance’s insurance subsidiaries may also be affected by court decisions that expand insurance coverage beyond the intention of the insurer at the time it originally issued an insurance policy. In addition, a significant jury award, or series of awards, against one or more of ProAssurance’s insureds could require it to pay large sums of money in excess of its reserve amounts.

The passage of tort reform or other legislation, and the subsequent review of such laws by the courts could have a material impact on ProAssurance’s operations.

Tort reforms generally restrict the ability of a plaintiff to recover damages by, among other limitations, eliminating certain claims that may be heard in a court, limiting the amount or types of damages, changing statutes of limitation or the period of time to make a claim, and limiting venue or court selection. A number of states in which ProAssurance does business have enacted, or are considering, tort reform legislation. Proposed federal tort reform legislation has failed to win Congressional approval to date.

While the effects of tort reform would appear to be beneficial to ProAssurance’s business generally, there can be no assurance that such reforms will be effective or ultimately upheld by the courts in the various states. Further, if tort reforms are effective, the business of providing professional liability insurance may become more attractive, thereby causing an increase in competition for ProAssurance.

In addition, there can be no assurance that the benefits of tort reform will not be accompanied by legislation or regulatory actions that may be detrimental to ProAssurance’s business. For example, various states have established or are evaluating their intention to establish state sponsored malpractice insurance for their resident physicians that may eliminate targeted physicians from the private insurance market. Furthermore, insurance regulatory authorities may require premium rate limitations and expanded coverage requirements as well as other requirements in anticipation of the expected benefits of tort reform which may or may not be actually realized.

ProAssurance’s geographic concentration ties its performance to the economic, regulatory and demographic conditions of the midwestern, southern and mid-Atlantic states.

ProAssurance’s revenues and profitability are subject to prevailing economic, regulatory, demographic and other conditions in the states in which it writes insurance. ProAssurance currently writes professional liability insurance primarily in the midwestern, southern and mid-Atlantic United States with approximately 68% of gross premiums written in Alabama, Florida, Indiana, Michigan and Ohio in 2005. Further, the business of PIC Wisconsin is concentrated in Wisconsin and other midwestern states. Because its business currently is concentrated in a limited number of markets, adverse developments that are limited to a geographic area in which ProAssurance does business may have a disproportionately greater affect on it than they would have if it did business in markets outside that particular geographic area.

ProAssurance’s business could be adversely affected by the loss of independent agents.

ProAssurance depends in part on the services of independent agents and brokers in the marketing of its insurance products. ProAssurance faces competition from other insurance companies for the services and allegiance of independent agents and brokers. These agents and brokers may choose to direct business to competing insurance companies or may direct less desirable risks to ProAssurance.

If market conditions cause reinsurance to be more costly or unavailable, ProAssurance may be required to bear increased risks or reduce the level of its underwriting commitments.

As part of its overall risk and capacity management strategy, ProAssurance purchases reinsurance for significant amounts of risk underwritten by its insurance company subsidiaries. Market conditions beyond ProAssurance’s control determine the availability and cost of the reinsurance, which may affect the level of ProAssurance’s business and profitability. ProAssurance may be unable to maintain current reinsurance coverage or to obtain other reinsurance coverage in adequate amounts and at favorable rates. If ProAssurance is unable to renew its expiring coverage or to obtain new reinsurance coverage, either its net exposure to risk would increase or, if it is unwilling to bear an increase in net risk exposures, ProAssurance would have to reduce the amount of its underwritten risk.

ProAssurance cannot guarantee that its reinsurers will pay in a timely fashion, if at all, and, as a result, it could experience losses.

ProAssurance transfers some of its risks to reinsurance companies in exchange for part of the premium it receives in connection with the risk. Although reinsurance makes the reinsurer liable to ProAssurance to the extent the risk is transferred, it does not relieve ProAssurance of its liability to its policyholders. If reinsurers fail to pay ProAssurance or fail to pay on a timely basis, ProAssurance’s financial results would be adversely affected. At March 31, 2006, ProAssurance had reinsurance recoverables on paid losses and loss adjustment expenses of approximately $331.5 million.

The guaranty fund assessments that ProAssurance is required to pay to state guarantee associations may increase and results of operations and financial condition could suffer as a result.

Each state in which ProAssurance operates has separate insurance guaranty fund laws requiring admitted property and casualty insurance companies doing business within their respective jurisdictions to be members of their guaranty associations. These associations are organized to pay covered claims (as defined and limited by the various guaranty association statutes) under insurance policies issued by insolvent insurance companies. Most guaranty association laws enable the associations to make assessments against member insurers to obtain funds to pay covered claims after a member insurer becomes insolvent. These associations levy assessments (up to prescribed limits) on all member insurers in a particular state on the basis of the proportionate share of the premiums written by member insurers in the covered lines of business in that state. Maximum assessments permitted by law in any one year generally vary between 1% and 2% of annual premiums written by a member in that state. Some states permit member insurers to recover assessments paid through surcharges on policyholders or through full or partial premium tax offsets, while other states permit recovery of assessments through the rate filing process.

Property and casualty guaranty fund assessments incurred by ProAssurance totaled $226,000 and $396,000 for 2005 and 2004, respectively. ProAssurance’s policy is to accrue the insurance insolvencies when notified of assessments. ProAssurance is not able to reasonably estimate the liabilities of an insolvent insurer or develop a meaningful range of the insolvent insurer’s liabilities because of inadequate financial data with respect to the estate of the insolvent company as supplied by the guaranty funds.

ProAssurance’s business could be adversely affected by the loss of one or more key employees.

ProAssurance is heavily dependent upon its senior management and the loss of services of its senior executives could adversely affect its business. ProAssurance’s success has been, and will continue to be, dependent on its ability to retain the services of existing key employees and to attract and retain additional qualified personnel in the future. The loss of the services of key employees or senior managers, or the inability to identify, hire and retain other highly qualified personnel in the future, could adversely affect the quality and profitability of ProAssurance’s business operations.

ProAssurance’s board of directors is in the process of considering succession planning relating to its Chief Executive Officer. Dr. Crowe, its current Chairman and Chief Executive Officer, has indicated to the board that he has no immediate plans for retirement.

Provisions in ProAssurance’s charter documents, Delaware law and state insurance law may impede attempts to replace or remove management or impede a takeover, which could adversely affect the value of its common stock.

ProAssurance’s certificate of incorporation, bylaws and Delaware law contain provisions that may have the effect of inhibiting a non-negotiated merger or other business combination. Additionally, the board of directors may issue preferred stock, which could be used as an anti-takeover device, without a further vote of

ProAssurance’s stockholders. ProAssurance currently has no preferred stock outstanding, and no present intention to issue any shares of preferred stock. However, because the rights and preferences of any series of preferred stock may be set by the board of directors in its sole discretion, the rights and preferences of any such preferred stock may be superior to those of ProAssurance’s common stock and thus may adversely affect the rights of the holders of common stock.

The voting structure of common stock and other provisions of ProAssurance’s certificate of incorporation are intended to encourage a person interested in acquiring ProAssurance to negotiate with, and to obtain the approval of, the board of directors in connection with a transaction. However, certain of these provisions may discourage ProAssurance’s future acquisition, including an acquisition in which stockholders might otherwise receive a premium for their shares. As a result, stockholders who might desire to participate in such a transaction may not have the opportunity to do so.

In addition, state insurance laws provide that no person or entity may directly or indirectly acquire control of an insurance company unless that person or entity has received approval from the insurance regulator. An acquisition of control of ProAssurance’s insurance operating subsidiaries generally would be presumed if any person or entity acquires 10% (5% in Alabama) or more of its outstanding common stock, unless the applicable insurance regulator determines otherwise.

These provisions apply even if the offer may be considered beneficial by stockholders.

If a change in management or a change of control is delayed or prevented, the market price of ProAssurance’s common stock could decline.

PIC WISCONSIN SPECIAL MEETING

This section contains information from PIC Wisconsin for PIC Wisconsin shareholders about the special shareholders’ meeting PIC Wisconsin has called to consider the approval and adoption of the merger agreement and the merger. PIC Wisconsin is mailing this proxy statement-prospectus to you, as a PIC Wisconsin shareholder, on or about June   , 2006. Together with this proxy statement-prospectus, PIC Wisconsin is also sending to you a notice of the PIC Wisconsin special meeting, a form of proxy that PIC Wisconsin’s board of directors is soliciting for use at the special meeting and at any adjournments or postponements of the meeting.

Date, time and place.

The special meeting will be held on Wednesday, July 26, 2006, at 10:00 a.m., local time, at the offices of PIC Wisconsin, 1002 Deming Way, Madison, Wisconsin 53744.

Purpose.

At the PIC Wisconsin special meeting, PIC Wisconsin shareholders will be asked to:

1. approve and adopt the merger agreement and the merger;

2.	vote upon an adjournment of the PIC Wisconsin special meeting, if necessary, to solicit additional proxies if there are not sufficient votes for the foregoing proposal; and

3.	transact any other business that may properly be brought before the PIC Wisconsin special meeting or any adjournments or postponements thereof.

A copy of the merger agreement is attached to this proxy statement-prospectus as Appendix A.

Vote required.

Vote required for proposal 1.  The approval and adoption of the merger agreement and the merger requires the affirmative vote of a majority of the votes that record holders of the outstanding shares of PIC Wisconsin common stock are entitled to cast on the merger proposal at the special meeting. Abstentions will have the same effect as votes cast against the proposal to approve and adopt the merger agreement and the merger.

Vote required for proposal 2.  Assuming a quorum is present, the affirmative vote of a majority of the shares represented at the meeting and entitled to vote thereon is required to approve the proposal to adjourn the special meeting, if necessary, for the purpose of soliciting additional proxies. Abstentions will have the same effect as a vote against this proposal.

Proxies.

You should complete and return the proxy card accompanying this proxy statement-prospectus to ensure that your vote is counted at the special meeting, regardless of whether you plan to attend the special meeting.

All shares of PIC Wisconsin common stock represented by valid proxies that PIC Wisconsin receives through this solicitation, and not revoked before they are exercised, will be voted in the manner specified on the proxies. If you sign and return your proxy card but make no specification on your proxy card, your proxy will be voted “FOR” approval and adoption of the merger agreement and the merger and “FOR” approval of any adjournment or postponement of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes for approval and adoption of the merger agreement and the merger.

Adjournments of the special meeting may be made in accordance with PIC Wisconsin’s bylaws. If the persons named as proxies by you are asked to vote for one or more adjournments of the special meeting for matters incidental to the conduct of the special meeting, such persons will have the authority to vote in their discretion on such matters. However, if the persons named as proxies by you are asked to vote for one or more proposals to adjourn the special meeting to a later date to solicit additional proxies in favor of the proposal to approve and adopt the merger agreement and the merger in the event that there are not sufficient votes to approve and adopt the merger agreement and the merger at the special meeting, such persons will only have the authority to vote on such matter as directed by you or your proxy, or, in the absence of such direction, in favor of such adjournment. No proxy voted against the proposal to approve and adopt the merger agreement and the merger will be voted in favor of any adjournments, postponements or continuations of the special meeting, unless specifically so designated on the proxy.

If you are a record holder of PIC Wisconsin common stock, you can revoke your proxy at any time before the vote is taken at the special meeting by submitting to PIC Wisconsin’s corporate secretary written notice of revocation or a properly executed proxy of a later date, or by attending the special meeting and voting in person. Attendance at the special meeting will not by itself constitute revocation of a proxy. Written notices of revocation and other communications about revoking PIC Wisconsin proxies should be addressed to:

Attn: Corporate Secretary
Physicians Insurance Company of Wisconsin, Inc.
1002 Deming Way
Madison, Wisconsin 53744

PIC Wisconsin’s board is unaware of any other matters that may be presented for action at the special meeting. If other matters do properly come before the special meeting, however, PIC Wisconsin intends that shares represented by proxies in the form accompanying this proxy statement-prospectus will be voted by and at the discretion of the persons named as proxies on the proxy card.

You should not send in any stock certificates with your proxy card. The exchange agent will mail to PIC Wisconsin shareholders a transmittal letter with instructions for the surrender of stock certificates as soon as practicable after the completion of the merger.

Solicitation of proxies.

The proxies are solicited by and at the direction of the board of directors of PIC Wisconsin. PIC Wisconsin will bear the entire cost of soliciting proxies from its shareholders and the costs and expenses of printing and mailing this proxy statement-prospectus, except that ProAssurance will engage Mellon Investor

Services LLC, which we refer to as Mellon, to act as exchange agent in the merger and to be responsible for tabulating the votes at the special meeting at the expense of ProAssurance. ProAssurance will pay all registration, filing and other fees relating to the merger paid to the SEC and the NYSE. In addition, PIC Wisconsin’s directors, officers and regular employees may solicit proxies, without payment of additional compensation to such persons, either personally or by telephone, the Internet, telegram, fax, letter or special delivery letter.

Record date and voting rights.

In accordance with Wisconsin law and PIC Wisconsin’s bylaws, PIC Wisconsin has fixed June 6, 2006, as the record date for determining the PIC Wisconsin shareholders entitled to notice of and to vote at the special meeting. Only PIC Wisconsin shareholders of record at the close of business on the record date are entitled to notice of and to vote at the special meeting and any adjournments or postponements of the special meeting. At the close of business on the record date, there were           shares of PIC Wisconsin common stock outstanding, held by approximately           holders of record. The presence in person or by proxy of a majority of shares of common stock outstanding on the record date and entitled to vote will constitute a quorum for purposes of conducting business at the special meeting. On each matter properly submitted for consideration at the special meeting, each record holder is entitled to one vote for each outstanding share of PIC Wisconsin common stock.

Shares of PIC Wisconsin common stock present in person at the special meeting but not voting, and shares of PIC Wisconsin common stock for which PIC Wisconsin has received proxies indicating that their holders have abstained, will be counted as present at the special meeting for purposes of determining whether there is a quorum for transacting business at the special meeting.

As of the record date:

•	PIC Wisconsin’s directors and executive officers beneficially owned approximately shares of PIC Wisconsin common stock, excluding unvested stock awards, representing approximately % of the shares entitled to vote at the special meeting. PIC Wisconsin currently expects that its directors and executive officers will vote the shares of PIC Wisconsin common stock they beneficially own “FOR” the approval and adoption of the merger agreement and the merger; and

•	ProAssurance and its directors and executive officers did not, as of the record date, beneficially own any shares of PIC Wisconsin common stock.

Recommendation of PIC Wisconsin’s board of directors.

The PIC Wisconsin board has approved and adopted the merger agreement and the merger. The PIC Wisconsin board believes that the merger agreement and the transactions it contemplates are in the best interests of PIC Wisconsin and its shareholders, and unanimously recommends that PIC Wisconsin shareholders vote “FOR” approval and adoption of the merger agreement and the merger. The PIC Wisconsin board of directors also unanimously recommends that PIC Wisconsin shareholders vote “FOR” the approval of the proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes for the merger proposal.

See “Proposal 1: The Merger — Recommendation of PIC Wisconsin’s board of directors” beginning on page 25 for a more detailed discussion of the PIC Wisconsin board’s recommendation with regard to the merger agreement and the merger.

PROPOSAL 1: THE MERGER

The following discussion contains material aspects of the merger. Because this discussion is a summary, it may not contain all of the information that is important to you. To understand the merger fully, and for a more complete description of the legal terms of the merger, you should read carefully this entire proxy statement-prospectus and the documents we referred you to, including the merger agreement. See “Where You Can Find More Information” beginning on page 85.

A copy of the merger agreement without any schedules is attached as Appendix A to this proxy statement-prospectus and is incorporated by reference. You are encouraged to read the merger agreement completely and carefully as it is the legal document that governs the merger.

General.

ProAssurance’s and PIC Wisconsin’s boards of directors have unanimously approved and adopted the merger agreement and the merger. When the merger is completed:

•	PIC Wisconsin will become a wholly-owned subsidiary of ProAssurance;

•	each share of PIC Wisconsin common stock you own will be converted into the right to receive shares of ProAssurance common stock unless you properly exercise your dissenters’ rights; and

•	after the completion of the merger, former PIC Wisconsin shareholders will own up to 7.4% of the then outstanding common stock of ProAssurance.

The shares of ProAssurance common stock to be issued in the merger will be authorized for listing on the NYSE, subject to official notice of issuance, before the completion of the merger.

ProAssurance and PIC Wisconsin are working towards completing the merger as quickly as possible, and expect to complete the merger early in the third quarter of 2006.

Background of the merger.

PIC Wisconsin was formed in 1986 as a Wisconsin stock insurance company. PIC Wisconsin’s common stock was offered and sold at an initial offering price of $600 from 1986 through January 1990 to licensed physicians and certain associated medical professionals who purchased shares as a condition of becoming policyholders of PIC Wisconsin’s medical professional liability insurance. There has never been any public market for PIC Wisconsin common stock and, other than limited sales, gifts and bequests between and among shareholders, very few transfers of the stock have been made. PIC Wisconsin has never paid cash dividends to its shareholders.

Although the initial sale of PIC Wisconsin’s common stock was accompanied by explicit cautionary representations regarding the stock’s lack of liquidity and limited potential for investment returns, over the years PIC Wisconsin’s board of directors has considered various means of providing shareholders with an opportunity to realize liquidity for their shares. Among the approaches considered were the creation or encouragement of a public trading market for the stock, as well as a public offering of PIC Wisconsin’s common stock. The board concluded that neither of these approaches was feasible, considering the costs involved and PIC Wisconsin’s paramount desire to maintain its physician ownership and governance.

In 1994, the board of directors authorized the redemption of approximately $1.5 million, or a total of 2,480 shares of PIC Wisconsin common stock, from shareholders who wanted to sell their shares. Those who accepted the offer were paid $600 in cash for each of their shares.

In 1995, PIC Wisconsin entered into a Reciprocal Stock Purchase Agreement with Physicians Insurance Company of Michigan, which is referred to as PICOM, pursuant to which the two companies exchanged shares of each other’s stock. For purposes of that sale of stock, PIC Wisconsin’s shares were valued at approximately $1,580 per share. When PICOM, now known as ProNational Insurance Company, became part of the ProAssurance group of companies in 2001, PIC Wisconsin repurchased all of PICOM’s shares for

$3,466 per share, which was the statutory book value of the shares at that time, pursuant to a call option in the Reciprocal Stock Purchase Agreement that was triggered by the change of control of PICOM.

In 1998, PIC Wisconsin again offered to redeem shares of PIC Wisconsin common stock. This redemption resulted in the repurchase of 2,528 shares for a total of approximately $2.6 million, or an average of approximately $1,014 per share.

By 2002, a renewed desire by PIC Wisconsin’s shareholders for liquidity and value caused its board of directors again to review the available options. The board authorized management and counsel to prepare another redemption offer, this time for a maximum of 8,824 shares at $1,700 per share, or a total of approximately 45% of the outstanding common stock for a total of $15 million. This redemption program was abandoned, however, after PIC Wisconsin’s shareholders failed to approve amendments to PIC Wisconsin’s articles of incorporation necessary to implement the program at a special shareholders’ meeting held in January 2003.

In late 2003 and continuing into 2004, management developed and presented to PIC Wisconsin’s board of directors a recapitalization plan designed to offer liquidity to its shareholders, while at the same time retaining a base of ownership and control by its policyholders. For purposes of the recapitalization plan, PIC Wisconsin’s common stock was valued at $2,200 per share. The recapitalization plan was to use internally generated capital along with $12 million from the proceeds of the sale of surplus notes. In May 2004, the board authorized the issuance of the surplus notes and set the date of a special meeting of shareholders to vote on the elements of the recapitalization plan. A proxy statement was prepared for the special shareholders’ meeting that was scheduled for September 2004 and filed with the Office of the Commissioner of Insurance of Wisconsin, which is referred to as the OCI of Wisconsin.

In August 2004, PIC Wisconsin learned that a number of the largest PIC Wisconsin shareholders had retained a securities firm to find a buyer for their shares. Among the potential purchasers were ProAssurance and American Physicians Capital, Inc., both publicly traded medical malpractice insurance groups and competitors of PIC Wisconsin. In response, PIC Wisconsin’s board of directors authorized management to investigate the facts and circumstances of this proposed transaction, analyze the potential impact of these sales on PIC Wisconsin, its other shareholders, policyholders and other constituencies, and make recommendations to the board of directors. In light of this development, the board postponed the special shareholders’ meeting to consider and vote on the recapitalization plan.

On September 21, 2004, American Physicians Assurance Corporation, which is referred to as APA, a wholly-owned subsidiary of American Physicians Capital, Inc., filed a request with the OCI of Wisconsin for approval of the acquisition of 4,450 shares of PIC Wisconsin common stock from five current shareholders at a purchase price of $3,800 per share. The APA filing also indicated that APA might purchase an additional 332 shares from an unidentified shareholder, which would bring APA’s percentage ownership of PIC Wisconsin common stock to approximately 24%. Such an acquisition would give APA presumed “control” of PIC Wisconsin under Wisconsin’s insurance laws, and therefore would require regulatory approval from the OCI of Wisconsin.

The board of directors of PIC Wisconsin considered the proposed acquisition by APA and determined that the proposed acquisition would not be in the best interests of PIC Wisconsin’s shareholders and policyholders. At the board’s direction, PIC Wisconsin President and CEO William T. Montei filed a letter dated September 29, 2004 with the OCI of Wisconsin opposing the proposed acquisition of control of PIC Wisconsin by APA on the grounds that the acquisition would be contrary to the interests of PIC Wisconsin’s policyholders, would negatively affect its business and operations and would jeopardize the Wisconsin medical liability insurance market. The letter also stated that APA is not a fit and proper owner of PIC Wisconsin, and that the manner in which APA solicited proposed sellers of PIC Wisconsin shares may have been in violation of the law. The OCI of Wisconsin permitted PIC Wisconsin to become a party to the APA proceeding and commenced the process of evaluating the APA approval request.

In October 2004, the PIC Wisconsin board of directors indefinitely postponed the special shareholders’ meeting to vote on the recapitalization plan and directed management to explore and present to the board strategies to defend PIC Wisconsin against unwelcome acquisitions of its stock and hostile takeovers.

In November 2004, PIC Wisconsin received a letter from the President and CEO of APA requesting a meeting with the PIC Wisconsin board of directors. On the advice of counsel, the board directed PIC Wisconsin management to respond that the board would be willing to consider such a meeting if APA would first provide sufficient information about its business and intentions such that the board could properly assess the consequences to PIC Wisconsin’s policyholders and its financial stability resulting from APA’s proposed acquisition of PIC Wisconsin shares. In addition, the board reviewed with counsel and then adopted a shareholder rights agreement that permits PIC Wisconsin to defend itself against takeover attempts that the board considers contrary to the best interests of PIC Wisconsin and its shareholders. See “Proposal 1: The Merger — Shareholder rights agreement” on page 40.

In March 2005, PIC Wisconsin retained the investment banking firm of Cochran to advise the board of directors and assist in finding a suitable means of providing shareholder liquidity. Cochran contacted five potential investors who PIC Wisconsin or Cochran believed would be interested in making a minority investment in the company or other transactions that would offer at least some of its shareholders an opportunity to realize liquidity for their shares. None of these potential investors chose to pursue the purchase of a non-controlling interest in PIC Wisconsin. Concurrently, the board considered another redemption plan, as well as a plan to mutualize PIC Wisconsin that would transfer control of the company from the shareholders to policyholders. Ultimately, neither of these plans was deemed to fully satisfy the objectives of offering all PIC Wisconsin shareholders an opportunity to sell their shares at a fair price, while preserving the financial stability of PIC Wisconsin.

In April 2005, Cochran began contacting potential strategic partners for PIC Wisconsin. As part of that process, Cochran obtained confidentiality agreements from and distributed offering memoranda to three parties, including ProAssurance. Each of these parties responded by providing written indications of interest in a business combination with PIC Wisconsin, which Cochran reviewed with management and the board. One of the companies’ offers involved a multi-step process with significant challenges at each step, so PIC Wisconsin’s board of directors chose not to pursue it further.

In June 2005, the board of directors met with representatives of ProAssurance and one other company to discuss a potential transaction in which PIC Wisconsin would become a part of the acquiring organization, and its shareholders would receive either stock or cash, or a combination of stock and cash, in consideration for their shares. Both companies presented the board with term sheets. ProAssurance proposed a merger transaction in which PIC Wisconsin’s shareholders would have a right to receive (i) the greater of the statutory book value or $4,000 in cash, or (ii) shares of ProAssurance common stock with a value of the greater of 105% of statutory book value or $4,200. As of March 31, 2005, PIC Wisconsin’s statutory book value was $3,789 per share. The other company offered a cash payment equal to statutory book value as of the date of the merger, and later raised its offer to 115% of statutory book value per share of PIC Wisconsin stock. In July 2005, PIC Wisconsin’s board of directors met to consider the two proposals, by which time ProAssurance had increased its offer to (x) ProAssurance common stock with an implied value of $5,000 per share of PIC Wisconsin common stock, or (y) cash equal to the greater of $4,000 or the statutory book value per share of PIC Wisconsin common stock. ProAssurance later withdrew the cash option from its offer. The board authorized management to proceed with reciprocal due diligence with both companies.

During this period, two other parties expressed an interest in entering into discussions for the acquisition of PIC Wisconsin, including APA. Cochran was asked by PIC Wisconsin’s board of directors to analyze these overtures and advise the board whether to pursue discussions with these companies. In July 2005, Cochran and PIC Wisconsin’s legal counsel met with the board to consider these issues. Cochran advised the board that one of the two candidates had a significant market share in Wisconsin which, when combined with PIC Wisconsin’s sales figures, would comprise more than 50% of the Wisconsin medical malpractice insurance market. Discussions with that company did not go further because of the perceived risk that a merger with that company could raise issues with antitrust and insurance regulators, which could substantially delay or prevent the proposed merger. That company also verbally indicated that it did not foresee paying more than statutory book value for PIC Wisconsin shares, which was less than the bids PIC Wisconsin received from ProAssurance and the other bidder. The other company, APA, had already entered into contracts to purchase approximately 24% of PIC Wisconsin’s common stock, subject to approval by the OCI of Wisconsin. PIC Wisconsin’s legal counsel reviewed the reasons that PIC Wisconsin was opposing that acquisition in the proceeding pending before the OCI of Wisconsin and the information about APA obtained in discovery. Cochran informed the board of the risks that a transaction with APA may have to PIC Wisconsin. Among other things, Cochran noted that in November 2003, APA took a reserve charge of $43.4 million, or 6.4% of total reserves. Furthermore, APA was rated B+ (with negative implications) by A.M. Best, while PIC Wisconsin was rated A- (excellent with stable outlook), so an acquisition by APA would pose a threat to its A.M. Best rating. Cochran also pointed out that, based upon an accretion/dilution analysis, it was unlikely that APA would top the ProAssurance offer. PIC Wisconsin’s board of directors requested Cochran to continue its analysis of the two potential merger partners and prepare recommendations.

In September 2005, APA announced that it had purchased approximately 9.9% of the PIC Wisconsin common stock and filed a motion with OCI of Wisconsin to withdraw its original September 2004 request for approval to acquire approximately 24% of PIC Wisconsin common stock and to dismiss the proceeding. The OCI of Wisconsin denied APA’s motion to withdraw on the grounds that APA’s intentions were not conclusively established by its representations that it does not intend to acquire any more PIC Wisconsin common stock, and the OCI of Wisconsin retained jurisdiction in the matter. That proceeding before the OCI of Wisconsin, although stayed, remains pending.

At its meeting in October 2005, PIC Wisconsin’s board of directors, with Cochran’s advice, reviewed alternative courses of action, including its search for a passive minority investor, consideration of a redemption and recapitalization plan, potential mutualization of the company, and solicitation of expressions of interest for the purchase of the company. The board determined that the best alternative for both the company and its shareholders would be a sale of the company, and that a transaction with ProAssurance was preferable to any other transaction that had been proposed. The board directed management and counsel to continue due diligence with ProAssurance and prepare a definitive agreement for the board’s consideration. The board met again in November 2005 to receive a report on the status of the merger agreement and due diligence activities with ProAssurance.

On December 7, 2005, PIC Wisconsin’s board of directors, following a presentation by PIC Wisconsin’s legal counsel and by Cochran, receipt of Cochran’s oral opinion that the ProAssurance merger consideration is fair from a financial point of view to the PIC Wisconsin shareholders, and a review of the terms of the ProAssurance merger agreement, authorized management to enter into the merger agreement. The board also approved amendments to the rights agreement that excluded ProAssurance, the merger agreement and the merger from the effects of the rights agreement.

On December 8, 2005, the rights agreement was amended, Cochran delivered its written opinion dated December 8, 2005 that the merger consideration is fair from a financial point of view to the PIC Wisconsin shareholders, the merger agreement was signed and delivered, and the merger was publicly announced. On December 21, 2005, ProAssurance filed with the OCI of Wisconsin its request for approval of the acquisition of control of PIC Wisconsin on Form A, in accordance with the terms of the merger agreement.

Recommendation of PIC Wisconsin’s board of directors.

At a special meeting of PIC Wisconsin’s board of directors held on December 7, 2005, after careful consideration, PIC Wisconsin’s board of directors determined that the approval and adoption of the merger agreement and the merger are advisable and in the best interests of PIC Wisconsin and its shareholders. PIC Wisconsin’s board of directors has unanimously approved and adopted the merger agreement and the merger. PIC Wisconsin’s board of directors unanimously recommends that holders of PIC Wisconsin common stock vote “FOR” the approval and adoption of the merger agreement and the merger.

In reaching its decision to approve and adopt the merger agreement and the merger and to recommend that holders of PIC Wisconsin common stock vote to approve and adopt the merger agreement and the merger, PIC Wisconsin’s board of directors considered a number of factors, including the following:

•	the business, competitive position and prospects of PIC Wisconsin (as well as the risks involved in achieving these prospects), the competitive nature of the industry in which PIC Wisconsin operates and the current industry, economic and market conditions;

•	the greater financial strength and stability that ProAssurance would bring to PIC Wisconsin and its shareholders and policyholders;

•	the strategic fit between PIC Wisconsin and ProAssurance based on the similarity of their management philosophies, including their common heritage of physician involvement and their strong commitment to serving the medical community through their professional liability insurance products;

•	the fact that the merger consideration represents a premium above statutory book value;

•	the consideration to be received by its shareholders, constituting shares of ProAssurance common stock, will allow most of its shareholders to defer recognition of any gain or loss for federal income tax purposes on the exchange of their shares for ProAssurance shares in the merger, except to the extent a shareholder receives cash in lieu of fractional shares;

•	there currently is sufficient liquidity in the public market for ProAssurance stock that PIC Wisconsin shareholders who wish to realize cash from the transaction by selling the ProAssurance shares they receive in exchange for their PIC Wisconsin shares should be able to do so;

•	the financial analyses presented by Cochran as well as Cochran’s written opinion that the merger consideration to be received by PIC Wisconsin’s shareholders pursuant to the merger agreement is fair to the shareholders from a financial point of view; a copy of the Cochran opinion is attached as Appendix C to this proxy statement-prospectus and should be read in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Cochran;

•	the fact that the merger is not subject to any financing conditions;

•	the fact that expressions of interest received from potential strategic parties over the last several years (prior to the commencement of discussions with ProAssurance) have not resulted in any proposal or offer to acquire or other strategic transaction that compares favorably to the ProAssurance offer and to the terms contained in the merger agreement;

•	the possible alternatives to the merger, including continuing to operate PIC Wisconsin as an independent entity, the perceived risks of those alternatives, the range of potential benefits to its shareholders of the possible alternatives, the timing and likelihood of accomplishing the goals of such alternatives, and PIC Wisconsin’s board of directors’ assessment that none of the alternatives were reasonably likely to present superior opportunities for PIC Wisconsin or to create greater value for its shareholders than the merger;

•	the general terms and conditions of the merger agreement, including consideration of several specific provisions of the merger agreement, such as the following:

•	reciprocal representations and warranties;

•	definitions of “material adverse effect”;

•	limited conditions to ProAssurance’s obligation to complete the merger;

•	ability of PIC Wisconsin’s board of directors to terminate the merger agreement in the exercise of its fiduciary duties, under specific circumstances upon the occurrence of a “PIC Wisconsin Acquisition Event”;

•	a termination fee believed to be within the range of reasonable termination fees provided for in comparable transactions and not to be a significant deterrent to competing offers; and

•	PIC Wisconsin’s ability to carry on its business without material interruption during the period in which regulatory approvals are to be obtained and until the merger is consummated;

•	the likelihood that the proposed transaction would be completed, in light of ProAssurance’s demonstrated commitment to the transaction and that ProAssurance has successfully completed several other similar transactions;

•	the fact that its shareholders who dissent from the merger will have dissenters’ rights under Wisconsin law; and

•	the current environment and trends in the medical malpractice insurance industry, including some legal and regulatory uncertainties unique to the State of Wisconsin, as well as industry consolidation and pricing trends.

In the course of its deliberations, PIC Wisconsin’s board of directors also considered a variety of risks and other potentially negative factors, including the following:

•	the risks related to the announcement and pendency of the merger, including the impact of the merger on its employees and policyholders and the expected effect of the merger on its existing relationships with its agents and other third parties;

•	the fact that PIC Wisconsin will no longer exist as an independent company headquartered in Wisconsin;

•	the risk that the merger might not receive the necessary regulatory approvals and clearances to complete the merger, or that government authorities might attempt to condition their approval of the merger on one or more of the parties’ compliance with certain burdensome terms or conditions;

•	the risk that the per share merger consideration may be less than $5,000, should the average price of ProAssurance common stock at the effective time of the merger be less than $39.80 per share;

•	the risk that its long-standing relationship with the Wisconsin Medical Society might suffer by reason of the fact that fewer Wisconsin physicians will have governance responsibilities with respect to the company; and

•	the risk that APA, which has announced that it has purchased approximately 9.9% of PIC Wisconsin’s common stock, may oppose the merger.

PIC Wisconsin’s board concluded that the anticipated benefits of combining with ProAssurance outweighed the preceding risks.

Although each member of PIC Wisconsin’s board individually considered these and other factors, the board did not collectively assign any specific or relative weights to the factors considered and did not make any determination with respect to any individual factor. The board collectively made its determination with respect to the merger based on the conclusion reached by its members that, in light of the factors that each of them considered appropriate, the merger is in the best interests of PIC Wisconsin and its shareholders.

PIC Wisconsin’s board of directors realized there can be no assurance about future results, including results expected or considered in the factors listed above. However, the board concluded the potential positive factors outweighed the potential risks of consummating the merger.

It should be noted that this explanation of the PIC Wisconsin board’s reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Forward-Looking Statements” on page 86.

Opinion of PIC Wisconsin’s financial advisor.

By an engagement letter dated March 8, 2005, PIC Wisconsin retained Cochran to act as financial advisor to PIC Wisconsin in connection with any proposed business combination involving PIC Wisconsin and, among other things, to render an opinion to PIC Wisconsin’s board of directors as to the fairness, from a financial point of view, of a business combination. Cochran is a nationally recognized investment banking firm whose principal business specialty is insurance-related entities. In the ordinary course of its investment banking business, Cochran is regularly engaged in the valuation of insurance companies and their securities in connection with mergers and acquisitions and other corporate transactions. Cochran was selected to act as investment banker to PIC Wisconsin, in part, because of Cochran’s expertise and its reputation in investment banking and mergers and acquisitions with respect to insurance-related entities.

Cochran acted as financial advisor to PIC Wisconsin in connection with the proposed merger and participated in certain of the negotiations leading to the merger agreement. At the December 7, 2005 meeting of PIC Wisconsin’s board, at which PIC Wisconsin’s board considered and approved the final form of the merger agreement, Cochran delivered to the board, Cochran’s oral opinion, that, as of such date, the consideration to be received by PIC Wisconsin’s shareholders in the merger was fair from a financial point of view. Cochran confirmed its December 7, 2005 oral opinion by delivering to the board a written opinion dated December 8, 2005, which is referred to herein as Cochran’s opinion.

The full text of Cochran’s opinion is attached as Appendix C to this proxy statement-prospectus, and is incorporated by reference into this proxy statement-prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Cochran in rendering its opinion. The opinion was directed to the PIC Wisconsin board and is directed only to the fairness, from a financial point of view, of the merger consideration to holders of PIC Wisconsin common stock. It does not address the underlying business decision of PIC Wisconsin to engage in the merger or any other aspect of the merger, and is not a recommendation to any PIC Wisconsin shareholder as to how such shareholder should vote at the special meeting with respect to the merger or any other matter. Cochran expressed no opinion as to the price at which either PIC Wisconsin or ProAssurance shares may trade prior to or following consummation of the merger. Cochran’s opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Cochran as of, the date of the Cochran opinion. Cochran’s opinion speaks only as of the date of the opinion, and Cochran assumed no responsibility for updating or revising the Cochran opinion based on circumstances or events occurring after the date of the Cochran opinion. The description of the opinion set forth below is qualified in its entirety by reference to the opinion. The following is only a summary of the Cochran opinion. You are urged to read the entire opinion carefully in connection with your consideration of the proposed merger.

In connection with rendering Cochran’s opinion, Cochran reviewed and considered, among other things:

•	the merger agreement;

•	certain publicly available financial statements and other historical financial information of PIC Wisconsin that Cochran deemed relevant;

•	certain publicly available financial statements and other historical financial information of ProAssurance that Cochran deemed relevant;

•	earnings projections and earnings per share estimates for PIC Wisconsin for the year ending December 31, 2005, prepared by and reviewed in discussions with senior management of PIC Wisconsin and earnings projections for PIC Wisconsin for the years thereafter, reviewed in discussions with senior management of PIC Wisconsin;

•	publicly available earnings per share estimates for ProAssurance for the years ending December 31, 2005, 2006 and 2007 and long-term earnings per share growth rate estimates for periods thereafter published by Thomson First Call and reviewed with senior management of ProAssurance as to reasonableness for use by Cochran in its analysis;

•	the pro forma financial impact of the merger on ProAssurance based on assumptions made by senior executives of ProAssurance relating to transaction expenses, purchase accounting adjustments, cost savings and expenses;

•	the publicly reported historical price and trading activity for ProAssurance’s common stock, including a comparison of certain financial and stock market information of ProAssurance with similar publicly available information for certain other publicly traded companies;

•	the financial terms, to the extent publicly available, of certain recent business combinations in the medical malpractice insurance industry;

•	the current market environment generally and the medical malpractice insurance industry environment in particular; and

•	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Cochran considered relevant.

Cochran also discussed with certain members of senior management of PIC Wisconsin the business, financial condition, results of operations and prospects of PIC Wisconsin and held similar discussions with certain members of senior management of ProAssurance regarding the business, financial condition, results of operations and prospects of ProAssurance. Cochran’s financial statement analysis of PIC Wisconsin was done entirely from statutory accounting statements. PIC Wisconsin does not produce GAAP statements in its normal course of operation. Cochran, with the consent of PIC Wisconsin’s management, estimated GAAP financial results based on PIC Wisconsin’s statutory results and projections, which estimates were judged reasonable by PIC Wisconsin’s management.

In performing its reviews and analyses and in rendering its opinion, Cochran relied upon the accuracy and completeness of all of the financial and other information that was available from public sources, that was provided by PIC Wisconsin or ProAssurance or their respective representatives or that was otherwise reviewed by Cochran and have assumed such accuracy and completeness for purposes of rendering this opinion. Cochran further relied on the assurances of management of PIC Wisconsin and ProAssurance that they were not aware of any facts or circumstances that would make any of such information materially inaccurate or misleading. With respect to financial forecasts, Cochran assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of PIC Wisconsin as to its future financial performance. Cochran assumed no responsibility for and expressed no view as to such forecasts or the assumptions on which they were based. Cochran has not been asked to and has not undertaken an independent verification of any of such information and Cochran does not assume any responsibility or liability for the accuracy or completeness thereof. Cochran did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of PIC Wisconsin or ProAssurance or any of their subsidiaries, or the collectibility of any such assets, nor has Cochran been furnished with any such evaluations or appraisals. Cochran has not been furnished with any actuarial analysis or reports, except for certain analysis and reports prepared by PIC Wisconsin’s actuarial advisors. Cochran is not an actuarial firm and its services did not include actuarial determinations or evaluations by it or an attempt to evaluate any actuarial assumptions. In that regard, Cochran has made no analysis of, and expresses no opinion as to, the adequacy of PIC Wisconsin’s losses and loss adjustment expense reserves or of ProAssurance’s under any state or federal laws relating to bankruptcy, insolvency or similar matters.

Cochran’s opinion was necessarily based upon financial, economic, market and other conditions as they existed on, and could be evaluated as of, the date of the opinion. Cochran assumed, in all respects material to its analyses, that all of the representations and warranties contained in the merger agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the merger agreement are not waived. Cochran also assumed, with PIC Wisconsin’s consent, that there has been no material change in PIC Wisconsin’s or ProAssurance’s assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to Cochran, that

PIC Wisconsin and ProAssurance will remain as going concerns for all periods relevant to its analyses, and that the merger will qualify as a tax-free reorganization for federal income tax purposes. Finally, with PIC Wisconsin’s consent, Cochran relied upon the advice PIC Wisconsin received from its legal, actuarial, accounting and tax advisors as to all legal, actuarial, accounting and tax matters relating to the merger agreement and the other transactions contemplated thereby. Cochran did not express any opinion as to any tax or other consequences that might result from the merger, nor did the Cochran opinion address any legal, tax, regulatory or accounting matters.

In rendering Cochran’s opinion, Cochran performed a variety of financial analyses. The following is a summary of the material analyses performed by Cochran, but is not a complete description of all the analyses underlying Cochran’s opinion. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Cochran’s financial analyses.

The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Cochran believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Cochran’s comparative analyses described below is identical to PIC Wisconsin or ProAssurance and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of PIC Wisconsin or ProAssurance and the companies to which they are being compared. Accordingly, the estimates used in, and the results derived from, Cochran’s analyses are inherently subject to substantial uncertainty.

The financial projections and earning estimates used and relied upon by Cochran in its analyses for PIC Wisconsin were reviewed with the senior management of PIC Wisconsin who confirmed to Cochran that those projections reflected the best currently available estimates and judgments of such management of the future financial performance of PIC Wisconsin. The earnings per share estimates used and relied upon by Cochran in its analyses for ProAssurance were reviewed by senior management of ProAssurance as to reasonableness for use in Cochran’s analyses. The projections of transaction costs, estimates of purchase accounting adjustments and expected cost savings relating to the merger used and relied upon by Cochran in its analyses were reviewed with senior management of ProAssurance and such management confirmed that those projections reflected the best currently available estimates and judgments of such management. With respect to all projections and estimates used in its analyses, Cochran assumed that financial projections or estimates or the assumptions on which they were based were reasonable. These projections and estimates, as well as the other estimates used by Cochran in its analyses, were based on numerous variables and assumptions which are inherently uncertain and, accordingly, actual results could vary materially from those set forth in such projections and estimates.

In performing its analyses, Cochran also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of PIC Wisconsin, ProAssurance and Cochran. The analyses performed by Cochran are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Cochran prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the PIC Wisconsin board at the board’s December 7, 2005 meeting. Estimates of the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Cochran’s analyses do not necessarily reflect the value of PIC Wisconsin’s stock or ProAssurance’s common stock or the prices at which PIC Wisconsin’s or ProAssurance’s common stock may be sold at any time.

Summary of Merger Consideration.  Cochran reviewed the financial terms of the proposed transaction. Within a range, the ratio of PIC Wisconsin shares exchanged for ProAssurance shares will float to ensure that each share of PIC Wisconsin will be exchanged in the merger for ProAssurance common stock having an implied value of $5,000. This mechanism will remain in effect so long as the average price of a share of common stock of ProAssurance at the effective time of the merger is no less than $39.80 and no more than $59.71 per share, which is a range of 20% above or below the average price of a share of stock of ProAssurance on the ten trading days preceding the date of the execution of the merger agreement.

Purchase Price Per Share	$5,000
Shares Outstanding*	19,741

Aggregate Purchase Price	$98,705,000

*	Assumes unvested shares vest upon closing of the merger

Based upon estimated per share financial information for PIC Wisconsin for the twelve-month period ending December 31, 2005, Cochran calculated multiples of the transaction value to estimated statutory book value per share of PIC Wisconsin as of December 31, 2005, adjusted as described below. Cochran also calculated multiples of the transaction value to estimated 2006 earnings per share of PIC Wisconsin as provided by PIC Wisconsin management, adjusted as described below.

		Implied
	Per Share	Multiple

Statutory Book Value (12/31/05E)(1)	$3,724	1.34x
GAAP Book Value (12/31/05E)(2)	$4,216	1.19x
2005E GAAP Earnings(2)	$155	32.3x
2006E GAAP Earnings(2)	$283	17.7x

(1)	Management estimates, excluding $12 million of surplus notes

(2)	Cochran estimates based on management statutory estimates

Discounted Cash Flow Analysis.  Cochran performed an analysis that estimated the future stream of cash flows of PIC Wisconsin through December 31, 2010 assuming that PIC Wisconsin performed in accordance with the earnings projections for 2005 and the years thereafter, furnished by and/or reviewed with senior management of PIC Wisconsin. To approximate the terminal value of PIC Wisconsin’s common stock at December 31, 2010, Cochran applied a multiple of book value of 1.30, based on PIC Wisconsin’s return on equity in 2010 and utilizing a regression analysis of the price to book value ratios and returns on equity of companies whose stock is publicly traded and which Cochran determined were comparables to PIC Wisconsin. Cochran then discounted the cash flow streams and terminal values to present values using different discount rates ranging from 10.5% to 14.5%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of PIC Wisconsin’s stock. As shown below, the analysis indicated a range of values per share of PIC Wisconsin stock of $3,644 to $4,653, which is below the implied value of $5,000 per share of PIC Wisconsin common stock in the merger.

Discount	Additional Loss Ratio Points
Rate	(2.5%)	0.0%	2.5%

10.50%	$4,653	$4,463	$4,273
11.50%	4,473	4,288	4,104
12.50%	4,302	4,122	3,943
13.50%	4,140	3,965	3,789
14.50%	3,985	3,815	3,644

Selected Merger Transactions Analysis.  Cochran also reviewed certain merger and acquisition transactions announced since 1997 involving medical malpractice insurers as acquired institutions for which public information was available. To the extent available, Cochran reviewed the transaction equity values as a multiple of (a) last twelve months’ earnings of the target companies, and (b) the target companies’ book values as of the transaction date. Cochran then applied the high and low multiples from the transaction to the financial information of PIC Wisconsin for the last twelve months ending December 31, 2005 and calculated an implied range of values for PIC Wisconsin stock of $3,039 to $4,812 per share. The implied value of $5,000 per share of PIC Wisconsin stock in the merger is above the high point of this range.

	Selected Ranges
	Low		High
	(Dollars in thousands except per share amounts)

GAAP Net Income Valuation
2005E GAAP Net Income	$3,055		$3,055
Selected Multiple(1)	17.0	x	19.0	x

Implied Value	$51,942		$58,053
GAAP Book Value Valuation
12/31/05E GAAP Book Value(2)	$83,221		$83,221
Selected Multiple(1)	1.00	x	1.20	x

Implied Value	$83,221		$99,866

	Low	High

Selected
Valuation Range	$60,000	$95,000
Value Per Share	$3,039	$4,812

(1)	Based on transaction multiples for public and private medical malpractice transactions.

(2)	Cochran estimate of GAAP book value based on management’s statutory accounting projections.

Comparable Company Analysis.  Cochran next used publicly available information to compare selected financial and market trading data for a group of publicly traded malpractice insurance groups which consisted of the following:

•	ProAssurance Corporation

•	FPIC Insurance Group, Inc.

•	American Physicians Capital, Inc.

•	SCPIE Holdings, Inc.

To the extent publicly available, Cochran reviewed the stock price of the comparable companies as of December 6, 2005 as a multiple of the following for each of the companies: (a) 2005 estimated earnings per share; (b) 2006 estimated earnings per share; and (c) estimated book value at December 31, 2005. Cochran calculated the multiples for the above comparable companies and then applied the 2005 and 2006 high and low estimated earnings per share and book value multiples for those companies to PIC Wisconsin’s estimated earnings and to PIC Wisconsin’s estimated GAAP book value as of December 31, 2005 to derive imputed ranges of values for PIC Wisconsin’s stock. Cochran applied a control premium of 10% for the low range and 20% for the high range to the implied values to arrive at a range of $3,293 to $4,559 per share of

PIC Wisconsin stock. The implied value of $5,000 per share of PIC Wisconsin stock is above the high point of this range.

	Selected Ranges
	Low		High
	(Dollars in thousands except per share amounts)

GAAP Net Income Valuation
2005E GAAP Net Income(1)	$3,055		$3,055
Selected Multiple(2)	12.0	x	14.0	x
Control Premium	10.0%		20.0%

Implied Value	$40,332		$51,331
2006E GAAP Net Income	$5,584		$5,584
Selected Multiple(2)	11.0	x	13.0	x
Control Premium	10.0%		20.0%

Implied Value	$67,569		$87,114
GAAP Book Value Valuation
12/31/05E GAAP Book Value(3)	$83,221		$83,221
Selected Multiple(4)	0.70	x	0.90	x
Control Premium	10.0%		20.0%

Implied Value	$64,081		$89,879

	Low	High

Selected Valuation
Range	$65,000	$90,000
Value Per Share	$3,293	$4,559

(1)	Cochran estimate of GAAP net income based on management’s statutory projections and adjusted for $1.26 million of legal expenses incurred in a Form A proceeding.

(2)	Based on GAAP trading multiples for publicly traded comparable companies.

(3)	Cochran estimate of GAAP book value based on management’s statutory accounting projections.

(4)	Based on Price to Book Value vs. 2006E Return on Equity analysis of publicly traded comparable companies.

Premiums Paid Analysis.  In addition to applying the above multiples to recent precedent transactions, Cochran reviewed five publicly traded insurance groups that have been wholly acquired over the last year. The average premium paid to the closing stock price the day before the transaction was announced was 8.3%. ProAssurance’s offer of $5,000 per share is 31.6% higher than the $3,800 price per share of APA’s recent reported acquisition of PIC Wisconsin shares.

				Target Stock Price
			Announced	1 Day Before	1 Month Before
Date	Acquirer	Target	Deal Value	Announcement	Announcement
			(Dollars in millions)

10/09/05	Lincoln National	Jefferson-Pilot	$8,939.5	9.2%	10.9%
09/27/05	WellPoint, Inc.	WellChoice	6,854.0	11.3%	11.4%
09/15/05	Investor group	UICI	1,882.9	19.0%	15.0%
07/06/05	UnitedHealth Group	PacificCare Health
	Incorporated	Systems, Inc.	7,978.2	10.1%	20.4%
02/28/05	ProAssurance Corporation	NCRIC Group, Inc.	70.1	(7.9)%	(8.0)%
			Mean:	8.3%	9.9%
			Median:	10.1%	11.4%

Pro Forma Merger Analysis.  Cochran also analyzed certain potential pro forma effects of the merger, assuming the following:

•	the merger closed on December 31, 2005;

•	earnings per share projections for PIC Wisconsin are consistent with per share estimates for 2006 and 2007 confirmed with PIC Wisconsin’s senior management;

•	earnings per share projections for ProAssurance are consistent with per share estimates for 2006 and 2007 published by Thomson First Call and reviewed with senior management of ProAssurance as to reasonableness for use by Cochran in its analyses; and

•	purchase accounting adjustments, charges and transaction costs associated with the merger and cost savings determined by the senior management of ProAssurance.

The analyses indicated that for the years ending December 31, 2006 and 2007, the merger would be dilutive to ProAssurance’s projected earnings per share and accretive to book value per share for the same time period. The actual results will vary depending on synergies achieved by the combination of the companies.

Cochran’s opinion and financial analyses were not the only factors considered by PIC Wisconsin’s board of directors in its evaluation of the merger and should not be viewed as determinative of the views of the PIC Wisconsin’s board of directors or management. Cochran has consented to the inclusion of and references to Cochran’s opinion in this proxy statement-prospectus.

Cochran acted as financial advisor to PIC Wisconsin in connection with the merger and has received and will receive fees for its services. PIC Wisconsin has agreed to pay Cochran a transaction fee in connection with the merger, of which $350,000 has been paid and the balance of which is contingent, and payable, upon closing of the merger. The total transaction fee will be $1,000,000. The $350,000 represented a non-refundable fee for rendering its opinion, which will be credited against the transaction fee payable at closing. PIC Wisconsin has also agreed to reimburse certain of Cochran’s reasonable out-of-pocket expenses incurred in connection with its engagement (including the fees and expenses of its legal counsel), and to indemnify Cochran and its affiliates and their respective partners, directors, officers, employees, agents, and controlling persons against certain expenses and liabilities, including liabilities under securities laws, related to its engagement. In 2004, Cochran also acted as an advisor to PIC Wisconsin in connection with the placement of PIC Wisconsin’s surplus notes, in the principal amount of $12 million, and acted as an advisor to PIC Wisconsin on certain corporate restructuring matters, and received customary fees for such services.

Cochran also has acted as a financial advisor to ProAssurance in the past and has received customary compensation for such services. Among the services provided by Cochran to ProAssurance in the last two years, are the following:

•	Cochran provided advisory services in connection with ProAssurance’s acquisition of renewal rights in selected OHIC Insurance Company states;

•	Cochran acted as an advisor in connection with the placement of ProAssurance’s trust preferred securities in the principal amount of $45 million;

•	Cochran provided general transaction advisory services and issued a fairness opinion in connection with ProAssurance’s acquisition of the outstanding minority interests in MEEMIC Insurance Company;

•	Cochran provided general transaction advisory services and issued a fairness opinion in connection with ProAssurance’s acquisition of NCRIC Group, Inc.; and

•	Cochran provided general transaction advisory services in connection with ProAssurance’s sale of MEEMIC Insurance Company and MEEMIC Insurance Services Corporation to Motors Insurance Corporation.

Cochran may also provide investment banking services for ProAssurance in the future and may receive compensation for such services, including payments following the date of its fairness opinion but prior to the consummation of the merger.

In the ordinary course of Cochran’s business as a broker-dealer, Cochran may purchase securities from and sell securities to ProAssurance and its affiliates. Cochran may also actively trade the debt and/or equity securities of ProAssurance or its affiliates for Cochran’s own account and for the accounts of Cochran customers and, accordingly, may at any time hold a long or short position in such securities.

ProAssurance board of directors’ reasons for the merger.

After careful consideration, at its meeting on December 7, 2005, ProAssurance’s board determined that the merger agreement and the merger are in the best interests of ProAssurance and its stockholders. Accordingly, ProAssurance’s board, by a unanimous vote of the directors, adopted the merger agreement.

In concluding that the merger is in the best interests of ProAssurance and its stockholders, ProAssurance’s board considered information and analyses regarding the business of PIC Wisconsin and the proposed merger provided by management and by outside financial, legal and actuarial advisors. ProAssurance’s board considered, among other things, the following factors that supported the decision to approve the merger:

•	the merger with PIC Wisconsin is consistent with ProAssurance’s goal of building a larger and stronger professional liability organization with similar classes of business in states within or adjacent to ProAssurance’s geographic footprint;

•	the merger will continue the expansion of ProAssurance’s medical professional liability insurance business through combinations with other professional liability insurers:

•	ProAssurance has had success integrating other companies like PIC Wisconsin that were originally formed by physicians and that are close with the local physician community;

•	PIC Wisconsin’s claims and underwriting staff will enable ProAssurance to apply local knowledge to individual risk selection and claims management in Wisconsin and surrounding states; and

•	from a financial point of view, the board believes that the merger will benefit ProAssurance’s stockholders.

ProAssurance’s board also considered the following factors that potentially created risks if the board decided to approve the merger:

•	the inherent volatility of reserves for any medical malpractice company;

•	the negative impact that the recent loss of the Wisconsin cap on non-economic damages could have on existing claims reserves and on the liability climate in Wisconsin;

•	the percentage of business written by PIC Wisconsin outside of the State of Wisconsin where PIC Wisconsin has less experience and historical data; and

•	the percentage of business written on the occurrence form which has historically produced more volatile results than the claims-made form.

ProAssurance’s board concluded that the anticipated benefits of combining with PIC Wisconsin outweighed the preceding risks.

Although each member of ProAssurance’s board individually considered these and other factors, the board did not collectively assign any specific or relative weights to the factors considered and did not make any determination with respect to any individual factor. The board collectively made its determination with respect to the merger based on the conclusion reached by its members that, in light of the factors that each of them considered appropriate, the merger is in the best interests of ProAssurance and its stockholders.

ProAssurance’s board of directors realized there can be no assurance about future results, including results expected or considered in the factors listed above, such as assumptions regarding anticipated earnings accretion. However, the board concluded the potential positive factors outweighed the potential risks of consummating the merger.

It should be noted that this explanation of the ProAssurance board’s reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Forward-Looking Statements” on page 86.

PIC Wisconsin representative on ProAssurance’s board of directors.

The merger agreement provides that PIC Wisconsin has the right to nominate one person for election as a director of ProAssurance promptly after the effective time of the merger. The person to be appointed as a director must meet the following conditions before the person will be elected as a director of ProAssurance:

•	the person must be a physician;

•	the person must consent to serving as a director and to being named as a nominee for director in the proxy statement used for the solicitation of proxies by the board of directors of ProAssurance for the election of directors; and

•	the board of directors of ProAssurance must find that the person is an independent director consistent with its policy for determining director independence.

PIC Wisconsin has nominated William J. Listwan, M.D. to serve on ProAssurance’s board of directors upon completion of the merger. Dr. Listwan is a director and the Chair of the board of directors of PIC Wisconsin and has consented to serve as a director of ProAssurance. Based on information provided by Dr. Listwan, ProAssurance’s board of directors, at a meeting on May 17, 2006, found that Dr. Listwan met ProAssurance’s criteria for independent directors as of that date. If Dr. Listwan continues to meet the above requirements, the ProAssurance board of directors will elect Dr. Listwan at its first meeting after the effective time of the merger to serve in the class of directors whose terms will expire at the 2007 annual meeting of ProAssurance’s stockholders, and the ProAssurance board will nominate Dr. Listwan or another nominee of PIC Wisconsin for election as a director at the 2007 annual meeting. If elected, Dr. Listwan or another nominee of PIC Wisconsin will serve for a three year term expiring at the 2010 annual meeting of stockholders.

Dr. Listwan, 63, has been a member of the board of directors of PIC Wisconsin since its inception and Chair since May 2004. He also serves as Chair of PIC Wisconsin’s Claims and the Governance Committees and serves on the Audit and Underwriting & Risk Management Committees. Dr. Listwan is a past President and Director of the Wisconsin Medical Society and currently chairs the Statewide Physician Health Committee for the Wisconsin Medical Society. Dr. Listwan has practiced Internal Medicine at the Aurora Health Center-West Bend (formerly the General Clinic) from 1974 to April 2006. He currently is employed by the Medical College of Wisconsin and serves on its board. He attended Marquette University in Milwaukee and received his medical degree from the Medical College of Wisconsin.

Dr. Listwan received a total of $53,829 in director fees in 2005. The fees consisted of a $20,000 retainer as Chair of the board of directors, $1,200 per regular and special board meeting, $1,000 per Audit Committee and Underwriting & Risk Management Committee meeting, $1,200 per Claims Committee and Governance Committee meeting and a $429 holiday gift. The payment of director’s annual fees and meeting fees may be deferred by any director of PIC Wisconsin at the director’s election. Dr. Listwan’s stock ownership information is included in “Security Ownership of Certain Beneficial Owners and Management of PIC Wisconsin” on page 82. He did not receive in 2005 any shares under PIC Wisconsin’s long term stock plan. After he is elected as a director of ProAssurance, Dr. Listwan will receive director compensation in the amount of $2,000 per month plus $1,000 for each day that he attends a board or committee meeting. He will also be eligible to participate as a director in the ProAssurance Corporation Stock Ownership Plan and the ProAssurance Corporation Director Deferred Compensation Plan.

Interests of certain persons in the merger.

Some of PIC Wisconsin’s executive officers and directors have interests in the merger that are in addition to and may be different from their interests as PIC Wisconsin shareholders they may share with you. The PIC Wisconsin board of directors was aware of these different interests and considered them, among other matters, in approving and adopting the merger agreement and the merger.

Change of control benefits policy.  The board of directors of PIC Wisconsin adopted a change of control benefits policy effective January 31, 2005, which provides for severance benefits for certain officers of PIC Wisconsin if, within eighteen months after a change of control, employment of an eligible officer is terminated either by PIC Wisconsin without cause or by the officer after certain specified changes in employment conditions.

The change of control benefits policy provides severance benefits upon any such termination of employment for William T. Montei as chief executive officer, David L. Maurer as chief financial officer, Christopher J. Brady as senior vice president, and Penelope R. O’Hara as vice president, who comprise all of PIC Wisconsin’s executive officers. The severance benefits include:

•	salary continuation for two years;

•	reimbursement of COBRA expenses for two years unless COBRA eligibility is terminated sooner;

•	continued use of an automobile or an allowance for automobile use for two years in accordance with the then current automobile policy of PIC Wisconsin;

•	outplacement services having a value of not more than $15,000;

•	payment of pro rata bonus compensation for the then current year based on assumed 100% achievement of performance objectives (Mr. Montei is entitled to two times his bonus compensation); and

•	reimbursement for premiums paid on any life insurance policies maintained for the executives during the reimbursement period.

The change of control benefits policy also provides similar severance benefits for other vice presidents and assistant vice presidents of PIC Wisconsin after a change of control. The principal difference from severance benefits described above is that the maximum period for severance benefits for the other vice presidents and assistant vice presidents is one year rather than two years and certain of the severance benefits (other than salary continuation) are limited or eliminated for those individuals.

ProAssurance has agreed to assume the obligations to pay severance benefits to eligible officers under the change of control benefits policy. In addition to conditioning the payment of severance benefits on termination of employment under the circumstances specified in the change of control benefits policy, an officer whose employment has been terminated will be required to execute a release with respect to claims relating to his or her employment with PIC Wisconsin or ProAssurance. The change of control benefits policy may be amended or terminated by PIC Wisconsin’s board of directors at any time after January 31, 2006, but the PIC Wisconsin board has resolved to keep the policy in effect through the effective time of the merger.

The following table sets forth the current salary and the estimated pro rata target bonus for each PIC Wisconsin executive officer, and sets forth an estimate of the total severance benefits that the executive officers would receive if (1) the merger were to be completed on June 30, 2006, (2) the executive officer were to terminate employment on that date, and (3) the entire target bonus is met for each individual. Actual pro rata bonus amounts and severance payments may be greater or less than the amount estimated.

		Estimated	Estimated
	Current	Pro Rata Target	Total Severance
Name	Salary ($)	Bonus ($)	Benefits ($)(1)

William T. Montei	293,550	102,743	763,758	(2)
David L. Maurer	206,000	51,500	518,075
Christopher J. Brady	136,700	34,175	348,150
Penelope R. O’Hara	138,500	27,700	339,575

(1)	Includes estimates for salary continuation, pro rata target bonus, outplacement services, health, dental and vision insurance benefits, automobile allowance and reimbursement of premiums on life insurance.

(2)	Mr. Montei is entitled to receive an amount equal to two times his pro rata target bonus and the other executive officers are entitled to receive an amount equal to their pro rata target bonus.

Employment agreements.  In the merger agreement, ProAssurance agreed to assume (subject to the changes discussed below) the employment agreements of Messrs. Montei and Maurer. The employment agreements for each of Messrs. Montei and Maurer currently have one-year terms that may be renewed for additional one-year terms with the agreement of PIC Wisconsin and the executive and provide for a base salary, discretionary bonus compensation, and various fringe benefits, including use of an automobile, payment of life insurance premiums and participation in group health and retirement plans.

ProAssurance has further agreed to offer to continue the employment of Messrs. Montei and Maurer after the merger subject to the following changes in the terms of their employment:

•	the annual base salaries, incentive compensation opportunities and benefits of each executive will be evaluated and adjusted so that they are generally commensurate with the salaries of comparable executives currently employed by ProAssurance;

•	during the first year after the effective time of the merger, ProAssurance and each executive will agree on their continuing role in the ProAssurance organization and will have the ability to voluntarily terminate the employment of the executive, and if either ProAssurance or the executive does so, the executive will receive the two year severance benefits as called for in the change of control benefits policy from the date of termination in exchange for an agreement by the executive to not compete in the medical malpractice insurance business in the States of Wisconsin and Iowa for the two year period immediately following the termination of employment;

•	within the first year after the merger, ProAssurance may offer a continuing severance agreement on terms generally comparable to agreements with other ProAssurance executives that would provide severance benefits for termination of the executive’s employment by ProAssurance without cause or by the executive for good reason if the termination occurs within two years after the commencement of the agreement and for one year if such termination occurs after the initial two year period; and

•	if a continuing severance agreement is not offered, the executive will then be entitled to receive the benefits under the change of control benefits policy.

ProAssurance consulting agreements.  The directors of PIC Wisconsin will be replaced as directors as of the effective time of the merger by the directors of Physicians Merger Company, all of whom are executive officers of ProAssurance. Those directors who are not employees of PIC Wisconsin will be retained by ProAssurance as consultants under separate consulting agreements, except that a director will not be eligible for a consulting agreement if he is elected as a director of ProAssurance. The merger agreement provides that PIC Wisconsin has the right to nominate one person for election as a director of ProAssurance promptly after the effective time of the merger. PIC Wisconsin has nominated William J. Listwan, M.D. to serve on

ProAssurance’s board of directors. The consulting agreement will provide for compensation through June 30, 2007 at the rate of $2,000 per month for the vice chairman and $1,500 for all other non-employee directors. The consulting agreement requires the directors to serve on an advisory committee to be established to facilitate the transition of PIC Wisconsin’s business and prohibits them from competing with the business of ProAssurance during the terms of their agreements.

Stock awards.  PIC Wisconsin has granted stock awards to directors and executive officers under its long term stock plan. As a result of the merger, all outstanding and unvested PIC Wisconsin stock awards will become vested and shares of PIC Wisconsin common stock will be issued to the holders of these awards in accordance with the terms of the PIC Wisconsin long term stock plan at the effective time of the merger. In accordance with the merger agreement, each participant may request that ProAssurance purchase for cash (in the amount equal to $5,000 per each repurchased share) some or all of the PIC Wisconsin shares issued to the participant under the long term stock plan, including those to be issued pursuant to unvested awards at the effective time of the merger, as further described in “The Merger Agreement — Treatment of stock awards” on page 44.

The following table sets forth, as of April 30, 2006, the number of vested and unvested shares held by individuals who served as executive officers of PIC Wisconsin since the beginning of 2005 that were awarded under the PIC Wisconsin long term stock plan.

Name	Vested Stock Awards	Unvested Stock Awards

William T. Montei	102.69	22.48
David L. Maurer	59.54	15.96
Christopher J. Brady	52.18	10.28
Penelope R. O’Hara	22.95	10.98

The following table sets forth, as of April 30, 2006, the number of vested shares held by individuals who served as non-employee directors of PIC Wisconsin since the beginning of 2005 that were awarded under the PIC Wisconsin long term stock plan. None of such directors held any unvested shares as of such date.

Name	Vested Stock Awards

Steven C. Bergin	5.00
Ronald H. Dix	26.00
Kevin T. Flaherty	2.00
William J. Listwan	30.00
Karen B. Maclay	2.00
Carol M. Meils	11.00
Andrew J. Policano	26.00
Thomas A. Reminga	5.00
Richard G. Roberts	27.00
Ayaz M. Samadani	2.00
Michael A. Wilson	26.00

Indemnification; directors’ and officers’ insurance.  The merger agreement provides that, upon completion of the merger, ProAssurance will, to the fullest extent permitted by law, indemnify, defend and hold harmless all present and former directors, officers and employees of PIC Wisconsin against all costs and liabilities arising out of actions or omissions occurring at or before the completion of the merger to the same extent as directors, officers and employees of PIC Wisconsin are indemnified or have the right to advancement of expenses under PIC Wisconsin’s articles of incorporation and bylaws.

The merger agreement also requires PIC Wisconsin to use its reasonable best efforts to acquire directors’ and officers’ liability insurance for the present and former officers and directors of PIC Wisconsin with respect to claims arising from facts or events occurring before the merger and to keep this insurance in effect for a period of six years after the merger. If PIC Wisconsin is unable to acquire such insurance, ProAssurance is required to use its best efforts to acquire directors’ and officers’ liability insurance that contains at least the same coverage and amounts, and terms and conditions no less advantageous, as PIC Wisconsin’s existing coverage. However, if neither PIC Wisconsin nor ProAssurance is able to maintain or obtain such levels of insurance at a cost of less than 300% of the premium paid by PIC Wisconsin for such insurance or is otherwise unable to obtain such insurance, ProAssurance is required to use its best efforts to obtain as much comparable insurance as is reasonably available.

Restrictions on sales of shares of ProAssurance common stock received in the merger.

ProAssurance common stock issued in the merger will not be subject to any restrictions on transfer arising under the Securities Act, except for shares issued to any PIC Wisconsin shareholder who may be deemed to be an “affiliate” of ProAssurance or PIC Wisconsin for purposes of Rule 145 under the Securities Act.

Under Rule 145, former PIC Wisconsin shareholders who were affiliates of PIC Wisconsin at the time of the PIC Wisconsin special meeting and who are not affiliates of ProAssurance after the completion of the merger, may sell their ProAssurance common stock received in the merger at any time subject to the volume and sale limitations of Rule 144 under the Securities Act. Further, so long as such former PIC Wisconsin affiliates are not considered affiliates of ProAssurance following the completion of the merger, and a period of at least one year has elapsed from the completion of the merger, such former affiliates may sell their ProAssurance common stock received in the merger without regard to the volume and sale limitations of Rule 144 under the Securities Act so long as there is adequate current public information available about ProAssurance in accordance with Rule 144. After a period of two years has elapsed from the completion of the merger, and so long as such former affiliates are not affiliates of ProAssurance and have not been for at least three months prior to such sale, such former affiliates may freely sell their ProAssurance common stock. Former PIC Wisconsin shareholders who become affiliates of ProAssurance after completion of the merger will still be subject to the volume and sale limitations of Rule 144 under the Securities Act, until each such stockholder is no longer an affiliate of ProAssurance.

This proxy statement-prospectus does not cover resales of ProAssurance common stock received by any person upon completion of the merger, and no person is authorized to make any use of this proxy statement-prospectus in connection with any resale.

Dissenters’ rights.

Under applicable Wisconsin law, holders of PIC Wisconsin common stock have dissenters’ rights in connection with the merger. See “Shareholder Dissenters’ Rights” on page 81.

Shareholder rights agreement.

PIC Wisconsin entered into the rights agreement to protect its shareholders from takeover attempts on terms that are not acceptable to the board of directors of PIC Wisconsin. In general, the rights agreement allows PIC Wisconsin shareholders to acquire additional shares of PIC Wisconsin common stock after a person, group or company, unless exempted, acquires or agrees to acquire 15% or more of the outstanding PIC Wisconsin common stock. The rights agreement is intended to prevent an acquisition of PIC Wisconsin stock on terms that PIC Wisconsin’s board of directors determines are unfair or coercive to PIC Wisconsin and its shareholders. PIC Wisconsin amended the rights agreement to exempt ProAssurance, the merger agreement and the merger from application of the rights agreement, and to provide that the rights agreement will terminate in all respects immediately prior to the effective time of the merger. Until the effective time of the merger, however, the rights agreement remains in effect and may discourage acquisition proposals from parties other than ProAssurance.

Regulatory approvals required for the merger.

ProAssurance and PIC Wisconsin have agreed to use their best efforts to obtain the regulatory approvals required for the merger. These approvals, along with the expiration of any statutory waiting periods related to these approvals, are referred to as the “requisite regulatory approvals”. These include approval from insurance regulators and various other state regulatory authorities. ProAssurance and PIC Wisconsin have either filed or intend to complete the filing promptly after the date of this proxy statement-prospectus of applications and notifications to obtain the requisite regulatory approvals. The merger cannot proceed in the absence of the requisite regulatory approvals.

ProAssurance and PIC Wisconsin cannot assure you as to whether or when the requisite regulatory approvals will be obtained, and, if obtained, the parties cannot assure you as to the date of receipt of any of these approvals, the terms thereof or the absence of any litigation challenging them. Likewise, ProAssurance and PIC Wisconsin cannot assure you that the DOJ or a state attorney general will not attempt to challenge the merger on antitrust grounds, or, if such a challenge is made, as to the result of that challenge.

ProAssurance and PIC Wisconsin are not aware of any other material governmental approvals or actions that are required prior to the parties’ completion of the merger other than those described below. The parties presently contemplate that if any additional governmental approvals or actions are required, these approvals or actions will be sought. However, the parties cannot assure you that any of these additional approvals or actions will be obtained.

Wisconsin insurance laws.  ProAssurance and PIC Wisconsin cannot complete the merger unless a statement regarding the acquisition of or a merger with a domestic insurer (Form A) containing information as prescribed by insurance holding company laws and regulations of the State of Wisconsin has been filed with and approved by the OCI of Wisconsin, after a public hearing on the Form A has been held. ProAssurance initially filed its Form A with the OCI of Wisconsin on December 21, 2005. A public hearing before the OCI of Wisconsin was held on May 12, 2006 and the Commissioner approved the merger by order dated May 17, 2006.

Other regulatory authorities.  Applications or notifications may be required to be filed with various state regulatory authorities and self-regulatory organizations in connection with the merger (including any necessary state blue sky registrations or exemption filings) or changes in control of subsidiaries of PIC Wisconsin that may be deemed to result from the merger.

Effective May 31, 2006, PIC Wisconsin sold all of the outstanding stock of Century American Insurance Company, a Tennessee stock insurer, to an unrelated third party. The sale was approved by the Tennessee Commissioner of Insurance by order dated May 11, 2006.

ProAssurance might also be subject to additional pre-acquisition notification filing requirements and approval, in addition to the Form A filing requirement, in states where PIC Wisconsin is authorized to do business. These authorities may be empowered under the applicable state laws and regulations to investigate or disapprove the merger under the circumstances and based upon the review provided for in applicable state laws and regulations.

Antitrust.  The merger is subject to the HSR Act. The HSR Act prohibits the completion of transactions such as the merger unless the parties notify the FTC and the DOJ in advance and a specified waiting period expires. ProAssurance and PIC Wisconsin each filed pre-merger notification and report forms with the FTC and the Antitrust Division of the DOJ on January 12, 2006. A transaction or portion of a transaction that is notifiable under the HSR Act may not be consummated until the expiration of a 30 calendar-day waiting period, or the early termination of that waiting period, following the filing of pre-merger notification and report forms by the parties with the FTC and DOJ. The parties received notice of early termination of the waiting period on January 27, 2006. However, at any time before or after the merger and the exchange of shares, the FTC or the DOJ could take whatever action under the antitrust laws it deems necessary or desirable in the public interest, including seeking to enjoin the merger or the exchange of shares, or seeking a divestiture of shares or assets.

Accounting treatment.

ProAssurance will treat the merger as a purchase of PIC Wisconsin by ProAssurance under GAAP. Under the purchase method of accounting, the aggregate consideration paid by ProAssurance as merger consideration, together with direct costs of the acquisition, will be allocated to the consolidated assets and liabilities of PIC Wisconsin based on their respective fair values as of the effective time of the merger. The assets and liabilities and results of operations of PIC Wisconsin will be consolidated into the assets and liabilities of ProAssurance after the merger is completed.

The final allocation of the purchase price will be determined after the merger is completed and after completion of a thorough analysis to determine the fair values of PIC Wisconsin’s tangible and identifiable intangible assets and liabilities. In addition, estimates related to restructuring and merger-related charges are subject to final decisions related to combining the companies.

Stock exchange listing.

ProAssurance has agreed to list the shares of ProAssurance common stock to be issued in the merger on the NYSE. It is a condition to the completion of the merger that those shares be authorized for listing on the NYSE, subject to official notice of issuance. Following the merger, ProAssurance’s common stock will continue to trade on the NYSE under the symbol “PRA”.

THE MERGER AGREEMENT

The following is a summary of the material terms and provisions of the merger agreement, a copy of which is attached as Appendix A and incorporated herein by reference. You are urged to read the entire merger agreement carefully and in its entirety.

The merger agreement has been included for your convenience to provide you with information regarding its terms. Except for its status as the contractual document that establishes and governs the legal relations between ProAssurance and PIC Wisconsin with respect to the merger, it is not intended to be a source of factual, business or operational information about ProAssurance or PIC Wisconsin. That kind of information can be found elsewhere in this proxy statement-prospectus and in filings that ProAssurance has made with the SEC. See “Where You Can Find More Information” beginning on page 85.

The merger agreement contains representations and warranties. The representations and warranties are qualified in their entirety by all of the information in the confidential disclosure schedules of each of ProAssurance and PIC Wisconsin prepared and delivered to the other immediately prior to signing the merger agreement. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts.

Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, and subsequently developed or new information qualifying a representation or warranty may or may not have been included in a filing with the SEC made, or in a confidential disclosure schedule delivered by one of the parties, since the date of the merger agreement (including in this proxy statement-prospectus).

Structure.

ProAssurance formed Physicians Merger Company on February 10, 2006, as a Wisconsin corporation solely for the purpose of merging with PIC Wisconsin under the merger agreement. Under the terms of the merger agreement and in accordance with Wisconsin law, Physicians Merger Company will be merged into PIC Wisconsin with PIC Wisconsin surviving the merger as a wholly-owned subsidiary of ProAssurance. After completion of the merger:

•	each share of PIC Wisconsin common stock will be converted into the right to receive shares of ProAssurance common stock having an implied value of $5,000, subject to the adjustments, as described under “Merger Consideration” within this caption;

•	each share of ProAssurance common stock outstanding at the effective time of the merger will remain outstanding and not be affected by the merger;

•	each share of Physicians Merger Company common stock outstanding at the effective time of the merger, all of which are owned by ProAssurance, will convert into shares of PIC Wisconsin as the corporation surviving the merger; and

•	the corporate existence of Physicians Merger Company will terminate and PIC Wisconsin will continue its corporate existence as a Wisconsin domiciled stock insurer under the articles of incorporation in effect for PIC Wisconsin immediately preceding the merger and the bylaws in effect for Physicians Merger Company immediately preceding the merger.

Merger consideration.

Under the terms of the merger agreement, each share of PIC Wisconsin common stock that is issued and outstanding immediately prior to the effective time of the merger (other than shares held by a person validly exercising dissenters’ rights) will be converted into shares of ProAssurance common stock based on the following exchange ratio:

•	if the average price of a share of ProAssurance common stock at the effective time of the merger is no more than 120% and no less than 80% of the average price of a share of ProAssurance common stock on the date of the merger agreement, a share of PIC Wisconsin common stock will be converted into a number of ProAssurance shares determined by dividing $5,000 by the average price of a share of ProAssurance common stock at the effective time of the merger; or

•	if the average price of a share of ProAssurance common stock at the effective time of the merger is more than 120% of the average price of a share of ProAssurance common stock on the date of the merger agreement, a share of PIC Wisconsin common stock will be converted into a number of ProAssurance shares determined by dividing $5,000 by 120% of the average price of a share of ProAssurance common stock on the date of the merger agreement; or

•	if the average price of a share of ProAssurance common stock at the effective time of the merger is less than 80% of the average price of a share of ProAssurance common stock on the date of the merger agreement, a share of PIC Wisconsin common stock will be converted into a number of ProAssurance shares determined by dividing $5,000 by 80% of the average price of a share of ProAssurance common stock on the date of the merger agreement.

The average price of a share of ProAssurance common stock at the effective time of the merger will be equal to the arithmetic average of the last reported sale price of a share of ProAssurance common stock as reported by the NYSE on the 10 trading days preceding the effective time of the merger. The average price of a share of ProAssurance common stock on the date of the merger agreement was $49.76 based on the arithmetic average of the last reported sale price of a share of ProAssurance common stock as reported by the NYSE on the 10 trading days preceding December 8, 2005 (the date of the merger agreement).

The exchange ratio has the effect of fixing the implied dollar value to be received for a share of PIC Wisconsin common stock at $5,000 so long as the average price of a share of ProAssurance common stock at the effective time of the merger is no more than $59.71 (120% × $49.76) and no less than $39.80 (80% × $49.76). The exchange ratio also has the effect of establishing a maximum and minimum number of shares of ProAssurance common stock to be issued in the merger. If at the effective time of the merger the average price of a share of ProAssurance common stock is no more than $59.71 and no less than $39.80, the number of shares of ProAssurance common stock to be received for a share of PIC Wisconsin common stock will be determined by dividing $5,000 by the average price of a share of ProAssurance common stock at the effective time of the merger. If at the effective time of the merger the average price of a share of ProAssurance common stock is greater than $59.71, the number of shares of ProAssurance common stock to be received in exchange for a share of PIC Wisconsin common stock will be fixed at 83.738 shares, but the implied value of shares of PIC Wisconsin common stock will be more than $5,000 based on the average price of a share of ProAssurance common stock at the effective time of the merger. On the other hand, if at the effective time of the merger the average price of a share of ProAssurance common stock is less than $39.80, the number of shares of ProAssurance common stock to be received for a share of PIC Wisconsin common stock will be fixed at

125.628 shares, and the implied value of a share of PIC Wisconsin common stock will be less than $5,000 based on the average price of a share of ProAssurance common stock at the effective time of the merger.

The following table illustrates the number of shares of ProAssurance common stock that a holder of a share of PIC Wisconsin common stock will receive in the merger and the implied value of such ProAssurance shares assuming varying average prices for ProAssurance common stock at the effective time of the merger. The table assumes that a share of ProAssurance common stock has a value equal to the stated average prices and that a fractional share will be paid based on the stated average prices. You should bear in mind that the value of ProAssurance common stock is subject to market fluctuations, and therefore, the value of a share of ProAssurance common stock as of the effective date of the merger and after the merger may differ from the average price used to establish the exchange ratio. This table uses hypothetical ProAssurance common stock prices:

	Average Price of a Share of ProAssurance Common Stock
	at the Effective Time of the Merger:
	$65.00	$60.00	$55.00	$50.00	$45.00	$40.00	$35.00
Number of Shares:	83.738	83.738	90.909	100.000	111.111	125.000	125.628
Value:	$5,443	$5,024	$5,000	$5,000	$5,000	$5,000	$4,397

You should obtain current market prices for ProAssurance common stock. This information is available from your stock broker, in major newspapers and on the Internet.

Treatment of stock awards.

The merger will result in a change of control under PIC Wisconsin’s long term stock plan. All outstanding and unvested PIC Wisconsin stock awards will become vested and shares of PIC Wisconsin common stock will be issued to the holders of these awards in accordance with the terms of the PIC Wisconsin long term stock plan at the effective time of the merger. Each of the shares so issued will be converted into shares of ProAssurance common stock using the exchange ratio.

Under the terms of the long term stock plan, all shares of PIC Wisconsin common stock that have been issued to participants under the long term stock plan will be subject to repurchase upon a change of control. The long term stock plan provides that after a change of control a participant can elect to require PIC Wisconsin to repurchase for cash all or part of the shares issued or to be issued to the participant under the plan; similarly, PIC Wisconsin can elect to repurchase for cash any or all of the shares issued or to be issued under the plan upon a change of control. The price for the shares must be equal to the price paid for a share of PIC Wisconsin common stock in the change of control transaction. PIC Wisconsin does not intend to repurchase any shares issued or to be issued pursuant to awards under the long term stock plan.

The merger agreement allows each participant to request by written notice to ProAssurance that ProAssurance purchase for cash some or all of the PIC Wisconsin shares issued or to be issued to the participant under the long term stock plan, including those to be issued pursuant to unvested awards at the effective time of the merger. The notice must be delivered by the participant to ProAssurance prior to the effective time of the merger in a form to be provided by ProAssurance, executed by the participant and specifying the number of shares to be repurchased for cash. Each of the shares of PIC Wisconsin common stock subject to a properly completed and executed notice will be converted into the right to receive cash in the amount of $5,000 per share and such shares shall not be converted into the right to receive ProAssurance common stock in the merger. If, however, no notice has been delivered by the participant to ProAssurance prior to the effective time of the merger, such participant’s shares will be converted into shares of ProAssurance common stock using the exchange ratio.

The merger agreement further provides that ProAssurance may request PIC Wisconsin to repurchase the shares of PIC Wisconsin common stock subject to the awards issued or to be issued to participants under the long term stock plan. Under the terms of the merger agreement, ProAssurance may make such request by written notice to PIC Wisconsin at any time prior to the effective time of the merger with respect to all of the shares issued or to be issued pursuant to awards under the long term stock plan, including shares to be issued pursuant to unvested awards at the time of the merger. Each of the shares of PIC Wisconsin common stock subject to the notice will be converted into the right to receive cash in the amount of $5,000 per share, and such shares shall not be converted into the right to receive ProAssurance common stock in the merger. If ProAssurance does not repurchase the shares issued or to be issued pursuant to awards under the long term stock plan (and if participants have not requested that such repurchase be made), such shares will be converted into shares of ProAssurance common stock using the exchange ratio. ProAssurance does not intend to request that PIC Wisconsin repurchase any shares issued or to be issued pursuant to awards under the long term stock plan.

Exchange of certificates; fractional shares.

Exchange procedures.  Prior to the effective time of the merger, ProAssurance will deposit with an exchange agent, which will be Mellon, or another bank or trust company reasonably acceptable to PIC Wisconsin, (1) certificates representing the shares of ProAssurance common stock to be issued under the merger agreement (together with any dividends and distributions with respect to such shares with a record date after the merger) and (2) sufficient cash to be paid instead of any fractional shares of ProAssurance common stock to be issued under the merger agreement.

Promptly after the effective time, but no later than ten business days thereafter, ProAssurance will cause the exchange agent to mail transmittal materials to PIC Wisconsin shareholders. The transmittal materials will contain instructions about the surrender of PIC Wisconsin common stock certificates for ProAssurance common stock certificates and any cash to be paid instead of fractional shares of common stock.

PIC Wisconsin common stock certificates should not be returned with the enclosed proxy card. They should not be forwarded to the exchange agent unless and until you receive a transmittal letter following completion of the merger. The transmittal materials will contain instructions as to how and where to forward such certificates.

PIC Wisconsin common stock certificates presented for transfer after completion of the merger will be canceled and exchanged for certificates, or evidence of shares in book entry form, representing the applicable number of shares of ProAssurance common stock.

After the merger, the stock transfer books of PIC Wisconsin will be closed and there will be no transfers of shares of PIC Wisconsin common stock on the stock transfer books of PIC Wisconsin.

All shares of ProAssurance common stock into which shares of PIC Wisconsin common stock are converted pursuant to the merger will be deemed issued as of the effective time of the merger. After that date, former PIC Wisconsin shareholders of record will be entitled to vote, at any meeting of ProAssurance stockholders having a record date on or after the effective time of the merger, the number of whole shares of ProAssurance common stock into which their shares of PIC Wisconsin common stock have been converted, regardless of whether they have surrendered their PIC Wisconsin stock certificates. ProAssurance dividends having a record date on or after the effective time of the merger will include dividends on ProAssurance common stock issued to PIC Wisconsin shareholders in the merger. However, no dividend or other distribution payable to the holders of record of ProAssurance common stock after the effective time of the merger will be distributed to the holder of any PIC Wisconsin common stock certificates until that holder physically surrenders all of his or her PIC Wisconsin common stock certificates as described above. Promptly after surrender, ProAssurance’s common stock certificates to which that holder is entitled (or evidence of shares in book entry form), all undelivered dividends and other distributions, and payment for any fractional share interests, if applicable, will be delivered to that holder, in each case without interest.

No fractional shares will be issued.  ProAssurance will not issue fractional shares of ProAssurance common stock in the merger. There will be no dividends or voting rights with respect to any fractional common shares. For each fractional share of common stock that would otherwise be issued, ProAssurance will pay cash in an amount determined by multiplying the fractional share of PRA common stock to which such holder would otherwise be entitled by the average price of a share of ProAssurance common stock at the effective time of the merger, without giving effect to the exchange ratio.

None of ProAssurance, PIC Wisconsin or any other person will be liable to any former holder of PIC Wisconsin common stock for any amount properly delivered in good faith to a public official pursuant to any applicable abandoned property laws.

Lost, stolen or destroyed PIC Wisconsin common stock certificates.  If a holder has lost a certificate representing PIC Wisconsin common stock, or it has been stolen or destroyed, ProAssurance will issue to such holder the common stock payable under the merger agreement if:

•	the holder presents evidence to the reasonable satisfaction of the exchange agent and ProAssurance that the certificate has been lost, wrongfully taken or destroyed;

•	the holder provides indemnity or security as may be reasonably requested by the exchange agent or ProAssurance to protect against any claim that may be made against ProAssurance or the exchange agent about ownership of the lost, wrongfully taken or destroyed certificate; and

•	the holder provides evidence satisfactory to the exchange agent and ProAssurance that such person is the owner of the shares represented by each certificate claimed to be lost, wrongfully taken or destroyed.

Dissenters’ rights.  ProAssurance will not issue shares of ProAssurance common stock with respect to any shares of PIC Wisconsin common stock whose holder has exercised the right to dissent from the merger and complied with the Wisconsin dissenters’ rights statutes. Under the terms of the merger agreement, a person exercising dissenters’ rights may after the merger withdraw the demand for the fair value of his or her shares of PIC Wisconsin common stock. The shares of PIC Wisconsin common stock subject to the withdrawn demand will be converted into the right to receive shares of ProAssurance common stock in accordance with the exchange ratio, and the demand for the value of such shares will be forfeited.

For a description of ProAssurance common stock, a description of the differences between the rights of PIC Wisconsin shareholders and ProAssurance stockholders and a description of dissenters’ rights, see “Description of ProAssurance Capital Stock” beginning on page 58, “Comparison of Stockholder Rights” beginning on page 60, and “Shareholder Dissenters’ Rights” beginning on page 81.

Effective time.

The effective time of the merger will be the time set forth in the legal documents that are filed with the OCI of Wisconsin and the Department of Financial Institutions of Wisconsin on the date the merger is completed. ProAssurance and PIC Wisconsin anticipate that the merger will be completed in the third quarter of 2006. However, completion could be delayed if there is a delay in obtaining the requisite regulatory approvals or for other reasons. There can be no assurances as to if or when these approvals will be obtained or as to if or when the merger will be completed. If ProAssurance and PIC Wisconsin do not complete the merger by December 31, 2006, either party may terminate the merger agreement without penalty unless the failure to complete the merger by that date is due to the failure of the party seeking to terminate the merger agreement to perform or observe its obligations under the merger agreement. See “The Merger Agreement — Conditions to completion of the merger” beginning on page 52 and “Proposal 1: The Merger — Regulatory approvals required for the merger” beginning on page 40.

Representations and warranties.

The merger agreement contains a number of representations and warranties by ProAssurance and PIC Wisconsin regarding aspects of their respective businesses, financial condition, structure and other facts pertinent to the merger that are customary for a merger transaction. They include, among other things:

•	the corporate organization and existence of each party and its subsidiaries, the valid ownership of each of its significant subsidiaries and the authority of each party and its subsidiaries to own or lease its assets and operate its business;

•	the accuracy and completeness of each party’s books and records;

•	the capitalization of each party;

•	the authority of each party and its subsidiaries to enter into the merger agreement and make it valid and binding;

•	the fact that the merger agreement and the merger have been properly authorized by all requisite corporate action of each party and do not breach, violate or conflict with:

•	the certificate or articles of incorporation and bylaws of each party,

•	applicable law, and

•	agreements, instruments or obligations of each party;

•	governmental filing requirements and approvals;

•	regulatory investigations and orders;

•	PIC Wisconsin’s statutory statements and statutory statements of ProAssurance’s insurance subsidiaries filed with any insurance regulator, each party’s filing of the insurance holding company act reports and other matters relating to each party’s insurance regulatory requirements, including reserve requirements;

•	each party’s financial statements;

•	each party’s compliance with financial reporting and internal control requirements;

•	the absence of any liabilities or obligations of any nature whatsoever since December 31, 2004 with respect to PIC Wisconsin and since September 30, 2005 with respect to ProAssurance that, either individually or in the aggregate, would have a material adverse affect on each party’s business;

•	the absence of undisclosed material legal proceedings and injunctions;

•	each party’s loss reserves, reinsurance treaties or agreements and other related matters;

•	the filing and accuracy of each party’s tax returns and the payment of applicable taxes;

•	the brokers and advisors who will be entitled to a fee in connection with the merger;

•	each party’s compliance with applicable law;

•	the completeness and accuracy of certain information supplied to the other party;

•	the fact that neither party is an investment company or a company controlled by an investment company under the Investment Company Act of 1940, as amended;

•	environmental matters; and

•	the inapplicability to the merger of state anti-takeover laws.

ProAssurance also has made certain representations and warranties concerning the accuracy and completeness of its publicly filed reports with the SEC.

In addition, PIC Wisconsin has made representations and warranties with respect to:

•	its employee benefit plans, labor matters, employees and related matters;

•	the validity of, and the absence of material defaults under, PIC Wisconsin’s material contracts;

•	its liability, casualty, errors and omissions and other forms of insurance;

•	ownership rights and restrictions with respect to PIC Wisconsin’s investment assets, real and personal property, and intellectual property; and

•	the validity of the amendment of the rights agreement.

Conduct of business pending the merger.

The merger agreement contains various restrictions on the operations of PIC Wisconsin before the effective time of the merger. PIC Wisconsin has agreed that, except as expressly contemplated or permitted by the merger agreement, it will not, and will not agree to, without ProAssurance’s consent:

•	conduct its business other than in the ordinary and usual course;

•	fail to use reasonable best efforts to preserve intact its business organizations, assets and other rights, its existing relations with customers and other parties and retain services of key employees and agents;

•	take any action which would adversely affect or delay the ability of any party to the merger agreement to obtain any required regulatory approval or to perform its covenants and agreements under the merger agreement;

•	incur, assume or guarantee any indebtedness for borrowed money other than short-term indebtedness to refinance indebtedness of PIC Wisconsin to its subsidiaries or of its subsidiaries to PIC Wisconsin;

•	redeem, repay, discharge or defease any surplus note unless required in order to obtain regulatory approval;

•	adjust, split, combine or reclassify any capital stock or redeem, purchase or otherwise acquire any of its own stock;

•	make, declare or pay any dividend or distribution on any shares of its stock, other than dividends paid by any of its wholly-owned subsidiaries to it or any of its wholly owned subsidiaries;

•	grant any stock options, stock awards or stock appreciation rights, or issue additional shares of its capital stock;

•	make, declare or pay any dividend or distribution on or with respect to insurance policies written by PIC Wisconsin or its subsidiaries, except that PIC Wisconsin may continue to make dividends or distributions to policyholders in the ordinary course of business in accordance with past practices;

•	sell, transfer, mortgage, encumber or otherwise dispose of any assets, deposits, business or properties, other than in the ordinary course of business consistent with past practice, pursuant to agreements in force as of the date of the merger agreement, except that PIC Wisconsin may sell certain real estate and shares of Century American Insurance Company (which sale of shares was completed on May 31, 2006), as set forth in the merger agreement;

•	make any material non-portfolio investment in any person other than a subsidiary except pursuant to agreements in force at the date of the merger agreement;

•	enter into, terminate or change a material agreement (other than renewals of contracts, leases and agreements without material adverse changes of terms), except that PIC Wisconsin (i) may enter into and consummate an agreement to form a managing general agency relationship with the Wisconsin Medical Society on terms and conditions substantially as disclosed to ProAssurance and provided that the term of such relationship shall terminate on the date of the current agency agreement with the Wisconsin Medical Society, and (ii) may create a charitable fund, account or foundation to be capitalized in an amount not to exceed $1 million;

•	increase employee compensation or pay any bonuses, except that PIC Wisconsin and its subsidiaries may make annual increases in salaries and wages in the ordinary course of business that do not, on an individualized basis, exceed 4% of the aggregate amount of compensation paid in the preceding 12 months and may grant promotions and establish new salaries commensurate with the employees’ new duties and past compensation practices;

•	except as permitted by the merger agreement, pay any pension or retirement allowance not required by an existing plan or agreement or make any commitment regarding any pension, retirement, profit sharing or welfare plan or agreement or employment agreement or accelerate the vesting of any stock option or award;

•	settle any claim, action or proceeding involving money damages other than in the ordinary course of business in accordance with past practice, except that PIC Wisconsin has agreed to consult with ProAssurance regarding settlement of claims against PIC Wisconsin or its subsidiaries exceeding $1 million or the settlement of any extra contractual obligations, excess policy limits, or bad faith claim involving any insurance policy involving a payment by PIC Wisconsin or its subsidiaries in excess of $1 million;

•	take any action that is reasonably likely to impede the merger from qualifying as a tax-free reorganization under federal tax laws;

•	amend its articles of incorporation or bylaws;

•	other than in accordance with its current investment guidelines, restructure or materially change its investment securities portfolio;

•	offer or sell insurance or reinsurance of any type in any jurisdiction other than such lines of insurance and reinsurance as offered on the date of the merger agreement and other than in jurisdictions in which such insurance and reinsurance is offered on the date of the merger agreement;

•	take any action that is intended or may reasonably be expected to result (i) in any of its representations and warranties set forth in the merger agreement becoming untrue in a material respect, (ii) in any of the conditions to the merger not being satisfied, or (iii) in violation of any provision of the merger agreement, except as required by applicable law; or

•	agree to, or make any commitment to, take any of the actions listed above.

In addition, PIC Wisconsin has agreed to inform and have discussions with ProAssurance with respect to reserve policies and practices relating to losses and loss adjustment expenses of PIC Wisconsin and PIC Wisconsin’s subsidiaries, any litigation against PIC Wisconsin and its subsidiaries and amount and timing of restructuring charges. PIC Wisconsin has also agreed to make its financial officers available to discuss with ProAssurance PIC Wisconsin’s disclosure controls, internal controls and financial statements in anticipation of ProAssurance’s need to comply with the requirements of the Sarbanes-Oxley Act of 2002 after the merger with respect to PIC Wisconsin.

ProAssurance has agreed, except as expressly contemplated or permitted by the merger agreement, that it will not, and will not agree to, without PIC Wisconsin’s consent:

•	take any action that is reasonably likely to impede the merger from qualifying as a tax-free reorganization under federal tax laws;

•	amend its certificate of incorporation or bylaws, except as provided in the merger agreement;

•	take any action that is intended or may reasonably be expected to result (i) in any of its representations and warranties set forth in the merger agreement becoming untrue in a material respect, (ii) in any of the conditions to the merger not being satisfied, or (iii) in violation of any provision of the merger agreement, except as required by applicable law;

•	take any action that is intended or likely to adversely affect its ability to perform its covenants and agreements under the merger agreement; or

•	agree to, or make any commitment to, take any of the actions listed above.

Under the merger agreement, prior to the completion of the merger, neither PIC Wisconsin nor any of its subsidiaries can acquire, directly or indirectly, beneficial or record ownership of any equity securities of ProAssurance, including shares of ProAssurance common stock, or any securities convertible into or exercisable for any equity securities of ProAssurance.

In addition, federal law generally prohibits ProAssurance and PIC Wisconsin from purchasing shares of ProAssurance’s common stock from the date this proxy statement-prospectus is first mailed to shareholders until completion of PIC Wisconsin’s special meeting of shareholders. ProAssurance does not own any shares of PIC Wisconsin common stock. Neither PIC Wisconsin nor ProAssurance has purchased any shares of ProAssurance common stock since December 8, 2005.

Employee benefit plans.

ProAssurance has agreed to continue PIC Wisconsin’s employee benefit plans until it determines whether to continue, amend or terminate the plans. ProAssurance agreed that it will provide employees of PIC Wisconsin and its subsidiaries who continue in employment with ProAssurance:

•	compensation and benefits that are, in the aggregate, substantially similar to compensation and benefits provided to similarly situated employees of ProAssurance or one of its subsidiaries (as of the date the benefit was provided); and

•	credit for their service as employees of PIC Wisconsin and its subsidiaries for purposes of determining eligibility and vesting under ProAssurance’s employee benefit plans.

In addition, stock awards that have been granted to directors and officers that have not yet vested under PIC Wisconsin’s long term stock plan will immediately vest upon the effectiveness of the merger and be converted into the right to receive shares of ProAssurance common stock or purchased at a cash price of $5,000 at the option of the holder of the award as described under “The Merger Agreement — Treatment of stock awards” on page 44. In the event they are not repurchased, such shares will be converted into the right to receive shares of ProAssurance common stock pursuant to the merger agreement at the effective time of the merger.

ProAssurance has agreed to honor PIC Wisconsin’s change of control benefits policy and employment agreements with certain officers or employees of PIC Wisconsin, including the obligation to pay cash severance on termination of employment after a change of control as described under “Proposal 1: The Merger — Interests of certain persons in the merger” on page 37.

Tax opinion letters.

Each of ProAssurance and PIC Wisconsin agreed to obtain a separate opinion as to the material tax consequences to ProAssurance, PIC Wisconsin and their respective shareholders in connection with the merger. Each opinion has been delivered and is required to be updated at closing. The opinions are discussed under “Material Federal Income Tax Consequences” beginning on page 55.

Acquisition proposals by third parties.

PIC Wisconsin has agreed that it will not, as long as the merger agreement is in effect, initiate, entertain, solicit, encourage, engage in or participate in any negotiations with any person (other than ProAssurance) relating to any acquisition proposal. However, if PIC Wisconsin receives an unsolicited acquisition proposal and PIC Wisconsin’s board determines in good faith that such action is appropriate in furtherance of the best interests of its shareholders, PIC Wisconsin can participate in negotiations with and provide confidential information to the third party and approve and recommend the proposal to its shareholders. Before providing any nonpublic information, PIC Wisconsin must enter into a written agreement which provides for (i) the furnishing to PIC Wisconsin of information regarding such third party that is relevant to its ability to finance its acquisition proposal, (ii) the confidentiality of all non-public information furnished to the third party by PIC Wisconsin, and (iii) procedures designed to restrict or limit the provision of information regarding PIC Wisconsin that could be used to the competitive disadvantage of PIC Wisconsin or in a manner that would be detrimental to its shareholders. PIC Wisconsin must disclose to ProAssurance that it is furnishing information to and entering into negotiations with such third party, as well as disclose the terms of such negotiations (but not the identity of the third party), must keep ProAssurance informed of the status of such negotiations (except to the extent it would require PIC Wisconsin to disclose confidential information about the third party) and may not furnish any non-public information regarding ProAssurance or the transactions contemplated by the merger agreement.

If PIC Wisconsin’s board of directors has authorized, recommended, approved or entered into an agreement with any third party to effect an acquisition proposal, then PIC Wisconsin must pay to ProAssurance $2 million in liquidated damages and PIC Wisconsin can terminate the merger agreement.

For purposes of the merger agreement, the term “acquisition proposal” means:

•	any proposal pursuant to which any third party would acquire or participate in a merger or other business combination involving PIC Wisconsin or any of PIC Wisconsin’s subsidiaries, directly or indirectly;

•	any proposal by which any third party would acquire the right to vote 10% or more of the capital stock of PIC Wisconsin or any of PIC Wisconsin’s subsidiaries;

•	any acquisition of 10% or more of the assets of PIC Wisconsin or any of PIC Wisconsin’s subsidiaries, other than in the ordinary course of business;

•	any acquisition in excess of 10% of the outstanding capital stock of PIC Wisconsin or any of PIC Wisconsin’s subsidiaries, other than as contemplated by the merger agreement; or

•	any transaction similar to the foregoing.

In addition, PIC Wisconsin has agreed to use all reasonable best efforts to obtain from its shareholders approval and adoption of the merger agreement and the merger, subject to the fiduciary duties of PIC Wisconsin’s board of directors. However, if PIC Wisconsin’s board notifies ProAssurance in writing that it is unable or unwilling to recommend the merger agreement to its shareholders, then ProAssurance may terminate the merger agreement. Such termination by ProAssurance will result in PIC Wisconsin’s obligation to pay liquidated damages under the merger agreement in the amount of $2 million.

Other agreements.

In addition to the agreements described above, ProAssurance and PIC Wisconsin have also agreed in the merger agreement to take several other actions, such as:

•	subject to applicable law, to cooperate with each other and to prepare promptly and file all necessary documentation to obtain, and to cause their respective subsidiaries to obtain, all required permits, consents, approvals, authorizations (or exemptions thereof) of third parties and governmental entities, including this proxy statement-prospectus and the registration statement for the ProAssurance common stock to be issued in the merger;

•	to use all reasonable commercial efforts to cause their respective auditors to render any consent required by the SEC with respect to any reports on financial statements included in the registration statement;

•	to advise each other of any communication from a governmental authority whose consent or approval is required for the completion of the merger which either party believes indicates that any requisite regulatory approval will not be obtained or will be materially delayed;

•	to keep any nonpublic information confidential;

•	to cooperate on all press releases and other public statements and communications;

•	that PIC Wisconsin would convene a meeting of its shareholders as soon as practicable after the registration statement on Form S-4 is declared effective to consider and vote on the merger agreement;

•	not to take any actions that would cause the transactions contemplated by the merger agreement to be subject to any anti-takeover laws or anti-takeover provisions of either company’s certificate or articles of incorporation or bylaws;

•	that ProAssurance would cause its shares of common stock to be issued in the merger to be authorized for listing on the NYSE prior to the completion of the merger, subject to official notice of issuance; and

•	to give notice to the other party of any event that would or would be likely to cause any representations or warranties to be untrue or incorrect in any material respect, or of any failure to comply with or satisfy in any material respect any covenant, condition or agreement in the merger agreement.

Conditions to completion of the merger.

ProAssurance’s and PIC Wisconsin’s obligations to complete the merger are subject to the satisfaction or waiver, where permissible, of a number of conditions, including the following:

•	the merger agreement must be approved by the holders of a majority of the outstanding shares of common stock of PIC Wisconsin;

•	the ProAssurance common stock that is to be issued in the merger must be authorized for listing on the NYSE, subject to official notice of issuance;

•	the registration statement filed with the SEC with this proxy statement-prospectus must be effective;

•	the articles of merger must be filed with the appropriate governmental authorities;

•	the requisite regulatory approvals must be obtained and any waiting periods required by law must expire;

•	there must be no government action or other legal restraint or prohibition preventing completion of, making illegal the consummation of, or materially restricting the merger;

•	each of ProAssurance and PIC Wisconsin must receive an opinion dated as of the effective date of the merger to the effect that the merger will be treated as a tax-free reorganization under federal tax laws, no gain or loss will be recognized by PIC Wisconsin shareholders who receive shares of ProAssurance stock in exchange for their PIC Wisconsin common stock (except with respect to any cash received instead of fractional shares), and no gain or loss will be recognized by ProAssurance, PIC Wisconsin or their subsidiaries; and

•	the number of shares of PIC Wisconsin common stock whose holders exercise their right to dissent and obtain payment for their shares pursuant to their dissenters’ rights when added to the number of shares of PIC Wisconsin common stock repurchased from participants of the long term stock plan does not exceed 19.9% of the outstanding shares of PIC Wisconsin common stock.

The merger agreement also provides that the obligation of ProAssurance and PIC Wisconsin to consummate the merger is further subject to the following conditions:

•	the representations and warranties of the other party in the merger agreement must be true and correct, except as would not or would not reasonably be expected to have a material adverse effect as defined in the merger agreement, and the other party must have performed in all material respects all obligations that the other party is required to perform under the merger agreement;

•	the other party and its subsidiaries cannot suffer a material adverse effect as defined in the merger agreement, and no event or circumstance can occur which has or will be likely to have a material adverse effect on its ability to conduct its respective businesses;

•	the other party must not have any inquiries or actions initiated by any governmental or regulatory authority alleging that it, its subsidiaries or its directors and officers have violated federal or state securities laws; and

•	the other party must provide all certificates and instruments as the other party reasonably requests.

ProAssurance’s obligation to consummate the merger is further subject to there having been no “distribution date” under the rights agreement and no holder of rights thereunder being entitled to exercise such rights as a result of the execution of the merger agreement, the public announcement thereof, or the consummation of the merger.

No assurance can be provided as to whether or not, or when, the required regulatory approvals necessary to consummate the merger will be obtained, or whether all of the other conditions to the merger will be satisfied or waived by the party permitted to do so. As discussed below, if the merger is not completed on or before December 31, 2006, either ProAssurance or PIC Wisconsin may terminate the merger agreement, unless the failure to complete the merger by that date is due to the failure of the party seeking to terminate the merger agreement to perform or observe its covenants and agreements set forth in the merger agreement.

Termination of the merger agreement.

The merger agreement may be terminated at any time before or after the merger agreement is approved and adopted by the PIC Wisconsin shareholders:

•	by mutual written consent;

•	by either ProAssurance or PIC Wisconsin if any governmental entity that must grant a regulatory approval has denied approval of the merger by final and nonappealable action, but not by a party whose action or inaction caused such denial;

•	by either ProAssurance or PIC Wisconsin if the merger is not completed on or before December 31, 2006, but not by a party whose action or inaction caused such delay;

•	if there is a continuing breach of any representation or warranty in the merger agreement by the other party that has had or is reasonably expected to have a material adverse effect and such breach continues after 45 days’ written notice to the breaching party, as long as such breach would allow the non-breaching party not to complete the merger;

•	by ProAssurance if the board of directors of PIC Wisconsin is unwilling or unable to publicly recommend in the proxy statement-prospectus that PIC Wisconsin’s shareholders approve and adopt the merger agreement and the merger, or if after recommending the approval and adoption of the merger agreement and the merger, PIC Wisconsin’s board otherwise withdraws, amends or modifies its recommendation in any respect materially adverse to ProAssurance or discloses an intention to do so;

•	by ProAssurance if the board of directors of PIC Wisconsin authorizes, recommends, approves or proposes an acquisition proposal other than the merger, or enters into an agreement with a third party regarding an acquisition proposal other than the merger;

•	by PIC Wisconsin if its board of directors (i) fails to recommend approval and adoption of the merger agreement and the merger to its shareholders or, after recommending the approval and adoption of the merger agreement and the merger, withdraws, amends or modifies its recommendation in any respect materially adverse to ProAssurance, (ii) authorizes, recommends or approves an acquisition proposal other than the merger, or (iii) enters into an agreement with a third party regarding an acquisition proposal other than the merger;

•	by either ProAssurance or PIC Wisconsin if approval of PIC Wisconsin’s shareholders has not been obtained by reason of failure to obtain required votes;

•	by either ProAssurance or PIC Wisconsin if the other party discloses a material adverse effect or any change to the disclosure schedule to the merger agreement which has, or is likely to have, a material adverse affect; and

•	by either ProAssurance or PIC Wisconsin if the Form S-4 registration statement has not been filed with the SEC on or before June 30, 2006, unless the failure to do so is due to the failure of the party seeking to terminate the merger agreement.

Any decision by the PIC Wisconsin board of directors to authorize, recommend, approve or propose an acquisition proposal other than the merger, or enter into an agreement with a third party regarding an acquisition proposal other than the merger will result in PIC Wisconsin’s obligation to pay to ProAssurance liquidated damages in the amount of $2 million. Furthermore, if ProAssurance terminates the merger agreement as a result of the board of directors of PIC Wisconsin failing to recommend approval and adoption of the merger agreement and the merger or withdrawing, amending or modifying its recommendation of the merger in any respect materially adverse to ProAssurance, PIC Wisconsin shall be obligated to pay such liquidated damages in the amount of $2 million.

The boards of directors of both companies considered, and believed it was appropriate to make, the foregoing commitments for the period of time involved, especially in light of the term of the commitments and the regulatory process involved in such transactions.

Waiver and amendment of the merger agreement.

The merger agreement may be amended by mutual agreement of ProAssurance and PIC Wisconsin, and either of them may waive the right to require the other party to follow particular provisions of the merger agreement. However, the merger agreement may not be amended after PIC Wisconsin’s shareholders approve and adopt the merger agreement if the amendment would change the amount or the form of consideration to be delivered to PIC Wisconsin shareholders. If any amendment or waiver changes the amount or form of the consideration to be delivered to PIC Wisconsin shareholders after approval for the merger has already been obtained, then such amendment or waiver would require further approval by PIC Wisconsin shareholders.

Expenses.

The merger agreement provides that each of ProAssurance and PIC Wisconsin will pay its own expenses in connection with the merger and the transactions contemplated by the merger agreement. However, (i) ProAssurance and PIC Wisconsin will share the cost of the HSR Act filing fees in proportion to their relative assets as of December 31, 2004, (ii) ProAssurance will pay all expenses and filing fees in connection with the Form A filing with the OCI of Wisconsin and any other required filings with insurance regulators, (iii) PIC Wisconsin will pay all costs and expenses relating to printing and mailing this proxy statement-prospectus to PIC Wisconsin shareholders, and (iv) ProAssurance will pay all registration, filing and other fees paid to the SEC or NYSE in connection with the merger.

Indemnification of directors and officers.

The merger agreement provides that, upon completion of the merger, ProAssurance will, to the fullest extent permitted by law, indemnify, defend and hold harmless all present and former directors, officers and employees of PIC Wisconsin against all costs and liabilities arising out of actions or omissions occurring at or before the completion of the merger to the same extent as directors, officers and employees of PIC Wisconsin are indemnified or have the right to advancement of expenses under PIC Wisconsin’s articles of incorporation and bylaws.

The merger agreement also requires PIC Wisconsin to use its reasonable best efforts to acquire directors’ and officers’ liability insurance for the present and former officers and directors of PIC Wisconsin with respect to claims arising from facts or events occurring before the merger and to keep this insurance in effect for a period of six years after the merger. If PIC Wisconsin is unable to acquire such insurance, ProAssurance is required to use its best efforts to acquire directors’ and officers’ liability insurance that contains at least the same coverage and amounts, and terms and conditions no less advantageous, as PIC Wisconsin’s existing coverage. However, if neither PIC Wisconsin nor ProAssurance is able to maintain or obtain such levels of insurance at a cost of less than 300% of the premium paid by PIC Wisconsin for such insurance or is otherwise unable to obtain such insurance, ProAssurance is required to use its best efforts to obtain as much comparable insurance as is reasonably available.

PROPOSAL 2: POSSIBLE ADJOURNMENT OF THE SPECIAL MEETING

The PIC Wisconsin special meeting may be adjourned to permit further solicitation of proxies, if necessary, in the event than there is an insufficient number of votes to approve and adopt the merger agreement and the merger (Proposal 1 above).

The PIC Wisconsin board of directors unanimously recommends that PIC Wisconsin shareholders vote “FOR” the approval of the proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes for the merger proposal.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

In the opinion of Burr & Forman LLP, counsel to ProAssurance, and Quarles & Brady LLP, counsel to PIC Wisconsin, the following section describes the anticipated material United States federal income tax consequences of the merger to holders of PIC Wisconsin common stock. This discussion addresses only those PIC Wisconsin shareholders who hold their PIC Wisconsin common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended, and does not address all the United States federal income tax consequences that may be relevant to particular PIC Wisconsin shareholders in light of their individual circumstances or to PIC Wisconsin shareholders who are subject to special rules, such as:

•	financial institutions,

•	investors in pass-through entities,

•	insurance companies,

•	tax-exempt organizations,

•	dealers in securities or currencies,

•	traders in securities that elect to use a mark to market method of accounting,

•	persons that hold PIC Wisconsin common stock as part of a straddle, hedge, constructive sale or conversion transaction,

•	persons who are not citizens or residents of the United States, and

•	shareholders who acquired their shares of PIC Wisconsin common stock through the exercise of an employee stock option or otherwise as compensation.

The following discussion is based upon the Internal Revenue Code, its legislative history, existing and proposed regulations thereunder and published rulings and decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Tax considerations under state, local and foreign laws, or federal laws other than those pertaining to the income tax, are not addressed in this proxy statement-prospectus. Determining the actual tax consequences of the merger to you may be complex. They will depend on your specific situation and on factors that are not within either ProAssurance’s or PIC Wisconsin’s control. You should consult with your own tax advisor as to the tax consequences of the merger in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or foreign and other tax laws and of changes in those laws.

In rendering their opinions, Burr & Forman LLP and Quarles & Brady LLP have relied upon representations of ProAssurance and PIC Wisconsin and upon customary assumptions, including the assumption that the merger will be consummated in accordance with the terms of the merger agreement. Neither of these tax opinions will be binding on the Internal Revenue Service. Neither ProAssurance nor PIC Wisconsin intends to request any ruling from the Internal Revenue Service as to the United States federal income tax consequences of the merger.

Tax consequences of the merger generally.  The merger will qualify as a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code. As a consequence:

•	no gain or loss will be recognized by shareholders of PIC Wisconsin who receive shares of ProAssurance common stock in exchange for shares of PIC Wisconsin common stock, except with respect to any cash received instead of fractional shares of ProAssurance common stock;

•	the aggregate basis of the ProAssurance common stock received in the merger will be the same as the aggregate basis of the PIC Wisconsin common stock for which it is exchanged, less any basis attributable to fractional shares of ProAssurance common stock for which cash is received; and

•	the holding period of ProAssurance common stock received in exchange for shares of PIC Wisconsin common stock will include the holding period of the PIC Wisconsin common stock for which it is exchanged.

Cash received instead of a fractional share of ProAssurance common stock.  A shareholder of PIC Wisconsin who receives cash instead of a fractional share of ProAssurance common stock will be treated as having received the fractional share pursuant to the merger and then as having exchanged the fractional share for cash in a redemption by ProAssurance. As a result, a PIC Wisconsin shareholder will generally recognize gain or loss equal to the difference between the amount of cash received and the basis in his or her fractional share interest as set forth above. This gain or loss will generally be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the holding period for such shares is greater than one year. The deductibility of capital losses is subject to limitations.

Cash received by holders exercising dissenters’ rights.  Shareholders of PIC Wisconsin who dissent from the merger pursuant to the dissenters’ rights statutes and who receive cash for their shares of PIC Wisconsin common stock will be treated as having exchanged their shares of PIC Wisconsin common stock for cash in the merger. As a result, those dissenting shareholders will generally recognize gain or loss equal to the difference between the amount of cash received and their basis in the shares of PIC Wisconsin common stock exchanged for such cash. This gain or loss will generally be capital gain or loss, and will be long term capital gain or loss if, as of the effective time of the merger, the holding period for such shares is greater than one year. The deductibility of capital losses is subject to limitations.

You should consult with your own tax advisors about the particular tax consequences of the merger to you, including the effects of United States federal, state or local, or foreign and other tax laws.

Tax opinions as condition to merger.  Neither party will be obligated to complete the merger unless ProAssurance receives a further opinion of Burr & Forman LLP and PIC Wisconsin receives a further opinion of Quarles & Brady LLP, dated as of the effective date of the merger, substantially to the effect that (i) the merger will be treated as a plan of reorganization within the meaning of Section 368(a) of the Code, (ii) no gain or loss will be recognized by shareholders of PIC Wisconsin who receive shares of ProAssurance common stock in exchange for all their PIC Wisconsin common stock, except with respect to any cash received in lieu of fractional shares, and (iii) no gain or loss will be recognized by ProAssurance, PIC Wisconsin or their subsidiaries. In rendering their opinions, counsel will require and rely upon factual representations contained in certificates of officers of ProAssurance and PIC Wisconsin. Like other conditions to the merger, the merger agreement allows either party to waive this condition. However, if the receipt of either of the legal opinions is waived, PIC Wisconsin will recirculate revised proxy materials and resolicit the vote of its shareholders.

Backup withholding and information reporting.  Payments of cash to a holder of PIC Wisconsin common stock for a fractional share of ProAssurance common stock and for shares of PIC Wisconsin held by persons exercising dissenters’ rights may, under certain circumstances, be subject to information reporting and backup withholding unless the holder provides proof of an applicable exemption or furnishes its taxpayer identification number, and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a holder under the backup withholding rules are not additional tax and will be allowed as a refund or credit against the holder’s United States federal income tax liability, provided the required information is furnished to the Internal Revenue Service by the holder.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

ProAssurance.

ProAssurance common stock is listed on the NYSE and traded under the symbol “PRA”. The following table shows the high and low reported closing sales prices per share of ProAssurance common stock on the NYSE composite transactions reporting system for the periods indicated.

	Price Range of Common Stock
	High	Low

2004
First Quarter	$35.00	$30.33
Second Quarter	37.42	32.83
Third Quarter	35.20	30.20
Fourth Quarter	40.57	33.48
2005
First Quarter	41.90	37.00
Second Quarter	41.76	36.60
Third Quarter	46.90	41.86
Fourth Quarter	51.88	44.45
2006
First Quarter	53.08	48.95
Second Quarter through May 31, 2006	51.22	46.16

Past price performance is not necessarily indicative of likely future performance. Because market prices of ProAssurance common stock will fluctuate, you are urged to obtain current market prices for shares of ProAssurance common stock.

PIC Wisconsin.

PIC Wisconsin common stock is not publicly traded and is not listed on any national exchange. Very few transfers of PIC Wisconsin common stock have occurred in the last two years. In most cases, PIC Wisconsin was not informed of the sales prices or the gift value assigned to the shares in such transfers.

PIC Wisconsin has granted stock awards to directors and certain executive officers under its long term stock plan. The long term stock plan requires PIC Wisconsin to repurchase the shares that have been awarded in certain circumstances at the request of the shareholder at fair market value as determined by the compensation committee of PIC Wisconsin’s board. Since January 1, 2004, a total of 93.6 shares awarded under the long term stock plan were redeemed by PIC Wisconsin at prices ranging from approximately $3,567 per share to $3,889 per share.

By letter dated August 31, 2005, American Physicians Capital, Inc. advised the OCI of Wisconsin that it had purchased approximately 9.9% of PIC Wisconsin’s common stock for $7.38 million (approximately $3,800 per share) from five PIC Wisconsin shareholders. These shares have not been submitted for transfer on the shareholder records of PIC Wisconsin.

Dividends.

ProAssurance does not currently pay dividends on its common stock and does not intend to pay any dividends in the foreseeable future. As a holding company with no direct operations, ProAssurance relies on cash dividends and other permitted payments from its subsidiaries to pay dividends to its stockholders. ProAssurance’s insurance subsidiaries are subject to state and statutory restrictions, including regulatory restrictions that are imposed as a matter of administrative policy, applicable generally to any insurance company in its state of domicile. The restrictions limit the amount of dividends or distributions an insurance company may pay to its stockholders without prior regulatory approval. Generally dividends may be paid only out of earned surplus. In every case, surplus subsequent to the payment of a dividend must be reasonable in relation to the insurance company’s outstanding liabilities and must be adequate to meet its financial needs. In addition, state insurance holding company acts require insurance companies to obtain prior approval before the payment of extraordinary dividends. Generally a dividend is extraordinary if the combined dividends and distributions from the insurance company to its parent holding company in any twelve-month period exceed the greater of either 10% of the insurance company’s surplus at the end of the preceding fiscal year or the statutory income of the insurance company in the preceding fiscal year. If insurance regulators determine that payment of a dividend or other payments to the holding company would be detrimental to the policyholders because of its effect on the insurance company’s financial condition, the regulators may prohibit such payments even if they would otherwise be permitted without prior approval.

Since PIC Wisconsin’s inception, PIC Wisconsin has not paid any dividends on its common stock and has no current intention to pay cash dividends on its common stock. Wisconsin insurance laws require that any distribution to shareholders other than a stock dividend be reported to the OCI of Wisconsin in writing, and payments cannot be made until at least 30 days after submitting such report; however, no report need be made if the distribution is no more than 15% larger than for the corresponding period in the previous year. In addition, no extraordinary dividend can be paid to PIC Wisconsin’s shareholders unless the extraordinary dividend is reported to the OCI of Wisconsin at least 30 days before payment and the OCI of Wisconsin does not disapprove the payment. PIC Wisconsin’s surplus note indenture also contains limitations and restrictions on the payment of dividends. Furthermore, the merger agreement restricts the dividends that may be paid on PIC Wisconsin’s common stock pending completion of the merger. See “The Merger Agreement — Conduct of business pending the merger” beginning on page 48.

DESCRIPTION OF PROASSURANCE CAPITAL STOCK

As a result of the merger, PIC Wisconsin shareholders will become stockholders of ProAssurance. ProAssurance is incorporated under Delaware law, and therefore, your rights as stockholders of ProAssurance will be governed by Delaware law after the merger. Your rights will also be governed by the certificate of incorporation and bylaws of ProAssurance. This description of ProAssurance’s capital stock, including the common stock to be issued in the merger, reflects the anticipated state of affairs upon completion of the merger. The following summarizes the material terms of ProAssurance’s capital stock but does not purport to be complete, and is qualified in its entirety by reference to the applicable provisions of state laws governing insurance holding companies, Delaware law and ProAssurance’s certificate of incorporation and bylaws.

Common stock.

ProAssurance is authorized to issue up to 100,000,000 shares of common stock, par value $0.01 per share.

Holders of record of common stock are entitled to one vote per share on all matters upon which stockholders have the right to vote. The rights attached to the shares of common stock do not provide for cumulative voting rights or preemptive rights. Therefore, holders of more than 50% of the shares of common stock are able to elect all of ProAssurance’s directors eligible for election each year. All issued and outstanding shares of ProAssurance’s common stock are validly issued, fully paid and non-assessable. Holders of ProAssurance’s common stock are entitled to such dividends as may be declared from time to time by ProAssurance’s board of directors out of funds legally available for that purpose. Upon dissolution, holders of ProAssurance’s common stock are entitled to share pro rata in the assets of the company remaining after payment in full of all of ProAssurance’s liabilities and obligations, including payment of the liquidation preference, if any, of any preferred stock then outstanding. There are no redemption or sinking fund provisions applicable to the common stock.

Preferred stock.

ProAssurance’s board may, from time to time, issue up to an aggregate 50,000,000 shares of preferred stock in one or more series without stockholder approval. The board of directors can fix the designation powers, rights, preferences and privileges of the shares of each series and any qualifications, limitations or restrictions. Issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of the outstanding voting stock of ProAssurance. No shares of preferred stock are currently outstanding. ProAssurance has no present plans to issue any shares of preferred stock.

Delaware anti-takeover statute and charter provisions.

Under Delaware law, ProAssurance may not engage in a “business combination”, which includes a merger or sale of more than 10% of ProAssurance’s assets, with any “interested stockholder”, namely, a stockholder who owns 15% or more of its outstanding voting stock, as well as affiliates and associates of any of these persons, for three years following the time that stockholder became an interested stockholder unless:

•	the transaction in which the stockholder became an interested stockholder is approved by ProAssurance’s board of directors prior to the time the interested stockholder attained that status;

•	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of ProAssurance’s voting stock outstanding at the time the transaction commenced, excluding those shares owned by persons who are directors and also officers; or

•	at or after the time the stockholder became an interested stockholder the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

The authorization of undesignated preferred stock in ProAssurance’s charter makes it possible for its board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of ProAssurance. Further, the classification of the board of directors makes it more difficult to effect a change of control. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of ProAssurance.

Authorized but unissued shares.

ProAssurance believes that the availability of shares of its common stock is advisable to provide ProAssurance with the flexibility to take advantage of opportunities to issue such stock in order to obtain capital, as consideration for possible acquisitions or for other purposes (including, without limitation, the issuance of additional shares of ProAssurance common stock through stock splits and stock dividends in appropriate circumstances). There are, at present, no plans, understandings, agreements or arrangements concerning the issuance of additional shares of ProAssurance common stock, except for:

•	the shares of ProAssurance common stock to be issued in the merger,

•	shares of ProAssurance common stock presently reserved for issuance with respect to options and awards granted or to be granted under ProAssurance’s stock option and award plans, and

•	the shares of common stock reserved for issuance upon conversion of ProAssurance’s convertible debentures.

Uncommitted authorized but unissued shares of ProAssurance common stock may be issued from time to time to such persons and for such consideration as the board of directors may determine and holders of ProAssurance’s then outstanding shares of common stock may or may not be given the opportunity to vote thereon, depending upon the nature of any such transactions, applicable law, the rules and policies of the NYSE and the judgment of the ProAssurance’s board of directors regarding the submission of such issuance to ProAssurance’s stockholders. ProAssurance’s stockholders have no preemptive rights to subscribe to newly issued shares.

Moreover, it is possible that additional shares of ProAssurance’s common stock could be issued for the purpose of making an acquisition by an unwanted suitor of a controlling interest in ProAssurance more difficult, time-consuming or costly or to otherwise discourage an attempt to acquire control of ProAssurance. Under these circumstances the availability of authorized but unissued shares of ProAssurance common stock may make it more difficult for stockholders to obtain a premium for their shares. These authorized but unissued shares could be used to create voting or other impediments or to frustrate a person seeking to obtain control of ProAssurance by means of a consolidation, tender offer, proxy contest or other means. They could also be privately placed with purchasers who might cooperate with ProAssurance’s board of directors in opposing such an attempt by a third party to gain control of ProAssurance. The issuance of new shares of ProAssurance common stock could also be used to dilute ownership of a person or entity seeking to obtain control of ProAssurance. Although ProAssurance does not currently contemplate taking such action, shares of ProAssurance’s common stock could be issued for the purposes and effects described above and ProAssurance’s board of directors reserves its rights to issue such stock for such purposes, consistent with its fiduciary responsibilities.

Transfer agent and registrar.

The transfer agent and registrar for ProAssurance’s common stock is Mellon Investor Services LLC, whose offices are at 44 Wall Street, New York, New York 10005.

COMPARISON OF STOCKHOLDER RIGHTS

ProAssurance is a Delaware corporation subject to the provisions of the Delaware General Corporation Law, which is referred to as the DGCL. PIC Wisconsin is a Wisconsin stock insurance company subject to the provisions of the Wisconsin Domestic Stock and Mutual Insurance Corporations Law and other Wisconsin insurance laws, which are referred to as the Wisconsin Insurance Code, as well as specified portions of the Wisconsin Business Corporation Law, which is referred to as the WBCL. Upon completion of the merger, PIC Wisconsin shareholders, whose rights are currently governed by the Wisconsin Insurance Code, WBCL and PIC Wisconsin’s articles of incorporation and bylaws, will become stockholders of ProAssurance, and their rights will be governed by the DGCL and ProAssurance’s certificate of incorporation and bylaws.

The following is a summary of material differences between the current rights of ProAssurance stockholders and the current rights of PIC Wisconsin shareholders. This summary is not intended to be a complete discussion of the respective rights of ProAssurance stockholders and PIC Wisconsin shareholders or a complete description of the specific provisions referred to in this summary, and it is qualified in its entirety by reference to the DGCL, the Wisconsin Insurance Code, the WBCL, the certificate of incorporation and bylaws of ProAssurance and the articles of incorporation and bylaws of PIC Wisconsin. For a more complete understanding of the differences between being a stockholder of ProAssurance and being a shareholder of PIC Wisconsin, you should carefully read this entire proxy statement-prospectus and the relevant provisions of the Wisconsin Insurance Code, the WBCL and the DGCL, the certificate of incorporation and bylaws of ProAssurance and the articles of incorporation and bylaws of PIC Wisconsin.

On May 30, 2006, the Governor of Wisconsin approved two bills that contain several technical changes to the WBCL. These changes will be effective the day after publication, which is expected to occur on June 13, 2006. PIC Wisconsin does not believe that the changes are material to PIC Wisconsin shareholders.

Additionally, ProAssurance is subject to the corporate governance requirements for issuers of securities registered under the Securities Exchange Act of 1934, as amended, which is referred to as the Exchange Act, and for companies whose securities are listed on the NYSE. The corporate governance requirements are not applicable to PIC Wisconsin because its shares are not registered under the Exchange Act and are not traded in any public market. The summary below includes a brief discussion of the corporate governance requirements as they related to the rights of ProAssurance’s stockholders generally.

	Rights of ProAssurance Stockholders	Rights of PIC Wisconsin Shareholders

Corporate Governance	The rights of ProAssurance stockholders are currently governed by Delaware law and ProAssurance’s certificate of incorporation and bylaws. In addition, ProAssurance is subject to the corporate governance provisions of the Exchange Act and to the requirements of the NYSE for listed companies. Upon completion of the merger, the rights of ProAssurance stockholders will continue to be governed by Delaware law, the listing standards of the NYSE and ProAssurance’s certificate of incorporation and bylaws.	The rights of PIC Wisconsin shareholders are currently governed by Wisconsin law and PIC Wisconsin’s articles of incorporation and bylaws. Upon completion of the merger, PIC Wisconsin shareholders will become stockholders of ProAssurance, and their rights will be governed by Delaware law, the listing standards of the NYSE and ProAssurance’s certificate of incorporation and bylaws.

Outstanding Capital Stock	ProAssurance has outstanding only one class of common stock. Holders of ProAssurance common stock are entitled to all of the rights and obligations provided to common stockholders under Delaware law and ProAssurance’s certificate of incorporation and bylaws.	PIC Wisconsin has outstanding only one class of common stock. Holders of PIC Wisconsin common stock are entitled to all of the rights and obligations provided to common shareholders under Wisconsin law and PIC Wisconsin’s articles of incorporation and bylaws.

Authorized Capital Stock	The authorized capital stock of ProAssurance consists of 100,000,000 shares of common stock, $0.01 par value per share, and 50,000,000 shares of preferred stock, $0.01 par value per share. No shares of preferred stock are outstanding.	The authorized capital stock of PIC Wisconsin consists of 1,000,000 shares of common stock, $250.00 par value per share.

Authority to Issue Capital Stock	ProAssurance’s board of directors is authorized to provide for the issuance, without shareholder approval, of shares of common stock or preferred stock. The board of directors may issue preferred stock in one or more series with distinctive serial designations and such voting powers, redemption rights, dividend rights, rights upon dissolution or distribution of assets, conversion or exchange rights, designations, preferences and relative participating, optional or other special rights and qualifications, limitations and restrictions as the board of directors determines. Notwithstanding the foregoing, the NYSE corporate governance requirements for listed companies require shareholder approval of equity compensation plans and issuances of shares	PIC Wisconsin’s board of directors is authorized to provide for the issuance, without shareholder approval, of shares of common stock.

Rights of ProAssurance Stockholders	Rights of PIC Wisconsin Shareholders

representing 20% or more of the outstanding shares of common stock in a merger or other acquisition.

Dividends and Stock Repurchases	Under the DGCL, the board of directors of a Delaware corporation may declare and pay dividends out of the corporation’s surplus (defined as the excess of paid-in capital over par value of shares or stated capital) or, if there is no surplus, out of any net profits for the fiscal year in which the dividend is declared or for the fiscal year preceding the fiscal year in which the dividend is declared, as long as the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of the corporation’s assets.

In addition, the DGCL generally provides that a corporation may redeem or repurchase its shares only if the redemption or repurchase would not impair the capital of the corporation.

ProAssurance’s bylaws provide that dividends may be declared by the board of directors at any regular or special meeting pursuant to law. Dividends may be paid in cash, in property or in shares of the capital stock. See also “Price Range of Common Stock and Dividends — Dividends” on page 57.	Under the WBCL, the board of directors of a Wisconsin corporation may (subject to the requirements of the Wisconsin Insurance Code) authorize, and the corporation may pay or make, dividends or other distributions to its shareholders (including repurchases of its shares), unless after giving effect to the distribution:

•  the corporation would not be able to pay its debts as they become due in the usual course of business; or

•  the corporation’s total assets would be less than the sum of its total liabilities plus, unless the articles of incorporation permit otherwise, the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights of shareholders whose rights are superior to those receiving the distribution.

The Wisconsin Insurance Code requires that any distribution to shareholders other than a stock dividend be reported to the OCI of Wisconsin in writing, and payments cannot be made until at least 30  days after submitting such report; however, no report need be made if the distribution is no more than 15% larger than for the corresponding period in the previous year. In addition, no extraordinary dividend can be paid to PIC  Wisconsin’s shareholders unless it reports the extraordinary dividend to the OCI of Wisconsin at least 30  days before payment and the OCI of Wisconsin does not disapprove the payment.

An “extraordinary dividend” is one that, together with other distributions in the preceding twelve months, exceeds the lesser of (i)  10% of PIC  Wisconsin’s surplus as of the preceding year end and (ii)  the greater of (a)  PIC  Wisconsin’s net income for the prior calendar year less realized capital gains and (b) PIC  Wisconsin’s aggregate net income for the previous three calendar years less realized capital gains for those years and less distributions made in the first two of those three calendar years.

	Rights of ProAssurance Stockholders	Rights of PIC Wisconsin Shareholders

PIC  Wisconsin’s articles of incorporation provide that it has the right to acquire its own shares from time to time, upon such terms and conditions as the board of directors may fix. Under the Wisconsin Insurance Code, within 10  days after the end of any month in which PIC  Wisconsin purchases more than 1% of any class of its outstanding shares, PIC  Wisconsin must report the price and names of the registered shareholders from whom the shares are acquired and of any other known persons beneficially interested. PIC  Wisconsin is required to make a similar report within ten  days after the end of any three  month period in which it purchases more than 2% of any class of its outstanding shares or within ten  days after the end of any 12  month period in which it purchases more than 5% of any class of its outstanding shares.

PIC Wisconsin’s articles of incorporation also provide that the board of directors may, from time to time, distribute to shareholders in partial liquidation out of stated capital or net capital surplus a portion of its assets in cash or property as further provided by law.

Voting Rights	The voting securities of ProAssurance currently consist of the outstanding shares of ProAssurance common stock. Each holder of ProAssurance common stock is entitled to one vote per share.	The voting securities of PIC Wisconsin currently consist of the outstanding shares of PIC Wisconsin common stock. Each outstanding share of PIC Wisconsin common stock is entitled to one vote on each matter voted on at a shareholders’ meeting.

Special Meetings of Stockholders	Under the DGCL, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or bylaws.

ProAssurance’s bylaws provide that special meetings of stockholders, for any purpose or purposes, may be called by the chairman of the board, the vice chairman of the board or the president, and shall be called by the president or secretary at the request in writing of 80% of the board of directors.	Under the WBCL, a special meeting of shareholders may be called by the board of directors or by any person authorized by the articles of incorporation or bylaws and must be called upon the receipt of written demand(s) by the holders of 10% of the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting describing one or more purposes for which the meeting is to be held.

PIC Wisconsin’s bylaws provide that the board of directors, chair of the board of directors or vice chair of the board of directors (in certain circumstances) is authorized to call a special meeting. A

	Rights of ProAssurance Stockholders	Rights of PIC Wisconsin Shareholders

special meeting may also be called by the holders of at least 10% of all the votes entitled to be cast on any issue proposed to be considered at the special meeting who sign, date and deliver to PIC Wisconsin one or more written demands for the meeting describing one or more purposes for which such special meeting is to be held.

Notice of Stockholder Meetings	ProAssurance’s bylaws provide that written notice of a stockholders meeting, whether an annual meeting or a special meeting, must be given to each stockholder entitled to vote at such meeting not less than ten days nor more than 60 days before the date of the meeting. The notice must state the meeting’s purpose, place, date and hour.

ProAssurance must comply with the proxy solicitation laws and regulations under the Exchange Act and file all proxy solicitation materials with the SEC.	PIC Wisconsin’s bylaws provide that written notice stating the place, day and hour of a shareholder meeting and, in the case of a special meeting, the purpose for which the meeting is called, shall be delivered not less than 20 days nor more than 60 days before the date of the meeting, by or at the direction of the chair of the board of directors, the vice chair of the board of directors, PIC Wisconsin’s president or PIC Wisconsin’s secretary, or persons calling the meeting, to each shareholder entitled to vote at such meeting.

The OCI of Wisconsin requires domestic stock insurers having 100 or more shareholders to comply with its proxy solicitation rules and file all proxy solicitation materials with the OCI of Wisconsin.

Record Date for Determining Stockholders Entitled to Vote	ProAssurance’s bylaws provide that for the purpose of determining the stockholders entitled to notice of or to vote at a stockholders’ meeting or any adjournment thereof, ProAssurance’s board of directors may fix in advance a record date which shall not be less than ten days nor more than 60 days before the date of the meeting. If no record date is fixed, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.	PIC Wisconsin’s bylaws provide that the board of directors may close the stock transfer books for a stated period not to exceed 50 days for the determination of shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof. In lieu of closing the stock transfer books, the board may fix in advance a date as the record date that is no more than 50 days and not less than ten days prior to the shareholders’ meeting. If no record date is fixed or the stock transfer books are not closed, the close of business on the date on which notice of the meeting is mailed shall be the record date for such determination of shareholders.

Stockholder Action by Written Consent	As permitted under the DGCL, ProAssurance’s certificate of incorporation specifically denies the power of stockholders to consent in writing, without a meeting, to the taking of any action.	Under the WBCL, unless a corporation’s articles of incorporation permit such action to be taken by less than unanimous consent, shareholders may take action without a meeting only by a unanimous

Rights of ProAssurance Stockholders	Rights of PIC Wisconsin Shareholders

written consent of all shareholders entitled to vote on the action. PIC Wisconsin’s articles of incorporation do not permit such action to be taken by less than unanimous consent.

Stockholder Proposals and Nominations of Candidates for Election to the Board of Directors	ProAssurance’s bylaws provide that to bring a matter, including nomination of directors, before an annual meeting of the stockholders, the stockholder must give notice of a proposed matter not later than December 1 in the year preceding the annual meeting at which the proposal is to be considered.

With respect to stockholder nominations for the election of directors, the notice must provide:

•  the name and address of the stockholder, as they appear on ProAssurance’s books, who intends to make the nomination and the name and address of the person or persons to be nominated;

•  a representation that the stockholder is a holder of shares of ProAssurance entitled to vote at such meeting and a representation that the stockholder intends to be a holder on the date of the meeting and to appear in person or by proxy to nominate the person or persons specified in the notice;

•  a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder;

•  such other information regarding each nominee as would be required to be included in a proxy statement filed pursuant to the SEC proxy rules; and

•  the consent of each nominee to serve as a director if so elected.

With respect to stockholder proposals for actions to be taken at an annual meeting of stockholders, the notice must provide:

• a brief description of the matter or matters desired to be brought before the	PIC Wisconsin’s bylaws allow shareholders entitled to vote at an annual or special meeting to nominate a person for election to the board of directors or propose an action to be taken at the meeting. In the case of an annual meeting, written notice of any shareholder nomination or proposal must be delivered to PIC Wisconsin’s secretary personally or mailed and received at PIC Wisconsin’s principal business office not less than 60 days nor more than 120 days prior to an annual meeting, or in the case of a special meeting, not less than 30 days nor more than 60 days prior to such meeting; provided, however, that in the event that less than 60 days notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the seventh day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made.

With respect to shareholder nominations for the election of directors, the notice must provide:

•  the name, age, business and residence address of the nominee;

•  the principal occupation or employment of the nominee;

•  the number of shares of PIC  Wisconsin beneficially owned by the nominee;

•  whether the nominee is a policyholder of PIC  Wisconsin;

•  whether the nominee is a director, officer, employee or agent or another insurer;

• any other information relating to the nominee that is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Exchange Act, whether or not

	Rights of ProAssurance Stockholders	Rights of PIC Wisconsin Shareholders

meeting (including the complete text of the resolutions to be presented at the meeting) and the reasons for considering such matter or matters;

•  the name and address of the stockholder who intends to propose such matter or matters, as they appear on ProAssurance’s books, or evidence from the record holder in the books that the person sending the notice is the owner of the shares;

•  a representation that the stockholder has been a holder of shares of ProAssurance entitled to vote at such meeting for a period of one year and intends to hold such shares through the date of the annual meeting and to appear in person or by proxy at the meeting to bring before the meeting the matter specified in the notice;

•  a description of all arrangements, understandings or relationships between the stockholder and any other person or persons (naming such person or persons) with respect to shares of capital stock of ProAssurance or the matter specified in the notice; and

•  any material interest of the stockholder in the matter specified in the notice.

Stockholder proposals may not be submitted for consideration at special meetings. The presiding officer at the stockholders’ meeting may refuse to acknowledge the proposal of any stockholder not made in compliance with the foregoing procedure.	PIC Wisconsin is subject to the Exchange Act, and the Wisconsin Insurance Code; and

•  the name and record address of the shareholder making the nomination and number of shares beneficially owned by the shareholder.

With respect to shareholder proposals for actions to be taken at an annual or special meeting of shareholders, the notice must provide:

•  a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting;

•  the name and address of the shareholder who intends to make the proposal;

•  the class and number of shares of PIC  Wisconsin that are beneficially owned by the shareholder; and

•  any material interest of the shareholder in such business.

The chair of the meeting may refuse to acknowledge any nomination or proposal made without compliance with the foregoing procedures.

Quorum for Meetings of Stockholders	ProAssurance’s bylaws provide that the presence in person or by proxy of the holders of the greater of either 33 1/3% or the requisite majority of the issued and outstanding stock of ProAssurance constitutes a quorum.	PIC Wisconsin’s bylaws provide that a majority of the shares entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of shareholders.

Stockholder Inspection of Corporate Records	The DGCL provides any stockholder with the right to inspect the company’s stock ledger, stockholder lists and other books and records for a purpose reasonably related to the person’s interest as a stockholder. A complete list of the stockholders entitled to vote at a	The WBCL provides shareholders with the right to inspect and copy the corporation’s minutes of meetings of its shareholders and board of directors, accounting records and record of shareholders subject to the satisfaction of certain requirements, including that the shareholder be a

	Rights of ProAssurance Stockholders	Rights of PIC Wisconsin Shareholders

stockholders’ meeting must be available for stockholder inspection at least ten days before the meeting.

ProAssurance’s bylaws provide that the stockholder list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, at the place where the meeting is to be held.	shareholder for at least six months or hold at least 5% of the outstanding shares of the corporation, that the shareholder deliver proper and timely written notice, and that the shareholder’s demand be made in good faith and for a proper purpose.

In addition, any shareholder may, upon written demand, inspect, and subject to the proper purpose requirement, copy the list of shareholders who are entitled to notice of a shareholders’ meeting during the period beginning two business days after notice of a shareholder meeting is given and continuing to the date of the meeting. The shareholders’ list must be available at the meeting, and any shareholder may inspect the list at any time during the meeting.

Assessability	The DGCL does not impose personal liability on holders of a Delaware corporation’s common stock for debts owing to employees or otherwise.	The WBCL provides that shareholders of a Wisconsin corporation are personally liable up to an amount equal to the par value of shares owned by them, and up to the consideration for which their shares without par value were issued, for debts owing to employees of the corporation for services performed for the corporation, but not exceeding six months’ service in any one case. A Wisconsin trial court has interpreted “par value” to mean the subscription price paid for the shares rather than the lower stated par value. While the Wisconsin Supreme Court by an evenly divided vote without a written opinion affirmed the trial court’s decision, that affirmation technically provided no precedential effect because of the court’s split decision and because the decision was subsequently overruled in another case on procedural grounds.

Number and Qualification of Directors	The DGCL provides that the board of directors of a Delaware corporation must consist of one or more directors as fixed by the corporation’s certificate of incorporation or bylaws.

ProAssurance’s certificate of incorporation provides that the board of directors may not consist of less than three nor more than 24 directors, as determined by the board of directors. In accordance with NYSE corporate governance requirements, the ProAssurance bylaws require that a majority of the directors be independent	The Wisconsin Insurance Code provides that the board of directors shall consist of at least five directors if no more than one director is an employee or representative of the corporation, and shall have at least nine directors in other cases. Employees and representatives of a corporation may not constitute a majority of the board. If directors are divided into classes, no class may contain fewer than three members.

PIC Wisconsin’s bylaws provide that the number of directors shall be established by

Rights of ProAssurance Stockholders	Rights of PIC Wisconsin Shareholders

directors consistent with the listing standards of the NYSE and that the directors be nominated by a committee of the board of directors comprised of independent directors.	PIC Wisconsin’s board of directors from time to time, but shall not exceed 13.

Classification of Board of Directors	The DGCL permits a Delaware corporation to provide in its certificate of incorporation for the board of directors to be divided into up to three classes of directors with staggered terms of office, with only one class of directors to be elected each year for a maximum term of three years.

ProAssurance’s certificate of incorporation divides the board of directors into three separate classes, as nearly equal in number as possible, with staggered three-year terms. At each annual meeting of stockholders, directors elected to succeed those directors whose terms expire shall be elected for a three-year term.	The WBCL permits a Wisconsin corporation to provide in its articles of incorporation or in its bylaws, if the articles so provide, for the terms of directors to be staggered by dividing the total number of directors into two or three groups. The Wisconsin Insurance Code requires that, if directors are divided into classes, no class may contain fewer than three members.

PIC  Wisconsin’s articles of incorporation provide that directors may be divided into classes as set forth in the bylaws.

PIC Wisconsin’s bylaws provide that the directors are divided into three classes, designated Class I, Class II, and Class III, as nearly equal in number as possible. The bylaws provide that the board shall nominate successors for the class of directors whose terms expire at each annual meeting of shareholders, and that such nominations shall include enough persons recommended by the Wisconsin Medical Society so that two such persons serve on the board of directors. A director who is a Wisconsin Medical Society nominee may not serve more than three terms as a director. At each annual meeting of shareholders, directors elected to succeed those directors whose terms expire are elected for a three-year term, with each director to hold office until his or her successor has been duly elected.

Committees of the Board of Directors	The DGCL and ProAssurance’s bylaws permit the board of directors to delegate authority to committees comprised of at least three directors subject to certain specified limitations of authority reserved for the full board of directors.

The bylaws of ProAssurance establish the following committees in accordance with SEC and NYSE guidelines: Audit Committee, Nominating/Corporate Governance Committee and Compensation Committee. Each of these committees must be comprised solely of independent	The Wisconsin Insurance Code permits, if the articles or bylaws so provide, the board by resolution adopted by a majority of the full board to designate one or more committees, each consisting of at least three directors.

PIC Wisconsin’s bylaws permit the board of directors to designate one or more committees which shall have and may exercise the powers of the board of directors subject to certain specified limitations of authority reserved for the full board of directors.

Rights of ProAssurance Stockholders	Rights of PIC Wisconsin Shareholders

directors and perform the functions required of such committee by the Exchange Act and the NYSE corporate governance requirements pursuant to a written charter adopted by the board of directors. In addition, members of the Audit Committee are required to be financially literate, and at least one member must be determined to be a “financial expert” within the meaning of Section 407 of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder.

Removal of Directors	Under the DGCL, stockholders holding a majority of shares entitled to vote at an election of directors may remove any director or the entire board of directors, except that, unless the certificate of incorporation provides otherwise, in the case of a corporation whose board of directors is classified, stockholders may only remove a director for cause.

ProAssurance’s certificate of incorporation provides that directors can be removed only for cause and by an affirmative vote of the majority of the holders of voting power of the outstanding common stock at a meeting called for that purpose.	Under the WBCL, except as otherwise provided in the articles of incorporation or bylaws, shareholders generally may remove a director with or without cause if the number of votes cast to remove the director exceeds the number of votes cast not to remove the director.

PIC Wisconsin’s bylaws provide that directors may be removed, with or without cause, by an affirmative vote of a majority of the outstanding shares entitled to vote for the election of such director, taken at a meeting of shareholders called for such purpose and in accordance with the bylaws, after the shareholder or shareholders seeking such removal has (a) made all necessary governmental filings and applications and furnishing copies thereof to PIC Wisconsin, (b) obtained the prior written approval of the OCI of Wisconsin to the extent required by law and any other necessary governmental approvals, and (c) complied with any applicable federal, state or other laws. A director cannot be removed without cause unless such director’s class is scheduled for election at the next annual meeting of shareholders.

Filling Director Vacancies	Under the DGCL, unless a corporation’s certificate of incorporation and bylaws provide otherwise, vacancies and newly created directorships resulting from a resignation, an increase in the authorized number of directors or otherwise may be filled by a vote of a majority of the directors remaining in office, even if such majority is less than a quorum, or by the sole remaining director.

ProAssurance’s certificate of incorporation provides that vacancies on the board of	Under the WBCL, unless a corporation’s articles of incorporation provide otherwise, a vacancy occurring on the board of directors may be filled by shareholders or by the directors remaining in office. If the vacant office was held by a director elected by a voting group of shareholders, only the remaining directors elected by that voting group may vote to fill the vacancy if it is filled by the directors remaining in office, and only the holders of shares of that voting group may vote to fill the vacancy if it is filled by the shareholders. A “voting

Rights of ProAssurance Stockholders	Rights of PIC Wisconsin Shareholders

directors may be filled by a majority vote of the directors then in office with the director to serve until the next election of the class for which the director shall have been chosen.	group” is defined under the WBCL as (i) all shares of one or more classes or series that under the articles of incorporation or the WBCL are entitled to vote and be counted together collectively on a matter at a meeting of shareholders, or (ii) all shares that under the articles of incorporation or the WBCL are entitled to vote generally on a matter.

PIC Wisconsin’s bylaws provide that vacancies, including vacancies created by an increase in the number of directors, may be filled, until the next succeeding annual meeting of the shareholders by the affirmative vote of a majority of the directors then in office, though less than a quorum of the board of directors. The successor elected at such annual meeting to fill the vacancy shall hold office for the unexpired term, if any, of the class of director for the vacant position until the third following annual meeting of shareholders and until a successor shall have been elected, or until the director’s death, resignation or removal. In the case of a vacancy created by the removal of a director by the vote of shareholders, the shareholders shall have the right to fill such vacancy at the same meeting or any adjournment thereof. A vacancy created by the death, resignation or removal of a director who was a Wisconsin Medical Society nominee shall be filled by another Wisconsin Medical Society nominee.

Discretion of Officers and Directors to Consider Interests in Addition to Stockholders’ Interests	The DGCL does not contain a similar provision.

ProAssurance’s certificate of incorporation provides that when considering a merger, consolidation, business combination or similar transaction, the board, committees of the board and individual directors and officers may, in consideration of the best interests of the corporation and its stockholders, consider the effects of any such transaction on employees, customers and suppliers of the corporation and its subsidiaries, and upon the communities in which offices of the corporation and its subsidiaries are located, to the extent permitted by Delaware law.	Under the WBCL, in discharging his or her duties to the corporation and in determining what he or she believes to be in the best interests of the corporation, a director or officer may, in addition to considering the effects of any action on the corporation’s shareholders, consider the effects of the action on employees, suppliers, customers and the communities in which the corporation operates and any other factors that the director or officer considers pertinent.

Rights of ProAssurance Stockholders	Rights of PIC Wisconsin Shareholders

Interested Director and Officer Transactions	Under the DGCL, contracts and transactions between a Delaware corporation and one or more of its directors or officers, or organizations in which they serve in such capacities or have a financial interest, will not be void or voidable solely for such reason or solely because such director or officer acts or participates in a board of directors or committee meeting authorizing the contract or transaction if:

•  the material facts of the relationship or interest are disclosed or known to the board of directors or committee, and the board of directors or committee in good faith authorizes the contract or transaction by the affirmative vote of a majority of the disinterested directors (even if the disinterested directors are less than a quorum);

•  the material facts as to the relationship or interest are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by the stockholders; or

•  the contract or transaction is fair to the corporation as of the time that it is authorized by the board of directors, a committee thereof or the stockholders.
Under the Wisconsin Insurance Code, a Wisconsin insurance corporation’s transaction with a director or officer of the corporation, or with any person in which one or more of its directors or officers or any person controlling the corporation has a material interest, is voidable by the corporation unless:

•  the transaction at the time it is entered into is reasonable and fair to the interests of the corporation;

•  the transaction has, with full knowledge of its terms and of the interests involved, been approved in advance by the board or by the shareholders; and

•  the transaction has been reported to the OCI of Wisconsin immediately after such approval.

Interested directors may be counted in determining a quorum, but may not vote. Approval requires an affirmative vote of a majority of those present.

Limitation on Personal Liability of Directors	The DGCL permits a Delaware corporation to include a provision in its certificate of incorporation eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, subject to certain limitations.

ProAssurance’s certificate of incorporation provides that a director shall not be personally liable to ProAssurance or its stockholders for monetary damages for breach of fiduciary duty, except for liability:

•  for any breach of the director’s duty of loyalty to ProAssurance or its stockholders;

The WBCL provides that, unless a limitation in the articles of incorporation applies, a director of a Wisconsin corporation is not liable to the corporation, its shareholders, or any person asserting rights on behalf of the corporation or its shareholders, for damages, settlements, fees, fines, penalties or other monetary liabilities arising from a breach of, or failure to perform, any duty resulting solely from his or her status as a director, unless the person asserting liability proves that the breach or failure to perform constitutes:

•  a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director has a material conflict of interest;

Rights of ProAssurance Stockholders	Rights of PIC Wisconsin Shareholders

• for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•  for payment of dividends in violation of Delaware law; or

• for any transaction from which the director derived an improper personal benefit.
•  a violation of criminal law, unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe it was unlawful;

•  a transaction from which the director derived an improper personal profit; or

•  willful misconduct.

PIC Wisconsin’s articles of incorporation do not limit these provisions as they may apply to PIC Wisconsin directors.

Indemnification	Under the DGCL, a Delaware corporation must indemnify its present or former directors or officers against expenses (including attorney’s fees) actually and reasonably incurred by the director or officer to the extent that he or she has been successful on the merits or otherwise in defense of any action, suit or proceeding brought against the director or officer by reason of the fact that he or she is or was a director or officer of the corporation.

The DGCL generally permits a Delaware corporation to indemnify directors and officers against expenses, judgments, fines and amounts paid in settlement of any action or suit for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action, which they had no reasonable cause to believe was unlawful.

ProAssurance’s bylaws provide that ProAssurance will indemnify any person involved in litigation brought by a third party or by or in the right of the corporation by reason of the fact that he or she is or was a director, officer, employee or agent of ProAssurance or is or was serving at the request of ProAssurance as a director, officer, employee or agent of another entity. ProAssurance will only indemnify such a person if that person acted in good faith and in a manner he or she reasonably believed to be lawful and in the best interests of the corporation, except that the person will not be entitled to indemnification in an action in which he or she is found to be liable to the corporation	Under the WBCL, a Wisconsin corporation must indemnify its directors and officers against liability and reasonable expenses incurred by the director or officer in a proceeding to which the indemnified person was a party because he or she is or was a director or officer (a) to the extent the director or officer has been successful on the merits or otherwise in the defense of the proceeding and (b) in proceedings in which the director or officer is not successful in the defense thereof, unless liability was incurred because the director or officer breached or failed to perform a duty that he or she owes to the corporation and the breach or failure constitutes:

•  willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director or officer has a material conflict of interest;

•  a violation of criminal law, unless the director or officer had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe it was unlawful;

•  a transaction from which the director or officer derived an improper personal profit; or

•  willful misconduct.

The termination of a proceeding by judgment, order, settlement or conviction, or upon a plea of no contest or an equivalent plea, does not, by itself, create a presumption that indemnification of a director or officer is not required.

Rights of ProAssurance Stockholders	Rights of PIC Wisconsin Shareholders

unless the Delaware Court of Chancery deems indemnification under these circumstances proper.
ProAssurance’s bylaws also provide that it will indemnify any director, officer, employee or agent of the corporation who has been successful on the merits or otherwise, to the extent that the director, officer, employee or agent has been successful, against any expenses reasonably incurred by him or her with respect to the action.

The DGCL and ProAssurance’s certificate of incorporation permit ProAssurance to purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of ProAssurance or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not ProAssurance would have the power to indemnify such person against such expense, liability or loss under the DGCL.

As permitted by the DGCL, ProAssurance has executed indemnification agreements with its directors and some of its officers which provide that the indemnification provisions in the DGCL and ProAssurance’s bylaws apply to the fullest extent permitted under Delaware law.
The WBCL provides that a corporation’s articles of incorporation may limit its obligation to indemnify directors and officers under the WBCL. PIC  Wisconsin’s articles of incorporation do not contain any such limitation.

The WBCL permits a corporation, upon request, to pay or reimburse the reasonable expenses as incurred of a director or officer who is a party to a proceeding, if the director or officer provides the corporation with a written affirmation of his or her good faith belief that he or she has not breached or failed to perform his or her duties to the corporation and a written undertaking to repay the amount advanced, with reasonable interest if so required by the corporation, if it is ultimately determined that the director or officer is not entitled to indemnification.

Under the WBCL, a Wisconsin corporation must indemnify an employee who is not a director or officer of the corporation, to the extent that he or she has been successful on the merits or otherwise in defense of a proceeding, for all reasonable expenses incurred in the proceeding if the employee was a party because of his or her employment with the corporation. In addition, a corporation may indemnify and allow reasonable expenses of an employee or agent who is not a director or officer of the corporation to the extent provided by the articles of incorporation or bylaws, by action of the board or by contract.

The WBCL and PIC  Wisconsin’s bylaws permit PIC  Wisconsin to purchase and maintain insurance on behalf of an individual who is an employee, agent, director or officer of the corporation against liability asserted against and incurred by the individual in or arising from his or her capacity with the corporation, regardless of whether the corporation is required or authorized to indemnify or allow expenses to the individual against the same liability under the WBCL. The Wisconsin Insurance Code and PIC  Wisconsin’s bylaws require that no indemnification be made until at least 30  days after notice, containing full details, of the proposed indemnification has been sent to the OCI of Wisconsin.

Rights of ProAssurance Stockholders	Rights of PIC Wisconsin Shareholders

The WBCL states that it is the public policy of Wisconsin to require or permit indemnification, allowance of expenses and insurance for any liability incurred in connection with a proceeding involving securities regulation to the extent otherwise required or permitted under the WBCL.

PIC Wisconsin’s bylaws contain provisions indicating that it shall not limit the rights of persons to indemnification as provided or permitted as a matter of law under the Wisconsin Statutes or otherwise.

Amendments to Certificate or Articles of Incorporation	Under the DGCL, ProAssurance’s certificate of incorporation may be amended only if the proposed amendment is approved by the board of directors and the holders of a majority of the outstanding stock entitled to vote.

ProAssurance’s certificate of incorporation requires the affirmative vote of the holders of not less than 80% of the votes to be cast in order to amend or adopt any provision inconsistent with the following provisions of the certificate of incorporation:

•  Article Sixth, which describes the size of the board, the manner by which directors are elected and the powers of the board of directors;

•  Article Eighth, which describes ProAssurance’s director indemnification policy;

•  Article Ninth, which provides that ProAssurance will be governed by the provisions of Section  203 of the DGCL;

•  Article Tenth, which provides that the board of directors, when considering a merger, consolidation, business combination or similar transaction, may, in consideration the best interests of the corporation and its stockholders, consider the effects of any such transaction on employees, customers and suppliers of the corporation and its subsidiaries, and upon the communities in which offices of the corporation and its subsidiaries are located; and

The WBCL permits the board of directors of a corporation to adopt some types of routine and non-controversial amendments to the articles of incorporation without approval by the shareholders, but the general procedure for amending the articles of incorporation requires the board to propose the amendment and the shareholders to approve it. The board may condition its submission of the proposed amendment to shareholders on any basis, such as requiring a greater shareholder vote for approval than would otherwise be required. Unless the WBCL, the articles of incorporation, bylaws adopted under authority granted in the articles of incorporation or the board of directors in conditioning its submission, requires a greater vote or a vote by voting groups, an amendment is adopted if approved as follows:

•  if a voting group would have dissenters’ rights with respect to the amendment, then a majority of the votes entitled to be cast by that voting group is required for adoption of the amendment;

•  otherwise, if a quorum exists, the amendment will be adopted if the votes cast within the voting group favoring the action exceed the votes cast opposing the action.

The Wisconsin Insurance Code requires that the amendment be filed with the OCI of Wisconsin instead of the Department of Financial Institutions.

	Rights of ProAssurance Stockholders	Rights of PIC Wisconsin Shareholders

• Article Eleventh, which describes the means for amending ProAssurance’s bylaws.

Amendments to Bylaws	ProAssurance’s certificate of incorporation provides that the board of directors have concurrent power with the stockholders to amend, change, add to or to repeal the bylaws. The board of directors may amend, change, add to or to repeal the bylaws upon the affirmative vote of the number of directors which constitutes a majority of the members then in office. The stockholders may amend, change, add to or to repeal the bylaws only upon the affirmative vote of the holders of at least 80% of the votes entitled to be cast by the holders of all outstanding shares of ProAssurance common stock. Notwithstanding the foregoing or any other provisions of the bylaws, the affirmative vote of the holders of not less than 80% of the votes entitled to be cast by the holders of all outstanding shares of ProAssurance common stock shall be required to amend, change, add to or repeal any provision of the bylaws inconsistent with Articles Sixth, Eighth, Ninth, Tenth and Eleventh of ProAssurance’s certificate of incorporation.	PIC Wisconsin’s bylaws provide that PIC Wisconsin’s bylaws may be altered, amended or repealed, and new bylaws may be adopted, by the board of directors. Shareholders may alter, amend and repeal bylaws, or make new bylaws, by the affirmative vote of not less than a majority of the shares present or represented at an annual or special meeting of the shareholders at which a quorum is in attendance.

No bylaw adopted by PIC  Wisconsin shareholders may be amended, repealed or readopted by the board of directors if:

•  the bylaw adopted by PIC  Wisconsin shareholders so provides; or

•  the bylaw adopted by the shareholders fixes a greater or lower quorum requirement, or a greater voting requirement, for the board of directors than otherwise is provided in the WBCL, unless the bylaw expressly provides that it may be amended or repealed by a specified vote of the board of directors.

The Wisconsin Insurance Code requires that any amendment be filed with the OCI of Wisconsin.

Business Combination Statute	Section 203 of the DGCL prohibits a Delaware corporation from engaging in a “business combination” with a person owning 15% or more of the corporation’s voting stock for three years following the time that person becomes a 15% stockholder, with certain exceptions.	Chapter 552 of the Wisconsin Statutes makes it unlawful for any person to make a “take-over offer” involving a “target company” in Wisconsin, or to acquire any equity securities of the target company pursuant to the offer, unless the offer is made under an effective registration statement filed under Chapter 552 or is exempted by rule or order of the Wisconsin Department of Financial Institutions. A “take-over offer” means the offer to acquire any equity security of a target company pursuant to a tender offer or a request for invitation for tenders if after the acquisition the offeror would be directly or indirectly the beneficial owner of more than 5% of any class of the outstanding equity securities. Chapter 552 does not define

	Rights of ProAssurance Stockholders	Rights of PIC Wisconsin Shareholders

“tender offer”. It does, however, define what is not a take-over offer, and exclusions seem to imply that offers to purchase less than all of the stock of a Wisconsin issuer would be a take-over offer unless exempt under one of the applicable exclusions. Among the exclusions under Chapter 552 are the following:

•  brokers’ transactions effected by or through a broker-dealer in the ordinary course of business;

•  an offer made to not more than ten persons in Wisconsin during any period of 12 consecutive months; and

•  an offer if the acquisition of any equity security pursuant thereto, together with all other acquisitions by the offeror of securities of the same class during the preceding 12  months, would not exceed 2% of the class of outstanding equity securities.

The term “target company” means a corporation or other issuer of securities:

•  which is organized under the laws of the State of Wisconsin;

•  which has substantial assets located in the State of Wisconsin;

•  whose equity securities in any class are or have been registered under the Wisconsin Securities Laws; and

• which has at least 100 record holders of securities who are residents of the State of Wisconsin or has at least 5% of the securities held by residents of the State of Wisconsin.

Shareholder Rights Plan	ProAssurance does not have a stockholder rights plan.	Each share of PIC Wisconsin common stock has attached to it a right to purchase common stock that becomes exercisable subject to the terms set forth in a rights agreement between PIC Wisconsin and the rights agent. PIC Wisconsin amended the rights agreement to exempt ProAssurance, the merger agreement and the merger from the application of the rights agreement and to provide that the rights agreement will

Rights of ProAssurance Stockholders	Rights of PIC Wisconsin Shareholders

terminate in all respects immediately prior to the effective time of the merger.

Vote Required for Certain Transactions	The DGCL generally requires that a merger or consolidation, or sale, lease or exchange of all or substantially all of a corporation’s property and assets, be approved by the board of directors and by the stockholders of each constituent corporation by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote on the transaction, unless a greater number is provided in a corporation’s certificate of incorporation.

Under the DGCL, a surviving corporation need not obtain stockholder approval for a merger if:

•  the corporation’s certificate of incorporation will not be amended as a result of the merger;

•  each share of the corporation’s stock outstanding immediately prior to the effective date of the merger will be an identical outstanding or treasury share of the surviving corporation after the effective date of the merger; and

•  either no shares of the surviving corporation’s common stock and no securities convertible into such stock will be issued pursuant to the merger, or the authorized unissued shares or treasury shares of the surviving corporation’s common stock to be issued pursuant to the merger plus those initially issuable upon conversion of any other securities to be issued pursuant to the merger do not exceed 20% of the shares of the surviving corporation’s common stock outstanding immediately prior to the effective date of the merger.

ProAssurance’s certificate of incorporation does not change the voting requirements provided for by the DGCL for mergers or consolidations or sales of property.	Under the WBCL, after adopting and approving a plan of merger or share exchange, the board of directors of each corporation that is a party to the merger, and the board of directors of the corporation whose shares will be acquired in the share exchange, must submit the plan of merger, unless shareholder approval is not required, or the plan of share exchange for approval by its shareholders. Unless the WBCL, the articles of incorporation or bylaws adopted under authority granted in the articles of incorporation require a greater vote or a vote by voting groups, the plan of merger or share exchange must be approved by each voting group entitled to vote separately on the plan by a majority of all the votes entitled to be cast on the plan by that voting group.

Under the WBCL, approval of a merger by the shareholders of the surviving corporation is not required if:

•  the corporation’s articles of incorporation will not differ, except for amendments that may be made by the board of directors without shareholder action, from its articles of incorporation before the merger;

•  each shareholder of the corporation whose shares were outstanding immediately before the effective date of the merger will hold the same number of shares, with identical designations, preferences, limitations and relative rights, immediately after;

•  the number of voting shares outstanding immediately after the merger, plus the number of voting shares issuable as a result of the merger, either by the conversion of securities issued pursuant to the merger or the exercise of rights or warrants issued pursuant to the merger, will not exceed by more than 20% the total number of voting shares of the corporation outstanding immediately before the merger; and

• the number of participating shares

Rights of ProAssurance Stockholders	Rights of PIC Wisconsin Shareholders

outstanding immediately after the merger, plus the number of participating shares issuable as a result of the merger, either by the conversion of securities issued pursuant to the merger or the exercise of rights or warrants issued pursuant to the merger, will not exceed by more than 20% the total number of participating shares of the corporation outstanding immediately before the merger.

“Participating shares” means shares that entitle their holders to participate, without limitation, in distributions. “Voting shares” means shares that entitle their holders to vote unconditionally in elections of directors.

Under the WBCL, a corporation may sell, lease, exchange or otherwise dispose of all or substantially all of its property if the proposed transaction is approved by the board of directors, and by the shareholders by a majority of all the votes entitled to be cast on the transaction, unless the WBCL, the articles of incorporation or bylaws adopted under authority granted in the articles of incorporation require a greater vote or a vote by voting groups.

PIC Wisconsin’s articles of incorporation and bylaws do not change the voting requirements provided for by the WBCL for a merger, share exchange or sale of property.

Regulatory Approval of a Change of Control	ProAssurance is an insurance holding company and subject to insurance holding company regulatory acts in Alabama, Michigan, the District of Columbia and Indiana, by reason of its ownership of insurance subsidiaries domiciled in those states. Under these holding company acts, any change of control of ProAssurance is subject to approval of the state insurance regulatory authority. A change of control is presumed if a third party acquires, or enters into a contract to acquire, the right to vote more than 10% (5% in Alabama) of the outstanding stock of ProAssurance. The insurance regulatory authority in each state is required to approve the change of control if it finds, after a public hearing (unless a hearing is not required), that after giving effect to the change of control:

• the insurance subsidiary domiciled in the	The Wisconsin Insurance Code requires approval by the OCI of Wisconsin of a proposed plan of merger or other plan for acquisition of control before it can be submitted to the shareholders for approval.

The OCI of Wisconsin shall approve the plan if it finds, after a hearing, unless a hearing is not required, that it would not violate the law or be contrary to the interests of the insureds of any participating domestic corporation or of the Wisconsin insureds of any participating nondomestic corporation and that:

• after the change of control, the domestic stock insurance corporation or any domestic stock insurance corporation controlled by the insurance holding corporation would be able to satisfy the requirements for the issuance of a license

Rights of ProAssurance Stockholders	Rights of PIC Wisconsin Shareholders

applicable state would be able to satisfy the requirements for the issuance of a license to write the line or lines of business for which it is presently licensed;

•  the proposed transaction would not create a monopoly or substantially lessen competition in the applicable state;

•  the financial condition of the acquiring party would not jeopardize the financial stability of the insurance subsidiary domiciled in the applicable state nor prejudice the interest of its policyholders;

•  the acquiring party has no plans or proposals to liquidate the insurance subsidiary domiciled in the applicable state, or to merge or consolidate it with any other person, or to make any material change in its business, corporate structure or management, that would be unfair or unreasonable to its policyholders and not in the public interest; and

• the competence, experience and integrity of those persons who would control the operations of the insurance subsidiary domiciled in the applicable state are such that would be in the interest of the policyholders and the public.	to write the line or lines of insurance for which it is presently licensed;
•  the effect of the merger or other acquisition of control would not be to create a monopoly or substantially to lessen competition in insurance in Wisconsin;

•  the financial condition of any acquiring party is not likely to jeopardize the financial stability of the domestic stock insurance corporation or its parent insurance holding corporation, or prejudice the interests of its Wisconsin policyholders;

•  the plans or proposals which the acquiring party has to liquidate the domestic stock insurance corporation or its parent insurance holding corporation, sell its assets, merge it with any person or make any other material change in its business or corporate structure or management, are fair and reasonable to policyholders of the domestic stock insurance corporation or in the public interest; and

•  the competence and integrity of those persons who would control the operation of the domestic stock insurance corporation or its parent insurance holding corporation are such that it would be in the interest of the policyholders of the corporation and of the public to permit the merger or acquisition of control.

Rights of ProAssurance Stockholders	Rights of PIC Wisconsin Shareholders

Appraisal or Dissenters’ Rights	Under the DGCL, the right of dissenting stockholders to obtain fair value for their shares is available in connection with some mergers and consolidations. Unless otherwise provided in the certificate of incorporation, appraisal rights are not available to stockholders when the corporation will be the surviving corporation in a merger and no vote of its stockholders is required to approve the merger. In addition, appraisal rights are not available to holders of shares of any class of stock which is either listed on a national securities exchange or an interdealer quotation system operated by the NASD or held of record by more than 2,000 stockholders, unless those stockholders are required by the terms of the merger to accept anything other than:

•  shares of stock of the surviving or resulting corporation;

•  shares of stock of another corporation which, on the effective date of the merger or consolidation, are of the kind described above;

•  cash instead of fractional shares of stock; or

• any combination of the three types of consideration above.	Under the WBCL, shareholders may dissent from and obtain payment of the fair value of their shares in the event of specified corporate actions, including certain mergers, share exchanges and sales of all or substantially all of the property of the corporation. However, dissenters’ rights generally are not available to holders of shares that are registered on a national securities exchange, or quoted on NASDAQ, unless the corporation’s articles of incorporation provide otherwise. PIC Wisconsin’s shares are not registered on a national securities exchange or quoted on NASDAQ.

SHAREHOLDER DISSENTERS’ RIGHTS

Under Section 611.785 of the Wisconsin Insurance Code and Sections 180.1301 through 180.1331 of the WBCL, dissenters’ rights may be available to holders and beneficial owners of shares of PIC Wisconsin common stock subject to the procedures described therein. On May 30, 2006, the Governor of Wisconsin approved two bills that contain several technical changes to the WBCL. These changes will be effective the day after publication, which is expected to occur on June 13, 2006. Appendix B contains a copy of the existing Wisconsin dissenters’ rights statutes and indicates the changes thereto which will be effective with such new bills. Dissenters’ rights permit a shareholder to object to the merger and demand payment of the “fair value” of his or her shares in cash in connection with the completion of the merger.

Under the WBCL, dissenters’ rights are available to shareholders of a company in a merger if (i) a Wisconsin corporation is a party to the merger, (ii) shareholder approval of the merger is required under the WBCL or the company’s articles of incorporation and (iii) either the merger is a “business combination” (as defined in Section 180.1130(3) of the WBCL) or the shares are not registered on a national securities exchange or quoted on the National Association of Securities Dealers, Inc. automated quotations system on the record date for notice to the shareholders of a special meeting to vote on the merger.

“Fair value” means the value of the shares immediately before the completion of the merger to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the merger unless exclusion would be inequitable. The “fair value”, as so determined, could be more or less than the value per share to be paid pursuant to the merger.

Holders of PIC Wisconsin common stock have the right to dissent from the proposed merger. To receive in cash the fair value of their shares instead of shares of ProAssurance, the dissenting shareholders are required to follow certain procedures set forth in the WBCL. The following is a brief summary of such procedures, which does not purport to be complete and is qualified in its entirety by reference to the statutory provisions of the WBCL governing dissenters’ rights. Holders of shares of PIC Wisconsin should read Appendix B to this proxy statement-prospectus for a description of all statutory provisions related to dissenters’ rights.

Pursuant to Section 180.1321 of the WBCL, any owner or beneficial owner of shares of PIC Wisconsin common stock desiring to assert dissenters’ rights must do all of the following:

•	deliver to PIC Wisconsin by mail or by delivery in person to the principal office of Physicians Insurance Company of Wisconsin, Inc. at 1002 Deming Way, Madison, Wisconsin 53744, before the vote to approve and adopt the merger agreement and the merger is taken at the special meeting, written objection to the merger agreement and the merger which includes the dissenting shareholder’s intent to demand payment for his or her shares if the proposed merger is completed, and

•	not vote in favor of the proposal to approve and adopt the merger agreement and the merger.

Dissenting shareholders who fail to satisfy both of the above conditions will waive their rights under Sections 180.1301 through 180.1331 of the WBCL and will not be entitled to payment of the fair value of such shares by PIC Wisconsin under such sections. Within ten days after the merger agreement and the merger is approved and adopted at the special meeting, PIC Wisconsin will deliver a written dissenters’ notice to each of its shareholders who has dissented to the merger agreement in accordance with Section 180.1321 of the WBCL. Upon receipt of such notice, each dissenting shareholder has 30 days to demand payment in writing and surrender the certificate or certificates formerly representing the shares with respect to which he or she has dissented. Dissenting shareholders who do not demand payment within the designated time period will waive their rights under Sections 180.1301 through 180.1331 of the WBCL, will not be entitled to payment for their shares under such sections and will be bound by the terms of the merger agreement.

Upon receipt of a payment demand or on the day of the completion of the merger, whichever is later, the surviving corporation in the merger, or its successors or assigns will pay each dissenting shareholder who has demanded payment the amount that the surviving corporation estimates to be the fair value of such shares, plus accrued interest. ProAssurance will be in control of PIC Wisconsin after the completion of the merger, and will determine the fair value of the shares subject to demand for payment under the dissenters’ rights statutes. ProAssurance believes that the fair value of a share of PIC Wisconsin common stock is less than the implied per share value of the merger consideration because the merger consideration is payable in shares of ProAssurance common stock instead of cash. ProAssurance believes that the estimated fair value of the shares of PIC Wisconsin common stock that are subject to a demand for payment will approximate the statutory book value of such shares.

A dissenting shareholder who does not agree with the estimation of the fair value of his or her shares or the amount of interest due, must notify the surviving corporation in the merger, or its successors or assigns of his or her estimate within 30 days after the surviving corporation in the merger or its successors or assigns made or offered payment for such shares. If the dissenting shareholder and the surviving corporation in the merger or its successors or assigns cannot agree upon the fair value of the shares or amount of interest due, the surviving corporation in the merger or its successors or assigns must file a petition in any court of competent jurisdiction in the county in which its principal office is located, requesting a finding and determination of the fair value of such shares and the accrued interest thereon. If the surviving corporation in the merger, or its successors or assigns fails to institute such a proceeding within 60 days after the dissenting shareholder notifies the surviving corporation in the merger, or its successors or assigns of his or her disagreement, the surviving corporation in the merger, or its successors or assigns shall pay each of its dissenters whose demand remains unsettled, the amount demanded by such shareholder.

If you fail to comply strictly with the procedures described in the WBCL relating to dissenters’ rights, you will lose your dissenters’ rights. Consequently, if you wish to exercise your dissenters’ rights, you are strongly urged to consult a legal advisor before attempting to exercise your dissenters’ rights.

DESCRIPTION OF PIC WISCONSIN’S BUSINESS

Organized in 1986, PIC Wisconsin provides professional liability insurance for physicians, dentists, and healthcare facilities in eight midwestern states. PIC Wisconsin’s products are sold through independent licensed agents in Wisconsin, Illinois, Iowa, Minnesota, North Dakota, South Dakota, Nevada, and Kansas. The Wisconsin Medical Society has an insurance agency that represents PIC Wisconsin in the sale of professional liability insurance and was responsible for approximately 42% of PIC Wisconsin’s premium income in 2005. PIC Wisconsin’s net premium revenue for the years ended December 31, 2004 and 2005 were approximately $56 million and $57 million, respectively. PIC Wisconsin had earnings for the year ended December 31, 2004 of approximately $3.1 million and had a loss for the year ended December 31, 2005 of approximately $8.6 million. The loss resulted primarily from a substantial increase by PIC Wisconsin in its reserves, which was made in connection with PIC Wisconsin’s annual review of its reserve levels. PIC Wisconsin strives to provide unsurpassed defense of non-meritorious claims, extensive risk management services, physician-governed values, financial stability, and customer service. A.M. Best has awarded PIC Wisconsin a rating of “A- Excellent with Stable Outlook” nine years in a row. PIC Wisconsin’s headquarters are located at 1002 Deming Way, Madison, Wisconsin 53744; phone numbers are (608) 831-8331 and (800) 279-8331.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT OF PIC WISCONSIN

The following table sets forth information regarding the beneficial ownership of the outstanding shares of common stock by persons known by PIC Wisconsin to beneficially own more than 5% of the outstanding shares of PIC Wisconsin’s common stock, by directors of PIC Wisconsin, PIC Wisconsin’s chief executive officer and each of PIC Wisconsin’s other executive officers, and by all directors and executive officers of PIC Wisconsin as a group. The number of shares set forth for directors and executive officers are reported as of April 30, 2006. Amounts for 5% shareholders are as of the date such shareholders reported such holdings in filings under the Exchange Act.

	Common Stock
	Number of
	Shares	Percent of
Name and Address of Owner(1)	Owned	Class

American Physicians Capital, Inc.	1,942.00	9.88%
1301 North Hagadorn Road East Lansing, Michigan 48823(2)
Steven C. Bergin	5.00	*
Christopher J. Brady(3)	52.18	*
Ronald H. Dix	26.00	*
Kevin T. Flaherty	2.00	*
William J. Listwan	76.00	*
Karen B. Maclay	2.00	*
David L. Maurer(3)	104.54	*
Carol M. Meils	11.00	*
William T. Montei(3)	102.69	*
Penelope R. O’Hara(3)	22.95	*
Andrew J. Policano	26.00	*
Thomas A. Reminga	5.00	*
Richard G. Roberts	30.00	*
Ayaz M. Samadani	4.00	*
Michael A. Wilson	26.00	*
All executive officers and directors as a group (15 persons)	495.36	2.52%

*	Represents less than 1% of class.

(1)	Each person has the sole power to vote and dispose of all shares listed opposite his, her or its name.

(2)	Based on a filing on Schedule 13D by American Physicians Capital, Inc., dated August 31, 2005. American Physicians Capital, Inc. reported that it had shared voting power and shared dispositive power with respect to all of the shares listed above and that it had purchased some of the shares from two companies, Dean Health Systems Inc. and Aurora Medical Group Inc., which were listed as holding more than 5% of the outstanding PIC Wisconsin shares on the shareholder records of PIC Wisconsin as of April 30, 2006. None of the shares reportedly purchased by American Physicians Capital, Inc. had been submitted for transfer on the shareholder records of PIC Wisconsin as of April 30, 2006. If the information in the Schedule 13D filing is correct, neither Dean Health Systems Inc. nor Aurora Medical Group Inc. beneficially owned more than 5% of the outstanding shares of PIC Wisconsin stock as of April 30, 2006.

(3)	The amount listed above does not include unvested stock awards granted under the PIC Wisconsin long term stock plan, which vest upon a change of control. See “Proposal 1: The Merger — Interests of certain persons in the merger”, for a listing of unvested stock awards held by each executive officer.

The above beneficial ownership information is based on data furnished by the specified persons and is determined in accordance with Rule 13d-3 under the Exchange Act as required for purposes of this proxy statement-prospectus. It is not necessarily to be construed as an admission of beneficial ownership for other purposes.

LEGAL MATTERS

The validity of the ProAssurance common stock to be issued in connection with the merger will be passed upon for ProAssurance by Burr & Forman LLP, Birmingham, Alabama. In addition, Burr & Forman LLP has delivered an opinion to ProAssurance concerning material federal income tax consequences of the merger to ProAssurance and intends to update this opinion as of the effective time of the merger. Attorneys participating in Burr & Forman’s representation of ProAssurance beneficially own approximately 9,100 shares of ProAssurance common stock.

Quarles & Brady LLP, Madison, Wisconsin, has delivered an opinion to PIC Wisconsin concerning the material federal income tax consequences of the merger to PIC Wisconsin’s shareholders and intends to update this opinion as of the effective time of the merger.

EXPERTS

The consolidated financial statements of ProAssurance appearing in ProAssurance’s Annual Report (Form 10-K) for the year ended December 31, 2005 (including schedules appearing therein), and ProAssurance management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 included therein, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

STOCKHOLDER PROPOSALS

If the merger is completed, PIC Wisconsin shareholders will become stockholders of ProAssurance. ProAssurance’s bylaws require any stockholder who desires to propose any business at the annual meeting of stockholders (other than the election of directors) to give ProAssurance written notice not later than December 1 in the year preceding the annual meeting at which the proposal is to be considered or such other date as may be established by the board for a particular annual meeting by written notice to the stockholders. The stockholder’s notice must set forth (a) a brief description of the business desired to be brought before the meeting and the reasons for considering such matter or matters at the meeting; (b) the name and address of the stockholder who intends to propose such matter or matters; (c) a representation that the stockholder has been a holder of record of stock of ProAssurance entitled to vote at such meeting for a period of one year and intends to hold such shares through the date of the meeting and appear in person or by proxy at such meeting to propose such matter or matters; (d) any material interest of the stockholder in such matter or matters; and (e) a description of all understandings or relationships between the stockholder and any other person(s) (naming such persons) with respect to the capital stock of ProAssurance as to the matter specified in the notice. The proposal and any accompanying statement may not exceed 500 words. Stockholders are not permitted to submit proposals for consideration at special meetings.

Stockholder proposals intended to be included in ProAssurance’s proxy statement and voted on at ProAssurance’s regularly scheduled 2007 Annual Meeting of Stockholders must be received at ProAssurance’s offices at 100 Brookwood Place, Birmingham, Alabama 35209, Attention: Corporate Secretary. Applicable SEC rules and regulations govern the submission of stockholder proposals and ProAssurance’s consideration of them for inclusion in the proxy statement and form of proxy for the 2007 annual meeting. Stockholder proposals for the 2007 annual meeting must be submitted by December 17, 2006.

OTHER MATTERS

As of the date of this proxy statement-prospectus, PIC Wisconsin’s board knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement-prospectus. If any other matters properly come before the PIC Wisconsin special meeting, or any adjournments or postponements of the meeting, and are voted upon, the enclosed proxies will be deemed to confer discretionary authority on the individuals that they name as proxies to vote the shares represented by these proxies as to any of these matters. The individuals named as proxies intend to vote or not to vote in accordance with the recommendation of the board of directors of PIC Wisconsin.

WHERE YOU CAN FIND MORE INFORMATION

ProAssurance has filed a registration statement with the SEC under the Securities Act that registers the distribution to PIC Wisconsin shareholders of the shares of common stock of ProAssurance to be issued in the merger. This proxy statement-prospectus is part of the registration statement. The registration statement, including the attached exhibits and schedules, contains additional relevant information about ProAssurance, PIC Wisconsin and the combined company and the common stock of these companies. The rules and regulations of the SEC allow ProAssurance to omit some information included in the registration statement from this proxy statement-prospectus.

In addition, ProAssurance (SEC File No. 001-16533) files annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the Public Reference Room of the SEC, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

The SEC also maintains a web site that contains reports, proxy statements and other information about issuers, like ProAssurance, that file electronically with the SEC. The address of that site is http://www.sec.gov. ProAssurance’s web site is http://www.proassurance.com, and PIC Wisconsin’s web site is http://www.picwisconsin.com. The information on these web sites is not a part of this proxy statement-prospectus.

You can also inspect reports, proxy statements and other information about ProAssurance at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

The SEC allows ProAssurance to “incorporate by reference” information into this proxy statement-prospectus. This means that the companies can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement-prospectus, except for any information that is superseded by information that is included directly in this proxy statement-prospectus.

This proxy statement-prospectus incorporates by reference the documents listed below that ProAssurance has previously filed with the SEC. They contain important information about ProAssurance, its financial condition or other matters.

•	ProAssurance’s Annual Report on Form 10-K for the year ended December 31, 2005;

•	ProAssurance’s Proxy Statement with respect to the Annual Meeting of Stockholders held on May 17, 2006.

•	ProAssurance’s Quarterly Report on Form 10-Q for the calendar quarter ended March 31, 2006;

•	ProAssurance’s Current Report on Form 8-K filed with respect to the sale of its personal lines business for events occurring on January 4, 2006 (as amended by the Form 8-K/A on February 15, 2006);

•	ProAssurance’s Current Report on Form 8-K filed with respect to the proposed merger with PIC Wisconsin for events occurring on January 9, 2006, February 14, 2006, February 17, 2006, March 20, 2006, April 10, 2006, May 1, 2006 and May 17, 2006;

•	ProAssurance’s Current Report on Form 8-K filed with respect to the financial presentations for events occurring on February 13, 2006, March 6, 2006 and May 25, 2006;

•	ProAssurance’s Current Report on Form 8-K filed with respect to the release of 2005 earnings for events occurring on February 28, 2006 and March 10, 2006;

•	ProAssurance’s Current Report on Form 8-K filed with respect to annual changes in executive compensation for events occurring on March 8, 2006 and May 19, 2006;

•	ProAssurance’s Current Report on Form 8-K with respect to the release of first quarter earnings for event occurring May 19, 2006; and

•	A description of ProAssurance’s common stock contained in the Registration Statement on Form 8-A filed on June 8, 2001.

ProAssurance incorporates by reference additional documents that it may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement-prospectus and the date of the special meeting (other than the portions of those documents not deemed to be filed). These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

ProAssurance has supplied all information contained or incorporated by reference in this proxy statement-prospectus relating to ProAssurance, and PIC Wisconsin has supplied all such information relating to PIC Wisconsin.

You can obtain any of the documents incorporated by reference in this proxy statement-prospectus through ProAssurance or from the SEC through the SEC’s Internet world wide web site at the address described above. Documents incorporated by reference are available from ProAssurance without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement-prospectus. You can obtain documents incorporated by reference in this proxy statement-prospectus by requesting them in writing or by telephone at the following address or number:

Attention: Frank B. O’Neil
100 Brookwood Place
Birmingham, Alabama 35209
(205) 877-4400

If you would like to request documents, please do so by July 19, 2006, to receive them before the PIC Wisconsin special meeting. If you request any incorporated documents, ProAssurance will mail them to you by first class mail, or another equally prompt means, within one business day after ProAssurance receives your request.

Neither PIC Wisconsin nor ProAssurance has authorized anyone to give any information or make any representation about the merger or either company that is different from, or in addition to, that contained in this proxy statement-prospectus or in any of the materials that are incorporated into this proxy statement-prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement-prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement-prospectus does not extend to you. The information contained in this proxy statement-prospectus speaks only as of the date of this proxy statement-prospectus unless the information specifically indicates that another date applies.

FORWARD-LOOKING STATEMENTS

Any written or oral statements made by or on behalf of each of ProAssurance or PIC Wisconsin may include forward-looking statements that reflect the current views of each of ProAssurance or PIC Wisconsin with respect to future events and financial performance. Forward-looking statements are identified by words such as, but not limited to, “believe”, “expect”, “intend”, “anticipate”, “estimate”, “project”, “hopeful”, “may”, “optimistic”, “preliminary”, “should”, “will” and other analogous expressions. Forward-looking statements relating to ProAssurance’s business include among other things, statements concerning: liquidity and capital requirements, return on equity, financial ratios, net income, premiums, losses and loss reserves, premium rates and retention of current business, competition and market conditions, the expansion of product lines, the development or acquisition of business in new geographical areas, the availability of acceptable reinsurance, actions by regulators and rating agencies, payment or performance of obligations under indebtedness, payment of dividends, and other matters. In addition, forward-looking statements relate to the proposed merger between ProAssurance and PIC Wisconsin, as well as the goals, plans, objectives, intentions, expectations, financial condition, results of operations, future performance and business of the combined company including, without limitation, statements relating to the benefits of the merger, such as future financial and operating results, cost savings, enhanced revenues and the accretion to reported earnings that may be realized from the merger and statements regarding certain of ProAssurance’s and/or PIC Wisconsin’s goals and expectations with respect to earnings, earnings per share, revenue, expenses and the growth rate in such items, as well as other measures of economic performance.

Risks that could adversely affect ProAssurance’s operations or cause actual results to differ materially from anticipated results include, but are not limited to, the following:

•	general economic conditions, either nationally or in ProAssurance’s market area, that are worse than expected;

•	regulatory and legislative actions or decisions that adversely affect business plans or operations;

•	price competition;

•	inflation and changes in the interest rate environment the performance of financial markets and/or changes in the securities markets that adversely affect the fair value of investments or operations;

•	changes in laws or government regulations affecting medical professional liability insurance and practice management and financial services;

•	changes to ratings assigned by A.M. Best, Standard & Poor’s, Fitch Ratings or other rating agencies;

•	the effect of managed healthcare;

•	uncertainties inherent in the estimate of loss and loss adjustment expense reserves and reinsurance; and changes in the availability, cost, quality, or collectibility of reinsurance;

•	significantly increased competition among insurance providers and related pricing weaknesses in some markets;

•	changes in accounting policies and practices, as may be adopted by regulatory agencies and the Financial Accounting Standards Board; and

•	changes in ProAssurance’s organization, compensation and benefit plans.

Risks that could adversely affect the proposed merger of ProAssurance and PIC Wisconsin include but are not limited to the following:

•	the business of ProAssurance and PIC Wisconsin may not be combined successfully, or such combination may take longer to accomplish than expected;

•	the cost savings from the merger may not be fully realized or may take longer to realize than expected;

•	operating costs, customer loss and business disruption following the merger, including adverse effects on relationships with employees, may be greater than expected;

•	governmental approvals of the merger may not be obtained, or adverse regulatory conditions may be imposed in connection with governmental approvals of the merger;

•	there may be restrictions on ProAssurance’s ability to achieve continued growth through expansion into other states or through acquisitions or business combinations; and

•	the shareholders of PIC Wisconsin may fail to approve the merger.

Because these forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed or implied by these forward-looking statements, and the factors that will determine these results are beyond ProAssurance’s or PIC Wisconsin’s ability to control or predict.

You should not to place undue reliance on the forward-looking statements, which speak only as of the date of this proxy statement-prospectus, in the case of forward-looking statements contained in this proxy statement-prospectus, or the dates of the documents incorporated by reference in this proxy statement-prospectus, in the case of forward-looking statements made in those incorporated documents.

Except to the extent required by applicable law or regulation, ProAssurance and PIC Wisconsin undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement-prospectus or to reflect the occurrence of unanticipated events.

For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please see “Risk Factors” beginning on page 11.

All subsequent written or oral forward-looking statements concerning the merger or other matters addressed in this proxy statement-prospectus and attributable to ProAssurance or PIC Wisconsin or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

APPENDIX A

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”), dated as of December 8, 2005, by and between PROASSURANCE CORPORATION, a Delaware corporation (“PRA”) and PHYSICIANS INSURANCE COMPANY OF WISCONSIN, INC., a Wisconsin stock insurance corporation (“PIC WISCONSIN”).

WITNESSETH:

WHEREAS, PRA is an insurance holding company which provides, through its insurance subsidiaries, medical professional liability insurance; and

WHEREAS, PIC WISCONSIN is an insurance company which provides, directly and through its subsidiaries, medical professional liability insurance to physicians and other health care providers; and

WHEREAS, the Boards of Directors of PRA and PIC WISCONSIN have determined that it is in the best interests of their respective companies and shareholders for PRA to acquire PIC WISCONSIN through the consummation of the business combination transaction provided for in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and intending to be legally bound by this Agreement, the parties to this Agreement agree as follows:

ARTICLE 1

Formation of NEWCO

1.1  Formation.  Between the date hereof and the Closing Date (as defined in Section 9.1 of this Agreement), PRA shall cause to be formed as a wholly owned subsidiary of PRA a newly organized stock corporation under the name of Physicians Merger Company pursuant to Wisconsin Statutes, Chapter 180 or, if required to effect the Merger (defined in Section 2.1 of this Agreement), a newly organized stock insurance corporation pursuant to Wisconsin Statutes Chapter 611 (“NEWCO”). Prior to the Closing Date (as defined in Section 10.1 of this Agreement), NEWCO shall not engage in any business activities other than those business activities that are expressly provided for in this Agreement or are necessary to complete the transactions provided for in this Agreement.

1.2  Issuance of Stock.  Prior to the Closing Date, PRA shall cause NEWCO to have authorized 1,000 shares of common stock par value $1.00 per share, all of which shall be issued and held by PRA.

1.3  Board of Directors and Officers of NEWCO.  PRA shall be entitled to elect the initial members of the Board of Directors and the initial officers of NEWCO.

ARTICLE 2

The Merger

2.1  Merger.  Subject to the terms and conditions of this Agreement and in accordance with the Wisconsin Statutes Sections 611.72, 180.1101, 180.1103, 180.1105 and 180.1106 (collectively, the “Merger Statutes”), at the Effective Time (as defined in Section 2.2 of this Agreement), NEWCO shall merge with and into PIC WISCONSIN (the “Merger”). PIC WISCONSIN shall be the surviving corporation in the Merger (the “Surviving Corporation”), and shall continue its corporate existence under the laws of the State of Wisconsin. Upon consummation of the Merger, the separate corporate existence of NEWCO shall terminate.

2.2  Effective Time.  Subject to the provisions of this Agreement, and in connection with the Closing (as defined in Section 10.1 of this Agreement), articles of merger (the “Articles of Merger”) will be filed with the Office of the Commissioner (“OCI”) of Wisconsin as required by the Merger Statutes. The parties will make all other filings or recordings as may be required under any other applicable laws of the State of Wisconsin, and the Merger will become effective when the Articles of Merger are filed with the OCI of Wisconsin, or at such later date or time as PRA and PIC WISCONSIN agree and specify in the Articles of Merger (the time the Merger comes effective being the “Effective Time”).

2.3  Effects of Merger.  At and after the Effective Time, the Merger shall have the effects set forth in this Agreement, the Articles of Merger and the Merger Statutes. At the Effective Time, (i) all rights, franchises, licenses and interests of PIC WISCONSIN in and to every type of property, real, personal and mixed, and all choses in action of PIC WISCONSIN shall continue unaffected and uninterrupted by the Merger and shall accrue to the Surviving Corporation; (ii) all rights, franchises, licenses and interests of NEWCO in and to every type of property, real, personal and mixed, and all choses in action of NEWCO shall continue unaffected and uninterrupted by the Merger and shall accrue to the Surviving Corporation; (iii) all obligations and liabilities of NEWCO then outstanding shall become and be obligations of the Surviving Corporation; (iv) all obligations and liabilities of PIC WISCONSIN then outstanding shall become and be obligations of the Surviving Corporation; and (v) no action or proceeding then pending and to which PIC WISCONSIN or NEWCO is a party shall be abated or discontinued but may be prosecuted to final judgment by the Surviving Corporation.

2.4  NEWCO Shares.  At the Effective Time, the shares of NEWCO common stock issued and outstanding prior to the Effective Time shall convert into such number of shares of common stock of the Surviving Corporation as will enable the Surviving Corporation to meet the minimum capital requirements under applicable state insurance laws and regulations. It is the intention of the parties that, immediately after the Effective Time, PRA shall own all of the issued and outstanding shares of common stock of the Surviving Corporation.

2.5  Conversion of PIC WISCONSIN Common Stock.

(a) At the Effective Time, each share of PIC WISCONSIN common stock issued and outstanding immediately prior to Merger (the “PIC WISCONSIN Common Stock”) shall be converted into the right to receive such number of shares of PRA Common Stock (as defined in Section 5.3 of this Agreement) determined based on an exchange ratio (the “Exchange Ratio”). The Exchange Ratio shall be determined as follows:

(i) If the PRA Closing Stock Price (as defined below) is greater than 120% of the PRA Agreement Stock Price (as defined below), then the Exchange Ratio will equal the number obtained by dividing (A) $5,000 by (B) the product of (x) 1.20 and (y) the PRA Agreement Stock Price;

(ii) If the PRA Closing Stock Price is less than or equal to 120%, but more than 80%, of the PRA Agreement Stock Price, then the Exchange Ratio will equal the number obtained by dividing (A) $5,000 by (B) the PRA Closing Stock Price; or

(iii) If the PRA Closing Stock Price is less than or equal to 80% of the PRA Agreement Stock Price, then the Exchange Ratio will equal the number obtained by dividing (A) $5,000 by (B) the product of (x) .80 and (y) the PRA Agreement Stock Price.

By way of example, (i) if the PRA Agreement Stock Price is $50 per share and the PRA Closing Stock Price is $60 per share, the Exchange Ratio will equal 83.33 (i.e. $5,000 divided by $60 per share) and each issued and outstanding share of PIC WISCONSIN Common Stock will be converted at the Effective Time into the right to receive 83.33 shares of PRA Common Stock, and (ii) if the PRA Agreement Stock Price is $50 per share, but the PRA Closing Stock Price is $40 per share, the Exchange Ratio will equal 125 (i.e. $5,000 divided by $40 per share) and each issued and outstanding share of PIC WISCONSIN Common Stock will be converted at the Effective Time into the right to receive 125 shares of PRA Common Stock.

(b) For purposes hereof, “PRA Agreement Stock Price” shall mean the arithmetic average of the last reported sales price of one share of PRA Common Stock as reported on the NYSE (as defined in Section 4.5(c) of this Agreement) for the ten (10) trading days preceding the date of this Agreement, and

“PRA Closing Stock Price” shall mean the arithmetic average of the last reported sales price of one share of PRA Common Stock as reported on the NYSE for the ten (10) trading days preceding the Effective Time. For purposes hereof, the number of shares of PRA Common Stock into which each issued and outstanding share of PIC WISCONSIN Common Stock is converted based on the Exchange Ratio is defined as the “Merger Consideration”.

(c) Each share of PIC WISCONSIN Common Stock that is owned by PIC WISCONSIN or any PIC WISCONSIN Subsidiary shall automatically be cancelled and retired and shall cease to exist, and no Merger Consideration shall be delivered in exchange therefor.

2.6  No Fractional Shares.  No certificates or scrip representing a fractional share of PRA Common Stock (as defined in Section 5.3 of this Agreement) shall be issued upon the surrender of PIC WISCONSIN Common Stock certificates for exchange; no dividend or distribution with respect to PRA Common Stock shall be payable on or with respect to any fractional share; and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of PRA. In lieu of any such fractional share, PRA shall pay to each former holder of PIC WISCONSIN Common Stock who otherwise would be entitled to receive a fractional share of PRA Common Stock an amount in cash determined by multiplying the fractional share of PRA Common Stock to which such holder would otherwise be entitled by the Exchange Ratio.

2.7  PIC WISCONSIN Long-Term Stock Plan.  All outstanding awards (“Awards”) under the PIC WISCONSIN Long-Term Stock Plan, updated December 15, 2004 (the “Stock Plan”) at the Effective Time shall be vested and the shares of PIC WISCONSIN Common Stock subject to the Awards shall be issued to the holders of the Awards in accordance with the terms of the Stock Plan. The shares of PIC WISCONSIN Common Stock so issued pursuant to the Awards shall be converted into and exchanged for shares of PRA Common Stock in accordance with the provisions of Section 2.5(a) of this Agreement as if such shares had been outstanding at the Effective Time. Notwithstanding the foregoing, the holder of an Award may at any time prior to the Effective Time deliver written notice to PRA of his or her intention to require PIC WISCONSIN to repurchase the shares of PIC WISCONSIN Common Stock subject to any or all of the Awards issued to such holder or in the alternative, PRA may by delivery of written notice request PIC WISCONSIN to repurchase the shares of PIC WISCONSIN Common Stock subject to the Awards issued under the Stock Plan (shares to be so repurchased in either event being referred to as the “Repurchased Shares”), in which event such Repurchased Shares shall be converted into the right to receive cash in an amount equal to $5,000 for each Repurchased Share at the Effective Time and the Repurchased Shares shall not be converted into and exchanged for shares of PRA Common Stock in accordance with the provisions of Section 2.5(a) of this Agreement. PRA shall assume the obligation to repurchase the Repurchased Shares from holders of Awards under the Stock Plan and shall pay the cash price to such holders promptly after the Effective Time.

2.8  Merger Tax Consequences.  It is intended (i) that the Merger shall constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) that this Agreement shall constitute a “plan of reorganization” for the purposes of Section 368 of the Code.

2.9  Surviving Corporation Articles of Incorporation.  Subject to the terms and conditions of this Agreement, at the Effective Time, the Articles of Incorporation of PIC WISCONSIN then in effect shall be, and shall continue in effect as, the Articles of Incorporation of the Surviving Corporation, until amended in accordance with applicable law.

2.10  Surviving Corporation Bylaws.  Subject to the terms and conditions of this Agreement, at the Effective Time, the Bylaws of PIC WISCONSIN then in effect shall be, and shall continue in effect as, the Bylaws of the Surviving Corporation, until amended in accordance with applicable law.

2.11  Surviving Corporation Management and Officers.  At the Effective Time, the directors of NEWCO shall be the Board of Directors of the Surviving Corporation until their successors are elected and qualified. At the Effective Time, the officers of PIC WISCONSIN, as the surviving corporation in the Merger, shall continue as the Officers of the Surviving Corporation until their successors are elected and qualified.

2.12  Advisory Committees.

(a) PRA shall offer to each Person who, as of the date of this Agreement, is a member of the Board of Directors of PIC WISCONSIN , but is neither a full-time employee of PIC WISCONSIN nor a Selected Person (as defined in Section 2.17 of this Agreement), a Consulting and Noncompetition Agreement (each a “Consulting Agreement”), substantially in the form set forth in Section 2.12(a) of the PRA Disclosure Schedule. Pursuant to his or her Consulting Agreement, each such Person shall be paid a monthly consulting fee through June 30, 2007 in the following amounts: the current Chairman and Vice Chairman of the Board of Directors of PIC WISCONSIN shall receive $2,000 per month, and all other Persons shall receive $1,500 per month. Notwithstanding the foregoing, no fees of any type shall be paid to such Person unless he or she shall have executed a Consulting Agreement. PRA shall cause each Person who executes a Consulting Agreement to be appointed to a transition committee maintained by PRA or its Subsidiaries. Such transition committee shall be chaired by the current Chairman of the Board of Directors of PIC WISCONSIN and shall provide advice as to the transition of PIC WISCONSIN’s business after the Merger.

(b) After June 30, 2007, PRA will maintain a physician underwriting/claims committee for the State of Wisconsin (the “Wisconsin Advisory Committee”). The members of the Wisconsin Advisory Committee shall consist of the physician members of the Board of Directors of PIC WISCONSIN. The Wisconsin Advisory Committee shall provide advice as to underwriting and claims matters regarding medical professional liability insurance. The members of the Wisconsin Advisory Committee shall receive the same per diem rate as paid by PRA to such committee members in other states or regions.

2.13  PRA Common Stock.  At and after the Effective Time, each share of PRA Common Stock issued and outstanding immediately prior thereto shall remain an issued and outstanding share of common stock of PRA and shall not be affected by the Merger.

2.14  PRA Stock Options.  At and after the Effective Time, each stock option granted by PRA to purchase shares of PRA Common Stock which is outstanding and unexercised immediately prior thereto shall continue to represent a right to acquire shares of PRA Common Stock and shall remain an issued and outstanding option to purchase from PRA shares of PRA Common Stock in the same amount and at the same exercise price subject to the terms of the PRA stock option plans under which they were issued and the agreements evidencing grants thereunder, and shall not be affected by the Merger.

2.15  PRA Certificate of Incorporation.  Subject to the terms and conditions of this Agreement, at the Effective Time, the Certificate of Incorporation of PRA then in effect shall be, and shall continue in effect as, the Certificate of Incorporation of PRA until thereafter amended in accordance with applicable law.

2.16  PRA Bylaws.  Subject to the terms and conditions of this Agreement, at the Effective Time, the Bylaws of PRA then in effect shall be, and shall continue in effect as, the Bylaws of PRA until thereafter amended in accordance with applicable law.

2.17  PRA Board of Directors.  PIC WISCONSIN may nominate one person who is a physician for election as a director of PRA and PRA shall cause such person to be elected as a director of PRA promptly after the Closing Date. Notwithstanding anything to the contrary in the Bylaws of PRA, the Nominating Committee of the Board of Directors of PRA shall nominate the person so selected by the Board of Directors of PIC WISCONSIN (the “Selected Person”) for election at the next annual meeting of the stockholders of PRA to the board for a term of three (3) years, provided the Selected Person (i) consents to being named as a director in the proxy statement of PRA for such annual meeting and to serving as a director of PRA, (ii) provides such information relating to him or her as is required to be disclosed in such proxy statement under Regulation 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (iii) qualifies as an independent director under the policy established by the Board of Directors of PRA for determining director independence. The Board of Directors of PRA shall recommend to the stockholders of PRA that they vote for the election of the Selected Person as a director of PRA in such proxy statement. The Selected Person may serve additional three-year terms subject to the rules and nomination procedures generally applicable to all PRA directors.

2.18  Insurance Operations.  It is the intention of the parties, subject to operating constraints, to maintain the PIC WISCONSIN home office (the “Madison Office”) as a PRA regional office with a substantial number of staff positions for the conduct of insurance operations in the Northwest region after the Merger. The Northwest region will consist of the states of Iowa, Minnesota, Nebraska, Nevada, North Dakota, South Dakota and Wisconsin. Initially, PIC WISCONSIN would operate as a distinct operating division reporting to the ProAssurance Professional Liability Group with such consolidation of operations into PRA as is reasonably required to support the accounting, financial reporting and SOX (as defined in Section 4.7(h) of this Agreement) compliance obligations of PRA. Over a time period of two (2) to five (5) years, PIC WISCONSIN will move to the PRA regional structure, or such other operating structure as PRA is using at that time. The Madison Office will continue as a regional office of PRA providing claims, underwriting, marketing and risk management services for the Northwest region. PRA may, after the Closing Date, modify or change the operating structure in the exercise of its business judgment.

2.19  Anti-Dilution Provisions.

(a) In the event PRA issues (or provides for or establishes a record date for the issuance of) with respect to, or provides for the exchange of, shares of PRA Common Stock issued and outstanding prior to the Effective Time as a result of warrants, rights, a stock split, stock dividend, recapitalization, reclassification, or similar transaction and the record date therefor shall be on or prior to the Effective Time, the Exchange Ratio shall be proportionately and appropriately adjusted, to reflect the economic substance of the event, in a manner that is mutually acceptable; provided, however, that no such adjustment shall be made with regard to PRA Common Stock if PRA issues additional shares of Common Stock and receives fair market value consideration for such shares.

(b) In the event PIC WISCONSIN issues, provides a right to, or establishes a record date for, the issuance of additional shares of PIC WISCONSIN Common Stock with respect to, or provides for the exchange of, outstanding shares of PIC WISCONSIN Common Stock as a result of warrants or rights, a stock split, stock dividend, recapitalization, reclassification or similar transaction (including, without limitation, the exchange of Rights for shares of PIC WISCONSIN Common Stock under the Rights Agreement described in Section 4.25 of this Agreement) and the record date therefor shall be on or prior to the Effective Time, the Exchange Ratio shall be proportionately and appropriately adjusted to reflect the economic substance of the effect of the event, in a manner that is mutually acceptable; provided, however, that no such adjustment shall be made with regard to the issuance of PIC WISCONSIN Common Stock pursuant to the Stock Plan.

ARTICLE 3

Exchange Procedures

3.1  Exchange Agent.  Prior to the mailing of the Proxy Statement (as defined in Section 4.5(c) of this Agreement), PRA shall appoint a bank or trust company to act as an exchange agent who shall be acceptable to PIC WISCONSIN (the “Exchange Agent”) for the payment of the Merger Consideration. PRA shall pay the charges and expenses of the Exchange Agent.

3.2  Exchange Procedures.

(a) Prior to the Effective Time, PRA shall deposit with the Exchange Agent (or otherwise make available to the reasonable satisfaction of PIC WISCONSIN and the Exchange Agent), for the benefit of the holders of shares of PIC WISCONSIN Common Stock, for exchange through the Exchange Agent, the certificates representing shares of PRA Common Stock for the Merger Consideration (such shares of PRA Common Stock together with any dividends or distributions with respect to such shares with a record date after the Effective Time and any cash payable in lieu of any fractional shares pursuant to this Agreement being hereinafter referred to as the “Exchange Fund”) issuable pursuant to this Agreement in exchange for outstanding shares of PIC WISCONSIN Common Stock.

(b) Promptly after the Effective Time, but no later than ten (10) business days following the Effective Time, PRA will send or cause to be sent to each person who was a record holder of PIC WISCONSIN Common Stock immediately before the Effective Time transmittal materials for exchanging the certificates representing PIC WISCONSIN Common Stock (“Old Certificates”) for certificates representing PRA Common Stock (“New Certificates”). Upon surrender of the Old Certificate for cancellation to the Exchange Agent, together with the duly executed transmittal materials, and such other documents as the Exchange Agent may reasonably require, the holder of such Old Certificate shall be entitled to receive in exchange therefor a certificate representing that number of New Certificates which such holder has the right to receive in respect of the Old Certificates surrendered pursuant to the provisions of this Section 3.2 (after taking into account all shares of PIC WISCONSIN Common Stock then held by such holder) and any check in respect of dividends or distributions or for fractional shares that the holder will be entitled to receive (without interest), and the Old Certificates so surrendered shall forthwith be canceled. Neither PRA nor the Surviving Corporation shall be obligated to deliver the Merger Consideration to which any former record holder of PIC WISCONSIN Common Stock is entitled as a result of the Merger until such record holder surrenders his or her certificate or certificates representing the shares of PIC WISCONSIN Common Stock for exchange as provided in this Section 3.2.

(c) At the Effective Time, the stock transfer books of PIC WISCONSIN shall be closed as to holders of PIC WISCONSIN Common Stock immediately prior to the Effective Time, and no transfer of PIC WISCONSIN Common Stock by any such record holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of this Section 3.2, each certificate theretofore representing shares of PIC WISCONSIN Common Stock shall from and after the Effective Time represent for all purposes only the right to receive the Merger Consideration provided in this Agreement in exchange therefor. To the extent permitted by law, former shareholders of record of PIC WISCONSIN Common Stock shall be entitled to vote after the Effective Time at any meeting of the PRA stockholders the number of shares of PRA Common Stock into which their respective shares of PIC WISCONSIN Common Stock are converted, regardless of whether such holders have exchanged their certificates for PIC WISCONSIN Common Stock for certificates representing the PRA Common Stock.

(d) Any other provision of this Agreement notwithstanding, none of PRA, NEWCO, the Surviving Corporation, or the Exchange Agent shall be liable to a holder of PIC WISCONSIN Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property law.

3.3  Lost or Stolen Certificates.  If any holder of PIC WISCONSIN Common Stock convertible into the right to receive shares of the PRA Common Stock is unable to deliver the certificate which represents such shares, the Exchange Agent, in the absence of actual notice that any such shares have been acquired by a bona fide purchaser, shall deliver to such holder the Merger Consideration to which the holder is entitled for such shares upon presentation of the following: (i) evidence to the reasonable satisfaction of the Exchange Agent and PRA that any such certificate has been lost, wrongfully taken or destroyed; (ii) such security or indemnity as may be reasonably requested by the Exchange Agent or PRA to indemnify and hold PRA and the Exchange Agent harmless; and (iii) evidence satisfactory to the Exchange Agent and PRA that such person is the owner of the shares theretofore represented by each certificate claimed by the holder to be lost, wrongfully taken or destroyed and that the holder is the person who would be entitled to present such certificate for exchange pursuant to this Agreement.

3.4  Dividends and other Distributions.  Whenever a dividend or other distribution is declared on the PRA Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of the PRA Common Stock issuable to holders of PIC WISCONSIN Common Stock under this Agreement. Notwithstanding the preceding sentence, any person holding any certificate for PIC WISCONSIN Common Stock after the Effective Time shall not be entitled to receive any dividend or other distribution payable after the Effective Time to holders of the PRA Common Stock, which dividend or other distribution is attributable to such person’s PIC WISCONSIN Common Stock until such person surrenders said certificate for PIC WISCONSIN Common Stock for exchange as provided in Section 3.2 of this Agreement. However, upon surrender of such certificate, the PRA Common Stock certificate (together with all such undelivered dividends or other distributions, without interest) shall be delivered and paid (without interest) with respect to each share represented by such certificate for PIC WISCONSIN Common Stock.

3.5  Exchange Fund.  Any portion of the Exchange Fund that remains undistributed to the holders of PIC WISCONSIN Common Stock for six (6) months after the Effective Time shall be delivered to PRA, upon demand, and any holders of PIC WISCONSIN Common Stock who have not theretofore complied with this Agreement shall thereafter look only to PRA for payment of their claim for any shares of PRA Common Stock, any cash in lieu of fractional shares and any dividends or distributions with respect to PRA Common Stock.

3.6  Withholding.  PRA or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated thereby to any holder of PIC WISCONSIN Common Stock such amounts as PRA (or any Affiliate (as defined in Section 10.17 of this Agreement) thereof) or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. tax law. To the extent that such amounts are properly withheld by PRA or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the PIC WISCONSIN Common Stock in respect of whom such deduction and withholding were made by PRA or the Exchange Agent.

3.7  Dissenting Shareholders.  Notwithstanding anything in this Agreement to the contrary, each share of PIC WISCONSIN Common Stock that is held by persons who dissent from the Merger and fully comply with the provisions of Section 611.785 and Sections 180.1301-180.1331 of the Wisconsin Statutes (the “Dissenter Provisions”) shall not be converted into or be exchanged for shares of PRA Common Stock. Instead, (i) the holders of such shares (the “Dissenting Shares”), upon compliance with the requirements of the Dissenter Provisions, shall be entitled to payment of the fair value of such shares in accordance with the Dissenter Provisions, accompanied with the items as set forth in Section 180.1325 of the Wisconsin Statutes; (ii) each of the Dissenting Shares shall be canceled and extinguished; and (iii) if any holder of Dissenting Shares shall subsequently withdraw his demand for payment of the fair value of such shares in accordance with the Dissenter Provisions or shall deliver the certificates representing such shares for exchange into PRA Common Stock, such holder shall forfeit the right to payment of the fair value of such shares and such shares shall thereupon be deemed to have been converted into the right to receive PRA Common Stock.

ARTICLE 4

Representations and Warranties of PIC Wisconsin

PIC WISCONSIN represents and warrants to PRA that the statements contained in this Article 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date was substituted for the date of this Agreement throughout this Article), except (i) as set forth in the disclosure schedule delivered by PIC WISCONSIN to PRA on the date hereof and initialed by the parties (the “PIC WISCONSIN Disclosure Schedule”), or (ii) for any changes to the PIC WISCONSIN Disclosure Schedule that are disclosed by PIC WISCONSIN to PRA in accordance with Section 7.9(b) of this Agreement, or (iii) to the extent such representations and warranties speak as of an earlier date. Nothing in the PIC WISCONSIN Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the PIC WISCONSIN Disclosure Schedule identifies the exception with reasonable particularity. The PIC WISCONSIN Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article; provided, however, (i) that each exception set forth in the PIC WISCONSIN Disclosure Schedule shall be deemed disclosed for purposes of all representations and warranties if such exception is contained in a section of the PIC WISCONSIN Disclosure Schedule corresponding to a Section in this Article 4, and (ii) the mere inclusion of an exception in the PIC WISCONSIN Disclosure Schedule shall not be deemed an admission by PIC WISCONSIN that such exception represents a material fact, event or circumstance or would result in a material adverse effect or material adverse change. All documents and instruments attached as exhibits or annexes to the PIC WISCONSIN Disclosure Schedule are incorporated by reference into the PIC WISCONSIN Disclosure Schedule.

4.1  Corporate Organization.  PIC WISCONSIN is a stock insurance corporation duly organized, validly existing under the laws of the State of Wisconsin and is not delinquent in filing any reports required to be filed in order to maintain its existence. PIC WISCONSIN has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect (as defined in Section 10.17(a) of this Agreement) on PIC WISCONSIN. Section 4.1 of the PIC WISCONSIN Disclosure Schedule identifies the type of insurance products that PIC WISCONSIN is authorized or licensed to offer in each state. PIC WISCONSIN does not offer any insurance products in any jurisdiction where it is neither authorized nor licensed to offer such insurance products. All of such licenses are in full force and effect and there is no proceeding or investigation pending or, to the Knowledge of PIC WISCONSIN, threatened which would reasonably be expected to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of such license.

4.2  Subsidiaries.

(a) Section 4.2(a) of the PIC WISCONSIN Disclosure Schedule sets forth the name and state of incorporation or organization of each Subsidiary (as defined in Section 10.17(a) of this Agreement) of PIC WISCONSIN (the “PIC WISCONSIN Subsidiaries”). Each PIC WISCONSIN Subsidiary (i) is duly organized and validly existing as a corporation under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would have a Material Adverse Effect on PIC WISCONSIN, and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.

(b) Section 4.2(b) of the PIC WISCONSIN Disclosure Schedule identifies the PIC WISCONSIN Subsidiaries that offer insurance and the states or other jurisdictions in which they are authorized or licensed to conduct business, and the type of insurance products that they are authorized or licensed to offer in each such state (the “PIC WISCONSIN Insurance Subsidiaries”). No PIC WISCONSIN Insurance Subsidiary offers any insurance products in any jurisdiction where it is neither authorized nor licensed to offer such insurance products. The business of each PIC WISCONSIN Insurance Subsidiary has been and is being conducted in compliance with all of its licenses in all material respects. All of such licenses are in full force and effect and there is no proceeding or investigation pending or, to the Knowledge of PIC WISCONSIN, threatened which would reasonably be expected to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of such license.

(c) Except as set forth in Section 4.2(c) of the PIC WISCONSIN Disclosure Schedule, PIC WISCONSIN is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of capital stock of each of the PIC WISCONSIN Subsidiaries. There are no irrevocable proxies granted by PIC WISCONSIN or any PIC WISCONSIN Subsidiary with respect to such shares. There are no equity securities of any of the PIC WISCONSIN Subsidiaries that are or may become required to be issued by reason of any option, warrants, scrip, rights, to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any capital stock of any of the PIC WISCONSIN Subsidiaries except shares of the PIC WISCONSIN Subsidiaries issued to other wholly owned PIC WISCONSIN Subsidiaries. There are no contracts, commitments, understandings or arrangements by which any of the PIC WISCONSIN Subsidiaries is bound to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock or securities convertible into or exchangeable for such shares. All of the shares of the PIC WISCONSIN Subsidiaries described in the first sentence of this Section 4.2(c) are validly issued, fully paid and nonassessable (subject to Section 180.0622(2)(b) of the Wisconsin Statutes, as

judicially interpreted, to the extent applicable) and free of preemptive rights, and are owned by PIC WISCONSIN or a PIC WISCONSIN Subsidiary free and clear of any and all Liens (as defined in Section 10.17(a) of this Agreement) and free and clear of any claim, right or option to acquire any such shares.

(d) No PIC WISCONSIN Subsidiary is the record or beneficial owner of any shares of PIC WISCONSIN Common Stock.

4.3  Corporate Affairs.

(a) PIC WISCONSIN has made available to PRA correct and complete copies of the Articles of Incorporation and Bylaws of PIC WISCONSIN and each of the PIC WISCONSIN Subsidiaries (as amended to date). PIC WISCONSIN has made available to PRA all of the minute books containing the records of the meetings of the shareholders, the board of directors and any committee of the board of directors of PIC WISCONSIN and each of the PIC WISCONSIN Subsidiaries (except for confidential portions of such minutes relating to the Merger, but provided that the availability of such information is subject to Section 7.3 of this Agreement). The minute books of PIC WISCONSIN and the PIC WISCONSIN Subsidiaries reflect all of the material actions taken by each of their respective Boards of Directors (including each committee thereof) and shareholders. PIC WISCONSIN has made available to PRA all of the stock ledgers of PIC WISCONSIN and the PIC WISCONSIN Subsidiaries.

(b) The minute books and stock ledgers of PIC WISCONSIN accurately and completely list and describe all issuances, transfers and cancellations of shares of capital stock of PIC WISCONSIN. The minute books and stock ledgers of each PIC WISCONSIN Subsidiary accurately and completely list and describe all issuances, transfers and cancellations of shares of capital stock of such PIC WISCONSIN Subsidiary.

4.4  Capitalization.

(a) The authorized capital stock of PIC WISCONSIN consists of 1,000,000 shares, all of which are designated as common stock. As of the date of this Agreement, 19,649.7 shares of common stock of PIC WISCONSIN were issued and outstanding and 6,772.37 shares of common stock of PIC WISCONSIN were held in treasury. All of the issued and outstanding shares of common stock of PIC WISCONSIN have been duly authorized and validly issued and are fully paid, nonassessable (subject to Section 180.0622(2)(b) of the Wisconsin Statutes, as judicially interpreted, to the extent applicable) and free of preemptive rights. As of the date of this Agreement, PIC WISCONSIN does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of PIC WISCONSIN Common Stock or any other equity securities of PIC WISCONSIN or any securities representing the right to purchase or otherwise receive any shares of PIC WISCONSIN Common Stock or any other equity securities of PIC WISCONSIN except for (i) 91.5 shares of PIC WISCONSIN Common Stock to be issued pursuant to unvested awards under the Stock Plan and (ii) shares of PIC WISCONSIN Common Stock that may be required to be issued under the Rights Agreement (as defined in Section 4.25 of this Agreement). As of the date of this Agreement no shares of PIC WISCONSIN Common Stock were reserved for issuance. Since January 1, 2005, PIC WISCONSIN has not issued any shares of PIC WISCONSIN Common Stock or other equity securities of PIC WISCONSIN, or any securities convertible into or exercisable for any shares of PIC WISCONSIN Common Stock or other equity securities of PIC WISCONSIN.

(b) Section 4.4(b) of the PIC WISCONSIN Disclosure Schedule sets forth a complete list of (i) the officers and directors of PIC WISCONSIN and each PIC WISCONSIN Subsidiary, (ii) the percentage of the outstanding voting stock of such PIC WISCONSIN Subsidiary owned or controlled, directly or indirectly, by PIC WISCONSIN, and (iii) the percentage of the outstanding voting stock of such PIC WISCONSIN Subsidiary owned or controlled, directly or indirectly, by one or more of the other Subsidiaries of PIC WISCONSIN. Except as set forth in Section 4.4(b) of the PIC WISCONSIN Disclosure Schedule, PIC WISCONSIN does not have any direct or indirect equity or ownership interest in any other business or entity and does not have any direct or indirect obligation or any commitment to invest any funds in any corporation or other business or entity, other than for investment purposes in the ordinary course of business in accordance with past practices.

(c) PIC WISCONSIN has provided to PRA a true and correct copy of the Rights Agreement as adopted by the Board of Directors of PIC WISCONSIN on November 4, 2004.

(d) No shares of PIC WISCONSIN Common Stock have been issued since December 31, 2002, except those shares issued pursuant to the Stock Plan. The shares of PIC WISCONSIN Common Stock have not been registered under the Exchange Act in reliance of the exemption provided by Section 12(g)(2)(G) of the Exchange Act or other available exemption. To the Knowledge of PIC WISCONSIN, PIC WISCONSIN is in full compliance with the exemption from registration of the PIC WISCONSIN Common Stock under the Exchange Act and applicable state securities laws. PIC WISCONSIN has complied in all material respects with the requirements of the Exchange Act and all applicable state securities laws in connection with any purchases of shares of PIC WISCONSIN common stock, or offers to purchase PIC WISCONSIN common stock, made by PIC WISCONSIN or an affiliate.

4.5  Authority; No Violation; Consents and Approvals.

(a) PIC WISCONSIN has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly approved by the Board of Directors of PIC WISCONSIN. The Board of Directors of PIC WISCONSIN has directed that this Agreement and the transactions contemplated by this Agreement be submitted to the shareholders of PIC WISCONSIN for approval at a meeting of such shareholders and, except for the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of PIC WISCONSIN Common Stock and actions required to obtain all Requisite Regulatory Approvals (as defined in Section 8.1(d) of this Agreement), no other corporate proceedings on the part of PIC WISCONSIN are necessary to approve this Agreement and to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by PIC WISCONSIN and (assuming due authorization, execution and delivery by PRA and the receipt of all Requisite Regulatory Approvals) constitutes a valid and binding obligation of PIC WISCONSIN, subject to applicable bankruptcy, fraudulent conveyance, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity. On or prior to the date of this Agreement, the Board of Directors of PIC WISCONSIN received the opinion of Cochran Caronia & Co. that the Merger Consideration is fair to the shareholders of PIC WISCONSIN from a financial point of view.

(b) Neither the execution and delivery of this Agreement by PIC WISCONSIN nor the consummation by PIC WISCONSIN of the transactions contemplated by this Agreement, nor compliance by PIC WISCONSIN with any of the terms or provisions of this Agreement, will (i) violate any provision of the Articles of Incorporation or Bylaws of PIC WISCONSIN or (ii) assuming that all Requisite Regulatory Approvals and all of the consents and approvals referred to in Section 4.5(c) of this Agreement are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to PIC WISCONSIN or any of its properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of PIC WISCONSIN under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, surplus debentures, deed of trust, license, lease, agreement or other instrument or obligation to which PIC WISCONSIN is a party, or by which it or any of its properties or assets may be bound or affected, except (in the case of clause (y) above) as set forth in Section 4.5(b)(ii)(y) of the PIC WISCONSIN Disclosure Schedule, or (in the case of clauses (x) and (y) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, would not have a Material Adverse Effect on PIC WISCONSIN.

(c) Except for (i) the filing of applications, notices and forms with, and the obtaining of approvals from, the Insurance Regulators (as defined in Section 10.17(a) of this Agreement) pursuant to the Insurance Laws (as defined in Section 10.17(a) of this Agreement), with respect to the transactions contemplated by this Agreement, (ii) the filing with the Securities and Exchange Commission (the “SEC”) of a registration statement on Form S-4 or other applicable form (as amended or supplemented from time to time, the “S-4”) in which a proxy statement relating to the meeting of the shareholders of PIC WISCONSIN to be held to vote on the Merger will be included as a prospectus (the “Proxy Statement”) (iii) the filing of the Articles of Merger with the OCI of Wisconsin and the Department of Financial Institutions of the State of Wisconsin pursuant to the Merger Statutes, (iv) the filing of a notification and report form (the “HSR Act Report”) with the Pre-Merger Notification Office of the Federal Trade Commission and with the Antitrust Division of the Department of Justice (collectively, the “Pre-Merger Notification Agencies”) pursuant to the Hart-Scott-Rodino Anti-Trust Improvements Act, as amended, and the rules and regulations thereunder (collectively, the “HSR Act”), (v) any consents, authorizations, orders and approvals required under the HSR Act, (vi) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the regulation of broker-dealers or investment advisers, and federal commodities laws relating to the regulation of futures commission merchants and the rules and regulations thereunder and of any applicable industry self-regulatory organization (including, without limitation, the National Association of Insurance Commissioners (the “NAIC”) and the New York Stock Exchange (“NYSE”)) (each, an “SRO”), or which are required under the Insurance Laws and other similar laws, (vii) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of PRA Common Stock pursuant to this Agreement, (viii) the approval of this Agreement by the requisite votes of the shareholders of PIC WISCONSIN and the shareholder of NEWCO, and (ix) the consents and approvals referred to in Section 4.5(b)(ii)(y) of the PIC WISCONSIN Disclosure Schedule, no consents or approvals of or filings or registrations with any Governmental Authority (as defined in Section 10.17(a) of this Agreement), or with any other Person (as defined in Section 10.17(a) of this Agreement) are necessary in connection with the execution and delivery by PIC WISCONSIN of this Agreement or the consummation by PIC WISCONSIN of the transactions contemplated by this Agreement.

(d) No shareholder of PIC WISCONSIN or any PIC WISCONSIN Subsidiary shall have any pre-emptive rights under applicable law with respect to, or as a result of, the transactions contemplated by this Agreement (including the Merger).

4.6  Insurance Reports.

(a) “PIC WISCONSIN SAP Statements” means (i) the annual statutory statements of each of PIC WISCONSIN and the PIC WISCONSIN Insurance Subsidiaries filed with any Insurance Regulator for each of the years ended December 31, 2004, 2003 and 2002 and each calendar year ending after December 31, 2004, (ii) the quarterly statutory statements of each of PIC WISCONSIN and the PIC WISCONSIN Insurance Subsidiaries filed with any Insurance Regulator for each quarterly period in 2005 and for each quarterly period ending after the date of this Agreement, and (iii) all exhibits, interrogatories, notes, schedules and any actuarial opinions, affirmations or certifications or other supporting documents filed in connection with such annual statutory statements and quarterly statutory statements.

(b) All such PIC WISCONSIN SAP Statements were and will be prepared (i) in conformity with statutory accounting principles (“SAP”) prescribed or permitted by the OCI of Wisconsin and (ii) in accordance with the books and records of PIC WISCONSIN and the PIC WISCONSIN Insurance Subsidiaries. The PIC WISCONSIN SAP Statements, when read in conjunction with the notes thereto and any statutory audit reports relating thereto, present, and will present, fairly in all material respects the financial condition and results of operations of PIC WISCONSIN and the PIC WISCONSIN Insurance Subsidiaries for the dates and periods indicated and are consistent with the books and records of the PIC WISCONSIN Insurance Subsidiaries (which books and records are correct and complete in all material respects). The annual balance sheets and income statements included in the PIC WISCONSIN SAP Statements have been, and will be, where required by Insurance Laws, audited by an independent accounting firm of recognized national reputation. In accordance with Section 4.6(b) of the PIC WISCONSIN Disclosure Schedule, PIC WISCONSIN has made available to PRA true and complete copies of all of the PIC WISCONSIN SAP Statements and all audit opinions related thereto.

(c) Since January 1, 2002 PIC WISCONSIN and each PIC WISCONSIN Insurance Subsidiary (i) have filed or submitted with all applicable Insurance Regulators all registration statements, notices and reports, together with all supplements and amendments thereto required under the Insurance Laws applicable to insurance holding companies (the “PIC WISCONSIN Holding Company Act Reports”), (ii) have filed all PIC WISCONSIN SAP Statements, (iii) have filed all other reports and statements, together with all amendments and supplements thereto, required to be filed with any Insurance Regulator under the Insurance Laws, and (iv) have paid all fees and assessments due and payable by them under the Insurance Laws. Section 4.6(c) to the PIC WISCONSIN Disclosure Schedule sets forth a list of, and PIC WISCONSIN has made available to PRA, accurate and complete copies of, all PIC WISCONSIN SAP Statements, all PIC WISCONSIN Holding Company Act Reports, and all other reports and statements filed by PIC WISCONSIN or any of the PIC WISCONSIN Insurance Subsidiaries with any Insurance Regulator for periods ending and events occurring, after January 1, 2002 and prior to the Closing Date, and the latest requests for approval of a rate increase in each state or other jurisdiction that PIC WISCONSIN or a PIC WISCONSIN Insurance Subsidiary writes insurance. All such PIC WISCONSIN SAP Statements, PIC WISCONSIN Holding Company Act Reports and other reports and statements complied with the Insurance Laws when filed and, as of their respective dates, contained all information required under the Insurance Laws and did not contain any false statements or material misstatements of fact or omit to state any material facts necessary to make the statements set forth therein not materially misleading in light of the circumstances in which such statements were made. No deficiencies have been asserted by any Governmental Authority with respect to such PIC WISCONSIN SAP Statements, PIC WISCONSIN Holding Company Act Reports and other reports and statements.

(d) Except for normal examinations conducted by a Governmental Authority in the regular course of the business of PIC WISCONSIN and its Subsidiaries, and except as set forth in Section 4.6(d) of the PIC WISCONSIN Disclosure Schedule, no Governmental Authority has initiated any proceeding or investigation into the business or operations of PIC WISCONSIN, any PIC WISCONSIN Subsidiary, or any director or officer of PIC WISCONSIN or any PIC WISCONSIN Subsidiary, since January 1, 2002. There is no unresolved violation, criticism, or exception by any Governmental Authority with respect to any examinations of PIC WISCONSIN or any of its Subsidiaries.

(e) Section 4.6(e) of the PIC WISCONSIN Disclosure Schedule lists all financial examinations that any Insurance Regulator has conducted with respect to PIC WISCONSIN or any of the PIC WISCONSIN Insurance Subsidiaries since December 31, 2001. PIC WISCONSIN has made available to PRA correct and complete reports issued by the applicable Insurance Regulator with respect to such financial examinations. There are no regulatory examinations of PIC WISCONSIN or any of the PIC WISCONSIN Insurance Subsidiaries currently in process.

(f) Except as set forth in Section 4.6(f) of the PIC WISCONSIN Disclosure Schedule, since January 1, 2002, neither PIC WISCONSIN nor any PIC WISCONSIN Subsidiary has received from any Person any Notice on Form A or such other form as may be prescribed under applicable law indicating that such Person intends to make or has made a tender offer for or a request or invitation for tenders of, or intends to enter into or has entered into any agreement to exchange securities for, or intends to acquire or has acquired (in the open market or otherwise), any voting security of PIC WISCONSIN or a PIC WISCONSIN Insurance Subsidiary, if after the consummation thereof such Person would directly or indirectly be in control of PIC WISCONSIN or a PIC WISCONSIN Insurance Subsidiary.

4.7  Financial Statements; Financial Reporting.

(a) PIC WISCONSIN has delivered to PRA true, correct and complete copies of (i) the audited balance sheets of each of PIC WISCONSIN and the PIC WISCONSIN Insurance Subsidiaries as of December 31, 2004, 2003 and 2002, and the related audited statements of earnings, shareholders’ equity and cash flows of each of PIC WISCONSIN and the PIC WISCONSIN Insurance Subsidiaries for the

periods ended December 31, 2004, 2003 and 2002, together with unqualified reports on all such financial statements by PricewaterhouseCoopers LLP, and (ii) the unaudited balance sheets of each of PIC WISCONSIN and the PIC WISCONSIN Insurance Subsidiaries as of September 30, 2005 and the related unaudited statements of earnings, shareholders’ equity and cash flows for the nine (9)-month period ended September 30, 2005.

(b) PIC WISCONSIN has delivered to PRA unaudited balance sheets of each of the PIC WISCONSIN Subsidiaries (but excluding the PIC WISCONSIN Insurance Subsidiaries) as of December 31, 2004, 2003 and 2002, and September 30, 2005, and the related unaudited statements of earnings, shareholders’ equity and cash flows of each of such PIC WISCONSIN Subsidiaries for the years ended December 31, 2004, 2003 and 2002, and the nine (9) month period ended September 30, 2005.

(c) As soon as practicable, but in any event within forty-five (45) days following the end of each calendar quarter which is completed prior to the Closing Date, commencing with the quarter ending December 31, 2005, PIC WISCONSIN shall cause to be delivered to PRA the “Quarter End Report” prepared by PIC WISCONSIN with respect to such quarter, which report shall include (x) a balance sheet of PIC WISCONSIN as of the end of such quarter and (y) a statement of earnings and shareholders’ equity of PIC WISCONSIN for the year-to-date period ending the end of such quarter, prepared in a manner consistent with, and in a format comparable to, the statements of earnings and shareholders’ equity referred to in Section 4.7(a).

(d) Each of the balance sheets referred to in Section 4.7(a), Section 4.7(b) and Section 4.7(c) presents (or will present) fairly the financial condition, assets, liabilities and shareholders’ equity of each of PIC WISCONSIN and the PIC WISCONSIN Subsidiaries, as the case may be, as of its date; each such statement of earnings or shareholders’ equity referred to above presents (or will present) fairly the results of operations of each of PIC WISCONSIN and the PIC WISCONSIN Subsidiaries, as the case may be, for the periods indicated; and each such statement of cash flows referred to above presents fairly the information purported to be shown therein, except, in each case, interim unaudited financial statements need not reflect year-end adjustments. The financial statements referred to in Section 4.7(a) and Section 4.7(c) including all notes and schedules thereto, have been (or will be) prepared in accordance with SAP throughout the periods involved (except that they are unaudited financial statements and do not contain all footnotes and year-end adjustments which may be required by generally accepted accounting principles in the United States (“GAAP”)) and are (or will be) in accordance with the books and records of each of PIC WISCONSIN and the PIC WISCONSIN Insurance Subsidiaries, which books and records are correct and complete in all material respects. The financial statements referred to in Section 4.7(b), including all notes and schedules thereto, have been prepared in accordance with SAP throughout the periods involved, except that they are unaudited financial statements and do not contain all footnotes and year-end adjustments which may be required by GAAP, and are in accordance with the books and records of the subject PIC WISCONSIN Subsidiaries, which books and records are correct and complete in all material respects.

(e) Each of PIC WISCONSIN and the PIC WISCONSIN Subsidiaries maintains accurate books and records reflecting its assets and liabilities, and in the opinion of PIC WISCONSIN’s management, maintains effective internal controls to provide reasonable assurance regarding the reliability of financial reporting and the preparation of the financial statements of PIC WISCONSIN and the PIC WISCONSIN Subsidiaries. Neither the accountants for, nor the board of directors or audit committee of PIC WISCONSIN or any PIC WISCONSIN Subsidiary have been advised of: (x) any significant deficiencies or material weaknesses in the design or operation of the internal controls over financial reporting (as such term is defined in Section 13(b)(2)(B) and Rules 13a-15(f) and 15d-15(d) of the Exchange Act) of PIC WISCONSIN or any PIC WISCONSIN Subsidiary which could adversely affect its ability to record, process, summarize and report financial data, or (y) any fraud, whether or not material, that involves management or other employees who have a role in the internal controls over financial reporting of PIC WISCONSIN or any PIC WISCONSIN Subsidiary.

(f) At the dates of the aforementioned balance sheets, neither PIC WISCONSIN nor any of the PIC WISCONSIN Subsidiaries had (or will have with respect to such balance sheets dated subsequent to the date hereof) any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, whether due or to become due, and whether or not required to be disclosed on a balance sheet prepared in conformity with SAP, not fully or properly reflected or reserved against in such balance sheets, or in any notes thereto, other than liabilities pursuant to contractual obligations identified in this Agreement or the PIC WISCONSIN Disclosure Schedule.

(g) Section 4.7(g) of the PIC WISCONSIN Disclosure Schedule lists, and PIC WISCONSIN has delivered to PRA copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K of the SEC) effected by PIC WISCONSIN or any of the PIC WISCONSIN Subsidiaries since December 31, 2002.

(h) PricewaterhouseCoopers LLP, which has expressed its opinion with respect to the financial statements of PIC WISCONSIN and the PIC WISCONSIN Subsidiaries (including the related notes), is and has been throughout the periods covered by such financial statements a registered public accounting firm (as defined in Section 2(a)(12) of Sarbanes Oxley Act of 2002 (“SOX”). Section 4.7(h) of the PIC WISCONSIN Disclosure Schedule lists all non-audit services (as such term is defined by SOX) performed by PricewaterhouseCoopers LLP for PIC WISCONSIN and each PIC WISCONSIN Subsidiary for each year commencing after December 31, 2002.

(i) The books and records of PIC WISCONSIN and each of the PIC WISCONSIN Subsidiaries (i) are and have been properly prepared and maintained in form and substance adequate for preparing audited consolidated financial statements, in accordance with regulatory accounting principles required by SAP and any other applicable legal and accounting requirements, (ii) reflect only actual transactions, and (iii) fairly and accurately reflect all assets and liabilities of PIC WISCONSIN and each of the PIC WISCONSIN Subsidiaries and all contracts and other transactions to which PIC WISCONSIN or any of the PIC WISCONSIN Subsidiaries is or was a party or by which PIC WISCONSIN or any of the PIC WISCONSIN Subsidiaries or any of their respective businesses or assets is or was affected.

4.8  Broker’s Fees.  Except as set forth in Section 4.8 of the PIC WISCONSIN Disclosure Schedule (which sets forth amounts paid or to be paid and names of parties to which such amounts were or will be paid), none of PIC WISCONSIN, the PIC WISCONSIN Subsidiaries and their respective officers and directors, has employed any broker or finder or incurred any liability for any broker’s fees or commissions, or investment banker fees or commissions, or finder’s fees in connection with the transactions contemplated by this Agreement.

4.9  Absence of Certain Changes or Events.

(a) Since December 31, 2004, and except as set forth in Section 4.9(a) of the PIC WISCONSIN Disclosure Schedule, neither PIC WISCONSIN nor any of the PIC WISCONSIN Subsidiaries has (except as required by applicable law): (i) increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 2004, except for changes in benefits in the ordinary course of business, (ii) granted any stock options or severance or termination pay, entered into any contract to make or grant any stock options or severance or termination pay, or paid any bonuses, or (iii) suffered any strike, work stoppage, slowdown, or other labor disturbance.

(b) Since December 31, 2004, and except as set forth in Section 4.9(b) of the PIC WISCONSIN Disclosure Schedule, there has not been: (i) any Material Adverse Effect on PIC WISCONSIN and the PIC WISCONSIN Subsidiaries taken as a whole; (ii) any material change in any method of accounting or accounting principles or practice by PIC WISCONSIN or any PIC WISCONSIN Subsidiary, except as required by SAP and disclosed in the notes to the unaudited financial statements of PIC WISCONSIN and the PIC WISCONSIN Subsidiaries; (iii) any material change in the actuarial, investment, reserving, underwriting or claims administration policies, practices, procedures, methods, assumptions or principles of PIC WISCONSIN or any PIC WISCONSIN Insurance Subsidiary; (iv) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the properties or business of PIC WISCONSIN or any PIC WISCONSIN Subsidiary; (v) any declaration or payment of any dividends or distribution of any kind in respect of any of the capital stock of PIC WISCONSIN or any PIC WISCONSIN Subsidiary; (vi) any direct or indirect redemption, purchase or other acquisition by PIC WISCONSIN or any PIC WISCONSIN Subsidiary of any of the capital stock of PIC WISCONSIN or any PIC WISCONSIN Subsidiary; (vii) any discharge or cancellation, whether in part or in whole, of any indebtedness owed by PIC WISCONSIN or any PIC WISCONSIN Subsidiary to any Person, except reimbursement to employees of ordinary business expenses or other debts arising in the ordinary course of business; (viii) any sale or transfer or cancellation of any of the assets, properties, or claims of PIC WISCONSIN or any PIC WISCONSIN Subsidiary, except in the ordinary course of business; (ix) any sale, assignment or transfer of any trademarks, trade names, or other intangible assets of PIC WISCONSIN or any PIC WISCONSIN Subsidiary; or (x) any material amendment to or termination of any material contract, agreement, instrument or license to which PIC WISCONSIN or any PIC WISCONSIN Subsidiary is a party.

4.10  Legal Proceedings and Judgments.

(a) Except as set forth in Section 4.10(a) of the PIC WISCONSIN Disclosure Schedule, neither PIC WISCONSIN nor any PIC WISCONSIN Subsidiary is a party to any, and there are no pending or, to the Knowledge of PIC WISCONSIN, threatened, legal, administrative, arbitral or other inquiries, proceedings, claims (whether asserted or unasserted), actions or governmental or regulatory or SRO investigations of any nature (including noncontractual claims, bad faith claims and claims against any directors or officers of PIC WISCONSIN or any PIC WISCONSIN Subsidiary, but excluding coverage and other claims made with respect to insurance policies issued by PIC WISCONSIN or any PIC WISCONSIN Insurance Subsidiary for which claims reserves believed by PIC WISCONSIN’s management to be adequate have been established) against PIC WISCONSIN, any PIC WISCONSIN Subsidiary, any of their respective businesses or assets, any assets of any other Person which are used in any of the business or operations of PIC WISCONSIN or any PIC WISCONSIN Subsidiary, any directors or officers of PIC WISCONSIN or any PIC WISCONSIN Subsidiary, in their respective capacities as directors and officers, or the transactions contemplated by this Agreement, or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b) Except as set forth in Section 4.10(b) of the PIC WISCONSIN Disclosure Schedule, there is no injunction, order, judgment, decree, or regulatory restriction (including noncontractual claims, bad faith claims and claims against any directors or officers of PIC WISCONSIN or any PIC WISCONSIN Subsidiary, but excluding coverage and other claims made with respect to insurance policies issued by PIC WISCONSIN or any PIC WISCONSIN Insurance Subsidiary for which claims reserves believed by PIC WISCONSIN’s management to be adequate have been established) imposed upon PIC WISCONSIN, any PIC WISCONSIN Subsidiary or the assets of PIC WISCONSIN or any PIC WISCONSIN Subsidiary.

(c) Except as set forth in Section 4.10(c) of the PIC WISCONSIN Disclosure Schedule, no breach of contract, breach of fiduciary duties under ERISA, bad faith, breach of warranty, tort, negligence, infringement, fraud, discrimination, wrongful discharge or other claim of any nature has been asserted or, to the Knowledge of PIC WISCONSIN, threatened against PIC WISCONSIN or any PIC WISCONSIN Subsidiary.

(d) As to each matter, if any, described on Sections 4.10(a), 4.10(b) and 4.10(c) of the PIC WISCONSIN Disclosure Schedule, accurate and complete copies of all relevant pleadings, judgments, orders and correspondence have been made available to PRA.

(e) Except for each matter (if any) described on Section 4.10(e) of the PIC WISCONSIN Disclosure Schedule, no legal, administrative, arbitral or other inquiries, proceedings, claims, actions or governmental or regulatory or SRO investigations alleging violations of Federal or state securities laws (including the Securities Act of 1933, as amended (the “Securities Act”) and the Exchange Act) have been filed against PIC WISCONSIN, any PIC WISCONSIN Subsidiary or, to the Knowledge of PIC WISCONSIN, against any director or officer of PIC WISCONSIN or any PIC WISCONSIN Subsidiary, in their capacities as a director or officer, and not dismissed with prejudice.

4.11  Insurance.

(a) Except as set forth in Section 4.11(a) of the PIC WISCONSIN Disclosure Schedule, PIC WISCONSIN and the PIC WISCONSIN Insurance Subsidiaries maintain policies of general liability, fire and casualty, automobile, directors and officers, errors and omissions, fiduciary, and other forms of insurance (the “PIC WISCONSIN Insurance Policies”) in such amounts, with such deductibles and against such risks and losses which PIC WISCONSIN’s management believes are reasonable for the business and assets of PIC WISCONSIN and the PIC WISCONSIN Insurance Subsidiaries. All such policies are in full force and effect, all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that are not yet, but may be, required to be paid with respect to any period ending prior to the Closing Date under comprehensive general liability and worker’s compensation insurance policies), and no notice of cancellation or termination has been received with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation. To the Knowledge of PIC WISCONSIN, the activities and operations of PIC WISCONSIN and the PIC WISCONSIN Insurance Subsidiaries have been conducted in a manner so as to conform in all material respects to all applicable provisions of such insurance policies.

(b) No issuer of the PIC WISCONSIN Insurance Policies has issued a reservation-of-rights letter, or entered into a nonwaiver agreement, or otherwise denied or limited coverage (in whole or in part), under any of the PIC WISCONSIN Insurance Policies, and to the Knowledge of PIC WISCONSIN, no declaratory judgment has been sought by any Person or entered by any court of competent jurisdiction that denies or limits coverage (in whole or in part) under any of the PIC WISCONSIN Insurance Policies.

4.12  Taxes and Tax Returns.

(a) As used in this Agreement: “Tax” or “Taxes” means all federal, state, county, local, and foreign income, excise, gross receipts, gross income, profits, franchise, license, ad valorem, profits, gains, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, stamp, occupation, premium, social security (or similar), unemployment, disability, real property, personal property, sales, use, registration, alternative or add on minimum, estimated, and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon). “Tax Return” or “Tax Returns” means any and all returns, declarations, claims for refunds, reports, information returns and information statements (including, without limitation, Form 1099, Form W-2 and W-3, Form 5500, and Form 990) with respect to Taxes filed, or required to be filed, by any Person or any Subsidiary of such Person with the Internal Revenue Service (“IRS”) or any other Governmental Authority or tax authority or agency, whether domestic or foreign (including consolidated, combined and unitary tax returns).

(b) PIC WISCONSIN and the PIC WISCONSIN Subsidiaries have duly filed all Tax Returns required to be filed by them on or prior to the date of this Agreement (all such Tax Returns being accurate and complete in all material respects) and have duly paid or made sufficient provisions for the payment of all Taxes shown thereon as owing on or prior to the date of this Agreement (including, if and to the extent applicable, those due in respect of their properties, income, business, capital stock, premiums, franchises, licenses, sales and payrolls) other than Taxes which are not yet delinquent or are being contested in good faith and have not been finally determined for which adequate reserves have been made on the financial statements described in Section 4.7(a) of this Agreement. Except as disclosed on Section 4.12(b) of the PIC WISCONSIN Disclosure Schedule, neither PIC WISCONSIN nor any PIC WISCONSIN Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax Return or tax assessment or deficiency other than extensions that are automatically granted by the taxing authorities upon filing an application therefor. The unpaid Taxes of PIC WISCONSIN and the PIC WISCONSIN Subsidiaries do not exceed the reserve for tax liability set forth on the balance sheets referenced in Section 4.7 of this Agreement as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of PIC WISCONSIN in filing its returns. No claim has been made since December 31, 2000 by an authority in a jurisdiction where PIC WISCONSIN or any PIC WISCONSIN Subsidiary does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c) There is no claim, audit, action, suit, proceeding or investigation now pending or, to the Knowledge of PIC WISCONSIN, threatened against or with respect to PIC WISCONSIN or any PIC WISCONSIN Subsidiary in respect of any material Tax. PIC WISCONSIN and each PIC WISCONSIN Subsidiary in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or other third party have complied with applicable tax withholding in all material respects. PIC WISCONSIN and each PIC WISCONSIN Subsidiary have reported such withheld amounts to the appropriate taxing authority and to each such employee, independent contractor, creditor, shareholder or other third party as required by applicable law.

(d) There are no Tax Liens upon any property or assets of PIC WISCONSIN or its Subsidiaries except Liens for current Taxes not yet due. Neither PIC WISCONSIN nor any PIC WISCONSIN Subsidiary has been required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by PIC WISCONSIN or any PIC WISCONSIN Subsidiary, and the IRS has not initiated or proposed any such adjustment or change in accounting method. Except as set forth in the financial statements described in Section 4.7(a) of this Agreement, neither PIC WISCONSIN nor any PIC WISCONSIN Subsidiary has entered into a transaction which is being accounted for as an installment obligation under Section 453 of the Code. Neither PIC WISCONSIN nor any PIC WISCONSIN Subsidiary is a party to or bound by any tax indemnity, tax sharing or tax allocation agreement (other than such agreements as exist by and among themselves). Except as set forth in Section 4.12(d) of the PIC WISCONSIN Disclosure Schedule, neither PIC WISCONSIN nor any PIC WISCONSIN Subsidiary has ever been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code other than an affiliated group in which PIC WISCONSIN has been the common parent corporation. Neither PIC WISCONSIN nor any PIC WISCONSIN Subsidiary is liable for the Taxes of any person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign Tax law) or by contract, as a successor or otherwise. During the five (5) year period ending on the date of this Agreement, neither PIC WISCONSIN nor any PIC WISCONSIN Subsidiary was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code. Neither PIC WISCONSIN nor any PIC WISCONSIN Subsidiary is a party to any joint venture, partnership or other arrangement or contract that could be treated as a partnership for federal income tax purposes. PIC WISCONSIN’s basis and excess loss account, if any, in each PIC WISCONSIN Subsidiary is set forth in Section 4.12(d) of the PIC WISCONSIN Disclosure Schedule.

(e) Except as set forth in Section 4.12(e) of the PIC WISCONSIN Disclosure Schedule, any amount that is reasonably likely to be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of PIC WISCONSIN or any of its affiliates who is a “Disqualified Individual” (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or PIC WISCONSIN Benefit Plan (as defined in Section 4.13 of this Agreement) currently in effect will not be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).

(f) To the Knowledge of PIC WISCONSIN, there is no dispute or claim concerning any tax liability of PIC WISCONSIN or any PIC WISCONSIN Subsidiary except as disclosed in Section 4.12(f) of the PIC WISCONSIN Disclosure Schedule. Section 4.12(f) of the PIC WISCONSIN Disclosure Schedule identifies the last Tax Returns that have been audited by the taxing authority with whom they were filed, and indicates those Tax Returns that currently are the subject of an audit procedure or that PIC WISCONSIN or any PIC WISCONSIN Subsidiary has received notice will be subject to an audit procedure. PIC WISCONSIN has made available to PRA correct and complete copies of all federal income tax returns (including amendments thereto) of, all examination reports of, and statements of deficiencies assessed against or agreed to by, PIC WISCONSIN or any PIC WISCONSIN Subsidiary since December 31, 2000.

4.13  Employee Plans; Labor Matters.

(a) Section 4.13(a) of the PIC WISCONSIN Disclosure Schedule sets forth a true and complete list of all of the Employee Plans (as defined in Section 10.17(a)) for employees of PIC WISCONSIN and any PIC WISCONSIN Subsidiary (“PIC WISCONSIN Employee Plans”). PIC WISCONSIN does not maintain any stock option plan or stock purchase plan. Those PIC WISCONSIN Employee Plans which are non-qualified deferred compensation plans for purposes of Section 409A of the Code are separately identified in Section 4.13(a) of the PIC WISCONSIN Disclosure Schedule. Except with respect to the PIC WISCONSIN Employee Plans, neither PIC WISCONSIN nor any PIC WISCONSIN Subsidiary sponsors, maintains or contributes to, or has any ongoing obligation or liability whatsoever with respect to: (i) any employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or (ii) any other program, plan, trust agreement or arrangement for any bonus, severance, hospitalization, vacation, sick pay, deferred compensation, pension, profit sharing, post-employment, retirement, payroll savings, stock option, stock purchase, group insurance, self insurance, death benefit, fringe benefit, welfare or any other employee benefit plan or fringe benefit arrangement of any nature whatsoever including those for the benefit of former employees. PIC WISCONSIN and the PIC WISCONSIN Subsidiaries have not made or entered into any written or oral agreement, arrangement, commitment, or understanding to create any additional PIC WISCONSIN Employee Plan or to continue, modify, change, or terminate, in any material respect, any PIC WISCONSIN Employee Plan.

(b) PIC WISCONSIN has heretofore delivered or made available to PRA true and complete copies of each PIC WISCONSIN Employee Plan and certain related documents, including: (i) the plan document and the related trust agreement or annuity contract for such PIC WISCONSIN Employee Plan; (ii) the summary plan description and material employee communication document for such PIC WISCONSIN Employee Plan; (iii) the actuarial report for such PIC WISCONSIN Employee Plan (if applicable) for each of the last two years; (iv) all determination letters from the IRS (if applicable) for such PIC WISCONSIN Employee Plan; (v) all insurance policies relating thereto and any written materials used by PIC WISCONSIN to describe employee benefits to employees of PIC WISCONSIN and the PIC WISCONSIN Subsidiaries; (vi) the most recent annual return on Form 5500 (including all schedules thereto along with the accompanying auditor’s opinion, if applicable) and tax return (Form 990) for such PIC WISCONSIN Employee Plan; (vii) the most current actuarial, valuation, and trustee’s reports (as applicable) for such PIC WISCONSIN Employee Plan; and (viii) all material communications with any governmental entity or agency (including the Department of Labor, the Internal Revenue Service, the Pension Benefit Guaranty Corporation, and the SEC) with respect to such PIC WISCONSIN Employee Plan. Each such actuarial or valuation report correctly shows the value of the assets of such PIC WISCONSIN Employee Plan as of the date thereof, the total accrued and vested liabilities, all contributions by PIC WISCONSIN and the PIC WISCONSIN Subsidiaries, and the assumptions on which the calculations are based.

(c) Except as set forth in Section 4.13(c) of the PIC WISCONSIN Disclosure Schedule, each of the PIC WISCONSIN Employee Plans has been operated and administered in all material respects in compliance with applicable laws, including, but not limited to, ERISA and the Code. To the Knowledge of PIC WISCONSIN, there has not been any material violation of the reporting and disclosure provisions of the Code and ERISA. There has not been any termination or partial termination (including any termination or partial termination attributable to the transactions contemplated by this Agreement) of such plans. Neither PIC WISCONSIN nor any PIC WISCONSIN Subsidiary nor any of their respective ERISA affiliates, nor any predecessor thereof, contributes to, or has within the past six years contributed to, any multiemployer plans, as defined in Section 3(37) of ERISA, or any multiple employer welfare arrangements, as defined in Section 3(40) of ERISA. Neither PIC WISCONSIN nor any PIC WISCONSIN Subsidiary nor any of their respective ERISA affiliates, nor any predecessor thereof, sponsors, participates in, or contributes to, or has at any time in the past sponsored, participated in, or contributed to (i) any plan which is subject to the funding standards or requirements described in Section 412 of the Code, or (ii) any plan which is subject to any of the requirements, obligations, and liabilities imposed by Title IV of ERISA.

(d) Each PIC WISCONSIN Employee Plan which is intended to be qualified under Section 401(a) of the Code is so qualified and has received a favorable determination letter or has pending or has time remaining in which to file, an application for such determination from the IRS, and PIC WISCONSIN is not aware of any reason why any such determination letter should be revoked or not be reissued, and any related trust is exempt from taxation under Section 501(a) of the Code. PIC WISCONSIN has made available to PRA copies of the most recent Internal Revenue Service determination letters with respect to each such PIC WISCONSIN Employee Plan (if applicable). Except as set forth in Section 4.13(d) of the PIC WISCONSIN Disclosure Schedule, each PIC WISCONSIN Employee Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all applicable laws and regulations, including but not limited to ERISA and the Code. No prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code, or breach of fiduciary duty under Title I of ERISA has occurred with respect to any PIC WISCONSIN Employee Plan or with respect to PIC WISCONSIN or any PIC WISCONSIN Subsidiary. No events have occurred with respect to any PIC WISCONSIN Employee Plan that could result in payment or assessment by or against Parent or any of its Subsidiaries of any material excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code.

(e) There has been no amendment to, written interpretation or announcement (whether or not written) by PIC WISCONSIN or any of the PIC WISCONSIN Subsidiaries relating to, or change in employee participation or coverage under, any PIC WISCONSIN Employee Plan which would increase materially the expense of maintaining PIC WISCONSIN Employee Plans above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 2004. No event has occurred or circumstances exist that could result in a material increase in the premium costs of PIC WISCONSIN Employee Plans that are insured, or a material increase in benefit costs of the PIC WISCONSIN Employee Plans that are self-insured.

(f) Except as set forth in Section 4.13(f) of the PIC WISCONSIN Disclosure Schedule, there is no action, suit, investigation, audit or proceeding pending against or involving or, to the Knowledge of PIC WISCONSIN, threatened against or involving any PIC WISCONSIN Employee Plan before any court or arbitrator or any state, federal or local governmental body, agency or official, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on PIC WISCONSIN. Other than claims for benefits submitted by participants or beneficiaries, no claim against, or legal proceeding involving, any PIC WISCONSIN Employee Plan is pending or, to the Knowledge of PIC WISCONSIN, threatened.

(g) Except as described in Section 4.13(g) of the PIC WISCONSIN Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (i) result in any material payment (including severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or employee of PIC WISCONSIN or any of its Subsidiaries from PIC WISCONSIN or any of its Subsidiaries under any PIC WISCONSIN Employee Plan or otherwise; (ii) materially increase any benefits otherwise payable under any PIC WISCONSIN Employee Plan; (iii) result in any acceleration of the time of payment or vesting of any such benefits to any material extent (in each case under clauses (i), (ii) or (iii) whether or not such payment or benefit would constitute a parachute payment within the meaning of Section 280G of the Code); or (iv) constitute a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code, or breach of fiduciary duty under Title I of ERISA.

(h) Neither PIC WISCONSIN nor any PIC WISCONSIN Subsidiary has any direct or indirect material liability or obligation under any PIC WISCONSIN Employee Plan other than as described in the terms of such PIC WISCONSIN Employee Plans. There are no circumstances arising out of the sponsorship of any PIC WISCONSIN Employee Plan which will result in any direct or indirect material liability to PIC WISCONSIN or any PIC WISCONSIN Subsidiary, other than liability for contributions, benefit payments, administrative costs and liabilities incurred in accordance with the terms of the PIC WISCONSIN Employee Plans consistent with past practice.

(i) PIC WISCONSIN and each PIC WISCONSIN Subsidiary have made all payments and contributions due from them to each PIC WISCONSIN Employee Plan. There are no funded benefit obligations under any PIC WISCONSIN Employee Plan for which contributions have not been made or properly accrued, and there are no unfunded benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted on the PIC WISCONSIN SAP Statements.

(j) Each PIC WISCONSIN Employee Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA that is not qualified under Section 401(a) or 403(a) of the Code is exempt from Parts 2, 3, and 4 of Title I of ERISA as an unfunded plan that is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, pursuant to Sections 201(2), 301(a)(3), and 401(a)(1) of ERISA. Except as set forth in Section 4.13(j) of the PIC WISCONSIN Disclosure Schedule, no assets of PIC WISCONSIN or any PIC WISCONSIN Subsidiary are allocated to or held in a “rabbi trust” or similar funding vehicle.

(k) Each PIC WISCONSIN Employee Plan that is a “group health plan” (as defined in Section 607(1) of ERISA or Section 5001(b)(1) of the Code) has been operated at all times in compliance in all material respects with the provisions of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA (“COBRA”), with the provisions of the Code and ERISA enacted by the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), and with the provisions of any applicable similar state law.

(l) Except as set forth in Section 4.13(l) of the PIC WISCONSIN Disclosure Schedule, no PIC WISCONSIN Employee Plan provides benefits to current or former employees beyond their retirement or other termination of service (other than coverage mandated by COBRA, the cost of which is fully paid by the current or former employee or his or her dependents).

4.14  Employees.

(a) PIC WISCONSIN has made available to PRA a true and correct list of the names of the employees of PIC WISCONSIN and the PIC WISCONSIN Subsidiaries, their birth dates, hire dates, compensation rates, name of employer and capacity in which employed, and accrued vacation and sick leave, if any, all as of September 30, 2005. Except as limited by any employment agreements and severance agreements listed on Section 4.14(a) of the PIC WISCONSIN Disclosure Schedule, and except for any limitations of general application which may be imposed under applicable employment laws, PIC WISCONSIN and the PIC WISCONSIN Subsidiaries have the right to terminate the employment of any of their respective employees at will and without payment to such employees.

(b) PIC WISCONSIN and the PIC WISCONSIN Subsidiaries are in compliance, in all material respects, with all applicable ordinances or other laws, orders, and regulations regarding labor and employment and the compensation therefor, labor and employment matters, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health, and employment practices, whether state or federal (including, without limitation, to the extent applicable, wage and hour laws; workplace safety laws; workers’ compensation laws; equal employment opportunity laws; equal pay laws; civil rights laws; the Occupational Safety and Health Act of 1970, as amended; the Equal Employment Opportunity Act, as amended; the Americans With Disabilities Act, 42 U.S.C. § 12101 et seq., as amended; the Fair Labor Standards Act, 29 U.S.C. § 201 et seq., as amended; the Equal Pay Act, 29 U.S.C. § 206d, as amended, the Portal-to-Portal Pay Act of 1947, 29 U.S.C. § 255 et seq., as amended; Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e, as amended and 42 U.S.C. § 1981, as amended; the Rehabilitation Act of 1973, as amended; the Vietnam-Era Veterans’ Readjustment Assistance Act of 1974, as amended; the Immigration Reform and Control Act, 8 U.S.C. § 1324A et seq., as amended; the Employee Polygraph Protection Act of 1988, as amended; the Veterans Re-employment Act — Handicap Bias, 38 U.S.C. § 2027 et seq., as amended; the Civil Rights Act of 1991, as amended;

the Family and Medical Leave Act of 1993, as amended; the Religious Freedom Restoration Act of 1993, as amended; and the Age Discrimination and Employment Act of 1967, as amended). No action or investigation has been instituted or, to the Knowledge of PIC WISCONSIN, is threatened to be conducted by any state or federal agency regarding any potential violation by PIC WISCONSIN or any PIC WISCONSIN Subsidiary of any laws, orders, ordinances and regulations regarding labor and employment or the compensation therefor (including, without limitation, any of the aforementioned statutes) during the past five (5) years.

(c) Neither PIC WISCONSIN nor any PIC WISCONSIN Subsidiary has ever been a party to or bound by any union or collective bargaining contract, nor is any such contract currently in effect or being negotiated by PIC WISCONSIN or any PIC WISCONSIN Subsidiary. PIC WISCONSIN does not know of any activities or proceedings of any labor union to organize any employees of PIC WISCONSIN or any PIC WISCONSIN Subsidiary. Since December 31, 2004, no executive officer of PIC WISCONSIN or any PIC WISCONSIN Subsidiary has indicated to the Chief Executive Officer of PIC WISCONSIN an intention to terminate his or her employment.

(d) PIC WISCONSIN and each PIC WISCONSIN Subsidiary have complied in all material respects with all applicable notice provisions of and have no material obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder. Except as set forth in Section 4.14(d) of the PIC WISCONSIN Disclosure Schedule, there is no action, claim, cause of action, suit or proceeding pending or, to the Knowledge of PIC WISCONSIN, threatened, on the part of any employee, independent contractor or applicant for employment, including any such action, claim, cause of action, suit or proceeding based on allegations of wrongful termination or discrimination on the basis of age, race, religion, sex, sexual preference, or mental or physical handicap or disability. Except as set forth in Section 4.14(d) of the Disclosure Schedule, all sums due from PIC WISCONSIN or any PIC WISCONSIN Subsidiary for employee compensation (including, without limitation, wages, salaries, bonuses, relocation benefits, stock options and other incentives) have been paid, accrued or otherwise provided for, and all employer contributions for employee benefits, including deferred compensation obligations, and all benefits under any PIC WISCONSIN Employee Plan have been duly and adequately paid or provided for in accordance with plan documents. To the Knowledge of PIC WISCONSIN, no person treated as an independent contractor by PIC WISCONSIN or any PIC WISCONSIN Subsidiary is an employee as defined in Section 3401(c) of the Code, nor has any employee been otherwise improperly classified, as exempt, nonexempt or otherwise, for purposes of federal or state income tax withholding or overtime laws, rules, or regulations.

(e) Since December 31, 2004, neither PIC WISCONSIN nor any PIC WISCONSIN Subsidiary has effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of PIC WISCONSIN or any PIC WISCONSIN Subsidiary; (ii) a “mass layoff” (as defined in the WARN Act); or (iii) such other transaction, layoff, reduction in force or employment terminations sufficient in number to trigger application of any similar foreign, state or local law.

4.15  Compliance with Applicable Law.

(a) PIC WISCONSIN and the PIC WISCONSIN Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to, and to the Knowledge of PIC WISCONSIN have complied in all material respects with, and are not in default in any respect under any, and have maintained and conducted their respective businesses in all respects in compliance with, all applicable laws, statutes, orders, rules, regulations, policies and/or guidelines, except any failure to have such licenses, franchises, permits or authorizations or the failure to so comply that does not have a Material Adverse Effect on PIC WISCONSIN and the PIC WISCONSIN Subsidiaries, taken as a whole.

(b) Neither PIC WISCONSIN nor any PIC WISCONSIN Subsidiary is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been a recipient of any supervisory letter from, or since that date, has adopted any board resolutions at the request of any Governmental Authority that: (i) limits the ability of PIC WISCONSIN or any PIC WISCONSIN Subsidiary to conduct any line of business, (ii) require any investments of PIC WISCONSIN or any PIC WISCONSIN Subsidiary to be treated as non-admitted assets, (iii) require divestiture of any investments of PIC WISCONSIN or any PIC WISCONSIN Subsidiary, (iv) in any manner imposes any requirements on PIC WISCONSIN or any PIC WISCONSIN Insurance Subsidiary in respect of risk based capital requirements that add to or otherwise modify the risk based capital requirements imposed under the Insurance Laws, (v) in any manner relate to the ability of PIC WISCONSIN or any PIC WISCONSIN Subsidiary to pay or declare dividends or distributions, or (vi) restricts in any material respect the conduct of the business, credit policies or PIC WISCONSIN’s management or any PIC WISCONSIN Subsidiary (each, whether or not set forth in the PIC WISCONSIN Disclosure Schedule, a “PIC WISCONSIN Regulatory Agreement”), nor has PIC WISCONSIN or any of the PIC WISCONSIN Subsidiaries been advised by any Governmental Authority that it is considering issuing or requesting any such PIC WISCONSIN Regulatory Agreement. Neither PIC WISCONSIN nor any PIC WISCONSIN Subsidiary, directly or indirectly, engages in any activity prohibited by applicable law.

(c) Except as set forth in Section 4.15(c) of the PIC WISCONSIN Disclosure Schedule, there is no pending or, to the Knowledge of PIC WISCONSIN, threatened charge by any Governmental Authority that PIC WISCONSIN or any PIC WISCONSIN Subsidiary has violated any applicable laws, rules or regulations (including any Insurance Laws), nor any pending or, to the Knowledge of PIC WISCONSIN, threatened investigation by any Governmental Authority with respect to possible violations of any applicable laws, rules or regulations (including any Insurance Laws).

(d) There are no contracts (other than contracts relating to employment), real estate leases, loans, guarantees or other arrangements or transactions of any nature between PIC WISCONSIN or any PIC WISCONSIN Subsidiary, on the one hand, and any of their respective officers, directors, or affiliates (as such term is defined in Rule 405 of the SEC), on the other hand. PIC WISCONSIN has not, since July 30, 2002, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of PIC WISCONSIN or any PIC WISCONSIN Subsidiary, except for advancement of expenses incurred in the performance of business for PIC WISCONSIN consistent with the travel expense policy of PIC WISCONSIN. Section 4.15(d) of the PIC WISCONSIN Disclosure Schedule identifies each loan or extension of credit maintained by PIC WISCONSIN or any PIC WISCONSIN Subsidiary to which the second sentence of Section 13(k)(1) of the Exchange Act applies.

(e) None of PIC WISCONSIN, the PIC WISCONSIN Subsidiaries, any of their respective current directors or officers, and, to the Knowledge of PIC WISCONSIN, any of their respective former officers or directors or current or former employees, agents or representatives have: (i) used any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) used any corporate funds for any direct or indirect unlawful payments to any foreign or domestic government officials or employees, (iii) violated any provision of the Foreign Corrupt Practices Act of 1977, (iv) established or maintained any unlawful or unrecorded fund of corporate monies or other assets, (v) made any false or fictitious entries on the books and records of PIC WISCONSIN or any PIC WISCONSIN Subsidiary, (vi) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature, or (vi) made any material favor or gift which is not deductible for federal income tax purposes. To the Knowledge of PIC WISCONSIN, no director or officer of PIC WISCONSIN or any PIC WISCONSIN Subsidiary has engaged in any “insider trading” in violation of applicable law with respect to any security issued by PIC WISCONSIN.

4.16  Certain Contracts.

(a) Section 4.16(a) of the PIC WISCONSIN Disclosure Schedule lists all contracts, agreements, arrangements, commitments, or understandings (whether written or oral) to which PIC WISCONSIN or a

PIC WISCONSIN Subsidiary is a party to or bound by: (i) with respect to the employment of any directors, officers or employees; (ii) which, upon the consummation of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from PIC WISCONSIN, PRA, NEWCO, or any of their respective Subsidiaries to any director, officer or employee thereof; (iii) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to PIC WISCONSIN to be performed after the date of this Agreement; (iv) that concerns a partnership or joint venture that is not consolidated with PIC WISCONSIN for financial reporting purposes; (v) the purpose of which is to limit the ability of PIC WISCONSIN or any PIC WISCONSIN Subsidiary to compete with respect to any product, service or territory; (vi) that is in the nature of a collective bargaining agreement, employment agreement, consulting agreement or severance agreement that is not cancelable by PIC WISCONSIN or any PIC WISCONSIN Subsidiary without penalty or compensation on thirty (30) days notice or less; (vii) that provides for the payment to an employee of PIC WISCONSIN or any PIC WISCONSIN Subsidiary any incentive or bonus compensation based on the productivity or performance of such employee or of PIC WISCONSIN or any PIC WISCONSIN Subsidiary; (viii) that is with any Insurance Regulator and restricts (A) distributions or other payments to the shareholders of PIC WISCONSIN or any PIC WISCONSIN Subsidiary, (B) the continued operation of PIC WISCONSIN or any PIC WISCONSIN Subsidiary, or (C) any other matter relating to PIC WISCONSIN or any PIC WISCONSIN Subsidiary and its affairs; or (ix) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. PIC WISCONSIN has previously made available to PRA true and correct copies of all employment and deferred compensation agreements which are in writing and to which PIC WISCONSIN or any PIC WISCONSIN Subsidiary is a party. Each contract, agreement, arrangement, commitment, or understanding (whether written or oral) of the type described in Sections 4.16(a) and (b) of this Agreement, whether or not set forth in the PIC WISCONSIN Disclosure Schedule, is referred to in this Agreement as a “PIC WISCONSIN Contract”, and neither PIC WISCONSIN nor any PIC WISCONSIN Subsidiary knows of, or has received notice of, any violation of any PIC WISCONSIN Contract by any of the other parties thereto.

(b) Section 4.16(b) of the PIC WISCONSIN Disclosure Schedule sets forth a list of, and PIC WISCONSIN has made available to PRA correct and complete copies of, all written arrangements (or group of related written arrangements) from or to third parties, for the furnishing of services to, or receipt of services by, PIC WISCONSIN or any PIC WISCONSIN Subsidiary (including without limitation, legal and accounting services, risk management services, agency agreements, managing general agent agreements, reinsurance intermediary agreements and other distribution agreements, and agreements relating to the sale or servicing of medical professional liability insurance products offered by PIC WISCONSIN or any PIC WISCONSIN Subsidiary) under which payments were made during any calendar year since December 31, 2002 in excess of $100,000 or that has a non-cancelable term in excess of one (1) year (as to the latter, which is still in effect).

(c) With respect to each PIC WISCONSIN Contract: Such PIC WISCONSIN Contract is in full force and effect (except for contracts that have expired pursuant to the terms thereof) and is legally valid, binding and enforceable against PIC WISCONSIN or any of the PIC WISCONSIN Subsidiaries and to the Knowledge of PIC WISCONSIN, the other party thereto in accordance with its terms (except as may be limited by bankruptcy, fraudulent conveyance, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies). There are no material defaults by PIC WISCONSIN or any PIC WISCONSIN Subsidiary, or, to the Knowledge of PIC WISCONSIN, any other party, under such PIC WISCONSIN Contract. Neither PIC WISCONSIN nor any PIC WISCONSIN Subsidiary has received written or, to the Knowledge of PIC WISCONSIN or any PIC WISCONSIN Subsidiary, oral notice of any default, offset, counterclaim or defense under such PIC WISCONSIN Contract. No condition or event has occurred which with the passage of time or the giving of notice or both would constitute a default or breach by PIC WISCONSIN or any PIC WISCONSIN Subsidiary, or, to the Knowledge of PIC WISCONSIN, any other party under the terms of such PIC

WISCONSIN Contract. All security deposits, reserve funds, and other sums and charges that have become due and payable under such PIC WISCONSIN Contract have been paid in full. No party has repudiated any provision of such PIC WISCONSIN Contract.

4.17  Investments and Interest Rate Risk Management Instruments.

(a) Except as set forth in Section 4.17(a) of the PIC WISCONSIN Disclosure Schedule, PIC WISCONSIN and each PIC WISCONSIN Subsidiary have good and marketable title to all securities held by it (except securities sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien. Such securities are permissible investments under all applicable laws and are valued on the books of PIC WISCONSIN in accordance with SAP. Section 4.17(a) of the PIC WISCONSIN Disclosure Schedule sets forth a list of the securities which are in default in the payment of principal, interest or dividends or are impaired to any extent. PIC WISCONSIN has provided to PRA a copy of the investment policies of PIC WISCONSIN and the PIC WISCONSIN Subsidiaries as of September 30, 2005. There has been no material change in investment policy of PIC WISCONSIN and the PIC WISCONSIN Subsidiaries or in the composition of the investments of PIC WISCONSIN and the PIC WISCONSIN Subsidiaries since September 30, 2005.

(b) All interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements entered into for the account of PIC WISCONSIN or any of the PIC WISCONSIN Subsidiaries were entered into in the ordinary course of business and, to the best knowledge of PIC WISCONSIN, in accordance with applicable rules, regulations and policies of any Governmental Authority and with counterparties believed to be financially responsible at the time. All of such interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements are legal, valid and binding obligations of PIC WISCONSIN or any of the PIC WISCONSIN Subsidiaries enforceable in accordance with their terms (except as may be limited by bankruptcy, fraudulent conveyance, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and are in full force and effect. PIC WISCONSIN and each PIC WISCONSIN Subsidiary have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued; and, to the best knowledge of PIC WISCONSIN, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

4.18  Intellectual Property.

(a) PIC WISCONSIN or a PIC WISCONSIN Subsidiary owns or has the right to use, pursuant to license, sublicense, agreement or permission, all Intellectual Property necessary for the operation of the businesses of PIC WISCONSIN and the PIC WISCONSIN Subsidiaries as presently conducted and as presently proposed to be conducted. As used in this Agreement, “Intellectual Property” means all trademarks, service marks, logos, domains and domain names, trade names and corporate names and registrations and applications for registration thereof, copyrights and registrations and applications for registration thereof, computer software (including computer software used in insurance operations or for accounting operations), data and documentation, trade secrets and confidential business information (including financial, marketing and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information), other proprietary rights, and copies and tangible embodiments thereof (in whatever form or medium). Section 4.18(a) of the PIC WISCONSIN Disclosure Schedule lists all Intellectual Property owned by PIC WISCONSIN and each PIC WISCONSIN Subsidiary.

(b) To the Knowledge of PIC WISCONSIN, neither PIC WISCONSIN nor any PIC WISCONSIN Subsidiary has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property of third parties. None of PIC WISCONSIN, the PIC WISCONSIN Subsidiaries, and any of the directors, officers or employees with responsibility for intellectual property matters of PIC WISCONSIN or any PIC WISCONSIN Subsidiary in their respective capacities as directors, officers or employees has ever received any charge, complaint, claim or notice alleging any such interference, infringement, misappropriation or violation. To the Knowledge of PIC WISCONSIN, no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of PIC WISCONSIN or any PIC WISCONSIN Subsidiary.

(c) Section 4.18(c) of the PIC WISCONSIN Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that PIC WISCONSIN or any PIC WISCONSIN Subsidiary uses, or intends to use, pursuant to license, sublicense, agreement, or permission. PIC WISCONSIN has made correct and complete copies of all such licenses, sublicenses, agreements and permissions (as amended to date) available to PRA. With respect to each such item of such Intellectual Property: (i) the license, sublicense, agreement or permission covering the item is legal, valid, binding and enforceable against PIC WISCONSIN or the applicable PIC WISCONSIN Subsidiary and, to the Knowledge of PIC WISCONSIN, against the third party thereto, and in full force and effect; (ii) except as set forth in Section 4.5(b)(ii)(y) of the PIC WISCONSIN Disclosure Schedule, the license, sublicense, agreement or permission will continue to be legal, valid, binding and enforceable against PIC WISCONSIN or the applicable PIC WISCONSIN Subsidiary and, to the Knowledge of PIC WISCONSIN, the third party thereto, and in full force and effect on identical terms on and after the Merger and the Closing Date; (iii) to the Knowledge of PIC WISCONSIN, no party to the license, sublicense, agreement or permission is in breach or default, and no event of default has occurred which with notice or lapse of time, or both, would constitute a breach or default or permit termination, modification or acceleration thereunder; (iv) to the Knowledge of PIC WISCONSIN, no party to the license, sublicense, agreement or permission has repudiated any provision thereof; (v) to the Knowledge of PIC WISCONSIN, with respect to any sublicense, the representations and warranties set forth in (i) through (iv) above are true and correct with respect to the underlying license; and (vi) neither PIC WISCONSIN nor any PIC WISCONSIN Subsidiary has granted any sublicense or similar right with respect to the license, sublicense, agreement or permission.

4.19  Real Property; Environmental Liability.

(a) Neither PIC WISCONSIN nor any PIC WISCONSIN Subsidiary owns any right, title or interest in any real property except as described on Section 4.19(a) of the PIC WISCONSIN Disclosure Schedule (collectively, the “PIC WISCONSIN Real Property”). Section 4.19(a) of the PIC WISCONSIN Disclosure Schedule sets forth a complete and accurate list and general description of all material leases for real property (“PIC WISCONSIN Real Property Leases”) to which PIC WISCONSIN or any PIC WISCONSIN Subsidiary is a party or by which any of them are bound. PIC WISCONSIN or any PIC WISCONSIN Subsidiary owns all right, title and interest in, and has good and marketable title to, the PIC WISCONSIN Real Property, and PIC WISCONSIN or any PIC WISCONSIN Subsidiary has a valid leasehold interest in each PIC WISCONSIN Real Property Leases, in each case free and clear of all Liens except for (i) rights of lessors, co-lessees or sublessees that are reflected in each PIC WISCONSIN Real Property Lease; (ii) current taxes not yet due and payable; and (iii) such nonmonetary imperfections of title and encumbrances, if any, as do not materially detract from the value of or materially interfere with the present use of the subject property. To the Knowledge of PIC WISCONSIN, the activities of PIC WISCONSIN and the PIC WISCONSIN Subsidiaries with respect to all PIC WISCONSIN Real Property and PIC WISCONSIN Real Property Leases used in connection with their operations are in all material respects permitted and authorized by applicable zoning laws, ordinances and regulations.

(b) PIC WISCONSIN and the PIC WISCONSIN Subsidiaries enjoy peaceful and undisturbed possession under all PIC WISCONSIN Real Property Leases. PIC WISCONSIN has made available to PRA complete and correct copies of all of the PIC WISCONSIN Real Property Leases. Each PIC WISCONSIN Real Property Lease is in full force and effect and is legally valid, binding and enforceable against PIC WISCONSIN or the applicable PIC WISCONSIN Subsidiary and, to the Knowledge of PIC WISCONSIN, the third party thereto in accordance with its terms (except as may be limited by bankruptcy, fraudulent conveyance, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies). There are no monetary defaults and no material nonmonetary defaults by PIC WISCONSIN or any PIC WISCONSIN Subsidiary, or, to the Knowledge of PIC WISCONSIN, any other party, under any PIC WISCONSIN Real Property Lease. Neither PIC WISCONSIN nor any PIC WISCONSIN Subsidiary has received written or, to the

Knowledge of PIC WISCONSIN, oral notice of any default, offset, counterclaim or defense under any PIC WISCONSIN Real Property Lease. Except as set forth in Section 4.5(b)(ii)(y) of the PIC WISCONSIN Disclosure Schedule, no condition or event has occurred which with the passage of time or the giving of notice or both would constitute a default or breach by PIC WISCONSIN or any PIC WISCONSIN Subsidiary, or, to the Knowledge of PIC WISCONSIN, any other party, under of the terms of any PIC WISCONSIN Real Property Lease. All rent, security deposits, reserve funds, and other sums and charges that have become due and payable under the PIC WISCONSIN Real Property Leases have been paid in full. To the Knowledge of PIC WISCONSIN, there are no purchase contracts, options or other agreements of any kind whereby any Person has acquired or will have any basis to assert any right, title or interest in, or right to the possession, use, enjoyment or proceeds of, any part or all of the interests in the real property subject to the PIC WISCONSIN Real Property Leases.

(c) PIC WISCONSIN and the PIC WISCONSIN Subsidiaries are and have been in compliance with all Environmental Laws (as defined in Section 10.17(a) of this Agreement) and all Environmental Permits (as defined in Section 10.17(a) of this Agreement), except for instances of non-compliance which would not have a Material Adverse Effect on PIC WISCONSIN and the PIC WISCONSIN Subsidiaries taken as a whole. There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose on PIC WISCONSIN or any PIC WISCONSIN Subsidiary, or that could reasonably be expected to result in the imposition on PIC WISCONSIN or any PIC WISCONSIN Subsidiary of, any liability or obligation arising under any Environmental Law which would have a Material Adverse Effect on PIC WISCONSIN. To the Knowledge of PIC WISCONSIN, there is no reasonable basis for any such proceeding, claim, action, investigation or remediation activity. Neither PIC WISCONSIN nor any PIC WISCONSIN Subsidiary is subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Authority or private Person imposing any liability or obligation under any Environmental Law that would have a Material Adverse Effect on PIC WISCONSIN. For purposes of this Section 4.19, the terms “PIC WISCONSIN” and “PIC WISCONSIN Subsidiaries” include any Person that is, in whole or in part, a predecessor of PIC WISCONSIN or any of its Subsidiaries.

4.20  Personal Property.

(a) None of the personal property owned by PIC WISCONSIN or any PIC WISCONSIN Subsidiary is subject to, or as of the Closing Date will be subject to, any Lien.

(b) Section 4.20(b) of the PIC WISCONSIN Disclosure Schedule lists each personal property lease to which PIC WISCONSIN or any PIC WISCONSIN Subsidiary is a party that is not cancelable upon ninety (90) days notice without penalty and has monthly rent that exceeds $1,500 (collectively, the “PIC WISCONSIN Personal Property Leases”). PIC WISCONSIN has made available to PRA complete and correct copies of all of the PIC WISCONSIN Personal Property Leases. Each PIC WISCONSIN Personal Property Leases is in full force and effect and is legally valid, binding and enforceable against PIC WISCONSIN or the applicable PIC WISCONSIN Subsidiary and, to the Knowledge of PIC WISCONSIN, against the third party thereto, in accordance with its terms (except as may be limited by bankruptcy, fraudulent conveyance, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies). There are no material defaults by PIC WISCONSIN or any PIC WISCONSIN Subsidiary, or, to the Knowledge of PIC WISCONSIN, any other party, under any PIC WISCONSIN Personal Property Lease. Neither PIC WISCONSIN nor any PIC WISCONSIN Subsidiary has received written or, to the Knowledge of PIC WISCONSIN, oral notice of any material default, offset, counterclaim or defense under any PIC WISCONSIN Personal Property Lease. No condition or event has occurred which with the passage of time or the giving of notice or both would constitute a material default or breach by PIC WISCONSIN or any PIC WISCONSIN Subsidiary, or, to the Knowledge of PIC WISCONSIN, any other party under of the terms of any PIC WISCONSIN Personal Property Lease. All rent, security deposits, reserve funds, and other sums and charges that have become due and payable under the PIC WISCONSIN Personal Property Leases have been paid in full. To the Knowledge of PIC WISCONSIN, there are no purchase contracts, options or other agreements of any kind whereby any Person has acquired or will have any basis to assert any right, title or interest in, or right to the possession, use, enjoyment or proceeds of, any part or all of the interests in the real property subject to the PIC WISCONSIN Personal Property Leases.

4.21  State Takeover Laws.  The Board of Directors of PIC WISCONSIN has approved the transactions contemplated by this Agreement and taken such other actions necessary or appropriate to cause neither the provisions of the Rights Agreement nor the provisions of Chapter 552 of the Wisconsin Statutes to apply to this Agreement or any of the transactions contemplated by this Agreement. PRA understands and acknowledges that the Insurance Laws applicable to PIC WISCONSIN regulate and apply to the change in the ownership of PIC WISCONSIN and the PIC WISCONSIN Insurance Subsidiaries as contemplated by this Agreement.

4.22  [Reserved.]

4.23  Insurance Matters.

(a) Except as set forth in Section 4.23(a) of the PIC WISCONSIN Disclosure Schedule, all policies, binders, slips, certificates and other agreements of insurance in effect as of the date hereof (including all applications, endorsements, supplements, endorsements, riders and ancillary agreements in connection therewith) issued by PIC WISCONSIN and the PIC WISCONSIN Insurance Subsidiaries, and any and all marketing materials, agents agreements, brokers agreements, service contracts, and managing general agents agreements to which PIC WISCONSIN or any PIC WISCONSIN Subsidiary is a party, are, to the extent required under applicable law, on forms approved by the Insurance Regulators or have been filed with and not objected to by such Insurance Regulators within the period provided for objection, and all of such forms comply with the Insurance Laws in all material respects. As to premium rates established by PIC WISCONSIN or any PIC WISCONSIN Insurance Subsidiary which are required to be filed with or approved by any Insurance Regulators, the rates have been so filed or approved, the premiums charged conform thereto, and such premiums comply with the Insurance Laws. Section 4.23(a) of the PIC WISCONSIN Disclosure Schedule sets forth all increases in premium rates for medical professional liability insurance submitted by PIC WISCONSIN and the PIC WISCONSIN Insurance Subsidiaries which have been disapproved by any Insurance Regulators since December 31, 2000. Section 4.23(a) of the PIC WISCONSIN Disclosure Schedule lists all correspondence or communications from any Insurance Regulator received by PIC WISCONSIN or any PIC WISCONSIN Insurance Subsidiary after December 31, 2000, that requests or suggests that its premium rates, if applicable, for professional liability insurance should be reduced below the current approved premium levels.

(b) Except as set forth in Section 4.23(b) of the PIC WISCONSIN Disclosure Schedule, neither PIC WISCONSIN nor any PIC WISCONSIN Insurance Subsidiary has issued any participating policies or any retrospectively rated policies of insurance. PIC WISCONSIN has not declared any policyholder dividend which has not been paid prior to the date of this Agreement.

(c) All reinsurance treaties or agreements, including retrocessional agreements, to which PIC WISCONSIN or any PIC WISCONSIN Insurance Subsidiary is a party or under which PIC WISCONSIN or any PIC WISCONSIN Insurance Subsidiary has any existing rights, obligations or liabilities are listed on Section 4.23(c) of the Disclosure Schedule (the “PIC WISCONSIN Reinsurance Treaties”). Except as disclosed on Section 4.23(c) of the PIC WISCONSIN Disclosure Schedule, PIC WISCONSIN has provided PRA with correct and complete copies of all of such PIC WISCONSIN Reinsurance Treaties and all such PIC WISCONSIN Reinsurance Treaties are in full force and effect, and the consummation of the transactions contemplated by this Agreement will not result in the termination of any PIC WISCONSIN Reinsurance Treaties. The PIC WISCONSIN Reserves (as defined in Section 4.23(d) of this Agreement) at each of December 31, 2004 and December 31, 2003, as reflected in the PIC WISCONSIN SAP Statements, are stated net of reinsurance ceded amounts. The PIC WISCONSIN SAP Statements accurately reflect the extent to which, pursuant to Insurance Laws, PIC WISCONSIN and/or the PIC WISCONSIN Insurance Subsidiaries are entitled to take credit for reinsurance under the PIC WISCONSIN Reinsurance Treaties. All reinsurance recoverable amounts reflected in said balance sheets are collectible, and PIC WISCONSIN is unaware of any material adverse change in the financial condition of its reinsurers that might raise concern regarding their ability to honor their reinsurance commitments, except as set forth in Section 4.23(c) of the PIC WISCONSIN Disclosure Schedule. No party to any of the PIC WISCONSIN Reinsurance Treaties has given notice to PIC WISCONSIN or any PIC WISCONSIN Insurance Subsidiary that such party intends to terminate or cancel any of the PIC WISCONSIN Reinsurance Treaties as a result of or following consummation of the Merger. Each PIC WISCONSIN Reinsurance Treaty is valid and binding on each party thereto, and none of PIC WISCONSIN, any PIC WISCONSIN Insurance Subsidiary, and, to the Knowledge of PIC WISCONSIN, any other party thereto, is in default in any material respect with respect to any such reinsurance agreement or treaty. Except as disclosed on Section 4.23(c) of the PIC WISCONSIN Disclosure Schedule, no PIC WISCONSIN Reinsurance Treaty contains any provision providing that the other party thereto may terminate the same by reason of the transactions contemplated by this Agreement, or contains any other provision which would be altered or otherwise become applicable by reason of such transactions. Since December 31, 2004 no PIC WISCONSIN Reinsurance Treaty has been canceled and there has not been any change in the retention level under any of such reinsurance agreements or treaties.

(d) Each PIC WISCONSIN Insurance Subsidiary has assets that qualify as admitted assets under the Insurance Laws in an amount at least equal to the sum of all its reserves and liability amounts and its minimum statutory capital and surplus as required by such Insurance Laws. Each of the PIC WISCONSIN SAP Statements, as of the date thereof, sets forth all of the reserves of the PIC WISCONSIN Insurance Subsidiaries as of such date (collectively, the “PIC WISCONSIN Reserves”). The PIC WISCONSIN Reserves, gross and net of the reinsurance thereof, were prepared in accordance with the requirements for reserves established by the applicable Insurance Regulators, were determined in accordance with SAP and generally accepted actuarial principles consistently applied, were computed on the basis of methodologies consistent in all material respects with those used in prior periods, were fairly stated in all material respects in accordance with sound actuarial and statutory accounting principles, and were established in accordance with prudent insurance practices generally followed in the insurance industry, and PIC WISCONSIN’s management believes that the PIC WISCONSIN Reserves make good and sufficient provisions for all insurance obligations of the PIC WISCONSIN Insurance Subsidiaries. PIC WISCONSIN has provided or made available to PRA copies of all work papers used as the basis for establishing the PIC WISCONSIN Reserves. Except for regular periodic assessments based on developments that are publicly known within the insurance industry, to the Knowledge of PIC WISCONSIN, no claim or assessment is pending or threatened against PIC WISCONSIN or any PIC WISCONSIN Insurance Subsidiary which is peculiar or unique to PIC WISCONSIN or such PIC WISCONSIN Insurance Subsidiary by any state insurance guaranty association in connection with such association’s fund relating to insolvent insurers.

(e) Section 4.23(e) of the PIC WISCONSIN Disclosure Schedule lists each actuary, independent or otherwise, that has reviewed, on behalf of PIC WISCONSIN or any PIC WISCONSIN Subsidiary, the reserves for losses and loss adjustment expenses of PIC WISCONSIN or any of the PIC WISCONSIN Insurance Subsidiaries and their premium rates for liability insurance in each of the years commencing after December 31, 2001 (collectively the “PIC WISCONSIN Actuaries” and separately an “PIC WISCONSIN Actuary”). Section 4.23(e) of the PIC WISCONSIN Disclosure Schedule lists each and every actuarial report, and all attachments, supplements, addenda and modifications thereto prepared for or on behalf of PIC WISCONSIN or any PIC WISCONSIN Insurance Subsidiary by the PIC WISCONSIN Actuaries, or delivered by the PIC WISCONSIN Actuaries to PIC WISCONSIN or any PIC WISCONSIN Insurance Subsidiary, since December 31, 2001, in which a PIC WISCONSIN Actuary has (i) either expressed an opinion on the adequacy of reserves for losses and loss adjustment expenses or made recommendations as to either the amount of reserves for losses and loss adjustment expenses that should be maintained by PIC WISCONSIN or any PIC WISCONSIN Insurance Subsidiary, or (ii) expressed an opinion as to the adequacy of such premiums or made a recommendation as to the premiums that should be charged by PIC WISCONSIN or any PIC WISCONSIN Insurance Subsidiary for liability insurance (collectively, the “PIC WISCONSIN Actuarial Analyses”). To the Knowledge of PIC WISCONSIN the information and data furnished by PIC WISCONSIN or any PIC WISCONSIN Insurance Subsidiary to the PIC WISCONSIN Actuaries in connection with the PIC WISCONSIN

Actuarial Analyses were accurate in all material respects. To the Knowledge of PIC WISCONSIN, each PIC WISCONSIN Actuarial Analysis was based upon an accurate inventory of policies in force for PIC WISCONSIN and the PIC WISCONSIN Insurance Subsidiaries, as the case may be, at the relevant time of preparation, was prepared using appropriate modeling procedures accurately applied and in conformity with generally accepted actuarial principles consistently applied, and the projections contained therein were properly prepared in accordance with the assumptions stated therein. PIC WISCONSIN has made available to PRA a true and correct copy of each of the PIC WISCONSIN Actuarial Analyses.

4.24  No Investment Company.  Neither PIC WISCONSIN nor any PIC WISCONSIN Subsidiary is an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

4.25  Amendment of Rights Agreement.  PIC WISCONSIN has amended the Rights Agreement between PIC WISCONSIN and American Stock Transfer & Trust Company (the “Rights Agent”), dated as of November 4, 2004 (the “Rights Agreement”), and has provided a copy of such amendment to PRA. The amendment to the Rights Agreement was duly authorized and approved by the Board of Directors of PIC WISCONSIN and thereafter executed by PIC WISCONSIN and the Rights Agent prior to the execution of this Agreement. PIC WISCONSIN has taken all corporate actions necessary to effect such amendment pursuant to the Rights Agreement. At the time of such amendment to the Rights Agreement and as of the date of this Agreement, there were and are no Acquiring Persons as defined in the Rights Agreement.

4.26  Accuracy of Information Supplied.

(a) None of the representations and warranties made by PIC WISCONSIN in this Agreement, taken together and with the PIC WISCONSIN Disclosure Schedule, contains an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements set forth herein and therein, in light of the circumstances in which such statements were made, not misleading. The copies of documents attached to the PIC WISCONSIN Disclosure Schedule or otherwise made available to PIC WISCONSIN in connection with the transactions contemplated hereby are accurate and complete in all respects.

(b) The information supplied or to be supplied by or on behalf of PIC WISCONSIN for inclusion or incorporation by reference in the Proxy Statement and the S-4 will not, on the date of their filing, or in the case of the S-4, at the time it becomes effective under the Securities Act, or on the date the Proxy Statement is mailed or at the time of the PIC WISCONSIN shareholders’ meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement and the S-4, to the extent they include information regarding PIC WISCONSIN, will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing provisions of this Section 4.26(b), no representation or warranty is made by PIC WISCONSIN with respect to information or statements made or incorporated by reference in the S-4 or the Proxy Statement which were not supplied by or on behalf of PIC WISCONSIN.

ARTICLE 5

Representations and Warranties of PRA

PRA represents and warrants to PIC WISCONSIN that the statements contained in this Article 5 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date was substituted for the date of this Agreement throughout this Article), except (i) as set forth in the disclosure schedule delivered by PRA to PIC WISCONSIN on the date hereof and initialed by the parties (the “PRA Disclosure Schedule”), or (ii) for any changes to the PRA Disclosure Schedule that are disclosed by PRA to PIC WISCONSIN in accordance with Section 7.9(b) of this Agreement, or (iii) to the extent such representations and warranties speak as of an earlier date. Nothing in the PRA Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the PRA Disclosure Schedule identifies the exception with reasonable particularity. The PRA Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article 5; provided, however, (i) that each exception set forth in the PRA Disclosure Schedule shall be deemed disclosed for purposes of all representations and warranties if such exception is contained in a section of the PRA Disclosure Schedule corresponding to a Section in this Article 5, and (ii) the mere inclusion of an exception in the PRA Disclosure Schedule shall not be deemed an admission by PRA that such exception represents a material fact, event or circumstance or would result in a material adverse effect or material adverse change. All documents and instruments attached as exhibits or annexes to the PRA Disclosure Schedule are incorporated by reference to the PRA Disclosure Schedule.

5.1  Corporate Organization.

(a) PRA is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. PRA has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified can be cured without a Material Adverse Effect (as defined in Section 10.17(a)) on PRA.

(b) PRA has made available to PIC WISCONSIN correct and complete copies of the Certificate of Incorporation and Bylaws of PRA and each of the PRA Subsidiaries (as amended to date). PRA has made available to PIC WISCONSIN all of the minute books containing the records of the meetings of the stockholders, the board of directors and any committee of the board of directors of PRA, except for information subject to confidentiality agreements with third parties in which case, such information has been redacted. The minute books of PRA reflect all of the material actions taken by its Boards of Directors (including each committee thereof) and stockholders.

(c) The books and records of PRA and each of the PRA Subsidiaries (i) are and have been properly prepared and maintained in form and substance adequate for preparing audited consolidated financial statements, in accordance with GAAP and any other applicable legal and accounting requirements, (ii) reflect only actual transactions, and (iii) fairly and accurately reflect all assets and liabilities of PRA and each of the PRA Subsidiaries and all contracts and other transactions to which PRA or any of the PRA Subsidiaries is or was a party or by which PRA or any of the PRA Subsidiaries or any of their respective businesses or assets is or was affected.

5.2  Subsidiaries.

(a) Section 5.2(a) of the PRA Disclosure Schedule sets forth the name and state of incorporation or organization of each Subsidiary of PRA (the “PRA Subsidiaries”). Each PRA Subsidiary (i) is duly organized and validly existing as a corporation under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would have a Material Adverse Effect on PRA, and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.

(b) Section 5.2(b) of the PRA Disclosure Schedule identifies the PRA Subsidiaries that offer insurance and the states in which they are authorized or licensed to conduct business, and the type of insurance products that they are authorized or licensed to offer in each such state (the “PRA Insurance Subsidiaries”). No PRA Insurance Subsidiary offers any insurance products in any jurisdiction where it is neither authorized nor licensed to offer such insurance products. The business of each of the PRA Insurance Subsidiaries has been and is being conducted in compliance with all of its licenses in all material respects. All of such licenses are in full force and effect and there is no proceeding or investigation pending or, to the Knowledge of PRA, threatened which would reasonably be expected to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of such license.

(c) PRA is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of capital stock of each of the PRA Subsidiaries. There are no irrevocable proxies granted by PRA or any PRA Subsidiary with respect to such shares. There are no equity securities of any of the PRA Subsidiaries that are or may become required to be issued by reason of any option, warrants, scrip, rights, to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any capital stock of any of the PRA Subsidiaries except shares of the PRA Subsidiaries issued to other wholly owned PRA Subsidiaries. There are no contracts, commitments, understandings or arrangements by which any of the PRA Subsidiaries is bound to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock or securities convertible into or exchangeable for such shares. All of the shares of the PRA Subsidiaries described in the first sentence of this Section 5.2(c) are validly issued, fully paid and nonassessable and free of preemptive rights, and are owned by PRA or a PRA Subsidiary free and clear of any and all Liens and free and clear of any claim, right or option to acquire any such shares. PRA does not directly or indirectly own any interest in any other corporation, partnership, joint venture or other business association or entity which is material to PRA and the PRA Subsidiaries taken as a whole.

(d) No PRA Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

5.3  Capitalization.  The authorized capital stock of PRA consists of 150,000,000 shares, with said shares divided into two classes. One class of said shares consists of 50,000,000 shares of preferred stock and the other class of said shares consists of 100,000,000 shares of common stock, $0.01 par value per share, of PRA (“PRA Common Stock”). As of November 30, 2005, no shares of such preferred stock and 31,095,473 shares of PRA Common Stock were issued and outstanding and no shares of either such preferred stock or PRA Common Stock were held in treasury. All of the issued and outstanding shares of PRA Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights with no personal liability attaching to the ownership thereof. As of the date of this Agreement, and except pursuant to the terms of this Agreement, the outstanding stock options (the “PRA Stock Options”) described on Section 5.3 of the PRA Disclosure Schedule, and the PRA 3.9% Convertible Senior Debentures due 2023 ( the “PRA Debentures” ), PRA does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of PRA Common Stock or any other equity securities of PRA or any securities representing the right to purchase or otherwise receive any shares of PRA Common Stock or any other equity securities of PRA. Section 5.3 of the PRA Disclosure Schedule sets forth the number of shares of PRA Common Stock reserved for issuance as of November 30, 2005. Since November 30, 2005, PRA has not issued any shares of PRA Common Stock or other equity securities of PRA, or any securities convertible into or exercisable for any shares of PRA Common Stock or other equity securities of PRA, other than pursuant to the exercise of stock options issued under the PRA Stock Option Plans granted prior to such date.

5.4  Authority; No Violation; Consents and Approvals.

(a) PRA has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly approved by the Board of Directors of PRA, and no other corporate proceedings on the part of PRA (including any approval of the stockholders of PRA) are necessary to approve this Agreement and to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by PRA and (assuming due authorization, execution and delivery by PIC WISCONSIN and the receipt of all Requisite Regulatory Approvals constitutes a valid and binding obligation of PRA, subject to applicable bankruptcy, fraudulent conveyance, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

(b) Neither the execution and delivery of this Agreement by PRA nor the consummation by PRA of the transactions contemplated by this Agreement, nor compliance by PRA with any of the terms or provisions of this Agreement, will (i) violate any provision of the Certificate of Incorporation or Bylaws of PRA or (ii) assuming that all Requisite Regulatory Approvals and all of the consents and approvals referred to in Section 4.5(c) of this Agreement are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to PRA or any of its properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of PRA under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which PRA is a party, or by which it or any of its properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, would not have a Material Adverse Effect on PRA.

(c) Except for (i) the filing of applications, notices and forms with, and the obtaining of approvals from, the Insurance Regulators pursuant to the Insurance Laws, with respect to the transactions contemplated by this Agreement, (ii) the filing with the SEC of the S-4, (iii) the filing of the Articles of Merger with the OCI of Wisconsin pursuant to the Merger Statutes, (iv) the filing of the HSR Act Report with the Pre-Merger Notification Agencies pursuant to the HSR Act, (v) any consents, authorizations, orders and approvals required under the Securities Act, the Exchange Act, and the HSR Act, (vi) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the regulation of broker-dealers or investment advisers, and federal commodities laws relating to the regulation of futures commission merchants and the rules and regulations thereunder and of any SRO (including, without limitation, the NAIC, the NYSE, or the National Association of Securities Dealers (“NASD”), or which are required under the Insurance Laws and other similar laws, (vii) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of PRA Common Stock pursuant to this Agreement, and (viii) the approval of this Agreement by the requisite votes of the shareholders of NEWCO and the shareholders of PIC WISCONSIN, no consents or approvals of, or filings or registrations with any Governmental Authority or with any other Person are necessary in connection with the execution and delivery by PRA of this Agreement or the consummation by PRA or any PRA Subsidiary (including NEWCO) of the transactions contemplated by this Agreement.

5.5  Insurance Reports.

(a) “PRA SAP Statements” means (i) the annual statutory statements of each of the PRA Insurance Subsidiaries filed with any Insurance Regulator for each of the years ended December 31, 2004, 2003 and 2002 and each calendar year ending after the date of this Agreement, (ii) the quarterly statutory statements of each of the PRA Insurance Subsidiaries filed with any Insurance Regulator for each quarterly period in 2005 and for each quarterly period ending after the date of this Agreement, and (iii) all exhibits, interrogatories, notes, schedules and any actuarial opinions, affirmations or certifications or other supporting documents filed in connection with such annual statutory statements and quarterly statutory statements.

(b) All such PRA SAP Statements were and will be prepared (i) in conformity with SAP and (ii) in accordance with the books and records of PRA and the PRA Insurance Subsidiaries. The PRA SAP Statements, when read in conjunction with the notes thereto and any statutory audit reports relating thereto, present, and will present, fairly in all material respects the statutory financial condition and results of operations of the PRA Insurance Subsidiaries for the dates and periods indicated and are consistent with the books and records of the PRA Insurance Subsidiaries (which books and records are correct and complete in all material respects). The annual balance sheets and income statements included in the PRA SAP Statements have been, and will be, where required by Insurance Laws, audited by an independent accounting firm of recognized national reputation. PRA has made available to PRA true and complete copies of all of the PRA SAP Statements and all audit opinions related thereto.

(c) Since January 1, 2002, PRA and each PRA Insurance Subsidiary (i) have filed or submitted with all applicable Insurance Regulators, all registration statements, notices and reports, together with all supplements and amendments thereto, required under the Insurance Laws applicable to insurance holding companies (the “PRA Holding Company Act Reports”); (ii) have filed all PRA SAP Statements, (iii) have filed all other reports and statements together with all amendments and supplements thereto, required to be filed with any Insurance Regulator under the Insurance Laws; and (iv) have paid all fees and assessments due and payable by them under the Insurance Laws. Section 5.5(c) of the PRA Disclosure Schedule sets forth a list of, and PRA has made available to PIC WISCONSIN, accurate and complete copies of, all PRA SAP Statements, PRA Holding Company Act Reports and all other reports and statements filed by PRA or any PRA Subsidiary with any Insurance Regulator for periods ending and events occurring, after January 1, 2002 and prior to the Closing Date and the latest requests for approval of rate increase in each state in which an PRA Subsidiary writes insurance. All such PRA SAP Statements, PRA Holding Company Act Reports and other reports and statements complied with the Insurance Laws when filed and, as of their respective dates, contained all information required under the Insurance Laws and did not contain any false statements or material misstatements of fact or omit to state any material facts necessary to make the statements set forth therein not materially misleading in light of the circumstances in which such statements were made. No deficiencies have been asserted by any Governmental Authority with respect to such PRA SAP Statements, PRA Holding Company Act Reports and other reports and statements.

(d) Except for normal examinations conducted by a Governmental Authority in the regular course of the business of PRA and its Subsidiaries, no Governmental Authority has initiated any proceeding or investigation into the business or operations of PRA, any PRA Subsidiary, or any director or officer of PRA or any PRA Subsidiary, since January 1, 2002. There is no unresolved violation, criticism, or exception by any Governmental Authority with respect to any examinations of PRA or any of its Subsidiaries.

(e) Section 5.5(e) of the PRA Disclosure Schedule lists all financial examinations that any Insurance Regulator has conducted with respect to PRA or any of the PRA Insurance Subsidiaries since December 31, 2001. PRA has made available to PIC WISCONSIN correct and complete reports issued by the applicable Insurance Regulator with respect to such financial examinations except for those indicated as currently in process.

(f) Neither PRA nor any PRA Subsidiary has received from any Person any Notice on Form A or such other form as may be prescribed under applicable law indicating that such Person intends to make or has made a tender offer for or a request or invitation for tenders of, or intends to enter into, or has entered into any agreement to exchange securities for, or intends to acquire or has acquired (in the open market or otherwise), any voting security of PRA, if after the consummation thereof such Person would directly or indirectly be in control of PRA.

5.6  SEC Reports; Financial Statements.

(a) PRA has on a timely basis filed all forms, reports and documents required to be filed by it with the SEC since January 1, 2002. Section 5.6(a) of the PRA Disclosure Schedule lists, and PRA has delivered to PIC WISCONSIN (except to the extent available in full without redaction on the SEC’s web site through the Electronic Data Gathering, Analysis, and Retrieval database (“EDGAR”) two (2) days prior to the date of this Agreement) copies in the form filed with the SEC of (i) PRA’s Annual Reports on Form 10-K for each fiscal year of PRA commencing after December 31, 2001, (ii) its Quarterly Reports on Form 10-Q for each of the first three fiscal quarters in each of the fiscal years of PRA commencing after December 31, 2001, (iii) all proxy statements relating to PRA’s meetings of shareholders (whether annual or special) held, and all information statements relating to shareholder consents, since

December 31, 2001, (iv) all certifications and statements required by (x) the SEC’s Order dated June 27, 2002 pursuant to Section 21(a)(1) of the Exchange Act (File No. 4-460), (y) Rule 13a-14 or 15d-14 under the Exchange Act or (z) 18 U.S.C. §1350 (Section 906 of the SOX with respect to any report referred to in clause (i) or (ii) of this sentence, (v) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to PIC WISCONSIN pursuant to this Section 5.6(a) filed by PRA with the SEC since January 1, 2002 (the forms, reports, registration statements and other documents referred to in clauses (i), (ii), (iii), (iv) and (v) of this sentence together with any and all amendments thereto are, collectively, the “PRA SEC Reports” and, to the extent available in full without redaction on the SEC’s web site through EDGAR two days prior to the date of this Agreement, are, collectively, the “PRA Filed SEC Reports”), and (vi) all comment letters received by PRA from the Staff of the SEC since January 1, 2002 and all responses to such comment letters by or on behalf of PRA.

(b) The PRA SEC Reports (i) were prepared in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, in all material respects, and (ii) did not at the time they were filed with the SEC, or if thereafter amended, at the time of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary of PRA is or has been required to file any form, report, registration statement or other document with the SEC. As used in this Section 5.6, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(c) PRA has established and maintains disclosure controls and procedures (as such term is defined in Section 13(b)(2)(B) and Rules 13a-15(e) and 15d-15(e) under the Exchange Act). Such disclosure controls and procedures: (i) are designed to ensure that material information relating to PRA and its Subsidiaries is made known to PRA’s chief executive officer and its chief financial officer by others within those entities, particularly during the periods in which PRA’s reports and filings under the Exchange Act are being prepared, (ii) have been evaluated for effectiveness as of the end of year ended December 31, 2004 and each quarterly period thereafter reported to the SEC, and (iii) are effective to perform the functions for which they were established. Neither the auditors of PRA nor the Audit Committee of the Board of Directors of PRA have been advised of: (x) any significant deficiencies or material weaknesses in the design or operation of the internal controls over financial reporting (as such term is defined in Section 13(b)(2)(B) and Rules 13a-15(f) and 15d-15(d) of the Exchange Act) of PRA and its Subsidiaries which could adversely affect PRA’s ability to record, process, summarize and report financial data, or (y) any fraud, whether or not material, that involves management or other employees who have a role in the internal controls over financial reporting of PRA and its Subsidiaries. Since the date of the most recent evaluation of such internal controls over financial reporting and procedures, there have been no significant changes in internal controls over financial reporting or in other factors that could significantly affect internal controls subsequent to the date of the evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

(d) Since July 31, 2002, each PRA Filed SEC Report which included financial statements was accompanied by the certifications of PRA’s chief executive officer and chief financial officer as required under Sections 302 and 906 of SOX.

(e) The financial statements of PRA and its Subsidiaries included in the PRA SEC Reports (including the related notes) complied or will comply as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto (including, without limitation, Regulation S-X), were or will be prepared in accordance with GAAP during the periods and at the dates involved (except as may be indicated in the notes thereto and except, in the case of unaudited statements, to the extent permitted by Regulation S-X for Quarterly Reports on Form 10-Q), and fairly present the consolidated financial condition of PRA and its Subsidiaries at the dates thereof and the consolidated results of operations and cash flows for the periods then ended. Except as reflected in PRA’s unaudited balance sheet at

September 30, 2005, or liabilities described in any notes thereto (or liabilities for which neither accrual nor footnote disclosure is required pursuant to GAAP) (the “PRA Balance Sheet”), or for liabilities incurred in the ordinary course of business since September 30, 2005 consistent with past practice or in connection with this Agreement or the transactions contemplated hereby, neither PRA nor any PRA Subsidiary has any material liabilities or obligations of any nature.

(f) PRA and each PRA Subsidiary maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls over financial reporting which provide assurance that (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of PRA and to maintain accountability for the consolidated assets of PRA; (iii) access to assets is permitted only in accordance with management’s authorization; (iv) the reporting of assets is compared with existing assets at regular intervals; and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

(g) Except as set forth in Section 5.6(g) of the PRA Disclosure Schedule, there are no securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K of the SEC) effected by PRA or any PRA Subsidiary since December 31, 2002.

(h) Ernst & Young LLP, which has expressed its opinion with respect to the financial statements of PRA and its Subsidiaries included in PRA SEC Reports (including the related notes), is and has been throughout the periods covered by such financial statements (with respect to (i) and (ii) for periods required by SOX) (i) a registered public accounting firm (as defined in Section 2(a)(12) of SOX), (ii) “independent” with respect to PRA within the meaning of Regulation S-X, and (iii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the Public Company Accounting Oversight Board. Section 5.6(h) of the PRA Disclosure Schedule lists all non-audit services performed by Ernst & Young LLP for PRA and each PRA Subsidiary for each year commencing after December 31, 2002.

5.7  Broker’s Fees.  Except as set forth in Section 5.7 of the PRA Disclosure Schedule (which sets forth amounts paid or to be paid and names of parties to which such amounts were or will be paid), none of PRA, the PRA Subsidiaries and their respective officers and directors has employed any broker or finder or incurred any liability for any broker’s fees or commissions, or investment banker fees or commissions, or finder’s fees in connection with the transactions contemplated by this Agreement.

5.8  Absence of Certain Changes or Events.

(a) Except for (i) those liabilities and obligations that are fully reflected or reserved against on the PRA Balance Sheet, (ii) those liabilities and obligations incurred in the ordinary course of business consistent with past practice since September 30, 2005, and (iii) coverage and other claims (other than bad faith claims) made with respect to insurance policies issued by any PRA Insurance Subsidiary for which adequate claims reserves have been established, neither PRA nor any of its Subsidiaries has incurred any liability or obligation of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that, either individually or in the aggregate, would have a Material Adverse Effect on PRA, and, there is no existing condition, situation or set of circumstances that would be reasonably expected to result in such a liability or obligation. Except as disclosed in the PRA SEC Reports filed prior to the date of this Agreement, since September 30, 2005, PRA and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary and usual course theretofore conducted.

(b) Since September 30, 2005, there has not been: (i) any change in the financial condition, assets, liabilities, prospects (financial and otherwise) or business of PRA or any PRA Subsidiary which, either individually or in the aggregate, has had or would have a Material Adverse Effect on PRA; (ii) any material change in any method of accounting or accounting principles or practice by PRA or any PRA Subsidiary, except as required by GAAP or SAP and disclosed in the notes to the consolidated financial statements of PRA and PRA Subsidiaries; or (iii) any material change in the actuarial, investment, reserving, underwriting or claims administration policies, practices, procedures, methods, assumptions or principles of PRA or any PRA Insurance Subsidiary.

5.9  Compliance with Applicable Law.

(a) PRA and the PRA Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to, and to the Knowledge of PRA have complied in all material respects with, and are not in default in any respect under any, and have maintained and conducted their respective businesses in all material respects in compliance with, all applicable laws, statutes, orders, rules, regulations, policies and/or guidelines, except where the failure to hold such license, franchise, permit or authorization, or such noncompliance or default, would not, either individually or in the aggregate, have a Material Adverse Effect on PRA.

(b) There is no pending or, to the Knowledge of PRA, threatened charge by any Governmental Authority that PRA or any PRA Insurance Subsidiary has violated any Insurance Laws, nor any pending or, to the Knowledge of PRA threatened investigation by any Governmental Authority with respect to possible violations of any Insurance Laws, that would, individually or in the aggregate, be expected to have a Material Adverse Effect on PRA.

(c) PRA is, or will timely be in all material respects, in compliance with all current and proposed listing and corporate governance requirements of the NYSE.

(d) None of PRA, the PRA Subsidiaries, any of their respective current directors or officers, and, to the Knowledge of PRA, any of their respective former officers or directors or current or former employees, agents or representatives have: (i) used any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) used any corporate funds for any direct or indirect unlawful payments to any foreign or domestic government officials or employees, (iii) violated any provision of the Foreign Corrupt Practices Act of 1977, (iv) established or maintained any unlawful or unrecorded fund of corporate monies or other assets, (v) made any false or fictitious entries on the books and records of PRA or any PRA Subsidiary, (vi) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature, or (vi) made any material favor or gift which is not deductible for federal income tax purposes. To the Knowledge of PRA: (x) no director or officer of PRA or any PRA Subsidiary has engaged in any “insider trading” in violation of applicable law with respect to any security issued by PRA or any PRA Subsidiary; and (y) no such director or officer has made any false certifications or statements under (i) the SEC’s Order dated June 27, 2002 pursuant to Section 21(a)(1) of the Exchange Act (File No. 4-460), (ii) Rule 13a-14 or 15d-14 under the Exchange Act or (iii) 18 U.S.C. §1350 (Section 906 of the SOX) with respect to any PRA SEC Report.

(e) Neither PRA nor any PRA Subsidiary is subject to any cease and desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been a recipient of any supervisory letter from, or since that date, has adopted any board resolutions at the request of any Governmental Authority that: (i) limits the ability of PRA or any PRA Insurance Subsidiary to conduct any line of business, (ii) require any investments of PRA or any PRA Insurance Subsidiary to be treated as non-admitted assets, (iii) require divestiture of any investments of PRA or any PRA Insurance Subsidiary, (iv) in any manner imposes any requirements on PRA or any PRA Insurance Subsidiary in respect of risk based capital requirements that add to or otherwise modify the risk based capital requirements imposed under the Insurance Laws, (v) in any manner relate to the ability of PRA or any PRA Insurance Subsidiary to pay or declare dividends or distributions, or (vi) restricts in any material respect the conduct of the business, credit policies or PRA’s management or any PRA Subsidiary (each, whether or not set forth in the PRA Disclosure Schedule, an “PRA Regulatory Agreement”), nor has PRA or any of its Subsidiaries been advised by any Governmental Authority that it is considering issuing or requesting any such PRA Regulatory Agreement. Neither PRA nor any PRA Insurance Subsidiary, directly or indirectly, engages in any activity prohibited by applicable law.

(f) There are no contracts (other than contracts relating to employment), real estate leases, loans, guarantees or other arrangements or transactions of any nature between PRA or any PRA Subsidiary, on the one hand, and any of their respective officers, directors, or affiliates (as such term is defined in Rule 405 of the SEC), on the other hand. PRA has not, since July 30, 2002, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of PRA or any PRA Subsidiary. Section 5.9(f) of the PRA Disclosure Schedule identifies any loan or extension of credit maintained by PRA or any PRA Subsidiary to which the second sentence of Section 13(k)(1) of the Exchange Act applies.

(g) Each of PRA, its directors and its senior financial officers has consulted with PRA’s independent auditors and outside counsel with respect to, and (to the extent applicable to PRA) is familiar in all material respects with all of the requirements of SOX. PRA is in compliance with the provisions of SOX applicable to it as of the date hereof and has implemented such programs and has taken reasonable steps, upon the advice of PRA’s independent auditors and outside counsel, respectively, to ensure PRA’s future compliance (not later than the relevant statutory and regulatory deadlines therefor) with all provisions of SOX.

5.10  State Takeover Laws.  The Board of Directors of PRA has approved the transactions contemplated by this Agreement and taken such other actions as are necessary and appropriate to cause the provisions of Section 203 of the Delaware General Corporation Law not to apply to this Agreement or any of the transactions contemplated by this Agreement.

5.11  No Investment Company.  Neither PRA nor any Subsidiary of PRA is an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

5.12  Insurance Matters.

(a) The PRA Reserves (as defined below in Section 5.12(b)) at each of December 31, 2004 and December 31, 2003, and December 31, 2002, as reflected in the PRA SAP Statements, are stated net of reinsurance ceded amounts. The PRA SAP Statements accurately reflect the extent to which, pursuant to Insurance Laws, PRA and/or the PRA Insurance Subsidiaries are entitled to take credit for reinsurance under reinsurance treaties of the PRA Insurance Subsidiaries (“PRA Reinsurance Treaties”). PRA is unaware of any material adverse change in the financial condition of its reinsurers that might raise concern regarding their ability to honor their reinsurance commitments. No party to any of the PRA Reinsurance Treaties has given notice to PRA or any PRA Insurance Subsidiary that such party intends to terminate or cancel any of the PRA Reinsurance Treaties as a result of or following consummation of the Merger. Each PRA Reinsurance Treaty is valid and binding on each party thereto, and none of PRA, any PRA Insurance Subsidiary, and, to the Knowledge of PRA, any other party thereto, is in default in any material respect with respect to any such reinsurance agreement or treaty. No PRA Reinsurance Treaty contains any provision providing that the other party thereto may terminate the same by reason of the transactions contemplated by this Agreement, or contains any other provision which would be altered or otherwise become applicable by reason of such transactions. Since January 1, 2004 no PRA Reinsurance Treaty has been canceled and there has not been any change in the retention level under any of such reinsurance agreements or treaties.

(b) Each of the PRA SAP Statements, as of the date thereof, sets forth all of the reserves of the PRA Insurance Subsidiaries as of such date (collectively, the “PRA Reserves”). The PRA Reserves, gross and net of the reinsurance thereof, were prepared in accordance with the requirements for reserves established by the Insurance Regulators, were determined in accordance with SAP and generally accepted actuarial principles consistently applied, were computed on the basis of methodologies consistent in all material respects with those used in prior periods, were fairly stated in all material respects in accordance with sound actuarial and statutory accounting principles, and were established in accordance with prudent insurance practices generally followed in the insurance industry, and PRA’s management believes that the PRA Reserves make good and sufficient provisions for all insurance obligations of the PRA Insurance

Subsidiaries. PRA has provided or made available to PIC WISCONSIN copies of all work papers used as the basis for establishing the PRA Reserves. Except for regular periodic assessments based on developments that are publicly known within the insurance industry, to the Knowledge of PRA, no claim or assessment is pending or threatened against PRA or any PRA Insurance Subsidiary which is peculiar or unique to PRA or such PRA Insurance Subsidiary by any state insurance guaranty association in connection with such association’s fund relating to insolvent insurers.

5.13  Taxes and Tax Returns.  PRA and the PRA Subsidiaries have duly filed all Tax Returns required to be filed by them on or prior to the date of this Agreement (all such Tax Returns being accurate and complete in all material respects) and has duly paid or made sufficient provisions for the payment of all Taxes shown thereon as owing on or prior to the date of this Agreement (including, if and to the extent applicable, those due in respect of their properties, income, business, capital stock, premiums, franchises, licenses, sales and payrolls) other than Taxes which are not yet delinquent or are being contested in good faith and have not been finally determined for which adequate reserves have been made on the financial statements described in Section 4.5 of this Agreement. The unpaid Taxes of PRA and the PRA Subsidiaries do not exceed the reserve for tax liability set forth on the PRA Balance Sheet as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of PRA in filing its returns. There is no claim, audit, action, suit, proceeding or investigation now pending or, to the Knowledge of PRA, threatened against or with respect to PRA or any PRA Subsidiary in respect of any material Tax.

5.14  Environmental Liability.  PRA and its Subsidiaries are and have been in compliance with all Environmental Laws (as defined in Section 10.17(a) of this Agreement) and all Environmental Permits (as defined in Section 10.17(a) of this Agreement). There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose on PRA or any PRA Subsidiary, or that could reasonably be expected to result in the imposition on PRA or any PRA Subsidiary of, any liability or obligation arising under any Environmental Law which would have a Material Adverse Effect on PRA. To the Knowledge of PRA, there is no reasonable basis for any such proceeding, claim, action, investigation or remediation activity. Neither PRA nor any PRA Subsidiary is subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Authority or private Person imposing any liability or obligation under any Environmental Law that would have a Material Adverse Effect on PRA. For purposes of this Section 5.14, the terms “PRA” and “Subsidiaries” include any Person that is, in whole or in part, a predecessor of PRA or any of its Subsidiaries.

5.15  Employee Matters.  Each employee benefit plan, program, policy or arrangement (including, but not limited to each employee benefit plan (as defined in Section 3(3) of ERISA) which PRA or any PRA Subsidiary maintains or contributes to for the benefit of its current or former employees complies, and has been administered in form and in operation, in all material respects with all applicable requirements of law and no notice has been issued by any Governmental Authority questioning or challenging such compliance.

5.16  Legal Proceedings.  Except as set forth in Section 5.16 of the PRA Disclosure Schedule, neither PRA nor any PRA Subsidiary is a party to any, and there are no pending or, to PRA’s Knowledge, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (i) against PRA or any PRA Subsidiary, (ii) to which PRA or any PRA Subsidiary’s assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of PRA to perform under this Agreement, except for (x) coverage and other claims made with respect to insurance policies issued by any PRA Insurance Subsidiary for which claims reserves believed by PRA’s management to be adequate have been established, and (y) any proceeding, claim, action, investigation or inquiry which, if adversely determined, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect on PRA.

5.17  Accuracy of Information Supplied.

(a) None of the representations and warranties made by PRA in this Agreement, taken together and with the PRA Disclosure Schedule, contains an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements set forth herein and therein, in light of the circumstances in which such statements were made, not misleading. The copies of documents attached to the PRA Disclosure Schedule or otherwise made available to PRA in connection with the transactions contemplated hereby are accurate and complete in all respects.

(b) The information supplied or to be supplied by or on behalf of PRA or NEWCO for inclusion or incorporation by reference in the Proxy Statement and the S-4 will not, on the date of their filing or, in the case of the S-4, at the time it becomes effective under the Securities Act, or on the date the Proxy Statement is mailed or at the time of the PIC WISCONSIN shareholders’ meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement and the S-4, to the extent they include information regarding PRA or NEWCO, will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing provisions of this Section 5.17(b), no representation or warranty is made by PRA with respect to information or statements made or incorporated by reference in the S-4 or the Proxy Statement which were not supplied by or on behalf of PRA or NEWCO.

ARTICLE 6

Covenants

6.1  Conduct of Businesses of PIC WISCONSIN Prior to the Effective Time.

(a) During the period between the date of this Agreement and the Effective Time, except as expressly contemplated or permitted by this Agreement, PIC WISCONSIN shall, and shall cause each PIC WISCONSIN Subsidiary to: (a) conduct its business in the usual, regular and ordinary course consistent with past practice and its current business plan, (b) use reasonable best efforts to maintain and preserve intact its business organization, employees, agents and advantageous business relationships and retain the services of its key employees and agents, and (c) take no action which would adversely affect or delay the ability of any party to this Agreement to obtain any Requisite Regulatory Approval for the transactions contemplated by this Agreement or to perform its covenants and agreements under this Agreement.

(b) During the period between the date of this Agreement and the Effective Time, PIC WISCONSIN shall permit PRA’s senior officers to meet with the Chief Financial Officer and Assistant Vice President-Finance of PIC WISCONSIN and officers of PIC WISCONSIN responsible for the financial statements, the internal controls, and disclosure controls and procedures of PIC WISCONSIN to discuss such matters as PRA may deem reasonably necessary or appropriate for PRA to satisfy its obligations under Sections 302, 404 and 906 of SOX and any rules and regulations relating thereto.

(c) PIC WISCONSIN agrees to inform and have discussions with PRA with respect to reserve policies and practices with respect to (i) losses and loss adjustment expenses of the PIC WISCONSIN Subsidiaries, and (ii) litigation against PIC WISCONSIN and the PIC WISCONSIN Subsidiaries. PRA and PIC WISCONSIN shall also inform and have discussions with each other with respect to the character, amount and timing of restructuring charges to be taken by each of them in connection with the transactions contemplated hereby.

6.2  PIC WISCONSIN Forbearances.  During the period from the date of this Agreement to the Effective Time, except as set forth in the PIC WISCONSIN Disclosure Schedule, and, except as expressly contemplated or permitted by this Agreement, PIC WISCONSIN shall not, and PIC WISCONSIN shall not permit any PIC WISCONSIN Subsidiary to, without the prior written consent of PRA (which consent will not be unreasonably withheld):

(a) incur any indebtedness for borrowed money (other than short-term indebtedness incurred on commercially reasonable terms to refinance indebtedness of PIC WISCONSIN or any of its Subsidiaries,

on the one hand, to PIC WISCONSIN or any of its Subsidiaries, on the other hand), or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance (it being understood and agreed that incurrence of indebtedness in the ordinary course of business shall include entering into repurchase agreements and reverse repurchase agreements);

(b) redeem, repay, discharge or defease any surplus note, unless such redemption, repayment, discharge or defeasance is an express condition of any Requisite Regulatory Approval;

(c) (i) adjust, split, combine or reclassify any capital stock; (ii) make, declare or pay any dividend or make any other distribution on, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock (except dividends paid by any PIC WISCONSIN Subsidiary to PIC WISCONSIN or any other PIC WISCONSIN Subsidiary, respectively), (iii) directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock; (iv) grant any stock options or stock awards or stock appreciation rights or right, or (v) issue any additional shares of capital stock;

(d) make, declare or pay any dividend or make any other distribution on or with respect to insurance policies written by PIC WISCONSIN or any PIC WISCONSIN Subsidiary, provided that PIC WISCONSIN may continue to make dividends or distributions to policyholders in the ordinary course of business in accordance with past practices;

(e) sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets to any Person other than a Subsidiary, or cancel, release or assign any indebtedness of any such Person or any claims held by any such Person, except (i) in the ordinary course of business consistent with past practice, or (ii) pursuant to contracts or agreements in force at the date of this Agreement; provided, however that PIC WISCONSIN shall have the right to sell (i) Lots 30 & 31 at Old Sauk Trails Park consisting of 5.92 acres of land; and (ii) the shares of stock of Century American Insurance Company, a Tennessee corporation, in each case upon the terms and conditions substantially as set forth in Section 6.2(e) of the PIC WISCONSIN Disclosure Schedule;

(f) except pursuant to contracts or agreements in force at the date of this Agreement, make any material investment (by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets) in any Person other than a Subsidiary that results in a non-admitted asset;

(g) enter into, change or terminate any material contract, lease or agreement, other than renewals of contracts, leases and agreements without material adverse changes of terms; provided, however, that PIC WISCONSIN will have the right (i) to enter into and consummate an agreement to form a managing general agency relationship with the Medical Society of Wisconsin, on terms and conditions substantially as disclosed to PRA, provided that the term of such relationship shall terminate on the date of the current agency agreement with the Medical Society of Wisconsin and (ii) to create a charitable fund, account or foundation to be used to fund medical and local community involvement in Wisconsin, to be capitalized either immediately before or after the Effective Time in an amount not to exceed $1 million.

(h) increase in any manner the compensation of the employees of PIC WISCONSIN and the PIC WISCONSIN Subsidiaries, or pay any bonus or incentive compensation to such employees; provided that PIC WISCONSIN and the PIC WISCONSIN Subsidiaries (x) may make annual increases in the salaries and wages of their employees in the ordinary course of business and consistent with past practice so long as the amount, on an individualized basis, of the increase in compensation on an annualized basis does not exceed four percent (4%) of the aggregate amount of the compensation paid to the affected employees in the twelve (12) months preceding the effective date of the increase in compensation and (y) may grant promotions and establish new salaries commensurate with the employees’ new duties and past compensation practices;

(i) except as contemplated in Sections 2.7 and 7.7 hereof, pay any pension or retirement allowance not required by any existing plan or agreement to any of its employees or become a party to, amend (except as may be required by law) or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee or accelerate the vesting of any stock options or other stock-based compensation;

(j) settle any claim, action or proceeding involving money damages, except in the ordinary course of business consistent with past practice; provided, however, that prior to the settlement of any lawsuit, claim, action or proceeding against PIC WISCONSIN or any PIC WISCONSIN Subsidiary or otherwise in which PIC WISCONSIN or any PIC WISCONSIN Subsidiary is a named defendant involving a payment by PIC WISCONSIN or any PIC WISCONSIN Subsidiary in excess of $1,000,000 or the settlement of any ECO, XPL or bad faith claim involving any insurance policy of any PIC WISCONSIN Subsidiary involving a payment by PIC WISCONSIN or any PIC WISCONSIN Subsidiary in excess of $1,000,000, PIC WISCONSIN will notify PRA of the terms of the proposed settlement and will consult with PRA regarding the terms of the settlement, but shall not be required to obtain PRA’s consent to the terms of the settlement;

(k) take any action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code;

(l) amend its Articles of Incorporation, or its Bylaws;

(m) other than in accordance with its current investment guidelines, restructure or materially change its investment securities portfolio through purchases, sales or otherwise, or the manner in which such portfolio is classified or reported;

(n) offer or sell insurance or reinsurance of any type in any jurisdiction other than such lines of insurance and reinsurance that it offers and sells on the date of this Agreement and other than in those jurisdictions where it offers and sells such line of insurance and reinsurance on the date of this Agreement;

(o) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article 8 of this Agreement not being satisfied, or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law; or

(p) agree to, or make any commitment to, take any of the actions prohibited by this Section 6.2.

6.3  PRA Forbearances.  During the period from the date of this Agreement to the Effective Time, except as set forth in the PRA Disclosure Schedule, and, except as expressly contemplated or permitted by this Agreement, PRA shall not, and PRA shall not permit any PRA Subsidiary to, without the prior written consent of PIC WISCONSIN:

(a) take any action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code;

(b) amend its Certificate of Incorporation, or its Bylaws, except as provided in this Agreement;

(c) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article 8 of this Agreement not being satisfied, or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law;

(d) take any action that is intended or likely to adversely affect its ability to perform its covenants and agreements under this Agreement; or

(e) agree to, or make any commitment to, take any of the actions prohibited by this Section 6.3.

6.4  Affiliates.  Not less than thirty-five (35) calendar days prior to the Effective Time, PIC WISCONSIN will deliver to PRA a list of names and addresses of each person who, in PIC WISCONSIN’s reasonable judgment, may be deemed at the time this Agreement is submitted for approval by the shareholders of PIC WISCONSIN to be an affiliate (within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act) of PIC WISCONSIN. PIC WISCONSIN will provide PRA such information and documents as PRA reasonably requests for purposes of reviewing such list. PIC WISCONSIN will use its reasonable best efforts to deliver or cause to be delivered to PRA, not later than thirty (30) calendar days prior to the Effective Time, an affiliate letter in a form agreed to by PRA and PIC WISCONSIN, executed by each of the affiliates identified in the foregoing list.

ARTICLE 7

Additional Agreements

7.1  Regulatory Matters.

(a) In connection with the solicitation of approval of the Merger by the shareholders of PIC WISCONSIN and the registration of the shares of PRA Common Stock to be issued upon consummation of the Merger, the parties will prepare, and PRA will file with the SEC the S-4 (which shall comply as to form, in all material respects, with the provisions of the Securities Act and other applicable law). PRA and PIC WISCONSIN will use all reasonable efforts to respond to the comments of the SEC staff with respect to the S-4 and to have the S-4 declared effective by the SEC as soon as practicable. As soon as practicable after the S-4 is declared effective, PIC WISCONSIN shall mail or deliver the Proxy Statement included in the S-4 to its shareholders. PRA covenants and agrees that the information provided with respect to PRA and NEWCO and PIC WISCONSIN covenants and agrees that the information provided with respect to PIC WISCONSIN provided and to be provided for use in the S-4 will not, on the date it becomes effective, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. Each of PRA and PIC WISCONSIN agree promptly to correct any such information provided by it which shall have become false or misleading in any material respect and to take all steps necessary to file with the SEC and have declared effective or cleared by the SEC any amendment or supplement to the S-4 so as to correct the same and to cause the Proxy Statement so corrected to be distributed to the shareholders of PIC WISCONSIN to the extent required by applicable law. To the extent that any opinion regarding the tax consequences of the Merger is required with respect to the S-4, PRA and PIC WISCONSIN will both cause each of their respective tax counsel to issue substantially similar opinions in the form contemplated herein. PRA shall not be required to maintain the effectiveness of the S-4 for the purpose of resale by the affiliates of PRA and PIC WISCONSIN, as such term is used in Rule 145 of the SEC.

(b) Prior to filing the S-4, PIC WISCONSIN shall prepare consolidated financial statements of PIC WISCONSIN and the PIC WISCONSIN Subsidiaries in accordance with GAAP as of and for the years ended December 31, 2005 and, if required to be included in the S-4, 2004 and 2003 and for the interim period required to be included in the S-4 (the “GAAP Financial Statements”), which financial statements shall be unaudited and which shall include balance sheets at the end of each period, and statements of shareholders’ equity, earnings and cash flow for each of said periods, and notes thereto (except in the case of interim financial statements). PRA shall have the right to request that PIC WISCONSIN cause its GAAP Financial Statements to be audited. PIC WISCONSIN shall select the accounting firm to perform, at its sole cost and expense, such financial statements; provided, however, that PRA shall have the right to request that such accounting firm demonstrate that it is an independent registered public accounting firm (as defined in Section 2(a)(12) of SOX); provided further, that PRA shall hold PIC WISCONSIN harmless for the cost and expense of the audit pursuant to this Section 7.1(b) if this Agreement is terminated.

(c) The parties shall use all reasonable commercial efforts to cause their respective independent auditors to render any consent required by the SEC to include its report on the PIC WISCONSIN consolidated financial statements or the PRA consolidated financial statements, as the case may be, in the S-4 and to refer to said accountants as experts in the S-4 with respect to the matters included in said report.

(d) To the extent applicable, PIC WISCONSIN and PRA shall prepare and file with all necessary Governmental Authorities (i) a request for approval of the Merger by applicable Insurance Regulators on Form A or an such other form as may be required by the Insurance Regulators and (ii) the preacquisition notification and report forms and related material on Form E or any other forms required by a necessary Governmental Authority in connection with the Merger.

(e) PRA will prepare and file, and PIC WISCONSIN will cooperate with and assist PRA in preparing and filing, all statements, applications, correspondence or forms required to be filed with appropriate state securities law regulatory authorities to register or qualify the shares of PRA Common Stock to be issued upon consummation of the Merger or to establish an exemption from such registration or qualification (the “Blue Sky Filings”).

(f) Pursuant to the HSR Act, PRA and PIC WISCONSIN will promptly prepare and file, or cause to be filed, the HSR Act Report with the Pre-Merger Notification Agencies in respect of the transactions contemplated by this Agreement, which filing shall comply as to form with all requirements applicable thereto and all of the data and information reported therein shall be accurate and complete in all material respects. Each of PRA and PIC WISCONSIN will promptly comply with all requests, if any, of the Pre-Merger Notification Agencies for additional information or documentation in connection with the HSR Act Report forms filed by or on behalf of each of such parties pursuant to the HSR Act, and all such additional information or documentation shall comply as to form with all requirements applicable thereto and shall be accurate and complete in all material respects.

(g) Each party shall provide to the other, (i) promptly after filing thereof, copies of all statements, applications, correspondence or forms filed by such party prior to the Closing Date with state securities law regulatory authorities, the SEC, the Pre-Merger Notification Agencies, the Insurance Regulators and any other Governmental Authority in connection with the transactions contemplated by this Agreement and (ii) promptly after delivery to, or receipt from, such regulatory authorities, all written communications, letters, reports or other documents relating to the transactions contemplated by this Agreement.

(h) The parties hereto shall cooperate with each other and use their best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Authorities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Authorities. PRA and PIC WISCONSIN shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to PRA or PIC WISCONSIN, as the case may be, and any of their respective Subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. The cooperation and coordination of each party required under this Section 7.1 shall include giving timely public notice of any public hearings regarding the transactions contemplated by this Agreement, and having its representatives attend and testify at such public hearings. In addition, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement.

(i) PRA and PIC WISCONSIN shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders or stockholders, as applicable, and such other matters as may be reasonably necessary or advisable in connection with the S-4 or any other statement, filing, notice or application made by or on behalf of PRA, PIC WISCONSIN or any of their respective Subsidiaries to any Governmental Authority in connection with the Merger and the other transactions contemplated by this Agreement. PIC WISCONSIN and the PIC WISCONSIN Subsidiaries on the one hand, and PRA on the other, shall reasonably cooperate with each other and each other’s agents, including independent accountants, in connection with the preparation of the GAAP financial statements of PIC WISCONSIN and the PIC WISCONSIN Subsidiaries with respect to periods prior to the Closing Date.

(j) PRA and PIC WISCONSIN shall promptly advise each other upon receiving any communication from any Governmental Authority relating to the consent or approval from such Governmental Authority that is required for consummation of the transactions contemplated by this Agreement.

7.2  Tax Opinion.  PRA agrees to engage Burr & Forman LLP, or such other nationally recognized firm, to render an opinion, acceptable to PRA in form and substance, as to the material tax consequences to PRA, PIC WISCONSIN and the stockholders of PRA and the shareholders of PIC WISCONSIN in connection with the Merger and the receipt of the Merger Consideration. The opinion shall be addressed to the Board of Directors of PRA, shall be rendered on or before the effective date of the S-4, and the Person rendering the opinion shall consent to the reference to the opinion in the Proxy Statement and to the inclusion of the opinion as an exhibit to the S-4 in accordance with the requirements of the Securities Act. PIC WISCONSIN agrees to engage Quarles & Brady LLP, or another nationally recognized firm, to render an opinion, reasonably acceptable to PIC WISCONSIN in form and substance, as to the material tax consequences to PRA, PIC WISCONSIN and the stockholders of PRA and the shareholders of PIC WISCONSIN in connection with the Merger and the receipt of the Merger Consideration. The opinion shall be addressed to the Board of Directors of PIC WISCONSIN, shall be rendered on or before the effective date of the S-4, and the Person rendering the opinion shall consent to the reference to the opinion in the Proxy Statement and to the inclusion of the opinion as an exhibit to the S-4 in accordance with the requirements of the Securities Act.

7.3  Access to Information.

(a) Upon reasonable notice and subject to applicable laws relating to the exchange of information and to the Confidentiality Agreements dated May 5, 2005 and November 1, 2005, respectively (the “Confidentiality Agreements”), each of PRA and PIC WISCONSIN shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the other party, access, during normal business hours during the period prior to the Closing Date, to all its properties, books, contracts, commitments and records and, during such period, each of PRA and PIC WISCONSIN shall, and shall cause their respective Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or state insurance laws (other than reports or documents which PRA or PIC WISCONSIN, as the case may be, is not permitted to disclose under applicable law or by agreement); (ii) all other information concerning its business, properties and personnel as such party may reasonably request; and (iii) any other information, confidential or otherwise, relating to the Merger which has not been provided to the other party and is necessary for disclosure in the S-4, including, but not limited to, the confidential portions of the minutes of PIC WISCONSIN and PIC WISCONSIN Subsidiaries that was not provided pursuant to Section 4.3(a) of this Agreement. Neither PRA nor PIC WISCONSIN nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of PRA’s or PIC WISCONSIN’s, as the case may be, customers, jeopardize the attorney-client and work product privileges of the entity in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) Each of PRA and PIC WISCONSIN agrees to keep confidential, and not divulge to any other party or person (other than employees of, and attorneys, accountants, financial advisors and other representatives for, any said party who agree to be bound by the Confidentiality Agreements), all non-

public documents, information, records and financial statements received from the other and, in addition, any and all reports, information and financial information obtained through audits or other reviews conducted pursuant to this Agreement (unless readily ascertainable from public or published information, or trade sources, or already known or subsequently developed by a party independently of any investigation or received from a third party not under an obligation to the other party to keep such information confidential), and to use the same only in connection with the transactions contemplated by this Agreement; and if the transactions contemplated by this Agreement are not consummated for any reason, each party agrees to promptly return to the other party all written materials furnished by the other party, and all copies thereof, in connection with such investigation, and to destroy all documents and records in its possession containing extracts or summaries of any such non-public information.

(c) No investigation by either of the parties or their respective representatives shall affect the representations, warranties, covenants or conditions of the other set forth in this Agreement.

7.4  PIC WISCONSIN Shareholder Approval.  PIC WISCONSIN shall call a meeting of its shareholders to be held as soon as reasonably practicable after the S-4 is declared effective under the Securities Act for the purpose of obtaining the requisite PIC WISCONSIN shareholder approval required in connection with this Agreement and the Merger. PIC WISCONSIN will, through its Board of Directors, subject to its fiduciary obligations as determined by its Board of Directors, recommend that its shareholders vote in favor of the approval and adoption of this Agreement and the Merger.

7.5  Legal Conditions to Merger.  Each of PRA and PIC WISCONSIN shall, and shall cause each of their respective Subsidiaries to, use their best efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article 8 of this Agreement, to consummate the transactions contemplated by this Agreement, and (ii) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Authority and any other third party which is required to be obtained by PRA or PIC WISCONSIN or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement. Without limiting the foregoing, PRA will form NEWCO as a valid corporation under the laws of the State of Wisconsin as provided in Article 1, take all actions as the sole shareholder of NEWCO to approve the Merger and to consummate the Merger in accordance with the terms hereof and further cause NEWCO to take any and all actions, including the execution and delivery of any and all agreements, documents, certificates and instruments (including the Articles of Merger) and to obtain any and all corporate and other approvals, in order to cause NEWCO to effect the Merger and to consummate any and all transactions contemplated by this Agreement.

7.6  NYSE Listing.  PRA shall cause the shares of the PRA Common Stock to be issued in the Merger to be approved for listing on the NYSE subject to official notice of issuance, prior to the Closing Date.

7.7  Employee Plans.

(a) From and after the Effective Time, the PIC WISCONSIN Employee Plans in effect as of the date of this Agreement and at the Effective Time shall remain in effect with respect to the current and former employees of PIC WISCONSIN and the PIC WISCONSIN Subsidiaries (the “PIC WISCONSIN Employees”) covered by such PIC WISCONSIN Employee Plans at the Effective Time, until such time as PRA shall otherwise determine. PRA agrees that it will honor all PIC WISCONSIN Employee Plans in accordance with their terms as in effect at the Effective Time, subject to any amendment or termination thereof that may be required or permitted by the plans or applicable law. PRA will review all PIC WISCONSIN Employee Plans to determine whether to maintain, terminate or continue such plans. In the event employee compensation and/or benefits as currently provided by PIC WISCONSIN or any PIC WISCONSIN Subsidiary are changed or terminated by PRA, in whole or in part, PRA shall provide any PIC WISCONSIN Employees who continue in employment with PRA or any of its Subsidiaries (“Continuing Employees”) with compensation and benefits that are, in the aggregate, substantially similar to the compensation and benefits provided to similarly situated employees of PRA or applicable PRA Subsidiary (as of the date any such compensation or benefit is provided).

(b) Employees of PIC WISCONSIN or any PIC WISCONSIN Subsidiary who become participants in a PRA Employee Plan shall, for purposes of determining eligibility for and for any applicable vesting periods of such employee benefits only (and not for benefit accrual purposes unless specifically set forth herein) be given credit for meeting eligibility and vesting requirements in such plans for service as an employee of PIC WISCONSIN or any PIC WISCONSIN Subsidiary or any predecessor thereto prior to the Effective Time, provided, however, that credit for benefit accrual purposes will be given only for purposes of PRA vacation policies or programs. In the event of any termination or consolidation of any PIC WISCONSIN health plan with any PRA health plan, PRA shall make available to Continuing Employees and their dependents employer-provided health coverage on substantially the same basis as it provides such coverage to PRA employees. Unless a Continuing Employee affirmatively terminates coverage under a PIC WISCONSIN health plan prior to the time that such Continuing Employee becomes eligible to participate in the PRA health plan, or unless a Continuing Employee and/or a dependent of a Continuing Employee has an event which, under the terms of the PIC WISCONSIN health plan, results in a loss of coverage (which may include a sale or other disposition of a PIC WISCONSIN Subsidiary or substantially all of the business operations thereof), no coverage of any of the Continuing Employees or their dependents shall terminate under any of the PIC WISCONSIN health plans prior to the time such Continuing Employees and their dependents become eligible to participate in the health plans, programs and benefits common to all employees of PRA and their dependents. In the event of a termination or consolidation of any PIC WISCONSIN health plan, terminated PIC WISCONSIN employees and qualified beneficiaries will have the right to continued coverage under group health plans of PRA in accordance with Code Section 4980B(f). In the event of any termination of any PIC WISCONSIN health plan, or consolidation of any health plan with any PRA health plan, any coverage limitation under the PRA health plan due to any pre-existing condition shall be waived by the PRA health plan to the degree that such condition was covered by the PIC WISCONSIN health plan and such condition would otherwise have been covered by the PRA health plan in the absence of such coverage limitation. All PIC WISCONSIN employees who cease participating in a PIC WISCONSIN health plan and become participants in a comparable PRA health plan during any plan year shall receive credit toward the applicable deductible under the PRA health plan for any amounts paid by the employee under PIC WISCONSIN’s health plan during the applicable plan year, upon substantiation, in a form satisfactory to PRA, that such payments have been made.

(c) It is understood that PRA and its Subsidiaries are “at-will” employers. Nothing in this Section 7.7 shall be interpreted as preventing PRA from terminating the employment of any individual or from amending, modifying or terminating any PRA Employee Plans, or any PIC WISCONSIN Employee Plans, or any benefits under any PRA Employee Plans or any PIC WISCONSIN Employee Plans, or any other contracts, arrangements, commitments or understandings, in accordance with their terms and applicable law.

(d) PRA shall assume and honor in accordance with their terms the employment agreements between PIC WISCONSIN and any officer or employee thereof that are listed in Section 7.7(d) of the PIC WISCONSIN Disclosure Schedule, including without limitation, the obligation to pay cash severance on termination of employment after a change of control as may be applicable; provided that PRA shall require in accordance with the terms of said employment agreements that each officer or employee receiving a payment shall enter into an acknowledgment and release acknowledging that no further cash severance payments are due under the employment agreement and releasing PIC WISCONSIN and PRA and their respective officers, directors and employees from any and all claims arising thereunder.

(e) Notwithstanding anything herein to the contrary, all payments made to PIC WISCONSIN Employees under this Section 7.7 shall be subject to withholding required by applicable federal, state and local taxing authorities.

7.8  Directors’ and Officers’ Indemnification and Insurance.

(a) PIC WISCONSIN shall use its reasonable best efforts, immediately prior to the Closing, to purchase a single payment, run-off policy or policies of directors’ and officers’ liability insurance covering current and former officers and directors of PIC WISCONSIN and the PIC WISCONSIN Subsidiaries on terms and conditions, including limits, as favorable as their respective directors and officers liability insurance policy in effect on the date of this Agreement, such policy or policies to become effective at the Effective Time and remain in effect for a period of six (6) years after the Effective Time (the “Tail Policy”). If PIC WISCONSIN is unable to obtain the Tail Policy prior to Closing, PRA shall use its best efforts to cause the individuals serving as officers and directors of PIC WISCONSIN and the PIC WISCONSIN Subsidiaries, immediately prior to the Effective Time to be covered for a period of six (6) years from the Effective Time (or the period of the applicable statute of limitations, if longer) by the directors’ and officers’ liability insurance policy maintained by PIC WISCONSIN or the PIC WISCONSIN Subsidiary (provided that PRA may substitute therefor policies of the same or substantially similar coverage and amounts containing terms and conditions which are not less advantageous in any material respect than such policy) with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such; provided, however, that in no event shall the premium for any such insurance be more than 300% of the current amount expended by PIC WISCONSIN or the PIC WISCONSIN Subsidiary (the “Insurance Premium Amount”); and provided further, that if PRA is unable to maintain or obtain the insurance called for by this Section 7.8, PRA shall use its best efforts to obtain as much comparable insurance as available for the Insurance Premium Amount.

(b) In addition to the obligations set forth in Section 7.8(a), PRA shall indemnify, defend and hold harmless each person who is now, or who has been at any time before the date hereof or who becomes before the Effective Time, an officer, director or employee of PIC WISCONSIN or a PIC WISCONSIN Subsidiary (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including attorney’s fees), liabilities or judgments or amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each a “Claim”), in which an Indemnified Party is, or is threatened to be made, a party or witness in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of PIC WISCONSIN or a PIC WISCONSIN Subsidiary if such Claim pertains to any matter of fact arising, existing or occurring at or before the Effective Time (including, without limitation, the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time (the “Indemnified Liabilities”), to the fullest extent PIC WISCONSIN is permitted under, and in accordance with the terms of indemnification provisions under, PIC WISCONSIN’s Articles of Incorporation and Bylaws as of the date of this Agreement. PRA shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent provided in PIC WISCONSIN’s Articles of Incorporation as of the date of this Agreement. The Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with PRA; provided, however, that (A) PRA shall have the right to assume the defense thereof and upon such assumption PRA shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if PRA elects not to assume such defense the Indemnified Party may retain counsel reasonably satisfactory to him after consultation with PRA, and PRA shall pay the reasonable fees and expenses of such counsel for the Indemnified Party, (B) PRA shall be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties except to the extent representation by a single firm or attorney is, in the absence of an informed consent by the Indemnified Party, prohibited by ethical rules relating to lawyers’ conflicts of interest, (C) PRA shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld), (D) PRA shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated by this Agreement is prohibited by applicable law and (E) PRA shall have no obligation hereunder to any Indemnified Party for which and to the extent payment is actually and unqualifiedly made to such Indemnified Party under any insurance policy, any other agreement for indemnification or otherwise. Any Indemnified Party wishing to claim Indemnification under this Section 7.8, upon learning of any such Claim, shall notify PRA thereof, provided that the failure to so notify shall not affect the obligations of PRA under this Section 7.8 except to the extent such failure to notify materially prejudices PRA. PRA’s obligations under this Section 7.8 continue in full force and effect for a period of six (6) years from the Effective Time (or the period of the applicable statute of limitations, if longer); provided, however, that all rights to indemnification in respect of any Claim asserted or made within such period shall continue until the final disposition of such Claim.

7.9  Advice of Changes.

(a) PRA and PIC WISCONSIN shall give prompt notice to the other party as soon as practicable after it has actual knowledge of (i) the occurrence, or failure to occur, of any event which would or would be likely to cause any party’s representations or warranties contained in this Agreement to be untrue or incorrect in any material respect at any time from the date of this Agreement to the Closing Date, or (ii) any failure on its part or on the part of any of its or its Subsidiaries’ officers, directors, employees, representatives or agents (other than persons or entities who are such employees, representatives or agents only because they are appointed insurance agents of such parties) to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by such party under this Agreement. Each party shall have the right to deliver to the other party a written disclosure schedule as to any matter of which it becomes aware following execution of this Agreement which would constitute a breach of any representation, warranty or covenant of this Agreement by such party, identifying on such disclosure schedule the representation, warranty or covenant which would be so breached, provided that each such disclosure schedule shall be delivered as soon as practicable after such party becomes aware of the matter disclosed therein. If disclosure of a matter which would constitute a breach of any representation, warranty or covenant of this Agreement is made by either party, the nondisclosing party shall have the right, in its discretion, to terminate this Agreement to the extent such termination is permitted under Section 9.1 of this Agreement.

(b) PRA shall update the PRA Disclosure Schedule (the “Closing Date PRA Disclosure Schedule”) to a date that is no earlier than ten (10) business days prior to the Closing Date and no later than seven (7) business days prior to the Closing Date and shall deliver the Closing Date PRA Disclosure Schedule to PIC WISCONSIN not less than three (3) business days prior to the Closing Date. PIC WISCONSIN shall update the PIC WISCONSIN Disclosure Schedule (the “Closing Date PIC WISCONSIN Disclosure Schedule”) to a date that is no earlier than ten (10) business days prior to the Closing Date and no later than seven (7) business days prior to the Closing Date and shall deliver the Closing Date PIC WISCONSIN Disclosure Schedule to PRA not less than three (3) business days prior to the Closing Date. The obligation of PRA to deliver to PIC WISCONSIN the Closing Date PRA Disclosure Schedule as provided above shall be a material obligation for purposes of Section 8.3(a) hereof, and the obligation of PIC WISCONSIN to deliver to PRA the Closing Date PIC WISCONSIN Disclosure Schedule shall be a material obligation for purposes of Section 8.2(a) hereof.

(c) The provisions of this Section 7.9 and any notices by PRA on the one hand, and PIC WISCONSIN on the other, shall not be deemed in any way to constitute a waiver by the counterparty of the conditions set forth in Article 8 hereof or any of its remedies under Article 9 hereof, nor shall any such notices cure any breach of any representation or warranty which is inaccurate.

7.10  Additional Agreements.

(a) In case at any time prior to the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by, and at the sole expense of, PRA.

(b) In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of PRA and a Subsidiary of PIC WISCONSIN) or to vest PRA or any of its Subsidiaries with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to this Agreement or the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by, and at the sole expense of, PRA.

(c) Prior to the Effective Time, neither PIC WISCONSIN nor the PIC WISCONSIN Subsidiary shall acquire, directly or indirectly, beneficial or record ownership of any shares of PRA Common Stock or other equity securities of PRA, or any securities convertible into or exercisable for any shares of PRA Common Stock or other equity securities of PRA.

7.11  Negotiations with Other Parties.

(a) So long as this Agreement remains in effect and no notice of termination has been given under this Agreement, PIC WISCONSIN shall not authorize or knowingly permit any of its representatives, directly or indirectly, to initiate, entertain, solicit, encourage, engage in, or participate in, negotiations with any Person or any group of Persons other than the other party to this Agreement or any of its affiliates (a “Potential Acquiror”) concerning any Acquisition Proposal (as defined in this Section 7.11) other than as expressly provided in this Agreement. PIC WISCONSIN will promptly inform PRA of any serious, bona fide inquiry it may receive with respect to any Acquisition Proposal and shall furnish to PRA a copy thereof.

(b) Nothing contained in this Agreement shall prohibit the Board of Directors of PIC WISCONSIN from either furnishing information to, or entering into discussions or negotiations with, any Person or group of Persons regarding any Acquisition Proposal, or approving and recommending to the shareholders of PIC WISCONSIN an Acquisition Proposal from any Person or group of Persons, if the Board of Directors of PIC WISCONSIN determines in good faith that such action is appropriate in furtherance of the best interests of shareholders. In connection with any such determination, (i) PIC WISCONSIN shall direct its officers and other appropriate personnel to cooperate with and be reasonably available to consult with any such person, entity or group, (ii) PIC WISCONSIN will disclose to PRA that it is furnishing information to, or entering into discussions or negotiations with, such Person or group of Persons, which disclosure shall describe the terms thereof (but need not identify the person, entity or group making the offer), (iii) prior to furnishing such information to such Person or group of Persons, PIC WISCONSIN shall enter into a written agreement with such Person or group of Persons which provides for, among other things, (A) the furnishing to PIC WISCONSIN of information regarding such Person or group of Persons that is relevant to its ability to finance and otherwise perform its obligations under its Acquisition Proposal; (B) the confidentiality of all non-public information furnished to such Person or group of Persons by PIC WISCONSIN; and (C) procedures reasonably satisfactory to PIC WISCONSIN that are designed to restrict or limit the provision of information regarding PIC WISCONSIN that could be used to the competitive disadvantage of PIC WISCONSIN, or in a manner that would be detrimental to the interests of its shareholders; (iv) PIC WISCONSIN will not furnish any non-public information regarding PRA or the transactions contemplated hereby; and (v) PIC WISCONSIN will keep PRA informed of the status of any such discussions or negotiations (provided that PIC WISCONSIN shall not be required to disclose to PRA confidential information concerning the business or operations of such Person or group of Persons).

(c) As used in this Agreement, “Acquisition Proposal” means (i) any proposal pursuant to which any Person or group of Persons, other than PRA or PIC WISCONSIN, would acquire or participate in a merger or other business combination involving PIC WISCONSIN or any of the PIC WISCONSIN Subsidiaries, directly or indirectly; (ii) any proposal by which any Person or group of Persons, other than PRA or PIC WISCONSIN, would acquire the right to vote 10% or more of the capital stock of PIC WISCONSIN of any of the PIC WISCONSIN Subsidiaries entitled to vote thereon for the election of directors; (iii) any acquisition of 10% or more of the assets of PIC WISCONSIN or any of the PIC WISCONSIN Subsidiaries, other than in the ordinary course of business; (iv) any acquisition in excess of 10% of the outstanding capital stock of PIC WISCONSIN or any of the PIC WISCONSIN Subsidiaries, other than as contemplated by this Agreement; or (v) any transaction similar to the foregoing.

7.12  Reservation of Shares.  PRA agrees at all times from the date of this Agreement until the Merger Consideration has been paid in full to reserve a sufficient number of shares of PRA Common Stock to fulfill its obligations under this Agreement.

ARTICLE 8

Conditions Precedent

8.1  Conditions to Each Party’s Obligation To Effect the Merger.  The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) This Agreement and the transactions contemplated by this Agreement shall have been approved and adopted by the requisite affirmative vote of the shareholders of PIC WISCONSIN entitled to vote thereon.

(b) The shares of PRA Common Stock which shall be issued pursuant to the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

(c) The Articles of Merger shall have been filed with the OCI of Wisconsin and the Department of Financial Institutions of Wisconsin immediately prior to or on the Closing Date.

(d) All approvals of Governmental Authorities required to consummate the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof [(not including periods to file an appeal)] shall have expired, without the imposition of any condition which in the reasonable judgment of PRA is materially burdensome upon PRA or its Subsidiaries (all such approvals and the expiration of all such waiting periods being referred to in this Agreement as the “Requisite Regulatory Approvals”). Without limiting the generality of the foregoing: (i) the S-4 shall have become effective under the Securities Act, and no stop order suspending the effectiveness of the S-4 shall have been issued and shall remain in effect and no proceedings for that purpose shall have been initiated or threatened by the SEC; (ii) all Blue Sky Filings, if any, shall have been made, and the sale of PRA Common Stock resulting from the Merger shall have been qualified or registered with the appropriate state securities law regulatory authorities of all states in which qualification or registration is required under applicable state securities laws, and such qualifications or registrations shall not have been suspended or revoked, or shall be exempt from such qualification or registration; (iii) the HSR Act Report shall have been submitted to the Pre-Merger Notification Agencies, and the waiting period under the HSR Act shall have expired or notice of early termination of the waiting period shall have been received; and (iv) the Merger and the transfer of ownership of PIC WISCONSIN and the PIC WISCONSIN Subsidiaries shall have been approved by the Insurance Regulators, to the extent such approvals are required.

(e) No order, injunction or decree issued by any Governmental Authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits, materially restricts or makes illegal consummation of the Merger.

(f) PRA and PIC WISCONSIN each shall have received a copy of the tax opinions contemplated by Section 7.2 of this Agreement, updated as of the Closing Date, substantially to the effect that, among other things, on the basis of the facts, assumptions and representations set forth in the opinion which are consistent with the state of facts existing at the Closing Date:

(i) The former shareholders of PIC WISCONSIN who receive the PRA Common Stock in the Merger will not recognize gain or loss for federal income tax purposes.

(ii) Neither PIC WISCONSIN nor PRA, nor any of their respective Subsidiaries, shall recognize any gain or loss for federal income tax purposes as a result of the Merger.

8.2  Conditions to Obligation of PRA.  The obligation of PRA to effect the Merger is also subject to the satisfaction or waiver by PRA at or prior to the Effective Time of the following conditions:

(a) PIC WISCONSIN shall have performed in all material respects all material obligations required to be performed by it under this Agreement at or prior to the Closing Date, and PRA shall have received a certificate signed on behalf of PIC WISCONSIN by the Chief Executive Officer and the Chief Financial Officer of PIC WISCONSIN to such effect.

(b) The representations and warranties of PIC WISCONSIN contained in this Agreement shall be true and correct on and as of the Closing Date as if made on and as of such date (except to the extent that any such representation or warranty has by its terms been made as of a specific date in which case such representation and warranty shall have been true and correct as of such specific date); provided, however, that if the failure of any such representations and warranties to be true and correct on and as of the Closing Date, individually or in the aggregate, has not resulted or reasonably could not be expected to result in a Material Adverse Effect on PIC WISCONSIN and the PIC WISCONSIN Subsidiaries, taken as a whole, the foregoing condition shall be deemed to have been fulfilled.

(c) The condition (financial or otherwise), business, net worth, operations, assets, properties, liabilities, results of operations or future prospects of PIC WISCONSIN or the PIC WISCONSIN Subsidiaries, taken as a whole, shall not have suffered a Material Adverse Effect and there shall have been no occurrence, circumstance or combination thereof (whether arising heretofore or hereafter), including litigation pending or threatened, which is reasonably likely to result in a Material Adverse Effect on PIC WISCONSIN and the PIC WISCONSIN Subsidiaries, taken as a whole, before or after the Closing Date.

(d) No legal, administrative, arbitral or other inquiry, proceeding, claim or action shall have been initiated by any governmental or regulatory authority or SRO alleging violations of Federal or state securities laws (including the Securities Act and the Exchange Act) by PIC WISCONSIN, any PIC WISCONSIN Subsidiary or any director or officer of PIC WISCONSIN or any PIC WISCONSIN Subsidiary, which action has not been dismissed with prejudice.

(e) The holders of not more than twenty-five percent (25%) of all the outstanding shares of PIC WISCONSIN shall have exercised their right to dissent and obtain payment for their shares under applicable law with respect to, or as a result of, the Merger.

(f) PIC WISCONSIN shall have delivered to PRA such other certificates and instruments as PRA and its counsel may reasonably request. The form and substance of all certificates, instruments, opinions and other documentation delivered to PRA under this Agreement shall be reasonably satisfactory to PRA and its counsel.

(g) No Distribution Date (as defined in the Rights Agreement) shall have occurred and no holder of any Rights (as defined in the Rights Agreement) shall be entitled to exercise such Rights as a result of the execution of this Agreement, public announcement of this Agreement or the consummation of the Merger and any other transactions contemplated by this Agreement.

8.3  Conditions to Obligation of PIC WISCONSIN.  The obligation of PIC WISCONSIN to effect the Merger is also subject to the satisfaction or waiver by PIC WISCONSIN at or prior to the Effective Time of the following conditions:

(a) PRA shall have performed in all material respects all material obligations required to be performed by it under this Agreement at or prior to the Closing Date, and PIC WISCONSIN shall have received a certificate signed on behalf of PRA by the Chief Executive Officer and the Chief Financial Officer of PRA to such effect.

(b) The representations and warranties of PRA contained in this Agreement shall be true and correct on and as of the Closing Date as if made on and as of such date (except to the extent that any such representation or warranty has by its terms been made as of a specific date in which case such representation and warranty shall have been true and correct as of such specific date); provided, however, that if the failure of any such representations and warranties to be true and correct on and as of the Closing Date, individually or in the aggregate, has not resulted or reasonably could not be expected to result in a Material Adverse Effect on PRA or its Subsidiaries, taken as a whole, the foregoing condition shall be deemed to have been fulfilled.

(c) The condition (financial or otherwise), business, net worth, operations, assets, properties, liabilities, results of operations or future prospects of PRA or its Subsidiaries, taken as a whole, shall not have suffered a Material Adverse Effect and there shall have been no occurrence, circumstance or combination thereof (whether arising heretofore or hereafter), including litigation pending or threatened, which is reasonably likely to result in a Material Adverse Effect on PRA and the PRA Subsidiaries, taken as a whole, before or after the Closing Date.

(d) No legal, administrative, arbitral or other inquiry, proceeding, claim, or action shall have been initiated by any governmental or regulatory authority or SRO alleging violations of Federal or state securities laws (including the Securities Act and the Exchange Act) by PRA, any PRA Subsidiary (including NEWCO) or any director or officer of PRA or any PRA Subsidiary, which action has not been dismissed with prejudice.

(e) PRA shall have delivered to PIC WISCONSIN such other certificates and instruments as PIC WISCONSIN and its counsel may reasonably request. The form and substance of all certificates, instruments and other documentation delivered to PIC WISCONSIN under this Agreement shall be reasonably satisfactory to PIC WISCONSIN and its counsel.

ARTICLE 9

Termination and Amendment

9.1  Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of PIC WISCONSIN:

(a) by mutual consent of PRA and PIC WISCONSIN in a written instrument, if the Board of Directors of PRA and the Board of Directors of PIC WISCONSIN so determine to terminate this Agreement by an affirmative vote of a majority of the members of its entire Board;

(b) by either PRA or PIC WISCONSIN if (i) any Governmental Authority which must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable or any Governmental Authority of competent jurisdiction shall have issued a final nonappealable order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and (ii) the Board of Directors of PRA or the Board of Directors of PIC WISCONSIN, as the case may be, determines to terminate this Agreement by an affirmative vote of a majority of the members of its entire Board;

(c) by either PRA or PIC WISCONSIN (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement) if (i) there shall have been a breach of any of the representations and warranties set forth in this Agreement on the part of the other party, which breach is not cured within forty-five (45) days following written notice to the party committing such breach, or which breach, by its nature or timing, cannot be cured prior to the Closing Date, and (ii) the Board of Directors of the party receiving the notice determines to terminate this Agreement by an affirmative vote of a majority of the members of its entire Board; provided, however, that no representation or warranty of either party contained in this Agreement shall be deemed untrue or incorrect, and neither party shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any representation or warranty, has had or is reasonably expected to have a Material Adverse Effect on such party.

(d) by PRA upon written notice to PIC WISCONSIN if the Board of Directors of PIC WISCONSIN does not, or shall indicate in writing to PRA that the Board of Directors of PIC WISCONSIN is unwilling or unable to, publicly recommend in the S-4 that its shareholders approve and adopt this Agreement, or if after recommending in the S-4 that its shareholders approve and adopt this Agreement, the Board of Directors of PIC WISCONSIN shall have withdrawn, modified or amended such recommendation in any respect materially adverse to PRA (each a “PIC WISCONSIN Recommendation Event”), provided that any such notice of termination must be given not later than fifteen (15) business days after the later of the date PRA shall have been advised by PIC WISCONSIN in writing that PIC WISCONSIN is unable or unwilling to so recommend in the S-4 or that it has withdrawn, modified or amended such recommendation, or such later date as may be agreed upon by PRA and PIC WISCONSIN;

(e) by PRA upon written notice to PIC WISCONSIN if PIC WISCONSIN shall have authorized, recommended, or approved or proposed, or if PIC WISCONSIN shall have entered into an agreement with any Person other than PRA or NEWCO to effect an Acquisition Proposal;

(f) by either PRA or PIC WISCONSIN if approval of the shareholders of PIC WISCONSIN required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of shareholders or at any adjournment or postponement thereof;

(g) by PRA if the Closing Date PIC WISCONSIN Disclosure Schedule discloses any Material Adverse Effect on PIC WISCONSIN or any change from the PIC WISCONSIN Disclosure Schedule which has, or is likely to have, a Material Adverse Effect on PIC WISCONSIN; or by PIC WISCONSIN if the Closing Date PRA Disclosure Schedule discloses any Material Adverse Effect on PRA or any change from the PRA Disclosure Schedule which has, or is likely to have, a Material Adverse Effect on PRA;

(h) by either PRA or PIC WISCONSIN if the S-4 has not been filed with the SEC on or before June 30, 2006, unless the failure to so file the S-4 by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth in this Agreement, and the Board of Directors of PRA or the Board of Directors of PIC WISCONSIN (and including specifically with respect to PIC WISCONSIN the covenant to prepare GAAP Financial Statements set forth in Section 7.1(b) hereof), as the case may be, determines to terminate this Agreement by an affirmative vote of a majority of the members of its entire Board;

(i) by written notice from PIC WISCONSIN to PRA, or from PRA to PIC WISCONSIN, if the Closing does not occur on or before December 31, 2006, for any reason other than breach of this Agreement by the party giving such notice; or

(j) By PIC WISCONSIN upon the occurrence of a PIC WISCONSIN Acquisition Event (as defined in Section 9.5 hereof) or PIC WISCONSIN Recommendation Event.

9.2  Effect of Termination.  In the event of termination of this Agreement by either PRA or PIC WISCONSIN as provided in Section 9.1 of this Agreement, (i) this Agreement shall forthwith become void and have no effect, except that Sections 7.3(b), 9.2, 9.5, 10.2, 10.3, 10.4, 10.5, 10.13, 10.16 and 10.17 of this Agreement shall survive any termination of this Agreement, and (ii) none of PRA, NEWCO, and PIC WISCONSIN, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except as otherwise provided in Section 9.5 of this Agreement; provided, however, that notwithstanding anything to the contrary contained in this Agreement, neither PRA nor PIC WISCONSIN shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

9.3  Amendment.  Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by the Board of Directors of PRA and the Board of Directors of PIC WISCONSIN, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of PIC WISCONSIN; provided, however, that after any approval of the transactions contemplated by this Agreement by the shareholders of PIC WISCONSIN, there may not be, without further approval of such shareholders, any amendment of this Agreement which changes the amount or the form of the consideration to be delivered to the shareholders of PIC WISCONSIN under this Agreement other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

9.4  Extension; Waiver.  At any time prior to the Effective Time, the parties to this Agreement may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties to this Agreement, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions contained in this Agreement; provided, however, that after any approval of the transactions contemplated by this Agreement by the shareholders of PIC WISCONSIN, there may not be, without further approval of such shareholders, any extension or waiver of this Agreement or any portion thereof which reduces the amount or changes the form of the consideration to be delivered to the shareholders of PIC WISCONSIN under this Agreement other than as contemplated by this Agreement. Any agreement on the part of a party to this Agreement to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

9.5  Liquidated Damages; Termination Fee.  Notwithstanding anything to the contrary contained in this Agreement, in the event that any of the following events or circumstances shall occur, PIC WISCONSIN shall, within ten (10) days after notice of the occurrence thereof by PRA, pay to PRA the sum equal to $2,000,000 (which the parties agree and stipulate as reasonable and full liquidated damages and reasonable compensation for the involvement of PRA in the transactions contemplated in this Agreement, is not a penalty or forfeiture, and will not affect the provisions of this Section 9.5): (i) at any time prior to termination of this Agreement a PIC WISCONSIN Acquisition Event shall occur; (ii) PRA shall terminate this Agreement pursuant to Section 9.1(d) or (e); (iii) PIC WISCONSIN shall terminate this Agreement pursuant to Section 9.1(j); or (iv) if PIC WISCONSIN fails to call and the shareholders of PIC WISCONSIN fail to hold the meeting of the shareholders of PIC WISCONSIN as required by Section 7.4 of this Agreement. For purposes of this Agreement a “PIC WISCONSIN Acquisition Event” shall mean that PIC WISCONSIN shall have authorized, recommended, approved, or entered into an agreement with any Person (other than any of the parties to this Agreement) to effect an Acquisition Proposal or shall fail to publicly oppose a tender offer or exchange offer by another person based on an Acquisition Proposal. Upon the making and receipt of such payment under this Section 9.5, PIC WISCONSIN shall have no further obligation of any kind under this Agreement and neither PRA nor NEWCO shall have any further obligation of any kind under this Agreement, except in each case under Section 9.2 of this Agreement, and no party shall have any liability for any breach or alleged breach by such party of any provision of this Agreement.

ARTICLE 10

General Provisions

10.1  Closing.  Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at 10:00 a.m. on a date and at a place to be specified by the parties, which shall be no later than five (5) business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article 8 of this Agreement, unless extended by mutual agreement of the parties (the “Closing Date”). The parties shall use their respective best efforts to cause the Effective Time to occur on or before June 30, 2006. The parties shall cause the Articles of Merger to be filed with the OCI of Wisconsin and the Department of Financial Institutions of Wisconsin on or before the Effective Time. The parties shall take such further actions as may be required by the laws of the State of Wisconsin in connection with such filing and the consummation of the Merger.

10.2  Nonsurvival of Representations, Warranties and Agreements.  None of the representations, warranties, covenants and agreements of PIC WISCONSIN, PRA and NEWCO in this Agreement or in any instrument delivered by PIC WISCONSIN, PRA or NEWCO pursuant to this Agreement shall survive the

Effective Time, except as otherwise provided in Section 9.2 of this Agreement and except for those covenants and agreements contained in this Agreement and in any such instrument which by their terms apply in whole or in part after the Effective Time.

10.3  Expenses.  Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expense; provided, however, that (a) PRA and PIC WISCONSIN will share the cost of the HSR Act filing fee in proportion to their relative assets as of December 31, 2004, (b) PRA shall pay all expenses and filing fees in connection with the Form A filing with the OCI of Wisconsin and any other required filings with Insurance Regulators, (c) PIC WISCONSIN shall pay all costs and expenses relating to printing and mailing the Proxy Statement, and (d) PRA shall pay all registration, filing and other fees paid to the SEC or the NYSE in connection with the Merger.

10.4  Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to PRA to:

ProAssurance Corporation
100 Brookwood Place
Birmingham, Alabama 35209
Attention: Chief Executive Officer
Fax: (205) 877-4405

with copies to:

Burr & Forman LLP
420 N. 20th Street, Suite 3100
Birmingham, Alabama 35203
Attention: Jack P. Stephenson, Esq.
Fax: (205) 458-5100

and

(b)	if to PIC WISCONSIN, to:

1002 Deming Way
Madison, Wisconsin 53717
Attention: President
Fax: (608) 831-8331

with copies to:

Quarles & Brady LLP
One South Pinckney Street, Suite 600
Madison, Wisconsin 53703
Attention: Jeffrey B. Bartell, Esq.
Fax: (608) 251-9166

10.5  [Reserved.]

10.6  Further Assurances.  At the request of any party to this Agreement, the other parties shall execute, acknowledge and deliver such other documents and/or instruments as may be reasonably required by the requesting party to carry out the purposes of this Agreement. In the event any party to this Agreement shall be involved in litigation, threatened litigation or government inquiries with respect to a matter covered by this Agreement, every other party to this Agreement shall also make available to such party, at reasonable times and subject to the reasonable requirements of its own businesses, such of its personnel as may have information relevant to such matters, provided that such party shall reimburse the providing party for its reasonable costs for employee time incurred in connection therewith if more than one business day is required. Following the Closing, the parties will cooperate with each other in connection with tax audits and in the defense of any legal proceedings.

10.7  Remedies Cumulative.  Unless expressly made the exclusive remedy by the terms of this Agreement, all remedies provided for in this Agreement are cumulative and shall be in addition to any and all other rights and remedies provided by law and by any other agreements between the parties.

10.8  Presumptions.  It is expressly acknowledged and agreed that all parties have been represented by counsel and have participated in the negotiation and drafting of this Agreement, and that there shall be no presumption against any party on the ground that such party was responsible for preparing this Agreement or any part of it.

10.9  Exhibits and Schedules.  Each of the Exhibits and Schedules referred to in, and/or attached to, this Agreement is an integral part of this Agreement and is incorporated in this Agreement by this reference.

10.10  Interpretation.  When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. No provision of this Agreement shall be construed to require PRA, PIC WISCONSIN or any of their respective Subsidiaries or affiliates to take any action which would violate any applicable law, rule or regulation.

10.11  Counterparts.  This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

10.12  Entire Agreement.  This Agreement (including the documents and the instruments referred to in this Agreement) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement.

10.13  Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law principles, except that (a) the Merger shall be effected in accordance with and governed by the laws of the State of Wisconsin and (b) the insurance laws of the state of domicile of PIC WISCONSIN and the PIC WISCONSIN Subsidiaries shall govern to the extent the application of such laws would be inconsistent with or in contravention of the laws of the State of Delaware.

10.14  Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

10.15  Publicity.  PRA and PIC WISCONSIN shall develop a joint communications plan and each party shall (i) ensure that all press releases and other public statements and communications (including any communications that would require a filing under Rule 425, Rule 165 and Rule 166 under the Securities Act or Rule 14a-2, Rule 14a-12 or Rule 14e-2 under the Exchange Act) with respect to this Agreement and the transactions contemplated hereby shall be consistent with such joint communications plan and (ii) unless otherwise required by applicable law or by obligations pursuant to any listing agreement with or rules of the NYSE, consult with each other for a reasonable time before issuing any press release or otherwise making any public statement or communication (including any communications that would require a filing with the SEC), and mutually agree upon any such press release or any such public statement or communication, with respect to this Agreement or the transactions contemplated hereby. In addition to the foregoing, except to the extent disclosed in the Proxy Statement, unless otherwise required by applicable law or by obligations pursuant to any listing agreement with or rules of the NYSE, neither PRA nor PIC WISCONSIN shall issue any press release or otherwise make any public statement or disclosure concerning the other party or the other party’s business, financial conditions or results of operations without the consent of the other party.

10.16  Assignment; Third Party Beneficiaries.  Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties to this Agreement (whether by operation of law or otherwise) without the prior written consent of the other parties to this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 7.8, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to confer upon any person other than the parties to this Agreement any rights or remedies under this Agreement.

10.17  Definitions.

(a) The following terms, as used in this Agreement, have the meanings that follow:

“Affiliate” means any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a party.

“Employee Plan” means any “employee benefit plan,” as defined in Section 3(3) of ERISA; any employment, severance or similar service agreement, plan, arrangement or policy; any other plan or arrangement providing for compensation, bonuses, profit-sharing, stock option or other equity-related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), medical, dental or vision benefits, disability or sick leave benefits, life insurance, employee assistance program, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, insurance or medical benefits); or any loan; in each case including plans or arrangements, both written and oral, covering or extended to any current or former director, employee or independent contractor.

“Environmental Laws” means any federal, state, local or foreign law (including common law) treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit or governmental restriction or requirement or any agreement with any Governmental Authority or other third party, relating to human health and safety, the environment or to pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.

“Environmental Permits” means, with respect to any Person, all permits, licenses, franchises, certificates, approvals and other similar authorizations of governmental authorities relating to or required by Environmental Laws and affecting, or relating in any way to, the business of such Person or any of such Person’s Subsidiaries, as currently conducted.

“Governmental Authority” means any governmental body, agency, official or authority, domestic, foreign, or supranational, or SRO or other similar non-governmental regulatory body.

“Insurance Laws” means all laws, rules and regulations applicable to the business of insurance and the regulation of insurance holding companies, whether domestic or foreign, and all applicable orders and directives of Governmental Authorities and market conduct recommendations resulting from market conduct examinations of Insurance Regulators.

“Insurance Regulators” means all Governmental Authorities regulating the business of insurance under the Insurance Laws.

“Knowledge” means, with respect to any fact, circumstance, event or other matter is question, the actual knowledge of such fact, circumstance, event or other matter of (a) an individual, if used in reference to an individual, or (b) any officer of such party, if used in reference to PIC WISCONSIN, PRA or any Person that is not an individual.

“Lien” means, with respect to any property or asset (real or personal, tangible or intangible), any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Material Adverse Effect” means, with respect to PIC WISCONSIN and PRA, as the case may be, a material adverse effect on the business, assets, properties, operations, or condition (financial or otherwise) or (insofar as can reasonably be foreseen) prospects (financial or otherwise) of such party and its Subsidiaries taken as a whole; provided that the following shall be excluded in any determination of Material Adverse Effect: (i) any circumstance, change or effect (including international events such as acts of terrorism or war) affecting generally companies operating in the medical malpractice insurance business in the same general manner and to the same general extent; (ii) any circumstance, change or effect affecting generally the United States or world economy; or (iii) changes in laws, rules or regulations or accounting or actuarial practices which affect both PIC WISCONSIN and PRA in an equivalent manner. Without limiting the foregoing, a Material Adverse Effect shall be conclusively presumed (x) with respect to PIC WISCONSIN if the effect results, or in the reasonable judgment of PRA could result, in a reduction of more than $7.1 million in the shareholders’ equity of PIC WISCONSIN as reflected in the PIC WISCONSIN SAP Statements as of the applicable date, and (y) with respect to PRA if the effect results, or in the reasonable judgment of PIC WISCONSIN could result, in a reduction of more than $74 million in the stockholders’ equity of PRA as reflect in the PRA SEC Reports as of the applicable date.

“Person” means an individual, corporation, partnership (general or limited), limited liability company, association, trust or other entity or organization, including any Governmental Authority.

“Subsidiary,” when used with respect to any Person, means any corporation, partnership, limited liability company, association, trust or other entity or organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes or in which a party has direct or indirect beneficial ownership (as defined in Rule 13d-3 of the SEC) of a majority of the voting stock or other equity interest of such entity.

(b) Set forth below is an index to the definitions set forth in this Agreement.

Term	Section

Acquisition Proposal	7.11(c)
Affiliate	10.17(a)
Agreement	Recitals
Articles of Merger	2.2
Awards	2.7
Blue Sky Filings	7.1(d)
Claim	7.8(b)
Closing	10.1
Closing Date	10.1
Closing Date PIC WISCONSIN Disclosure Schedule	7.9(b)
Closing Date PRA Disclosure Schedule	7.9(b)
COBRA	4.13(k)
Code	2.8
Confidentiality Agreements	7.3(a)
Consulting Agreement	2.12(a)
Continuing Employees	7.7(a)
Dissenter Provisions	3.7

Term	Section

Dissenting Shares	3.7
EDGAR	5.6
Effective Time	2.2
Employee Plan	10.17(a)
Environmental Laws	10.17(a)
Environmental Permits	10.17(a)
ERISA	4.13(a)
Exchange Act	2.17
Exchange Agent	3.1
Exchange Fund	3.2(a)
Exchange Ratio	2.5(a)
GAAP	4.7(d)
Governmental Authority	10.17(a)
HIPAA	4.13(k)
HSR Act	4.5(c)
HSR Act Report	4.5(c)
Insurance Laws	10.17(a)
Insurance Premium Amount	7.8(a)
Insurance Regulators	10.17(a)
Intellectual Property	4.18(a)
IRS	4.12(a)
Knowledge	10.17(a)
Lien	10.17(a)
Madison Office	2.18
Material Adverse Effect	10.17(a)
Merger	2.1
Merger Consideration	2.5(b)
Merger Statutes	2.1
NAIC	4.5(c)
NASD	5.4(c)
New Certificates	3.2(b)
NEWCO	Recitals
NYSE	4.5(c)
OCI	4.7(h)
Old Certificates	3.2(b)
Person	10.17(a)
PIC WISCONSIN	Recitals
PIC WISCONSIN Acquisition Event	9.5
PIC WISCONSIN Actuarial Analyses	4.23(e)
PIC WISCONSIN Actuaries	4.23(e)
PIC WISCONSIN Advisory Committee	2.12(b)
PIC WISCONSIN Common Stock	2.5(a)
PIC WISCONSIN Contract	4.16(a)
PIC WISCONSIN Disclosure Schedule	4

Term	Section

PIC WISCONSIN Employees	7.7(a)
PIC WISCONSIN Employee Plan	4.13(a)
PIC WISCONSIN Holding Company Act Report	4.6(c)
PIC WISCONSIN Insurance Policies	4.11(a)
PIC WISCONSIN Insurance Subsidiaries	4.2(b)
PIC WISCONSIN Personal Property Leases	4.20(b)
PIC WISCONSIN Real Property	4.19(a)
PIC WISCONSIN Real Property Leases	4.19(a)
PIC WISCONSIN Recommendation Event	9.1(d)
PIC WISCONSIN Regulatory Agreement	4.15(b)
PIC WISCONSIN Reinsurance Treaties	4.23(c)
PIC WISCONSIN Reserves	4.23(d)
PIC WISCONSIN SAP Statements	4.6(a)
PIC WISCONSIN Subsidiaries	4.2(a)
Potential Acquiror	7.11(a)
PRA	Recitals
PRA Agreement Stock Price	2.5(b)
PRA Balance Sheet	5.6(e)
PRA Closing Stock Price	2.5(b)
PRA Common Stock	5.3
PRA Debentures	5.3
PRA Disclosure Schedule	5
PRA Filed SEC Reports	5.6(a)
PRA Holding Company Act Report	5.5(c)
PRA Insurance Subsidiaries	5.2(b)
PRA Regulatory Agreement	5.9(e)
PRA Reinsurance Treaties	5.12(a)
PRA Reserves	5.12(b)
PRA SAP Statements	5.5(a)
PRA SEC Reports	5.6(a)
PRA Subsidiaries	5.2(a)
Pre-Merger Notification Agencies	4.5(c)
Proxy Statement	4.5(c)
Repurchased Shares	2.7
Requisite Regulatory Approvals	8.1(d)
Rights	8.2(g)
Rights Agent	4.25
Rights Agreement	4.25
S-4	4.5(c)
SAP	4.6(b)
SEC	4.5(c)
Securities Act	4.10(e)
Selected Person	2.17
SOX	4.7(h)

Term	Section

SRO	4.5(c)
Stock Plan	2.7
Subsidiary	10.17(a)
Tail Policy	7.8(a)
Tax or Taxes	4.12(a)
Tax Return or Tax Returns	4.12(a)
WARN Act	4.14(e)

IN WITNESS WHEREOF, PRA and PIC WISCONSIN have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

PROASSURANCE CORPORATION,
a Delaware corporation

By:	/s/ Victor T. Adamo
Name: Victor T. Adamo
Title: President

PHYSICIANS INSURANCE COMPANY OF
WISCONSIN, INC.,
a Wisconsin stock insurance corporation

By:	/s/ William T. Montei
Name: William T. Montei
Title: President

FIRST AMENDMENT TO
AGREEMENT AND PLAN OF MERGER

THIS FIRST AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER (the “Amendment”), dated as of February 14, 2006, by and between ProAssurance Corporation, a Delaware corporation (“PRA”), Physicians Insurance Company of Wisconsin, a Wisconsin stock insurance corporation (“PIC WISCONSIN”), and Physicians Merger Company, a Wisconsin corporation.

WITNESSETH:

WHEREAS, PRA and PIC WISCONSIN executed an Agreement and Plan of Merger dated December 8, 2005 (the “Merger Agreement”), which provides for, among other things, the merger of Physicians Merger Company with and into PIC WISCONSIN with PIC WISCONSIN surviving the merger as a wholly owned subsidiary of PRA; and

WHEREAS, PRA and PIC WISCONSIN have agreed to certain modifications and amendments to the Merger Agreement and desire to amend the Merger Agreement so as to reflect such modifications and amendments; and

WHEREAS, Physicians Merger Company has been organized pursuant to and in accordance with the terms of the Merger Agreement and desires to evidence its agreement to the terms and provisions of the Merger Agreement as amended hereby by joining in the execution of this Amendment.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Amendment, and intending to be legally bound by this Amendment and the Merger Agreement, the parties to this Amendment and the Merger Agreement agree as follows:

1. Notwithstanding anything to the contrary express or implied in this Amendment or the Merger Agreement: (i) all capitalized terms in this Amendment that are not otherwise defined in this Amendment shall be defined in this Amendment as in the Merger Agreement; and (ii) in the event of any conflict between the provisions of this Amendment and the provisions of the Merger Agreement, the provisions of this Amendment shall control.

2. The Merger Agreement is hereby amended to delete Section 2.4 in its entirety therefrom and to substitute in lieu thereof the following:

2.4  NEWCO Shares.   At the Effective Time, each share of NEWCO common stock that is issued and outstanding immediately prior to the Effective Time shall be converted into twenty (20) shares of common stock of the Surviving Corporation. It is the intention of the parties that, at the Effective Time, PRA shall own all of the issued and outstanding shares of common stock of the Surviving Corporation.

3. The Merger Agreement is hereby amended to delete Section 2.6 in its entirety therefrom and insert in lieu thereof the following:

2.6  No Fractional Shares.   No certificates or scrip representing a fractional share of PRA Common Stock (as defined in Section 5.3 of this Agreement) shall be issued upon the surrender of PIC WISCONSIN Common Stock certificates for exchange; no dividend or distribution with respect to PRA Common Stock shall be payable on or with respect to any fractional share; and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of PRA. In lieu of any such fractional share, PRA shall pay to each former holder of PIC WISCONSIN Common Stock who otherwise would be entitled to receive a fractional share of PRA Common Stock an amount in cash determined by multiplying the fractional share of PRA Common Stock to which such holder would otherwise be entitled by the PRA Closing Stock Price.

4. The Merger Agreement is hereby amended to delete Section 2.10 in its entirety therefrom and to substitute in lieu thereof the following:

2.10  Surviving Corporation Bylaws.   Subject to the terms and conditions of this Agreement, at the Effective Time, the Bylaws of NEWCO then in effect shall be, and shall continue in effect as, the Bylaws of the Surviving Corporation, until amended in accordance with said Bylaws and applicable law.

5. The Merger Agreement is hereby amended to delete Section 3.7 in its entirety therefrom and insert in lieu thereof the following:

3.7  Dissenting Shareholders.   Notwithstanding anything in this Agreement to the contrary, each share of PIC WISCONSIN Common Stock that is held by persons who dissent from the Merger and fully comply with the provisions of Section 611.785 and Sections 180.1301-180.1331 of the Wisconsin Statutes (the “Dissenter Provisions”) shall not be converted into or be exchanged for shares of PRA Common Stock. Instead, (i) the holders of such shares (the “Dissenting Shares”), upon compliance with the requirements of the Dissenter Provisions, shall be entitled to payment of the fair value of such shares in accordance with the Dissenter Provisions, accompanied with the items as set forth in Section 180.1325 of the Wisconsin Statutes; (ii) each of the Dissenting Shares shall be canceled and extinguished; and (iii) if any holder of Dissenting Shares shall subsequently withdraw his demand for payment of the fair value of such shares in accordance with the Dissenter Provisions or shall deliver the certificates representing such shares for exchange into PRA Common Stock, such holder shall forfeit the right to payment of the fair value of such shares and such shares shall thereupon be deemed to have been converted into the right to receive PRA Common Stock. After the Effective Time, PRA shall assume the obligation to pay the holders of the Dissenting Shares, in cash, the fair value of such shares pursuant to the Dissenter Provisions.

6. The Merger Agreement is hereby amended to add the following as new Section 8.1(g) thereof:

(g) The sum of (i) the number of shares of PIC WISCONSIN common stock whose holders have exercised and not forfeited the right to dissent from the Merger and obtain fair value for such shares under Chapters 611 and 180 of Wisconsin Statutes and (ii) the number of shares of PIC WISCONSIN common stock issued or to be issued pursuant to Awards under the Stock Plan and subject to demands for repurchase for cash pursuant to Section 2.7 of the Merger Agreement shall not exceed 19.9% of the shares of issued and outstanding PIC WISCONSIN common stock immediately preceding the Effective Time. At the Effective Time, PRA shall assume the obligation to purchase the Repurchased Shares from holders of Awards under the Stock Plan and to pay the holders of Dissenting Shares the fair value of such shares pursuant to the terms of the Stock Plan and Dissenter Provisions, respectively.

7. The Merger Agreement is hereby further amended by deleting Section 8.2(e) in its entirety therefrom.

8. The Merger Agreement, as amended by this Amendment, includes all of the requisite elements for the “plan of merger” of the merger of Physicians Merger Company with and into PIC WISCONSIN as contemplated under Wis. Stats. Section 180.1101. Physicians Merger Company has joined in the execution of this Amendment to evidence its adoption and agreement to the terms, provisions and conditions of the Merger Agreement as amended by this Amendment.

9. Each of the parties hereto, by its execution hereof, represents and warrants that:

(a) its has full power and authority to execute and deliver this Amendment;

(b) the execution, delivery and performance of this Amendment has been duly authorized by all necessary corporate action on behalf of such party; and

(c) this Amendment has been duly and validly executed and delivered by such party (and assuming the due authorization, execution and delivery by the other parties and the receipt of all

Requisite Regulatory Approvals) constitutes a valid and binding obligation of such party, subject to applicable bankruptcy, fraudulent conveyance, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

10. It is expressly acknowledged and agreed that all parties have been represented by counsel and have participated in the negotiation and drafting of this Amendment and the Merger Agreement, and that there shall be no presumption against any party on the ground that such party was responsible for preparing this Amendment and the Merger Agreement or any part of it.

11. This Amendment may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

12. This Amendment amends the Merger Agreement. It is the intent and purpose of the parties to this Amendment, by executing this Amendment, to ratify, confirm and reaffirm the Merger Agreement and all of its terms and provisions as amended by this Amendment. This Amendment and the Merger Agreement (including the documents and the instruments referred to in this Amendment and the Merger Agreement) constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Amendment and the Merger Agreement.

13. Any term or provision of this Amendment which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Amendment or affecting the validity or enforceability of any of the terms or provisions of this Amendment in any other jurisdiction. If any provision of this Amendment is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the date first above written.

PROASSURANCE CORPORATION,
a Delaware corporation

By:	/s/ Victor T. Adamo
Victor T. Adamo, President

PHYSICIANS MERGER COMPANY,
a Wisconsin corporation

By:	/s/ Victor T. Adamo
Victor T. Adamo, President

PHYSICIANS INSURANCE COMPANY OF WISCONSIN,
a Wisconsin stock insurance corporation

By:	/s/ William T. Montei
William T. Montei, President

APPENDIX B

WISCONSIN DISSENTERS’
RIGHTS STATUTES

INSURANCE
CHAPTER 611. DOMESTIC STOCK AND MUTUAL INSURANCE CORPORATIONS
SUBCHAPTER V. CORPORATE REORGANIZATION

(2005 Wisconsin Act 476 was signed by the Governor of Wisconsin on May 30, 2006. The Act amends the Wisconsin dissenters’ rights statutes effective June 14, 2006. ~~Strikeovers~~ indicate deletions to the statutes as a result of the Act; underscoring indicates language added by the Act.)

611.785. Dissenters’ rights

Sections 180.1301 to 180.1331 apply to stock corporations, except as provided in s. 611.71(5)(b) with respect to a shareholder’s right to dissent from a share exchange consummated under s. 611.71.

PARTNERSHIPS AND CORPORATIONS; TRANSPORTATION; UTILITIES; BANKS;
SAVINGS ASSOCIATIONS
CHAPTER 180. BUSINESS CORPORATIONS DIRECTORS AND OFFICERS

180.1301. Definitions

In ss. 180.1301 to 180.1331:

(1) “Beneficial shareholder” means a person who is a beneficial owner of shares held by a nominee as the shareholder.

(1m) “Business combination” has the meaning given in s. 180.1130(3).

(2) “Corporation” means the issuer corporation or, if the corporate action giving rise to dissenters’ rights under s. 180.1302 is a merger or share exchange that has been effectuated, the surviving domestic corporation or foreign corporation of the merger or the acquiring domestic corporation or foreign corporation of the share exchange.

(3) “Dissenter” means a shareholder or beneficial shareholder who is entitled to dissent from corporate action under s. 180.1302 and who exercises that right when and in the manner required by ss. 180.1320 to 180.1328.

(4) “Fair value”, with respect to a dissenter’s shares other than in a business combination, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. “Fair value”, with respect to a dissenter’s shares in a business combination, means market value, as defined in s. 180.1130(9)(a) 1. to 4.

(5) “Interest” means interest from the effectuation date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all of the circumstances.

(6) “Issuer corporation” means a domestic corporation that is the issuer of the shares held by a dissenter before the corporate action.

180.1302. Right to dissent

(1) Except as provided in sub. (4) and s. 180.1008(3), a shareholder or beneficial shareholder may dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

(a) Consummation of a plan of merger to which the issuer corporation is a party if any of the following applies:

1. Shareholder approval is required for the merger by s. 180.1103 or by the articles of incorporation.

2. The issuer corporation is a subsidiary that is merged with its parent under s. 180.1104.

3. The issuer corporation is a parent that is merged with its subsidiary under s. 180.1104. This subdivision does not apply if all of the following are true:

a. The articles of incorporation of the surviving corporation do not differ from the articles of incorporation of the parent before the merger, except for amendments specified in s. 180.1002 (1) to (9).

b. Each shareholder of the parent whose shares were outstanding immediately before the effective time of the merger holds the same number of shares with identical designations, preferences, limitations, and relative rights, immediately after the merger.

c. The number of voting shares, as defined in s. 180.1103 (5) (a) 2., outstanding immediately after the merger, plus the number of voting shares issuable as a result of the merger, either by the conversion of securities issued pursuant to the merger or the exercise of rights or warrants issued pursuant to the merger, do not exceed by more than 20 percent the total number of voting shares of the parent outstanding immediately before the merger.

d. The number of participating shares, as defined in s. 180.1103 (5) (a) 1., outstanding immediately after the merger, plus the number of participating shares issuable as a result of the merger, either by the conversion of securities issued pursuant to the merger or the exercise of rights or warrants issued pursuant to the merger, do not exceed by more than 20 percent the total number of participating shares of the parent outstanding immediately before the merger.

(b) Consummation of a plan of share exchange if the issuer corporation’s shares will be acquired, and the shareholder or the shareholder holding shares on behalf of the beneficial shareholder is entitled to vote on the plan.

(c) Consummation of a sale or exchange of all, or substantially all, of the property of the issuer corporation other than in the usual and regular course of business, including a sale in dissolution, but not including any of the following:

1. A sale pursuant to court order.

2. A sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale.

(cm) Consummation of a plan of conversion.

(d) Except as provided in sub. (2), any other corporate action taken pursuant to a shareholder vote to the extent that the articles of incorporation, bylaws or a resolution of the board of directors provides that the voting or nonvoting shareholder or beneficial shareholder may dissent and obtain payment for his or her shares.

(2) Except as provided in sub. (4) and s. 180.1008(3), the articles of incorporation may allow a shareholder or beneficial shareholder to dissent from an amendment of the articles of incorporation and obtain payment of the fair value of his or her shares if the amendment materially and adversely affects rights in respect of a dissenter’s shares because it does any of the following:

(a) Alters or abolishes a preferential right of the shares.

(b) Creates, alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares.

(c) Alters or abolishes a preemptive right of the holder of shares to acquire shares or other securities.

(d) Excludes or limits the right of the shares to vote on any matter or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights.

(e) Reduces the number of shares owned by the shareholder or beneficial shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under s. 180.0604.

(3) Notwithstanding sub. (1)(a) to (c), if the issuer corporation is a statutory close corporation under ss. 180.1801 to 180.1837, a shareholder of the statutory close corporation may dissent from a corporate action and obtain payment of the fair value of his or her shares, to the extent permitted under sub. (1)(d) or (2) or s. 180.1803, 180.1813(1)(d) or (2)(b), 180.1815(3) or 180.1829(1)(c).

(4) ~~Except in a business combination or~~ Unless the articles of incorporation provide otherwise, subs. (1) and (2) do not apply to the holders of shares of any class or series if the shares of the class or series are registered on a national securities exchange or quoted on the National Association of Securities Dealers, Inc., automated quotations system on the record date fixed to determine the shareholders entitled to notice of a shareholders meeting at which shareholders are to vote on the proposed corporate action.

(5) Except as provided in s. 180.1833, a shareholder or beneficial shareholder entitled to dissent and obtain payment for his or her shares under ss. 180.1301 to 180.1331 may not challenge the corporate action creating his or her entitlement unless the action is unlawful or fraudulent with respect to the shareholder, beneficial shareholder or issuer corporation.

180.1303. Dissent by shareholders and beneficial shareholders

(1) A shareholder may assert dissenters’ rights as to fewer than all of the shares registered in his or her name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he or she asserts dissenters’ rights. The rights of a shareholder who under this subsection asserts dissenters’ rights as to fewer than all of the shares registered in his or her name are determined as if the shares as to which he or she dissents and his or her other shares were registered in the names of different shareholders.

(2) A beneficial shareholder may assert dissenters’ rights as to shares held on his or her behalf only if the beneficial shareholder does all of the following:

(a) Submits to the corporation the shareholder’s written consent to the dissent not later than the time that the beneficial shareholder asserts dissenters’ rights.

(b) Submits the consent under par. (a) with respect to all shares of which he or she is the beneficial shareholder.

180.1320. Notice of dissenters’ rights

(1) If proposed corporate action creating dissenters’ rights under s. 180.1302 is submitted to a vote at a shareholders’ meeting, the meeting notice shall state that shareholders and beneficial shareholders are or may be entitled to assert dissenters’ rights under ss. 180.1301 to 180.1331 and shall be accompanied by a copy of those sections.

(2) If corporate action creating dissenters’ rights under s. 180.1302 is authorized without a vote of shareholders, the corporation shall notify, in writing and in accordance with s. 180.0141, all shareholders entitled to assert dissenters’ rights that the action was authorized and send them the dissenters’ notice described in s. 180.1322.

180.1321. Notice of intent to demand payment

(1) If proposed corporate action creating dissenters’ rights under s. 180.1302 is submitted to a vote at a shareholders’ meeting, a shareholder or beneficial shareholder who wishes to assert dissenters’ rights shall do all of the following:

(a) Deliver to the issuer corporation before the vote is taken written notice that complies with s. 180.0141 of the shareholder’s or beneficial shareholder’s intent to demand payment for his or her shares if the proposed action is effectuated.

(b) Not vote his or her shares in favor of the proposed action.

(2) A shareholder or beneficial shareholder who fails to satisfy sub. (1) is not entitled to payment for his or her shares under ss. 180.1301 to 180.1331.

180.1322. Dissenters’ notice

(1) If proposed corporate action creating dissenters’ rights under s. 180.1302 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders and beneficial shareholders who satisfied s. 180.1321.

(2) The dissenters’ notice shall be sent no later than 10 days after the corporate action is authorized at a shareholders’ meeting or without a vote of shareholders, whichever is applicable. The dissenters’ notice shall comply with s. 180.0141 and shall include or have attached all of the following:

(a) A statement indicating where the shareholder or beneficial shareholder must send the payment demand and where and when certificates for certificated shares must be deposited.

(b) For holders of uncertificated shares, an explanation of the extent to which transfer of the shares will be restricted after the payment demand is received.

(c) A form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and that requires the shareholder or beneficial shareholder asserting dissenters’ rights to certify whether he or she acquired beneficial ownership of the shares before that date.

(d) A date by which the corporation must receive the payment demand, which may not be fewer than 30 days nor more than 60 days after the date on which the dissenters’ notice is delivered.

(e) A copy of ss. 180.1301 to 180.1331.

180.1323. Duty to demand payment

(1) A shareholder or beneficial shareholder who is sent a dissenters’ notice described in s. 180.1322, or a beneficial shareholder whose shares are held by a nominee who is sent a dissenters’ notice described in s. 180.1322, must demand payment in writing and certify whether he or she acquired beneficial ownership of the shares before the date specified in the dissenters’ notice under s. 180.1322(2)(c). A shareholder or beneficial shareholder with certificated shares must also deposit his or her certificates in accordance with the terms of the notice.

(2) A shareholder or beneficial shareholder with certificated shares who demands payment and deposits his or her share certificates under sub. (1) retains all other rights of a shareholder or beneficial shareholder until these rights are canceled or modified by the effectuation of the corporate action.

(3) A shareholder or beneficial shareholder with certificated or uncertificated shares who does not demand payment by the date set in the dissenters’ notice, or a shareholder or beneficial shareholder with certificated shares who does not deposit his or her share certificates where required and by the date set in the dissenters’ notice, is not entitled to payment for his or her shares under ss. 180.1301 to 180.1331.

180.1324. Restrictions on uncertificated shares

(1) The issuer corporation may restrict the transfer of uncertificated shares from the date that the demand for payment for those shares is received until the corporate action is effectuated or the restrictions released under s. 180.1326.

(2) The shareholder or beneficial shareholder who asserts dissenters’ rights as to uncertificated shares retains all of the rights of a shareholder or beneficial shareholder, other than those restricted under sub. (1), until these rights are canceled or modified by the effectuation of the corporate action.

180.1325. Payment

(1) Except as provided in s. 180.1327, as soon as the corporate action is effectuated or upon receipt of a payment demand, whichever is later, the corporation shall pay each shareholder or beneficial shareholder who has complied with s. 180.1323 the amount that the corporation estimates to be the fair value of his or her shares, plus accrued interest.

(2) The payment shall be accompanied by all of the following:

(a) The corporation’s latest available financial statements, audited and including footnote disclosure if available, but including not less than a balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year and the latest available interim financial statements, if any.

(b) A statement of the corporation’s estimate of the fair value of the shares.

(c) An explanation of how the interest was calculated.

(d) A statement of the dissenter’s right to demand payment under s. 180.1328 if the dissenter is dissatisfied with the payment.

(e) A copy of ss. 180.1301 to 180.1331.

180.1326. Failure to take action

(1) If an issuer corporation does not effectuate the corporate action within 60 days after the date set under s. 180.1322 for demanding payment, the issuer corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(2) If after returning deposited certificates and releasing transfer restrictions, the issuer corporation effectuates the corporate action, the corporation shall deliver a new dissenters’ notice under s. 180.1322 and repeat the payment demand procedure.

180.1327. After-acquired shares

(1) A corporation may elect to withhold payment required by s. 180.1325 from a dissenter unless the dissenter was the beneficial owner of the shares before the date specified in the dissenters’ notice under s. 180.1322(2)(c) as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

(2) To the extent that the corporation elects to withhold payment under sub. (1) after effectuating the corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his or her demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter’s right to demand payment under s. 180.1328 if the dissenter is dissatisfied with the offer.

180.1328. Procedure if dissenter dissatisfied with payment or offer

(1) A dissenter may, in the manner provided in sub. (2), notify the corporation of the dissenter’s estimate of the fair value of his or her shares and amount of interest due, and demand payment of his or her estimate, less any payment received under s. 180.1325, or reject the offer under s. 180.1327 and demand payment of the fair value of his or her shares and interest due, if any of the following applies:

(a) The dissenter believes that the amount paid under s. 180.1325 or offered under s. 180.1327 is less than the fair value of his or her shares or that the interest due is incorrectly calculated.

(b) The corporation fails to make payment under s. 180.1325 within 60 days after the date set under s. 180.1322 for demanding payment.

(c) The issuer corporation, having failed to effectuate the corporate action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set under s. 180.1322 for demanding payment.

(2) A dissenter waives his or her right to demand payment under this section unless the dissenter notifies the corporation of his or her demand under sub. (1) in writing within 30 days after the corporation made or offered payment for his or her shares. The notice shall comply with s. 180.0141.

180.1330. Court action

(1) If a demand for payment under s. 180.1328 remains unsettled, the corporation shall bring a special proceeding within 60 days after receiving the payment demand under s. 180.1328 and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not bring the special proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(2) The corporation shall bring the special proceeding in the circuit court for the county where its principal office or, if none in this state, its registered office is located. If the corporation is a foreign corporation without a registered office in this state, it shall bring the special proceeding in the county in this state in which was located the registered office of the issuer corporation that merged with or whose shares were acquired by the foreign corporation.

(3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the special proceeding. Each party to the special proceeding shall be served with a copy of the petition as provided in s. 801.14.

(4) The jurisdiction of the court in which the special proceeding is brought under sub. (2) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. An appraiser has the power described in the order appointing him or her or in any amendment to the order. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(5) Each dissenter made a party to the special proceeding is entitled to judgment for any of the following:

(a) The amount, if any, by which the court finds the fair value of his or her shares, plus interest, exceeds the amount paid by the corporation.

(b) The fair value, plus accrued interest, of his or her shares acquired on or after the date specified in the dissenter’s notice under s. 180.1322(2)(c), for which the corporation elected to withhold payment under s. 180.1327.

180.1331. Court costs and counsel fees

(1)(a) Notwithstanding ss. 814.01 to 814.04, the court in a special proceeding brought under s. 180.1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court and shall assess the costs against the corporation, except as provided in par. (b).

(b) Notwithstanding ss. 814.01 and 814.04, the court may assess costs against all or some of the dissenters, in amounts that the court finds to be equitable, to the extent that the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment under s. 180.1328.

(2) The parties shall bear their own expenses of the proceeding, except that, notwithstanding ss. 814.01 to 814.04, the court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts that the court finds to be equitable, as follows:

(a) Against the corporation and in favor of any dissenter if the court finds that the corporation did not substantially comply with ss. 180.1320 to 180.1328.

(b) Against the corporation or against a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by this chapter.

(3) Notwithstanding ss. 814.01 to 814.04, if the court finds that the services of counsel and experts for any dissenter were of substantial benefit to other dissenters similarly situated, the court may award to these counsel and experts reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

APPENDIX C

December 8, 2005

Board of Directors of Physicians Insurance Company of Wisconsin, Inc.
1002 Deming Way
Madison, WI 53717

Ladies and Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock (collectively the “Stockholders”) of Physicians Insurance Company of Wisconsin, Inc. (“PIC Wisconsin” or “the Company”) of the sale of all issued and outstanding shares of the Company’s capital stock to ProAssurance Corporation (“ProAssurance” or the “Buyer”) pursuant to the terms and subject to the conditions set forth in the draft Agreement and Plan of Merger (the “Agreement”) dated December 8, 2005 to be entered into by and among PIC Wisconsin and the Buyer (the “Transaction”).

Pursuant to the terms of and subject to the conditions set forth in the Agreement, the Stockholders will sell and deliver to the Buyer all of the stock of the Company, and the Buyer will purchase and pay for all of the stock of PIC Wisconsin. Each of the Stockholders will have the right to receive Buyer common stock worth $5,000 for each share of PIC Wisconsin common stock (19,741 shares in total) as the initial exchange ratio, which is subject to a “collar” of 20%. Based on Buyer’s average closing stock price for the ten (10) trading days (the “Buyer’s Stock Price”) ending December 7, 2005 of $49.76, the exchange ratio would be 100.48 shares of Buyer’s common stock per share of PIC Wisconsin common stock. The exchange ratio will adjust if the value of Buyer’s Stock Price as of the closing is greater than $39.80 or less than $59.71. If the Buyer’s Stock Price exceeds $59.71 as of the closing, the exchange ratio will be fixed at 83.738 shares of Buyers common stock per share of PIC Wisconsin common stock, and if the Buyer’s Stock Price is less than $39.80 as of the closing, the exchange ratio will be fixed at 125.628 shares of Buyers common stock per share of PIC Wisconsin common stock. You have not asked us to express, and we are not expressing, any opinion with respect to any of the other terms, conditions, determinations or actions with respect to the Transaction.

We are familiar with PIC Wisconsin, as we provide or have provided certain investment banking services to PIC Wisconsin from time to time, including providing advisory services in connection with the shareholder rights plan implemented in November 2004 and providing advisory services in connection with its capital raise through a privately placed offering of surplus notes in May 2004.

We are familiar with ProAssurance, as we provide or have provided certain investment banking services to ProAssurance from time to time, including acting as advisor in its sale of MEEMIC Insurance Company which was announced in November 2005 (which sale has not yet been consummated), acting as advisor in its acquisition of NCRIC Group, Inc. in August 2005, providing advisory services in connection with its capital raise through a privately placed offering of trust preferred securities in May 2004, acting as co-lead manager of its convertible debt offering in July 2003, acting as co-lead manager of its follow-on offering in November 2002 and acting as advisor to Professionals Group, Inc. in its sale to Medical Assurance, Inc. in June 2000, which resulted in the formation of ProAssurance. We may provide additional investment banking services to ProAssurance in the future.

In the ordinary course of our business as a broker-dealer, we may actively trade the equity securities of ProAssurance for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

In connection with our review of the proposed Transaction and the preparation of our opinion herein, we have examined: (a) the draft Agreement dated December 8, 2005; (b) certain audited and unaudited historical financial statements of PIC Wisconsin for the three years ended December 31, 2004 and the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005; (c) certain internal business, operating and financial information and forecasts of PIC Wisconsin (the “Forecasts”) prepared by the senior management of the Company; (d) information regarding certain publicly traded comparable companies in the medical malpractice insurance industry; (e) information regarding publicly available financial terms of certain transactions in the medical malpractice insurance industry, and (f) certain publicly available information on the Buyer. We have also held discussions with members of the senior management of PIC Wisconsin and ProAssurance to discuss the foregoing, have considered other matters which we have deemed relevant to our inquiry and have taken into account such accepted financial and investment banking procedures and considerations as we have deemed relevant.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all the information examined by or otherwise reviewed or discussed with us for purposes of this opinion. We have not made or obtained an independent valuation or appraisal of the assets, liabilities or solvency of either the Buyer or the Company.

We have been advised by the management of PIC Wisconsin that the Forecasts examined by us have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of PIC Wisconsin. In that regard, we have assumed, with your consent, that the Forecasts will be realized in the amounts and at the times contemplated thereby. We express no opinion with respect to the Forecasts or the estimates and judgments on which they are based.

Our opinion herein is based upon economic, market, financial and other conditions existing on, and other information disclosed to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. We have relied as to all legal matters on advice of counsel to PIC Wisconsin, and have assumed that the Transaction will be consummated on the terms described in the Agreement, without any waiver of any material terms or conditions by PIC Wisconsin and that the obtaining of any necessary approvals will not have any adverse effect on the Buyer or the Company.

We are expressing no opinion herein as to the price at which the common stock of ProAssurance will trade at any future time or as to the effect of the Transaction on the trading price of the common stock of ProAssurance. Such trading price may be effected by a number of factors, including, but not limited to, (i) dispositions of the common stock of ProAssurance by stockholders after the announcement of the Transaction; (ii) changes in prevailing interest rates and other factors which generally influence the price of securities; (iii) adverse changes in the current capital markets; (iv) the occurrence of adverse changes in the financial condition, business, assets, results of operations or prospects of ProAssurance or in the medical malpractice insurance industry; (v) any necessary actions by or restrictions of federal, state or other governmental agencies or regulatory authorities; and (vi) timely completion of the Transaction on terms and conditions that are acceptable to all parties at interest.

We have acted as the investment banker to the Board of Directors of PIC Wisconsin in connection with the Transaction and will receive a fee for our services upon consummation of the Transaction, a significant portion of which fee is contingent upon the closing of the Transaction. We will also receive a fee upon the delivery of this opinion. In addition, PIC Wisconsin has agreed to indemnify us against certain liabilities arising out of our engagement.

Our investment banking services and our opinion were provided solely for the use and benefit of the Board of Directors of PIC Wisconsin in connection with its consideration of the Transaction contemplated by the Agreement. Our opinion is limited to the fairness, from a financial point of view, of the Transaction consideration to be paid to the Stockholders in connection with the Transaction, and we do not address the merits of the underlying decision by PIC Wisconsin to engage in the Transaction. Our opinion does not constitute a recommendation as to how any Stockholder should vote with respect to the Transaction. It is understood that this letter may not be disclosed or otherwise referred to without prior written consent, except that the opinion may be included in its entirety in submissions to state insurance regulatory authorities or in a proxy statement mailed to the Stockholders with respect to the Transaction.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Transaction consideration to be received by Stockholders is fair, from a financial point of view, to the Stockholders.

Very truly yours,

/s/  Cochran, Caronia & Co.

COCHRAN, CARONIA & CO.

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

As permitted by Delaware law, the Registrant’s certificate of incorporation provides that the directors of the Registrant will not be held personally liable for a breach of fiduciary duty as a director, except that a director may be liable for (1) a breach of the director’s duty of loyalty to the corporation or its shareholders, (2) acts made in bad faith or which involve intentional misconduct or a knowing violation of the law, (3) illegal payment of dividends under Section 174 of the Delaware General Corporation Law; or (4) for any transaction from which the director derives an improper personal benefit. The Registrant’s certificate of incorporation further provides that if Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Registrant shall be eliminated or limited to the fullest extent permitted by Delaware law, as so amended.

The by-laws of the Registrant provide that the Registrant will indemnify any person involved in litigation brought by a third party or by or in the right of the Registrant by reason of the fact that he or she is or was a director, officer, employee or agent of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee or agent of another entity. The Registrant will only indemnify such a person if that person acted in good faith and in a manner he or she reasonably believed to be lawful and in the best interests of the Registrant, except that the person will not be entitled to indemnification in an action in which he or she is found to be liable to the corporation unless the Delaware Court of Chancery deems indemnification under these circumstances proper.

The Registrant maintains in effect directors’ and officers’ liability insurance which provides coverage against certain liabilities. The Registrant has entered into indemnification agreements with each of its directors and executive officers which requires the Registrant to use reasonable efforts to maintain such insurance during the term of the agreement so long as the board of directors in the exercise of its business judgment determines that the cost is not excessive and is reasonably related to the amount of coverage and that the coverage provides a reasonable benefit for such cost. The indemnity agreements have terms that will automatically renew for successive one year terms each year unless sooner terminated by Registrant on 60 days notice or upon the indemnitee’s termination as an officer, director or employee of Registrant or its subsidiaries.

The indemnity agreement requires the Registrant to indemnify the executive officers and directors to the fullest extent permitted under Delaware law to the extent not covered by liability insurance, including advances of expenses in the defense of claims against the executive officer or director while acting in such capacity. It is a condition to such indemnification that the indemnitee acted in good faith and in a manner that he or she believed to be in or not opposed to the interest of the Registrant or its stockholders, and with respect to a criminal action had no reasonable cause to believe his or her conduct was unlawful. Indemnification is not available from the Registrant:

(a) in respect to remuneration that is determined to be in violation of law;

(b) on account of any liability arising from a suit for an accounting of profits for the purchase and sale of Registrant’s common stock pursuant to Section 16(b) of the Securities Exchange Act of 1934, as amended;

(c) on account of conduct that is determined to have been knowingly fraudulent, deliberately dishonest or willful misconduct;

(d) if indemnification is prohibited by the applicable laws of the State of Delaware;

(e) if the indemnitee is found to be liable to the Registrant or its subsidiaries unless the Delaware Court of Chancery determines that the indemnitee is fairly and reasonably entitled to indemnification for expenses that the court deems proper; or

(f) if a court should determine that such indemnification is not lawful.

The indemnity agreement requires the indemnitee to reimburse the Registrant for all reasonable expenses incurred or advanced in defending any criminal or civil suit or proceedings against the indemnitee if the Registrant determines that indemnity is not available.

In addition, pursuant to the merger agreement, the registrant will indemnify, defend and hold harmless all past and present officers, directors and employees of PIC Wisconsin and its subsidiaries to the same extent they are indemnified or have the right to advancement of expenses under PIC Wisconsin’s articles of incorporation, bylaws and indemnification agreements, and to the fullest extent permitted by law. The merger agreement also requires PIC Wisconsin to use its reasonable best efforts to acquire directors’ and officers’ liability insurance for the present and former officers and directors of PIC Wisconsin with respect to claims arising from facts or events occurring before the merger and to keep this insurance in effect for a period of six years after the merger. If PIC Wisconsin is unable to acquire such insurance, ProAssurance is required to use its best efforts to acquire directors’ and officers’ liability insurance that contains at least the same coverage and amounts, and terms and conditions no less advantageous, as PIC Wisconsin’s existing coverage. However, if neither PIC Wisconsin nor ProAssurance is able to maintain or obtain such levels of insurance at a cost of less than 300% of the premium paid by PIC Wisconsin for such insurance or is otherwise unable to obtain such insurance, ProAssurance is required to use its best efforts to obtain as much comparable insurance as is reasonably available. This summary of indemnification under the merger agreement is qualified in its entirety by reference to the merger agreement which is included as an exhibit to the registration statement.

Item 21.	Exhibits and Financial Statement Schedules.

Exhibit Index

Exhibit		Description

(2	)(a)	Agreement and Plan of Merger, dated as of December 8, 2005, as amended on February 14, 2006, by and among ProAssurance, PIC Wisconsin and Physicians Merger Company (included as Appendix A to the proxy statement-prospectus contained in this Registration Statement)
(4)		The following instruments defining rights of holders of long-term debt of the Registrant each represent more than 10 percent of the consolidated assets of the Registrant; instruments representing 10 percent or less of the consolidated assets of the Registrant either have been previously filed or will be provided by Registrant upon request to the Securities and Exchange Commission:
(4	)(a)	Purchase Agreement, dated July 1, 2003, between Registrant and the representatives of the initial purchasers of the Debentures (without exhibits)(1)
(4	)(b)	Indenture dated July 7, 2003, between and among Registrant and the initial purchasers of the Debentures(2)
(4	)(c)	Registration Rights Agreement, dated July 7, 2003, between and among Registrant and the initial purchasers of the Debentures(2)
(5)		Opinion and consent of Burr & Forman LLP as to the validity of the securities being registered
(8	)(a)	Opinion and consent of Burr & Forman LLP regarding the federal income tax consequences of the merger
(8	)(b)	Opinion and consent of Quarles & Brady LLP regarding the federal income tax consequences of the merger
(23	)(a)	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
(23	)(b)	Consent of Cochran Caronia Waller, LLC
(23	)(c)	Consent of Burr & Forman LLP (included in Exhibits 5 and 8(a))
(23	)(d)	Consent of Quarles & Brady LLP (included in Exhibit 8(b))
(24)		Power of Attorney*
(99	)(a)	Opinion of Cochran, Caronia & Co. (now known as Cochran Caronia Waller, LLC) (included as Appendix C to the proxy statement-prospectus contained in this Registration Statement)
(99	)(b)	Form of Proxy to be used by PIC Wisconsin
(99	)(c)	Articles of Incorporation of PIC Wisconsin*
(99	)(d)	Bylaws of PIC Wisconsin
(99	)(e)(1)	Rights Agreement dated as of November 4, 2004 by and between PIC Wisconsin and American Stock Transfer & Trust Company, as rights agent*
(99	)(e)(2)	First Amendment to the Rights Agreement dated as of December 8, 2005*
(99	)(f)	PIC Wisconsin’s Change of Control Benefits Policy*
(99	)(g)	PIC Wisconsin’s Long Term Stock Plan*
(99	)(h)	Consent of William J. Listwan, M.D. to become a director of ProAssurance

*	Previously filed.

(1)	Filed as an Exhibit to ProAssurance’s Registration Statement on Form S-3 (File No. 333-109972) and incorporated by reference pursuant to SEC Rule 12b-32.

(2)	Filed as an Exhibit to ProAssurance’s Quarterly Report on Form 10-Q for the period ended June 30, 2003 (File No. 001-16533) and incorporated by reference pursuant to SEC Rule 12b-32.

Item 22.	Undertakings

The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(1) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(2) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(3) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d) For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) That in a primary offering of securities of the undersigned registrant pursuant to the registration statement, regardless of the underwriting method used to sell securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(1) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(2) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(3) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(4) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(f) That no statement made in this registration statement or prospectus which is a part of this registration statement or made in a document incorporated or deemed incorporated by reference into this registration statement or prospectus which is a part of this registration statement will, as to a purchase with a time of contract of sale prior to such first use, supersede or modify any statement that is made in this registration statement or prospectus which is a part of this registration statement or made in any document immediately prior to such date of first use.

(g) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(h) That every prospectus (i) that it is filed pursuant to paragraph (g) immediately proceeding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(i) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 20 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(j) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

(k) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 1 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto, duly authorized, in the City of Birmingham, State of Alabama, on this the 1st day of June, 2006.

PROASSURANCE CORPORATION

By:	/s/ A. Derrill Crowe
A. Derrill Crowe
Chairman of the Board and
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement on Form S-4 has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ A. Derrill Crowe A. Derrill Crowe	Chairman of the Board and Chief Executive Officer (Principal Executive Officer) and Director	June 1, 2006

/s/ Edward L. Rand, Jr. Edward L. Rand, Jr.	Senior Vice President of Finance and Chief Financial Officer	June 1, 2006

/s/ James J. Morello James J. Morello	Treasurer and Chief Accounting Officer	June 1, 2006

/s/ Victor T. Adamo Victor T. Adamo	Director	June 1, 2006

* Lucian F. Bloodworth	Director	June 1, 2006

/s/ Paul R. Butrus Paul R. Butrus	Director	June 1, 2006

* Robert E. Flowers	Director	June 1, 2006

John J. McMahon, Jr.	Director

* John P. North, Jr.	Director	June 1, 2006

* Ann F. Putallaz	Director	June 1, 2006

* William H. Woodhams	Director	June 1, 2006

* Wilfred W. Yeargan, Jr.	Director	June 1, 2006

*	Victor T. Adamo as attorney-in-fact